As Filed With the Securities and Exchange Commission on July 31, 2003

Registration No. 333-105685

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

To

Form S-1

Registration Statement

Under

The Securities Act of 1933

Bank Mutual Corporation

(Exact name of Registrant as specified in its charter)

Wisconsin	6035	39-2004336
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4949 West Brown Deer Road

Brown Deer, Wisconsin 53223

(414) 354-1500

(Address, including Zip Code, and telephone number,

including area code, of Registrant’s principal executive offices)

Michael T. Crowley, Jr.

Bank Mutual Corporation

4949 West Brown Deer Road

Brown Deer, Wisconsin 53223

(414) 354-1500

(Name, address, including zip Code, and telephone number,

including area code, of agent for service)

Copies To:

Kenneth V. Hallett Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 277-5000	Christopher J. Zinski Schiff Hardin & Waite 233 South Wacker Drive 6600 Sears Tower Chicago, Illinois 60606 (312) 258-5548

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Up to 31,050,000 Shares of Common Stock

Bank Mutual Corporation, the holding company of Bank Mutual, is offering common stock for sale in connection with the conversion of Bank Mutual Bancorp, MHC from the mutual to the stock form of organization. These shares represent the ownership interest in Bank Mutual Corporation now owned by the MHC. The existing publicly held shares of Bank Mutual Corporation common stock will be exchanged for shares of common stock of a new Wisconsin-chartered successor Bank Mutual Corporation. All shares of common stock offered for sale are offered at a price of $10.00 per share. Our common stock will continue to trade on The Nasdaq Stock Market under the symbol “BKMU.”

If you are or were a depositor of Bank Mutual (formerly Mutual Savings Bank, and including First Northern Savings Bank):

•	You may have priority rights to purchase shares of common stock.

If you are currently a shareholder of Bank Mutual Corporation:

•	Each of your shares of common stock will be exchanged for between 2.0504 and 3.1901 shares of common stock of the new, successor Bank Mutual Corporation.
•	Your percentage ownership will remain equivalent to your current percentage ownership interest.
•	You may also purchase additional shares in the offering after priority orders are filled.

If you are a participant in the Bank Mutual Corporation 401(k) Plan:

•	Your current investment in the Bank Mutual Corporation stock fund will convert into new common stock.
•	You will receive a separate supplement to this prospectus which describes your rights under the plan to direct that all or part of your current balances in other funds be invested in the stock fund.

If you do not fit any of the categories above, but you are interested in purchasing shares of our common stock:

•	You may be able to purchase shares after orders in the preceding categories are filled.

We are offering up to 31,050,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 22,950,000 shares in order to complete the offering. The minimum purchase is 25 shares. The offering is expected to terminate at 10:00 a.m., Wisconsin time, on September 5, 2003. We may extend this termination date without notice to you until October 20, 2003, unless the Office of Thrift Supervision approves a later date, which may not be beyond September 19, 2005. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond October 20, 2003. If the offering is extended beyond October 20, 2003, subscribers will be resolicited. Funds received prior to completion of the offering will be held in an escrow account at Bank Mutual and will earn interest at our passbook rate.

Ryan Beck & Co., Inc. will assist us in selling our common stock on a best efforts basis. Ryan Beck is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum
Number of shares:	22,950,000	31,050,000
Gross offering proceeds:	$229,500,000	$310,500,000
Estimated offering expenses:	$4,095,000	$4,905,000
Estimated net proceeds:	$225,405,000	$305,595,000
Estimated net proceeds per share:	$9.82	$9.84

We may sell up to 35,707,500 shares of common stock because of regulatory considerations, demand for the shares or changes in market conditions, without resoliciting subscribers. We will also issue between 20,946,032 shares at the minimum to 32,589,562 shares at the adjusted maximum to existing Bank Mutual Corporation shareholders in exchange for their shares at the conclusion of the offering.

This investment involves risk, including the possible loss of your principal.

Please read “Risk Factors” beginning on page 20.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2003

Bank Mutual Locations

BANK MUTUAL CORPORATION

TO

PROSPECTUS

SUMMARY

The following summary highlights selected information from this document and may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the section entitled “Risk Factors,” the consolidated financial statements and the notes to the consolidated financial statements before making a decision to invest in the common stock.

Unless we specify otherwise, the words “we”, “our” and “us” refer to the new Wisconsin-chartered Bank Mutual Corporation, the current federally-chartered Bank Mutual Bancorp, MHC, Bank Mutual Corporation and Bank Mutual.

The Companies

Bank Mutual Bancorp, MHC

Bank Mutual Bancorp, MHC, which we sometimes refer to as the “MHC,” is the federally chartered mutual holding company of Bank Mutual Corporation. The MHC’s principal business activity is the ownership of shares of common stock of Bank Mutual Corporation. The MHC currently owns 52.3% of the issued and outstanding shares of Bank Mutual Corporation. At the conclusion of the mutual-to-stock conversion, Bank Mutual Bancorp, MHC will no longer exist and its interest in Bank Mutual Corporation will be sold to members of the public, including depositors of Bank Mutual.

Bank Mutual Bancorp, MHC’s executive office is located at 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223. Its telephone number at this address is (414) 354-1500. Brown Deer is a suburb of Milwaukee, Wisconsin.

Bank Mutual Corporation

Bank Mutual Corporation currently is a federally-chartered holding company that owns all of the outstanding common stock of Bank Mutual. Bank Mutual Corporation was formed in November 2000 to be the publicly held holding company of Mutual Savings Bank, which is now known as Bank Mutual. At the same time, Bank Mutual Corporation conducted an initial public offering of its common stock and also acquired First Northern Capital Corp., the holding company for First Northern Savings Bank.

At March 31, 2003, Bank Mutual Corporation had consolidated assets of $2.8 billion, deposits of $2.1 billion and shareholders’ equity of $315 million. Following the conversion, Bank Mutual Corporation will cease to exist as a federally-chartered corporation, but will be succeeded by a new Wisconsin-chartered corporation with the same name. As of March 31, 2003, Bank Mutual Corporation had 21,408,971 shares of common stock issued and outstanding. At that date, the MHC owned 11,193,174 shares of common stock of Bank Mutual Corporation, representing 52.3% of the issued and outstanding shares of common stock, and the remaining 10,215,797 shares were held by the public.

Our executive office is located at 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223. Our telephone number at this address is (414) 354-1500.

Bank Mutual

Bank Mutual, which we refer to as the “Bank,” is a full-service, community-oriented savings bank that provides financial services to individuals, families and businesses through 69 banking offices throughout Wisconsin and one office in Minnesota.

The Bank was formerly a Wisconsin state-chartered mutual savings bank operating under the name “Mutual Savings Bank.” In November 2000, in conjunction with Bank Mutual Corporation’s initial public offering, the Bank reorganized under a mutual holding company form of ownership as a federally-chartered wholly-owned subsidiary of Bank Mutual Corporation. In March 2003, we merged our First Northern Savings Bank subsidiary into the Bank, which then changed its name to “Bank Mutual.”

The Bank’s executive office is located at 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223. Its telephone number at this address is (414) 354-1500.

Our Organizational Structure

In 2000, we reorganized into the mutual holding company form of organization. As a part of that reorganization, we sold a minority interest of our common stock to depositors of the Bank and issued other shares to the former shareholders of First Northern Capital Corp., which we concurrently acquired. The majority of Bank Mutual Corporation’s outstanding shares were retained by Bank Mutual Bancorp, MHC, a mutual holding company that has no shareholders.

Our current plan of restructuring involves a series of steps whereby we will convert from our current status as a majority owned subsidiary of a mutual holding company to a fully-public company. Upon completion of the conversion and offering, the MHC will cease to exist, and we will complete the transition from partial to full public stock ownership. Existing public shareholders of Bank Mutual Corporation will receive new shares in exchange for their existing shares based upon an exchange ratio. Additional new shares of common stock will be issued to purchasers in the offering.

The following chart shows our current ownership structure, which is commonly referred to as a “two-tier” mutual holding company structure, and our structure after completion of our “full” conversion and the related stock offering contemplated by this prospectus:

Acquisitions and Recent Transactions

On November 1, 2000, we acquired First Northern Capital Corp., the parent of First Northern Savings Bank. In the First Northern acquisition, we issued to former First Northern shareholders 5,007,485 shares of our common stock and paid them $75.1 million in cash. The First Northern acquisition significantly expanded our presence in northeastern Wisconsin, including the city of Green Bay. The First Northern acquisition was accounted for using the purchase method of accounting; therefore, First Northern Savings’ results and financial data are included in Bank Mutual Corporation results and financial data only from and after the November 1, 2000 acquisition date.

We initially maintained First Northern Savings Bank as a separate subsidiary. On March 16, 2003, we combined our Mutual Savings Bank and First Northern Savings Bank subsidiaries to form a single subsidiary bank of Bank Mutual Corporation. The Bank is now named “Bank Mutual.” It remains a federal savings bank.

On March 31, 1997, we acquired First Federal Savings Bank of Eau Claire, which was merged into the Bank at that time. In the First Federal Eau Claire acquisition, we paid its shareholders $132.0 million in cash. This 1997 acquisition established our presence in northwestern Wisconsin and in Minnesota.

Our Business Strategy

Our operating strategy is to succeed as a holding company of a well-capitalized, profitable, community-oriented bank. We seek to accomplish this goal by:

•	continuing our commitment to the communities we serve by maintaining our high level of customer service;

•	growing our diversified loan portfolio within our established conservative underwriting criteria, with a continued commitment to residential lending;

•	managing credit risk to maintain our favorable asset quality reflected primarily by a low level of non-performing assets, low charge-offs and adequacy of loan loss reserves;

•	promoting growth of our core deposits, such as checking and savings accounts;

•	managing our interest rate risk by maintaining an acceptable balance between maximizing potential yield and limiting exposure to changing interest rates;

•	becoming a broader provider of financial services, thereby enhancing our ability to attract and retain both retail and commercial customers and diversifying our income stream;

•	identifying growth opportunities in existing and new markets;

•	maximizing efficiency and profitability; and

•	developing new products and services to offer our customers.

Reasons for the Conversion

We believe that our conversion to a fully-public stock holding company, and the increased capital resources that will result from our sale of the common stock, provide us with greater flexibility to:

•	expand our lending activities in the communities we serve and the products and services we can offer our customers;

•	structure and finance operations, including our potential acquisition of other financial institutions or branch offices as opportunities arise; and

•	improve our overall competitive position.

For example, as a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Potential sellers often want stock for at least part of the purchase price. Our current mutual holding company structure, by its nature, limits our ability to offer shares of our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enabling us to offer stock or cash consideration, or a combination thereof. We currently have no arrangements or understandings regarding any specific acquisition.

Terms of the Offering

We are offering between 22,950,000 and 31,050,000 shares of common stock to qualifying depositors of the Bank, our employee benefit plans, and, to the extent shares remain available, to our existing public shareholders, our community and the general public. The number of shares we sell may be increased up to 35,707,500 as a result of regulatory conditions, demand for the shares or changes in market conditions. Unless the number of shares to be sold is increased to more than 35,707,500 or decreased to less than 22,950,000, or the offering is extended through October 20, 2003, you will not have the opportunity to change or cancel your stock order.

The offering price is $10.00 per share. All new investors will pay the same purchase price per share. No commission will be charged to subscribers. Ryan Beck, our marketing advisor in the offering, will use its best efforts to assist us in selling our common stock. Ryan Beck is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range and the $10.00 Price per Share

The amount of common stock we are offering is based on an independent appraisal of our estimated market value, assuming we complete our offering. RP Financial, LC, an independent appraisal firm experienced in evaluating financial institutions such as ours, has estimated that as of May 16, 2003 this market value ranged from $438,960,320 to $593,887,500, with a midpoint of $516,423,910. The share range we are offering for sale is calculated by dividing our appraisal range by the $10.00 price per share. We chose the $10.00 per share price primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal was based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of eleven publicly traded savings bank and thrift holding companies that RP Financial considered comparable to Bank Mutual Corporation.

The independent appraisal does not indicate market value. Do not assume or expect that the valuation of Bank Mutual Corporation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the offering.

The independent appraisal will be updated prior to the completion of the offering to take into account any changes in market conditions. If the appraised value changes to either below $438,960,320 or above $682,970,620, we would be required to resolicit persons who had submitted stock orders.

Who May Order Stock in the Offering

We are offering the shares of common stock of Bank Mutual Corporation in a “subscription offering” in the following descending order of priority:

(1)	First, to depositors with accounts at the Bank with aggregate balances of at least $50 on March 31, 2002. Within this category, there is a first preference for persons with qualifying deposit accounts at Mutual Savings Bank on January 31, 1999, to the extent they have retained the same accounts through March 31, 2002.

(2)	Second, to Bank Mutual Corporation’s tax-qualified employee benefit plans, including our 401(k) Plan.

(3)	Third, to depositors with accounts at the Bank with aggregate balances of at least $50 on June 30, 2003.

(4)	Fourth, to depositors of the Bank as of July 29, 2003.

Depositors of First Northern Savings Bank at March 31, 2002 will be treated as having their deposit accounts at the Bank at that date. However, they will not be eligible for the January 31, 1999 special priority discussed above.

We may choose to offer shares to the general public in a “community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in any community offering would be subordinate to subscription offering orders and would be allocated, to the extent shares are available, first to Bank Mutual Corporation shareholders as of July 23, 2003 and then to residents of the Wisconsin and Minnesota counties in which we have one or more offices. We may end the community offering as soon as we have received enough orders for us to issue the minimum required 22,950,000 shares to complete the offering. We also may offer any shares not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Ryan Beck. We have the right to accept or reject, in our sole discretion, orders we receive in the community offering or syndicated community offering.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that you may purchase is 25.

If you are not now a Bank Mutual Corporation shareholder—

No individual may purchase more than 100,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed 250,000 shares:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you have a financial interest or hold a position; or

•	other persons who may be acting in concert with you.

If you are now a Bank Mutual Corporation shareholder—

In addition to the above purchase limitations, which will not affect the conversion of your existing shares, there is an ownership limitation for shareholders other than our employee plans. Shares of common stock that you purchase in the offering individually and together with persons acting in concert with you as described above, plus new shares of Bank Mutual Corporation common stock you and they receive in exchange for your existing common stock, may not exceed 3% of the total shares to be issued in the offering and exchange. Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

How Your Existing Shares of Bank Mutual Corporation Will be Exchanged

If you are a Bank Mutual Corporation shareholder, you will be entitled to receive new shares in exchange for the shares you hold upon completion of the offering, and your old shares will be cancelled. You will be required to exchange your stock certificates, if you hold your shares in certificate form. The new number of shares you receive will be based on an exchange ratio that ranges from 2.0504 to 2.7740 new shares for each share owned, at the minimum and maximum of our offering range, or up to 3.1901 at the adjusted maximum. The exchange ratio will be based on the number of shares we sell in the offering, and therefore will not be determined until after the offering concludes and will not be based on market trading prices.

The exchange ratio will ensure that existing public shareholders will own the same percentage of our stock both before and after the offering, except for any new shares purchased or for any fractional shares which will be paid out in cash.

The table below shows how our exchange ratio adjusts, and how many shares a hypothetical owner of 100 shares would receive in the exchange, at the various levels of the offering range:

	New Shares to be Issued in this Offering		New Shares to be Exchanged For Existing Shares of Bank Mutual Corporation		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	New Shares to be Received For 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	22,950,000	52.28%	20,946,032	47.72%	43,896,032	2.0504	205.04
Midpoint	27,000,000	52.28%	24,642,391	47.72%	51,642,391	2.4122	241.22
Maximum	31,050,000	52.28%	28,338,750	47.72%	59,388,750	2.7740	277.40
Adjusted Maximum	35,707,500	52.28%	32,589,562	47.72%	68,297,062	3.1901	319.01

The share exchange will occur in two ways, depending on where your shares are held:

•	If you hold your shares in “street name,” such as at a bank or a brokerage firm, the exchange will take place with no further action on your part. The brokerage statement you receive after completion of our conversion should automatically reflect the exchange, and the resulting new number of shares you own.

•	If you hold a physical stock certificate, you will receive a transmittal form after our conversion is completed. It will provide you with instructions on how to exchange your shares. The transmittal form must be completed and forwarded to our exchange agent along with your existing stock certificate(s). Our exchange agent will mail certificates for new shares within five business days after its receipt of your properly executed transmittal form and stock certificate(s). You should not submit a stock certificate until you receive the transmittal form.

We will not issue fractional shares in this exchange. For each fractional share that we would otherwise issue, we will pay cash. The cash amount will be equal to the dollar amount determined by multiplying the fractional share interest to which you are entitled by $10.00 per share. Shareholders of Bank Mutual Corporation do not have dissenters’ rights or appraisal rights in connection with the conversion.

How You May Purchase Common Stock

To purchase shares you must deliver a signed and completed original stock order form, accompanied by full payment or deposit account withdrawal authorization as described below, by 10:00 a.m. Wisconsin time on September 5, 2003. You can mail your order form in the reply envelope we have provided. It must be received by us (not postmarked) by the offering deadline. You may also hand-deliver your order form, or send it by overnight delivery, to our Stock Information Center to the address noted on the stock order form. You may not mail or deliver stock order forms to any of our branch offices. We are not required to accept photocopies or facsimiles of stock order forms.

In the subscription and community offerings, you may pay for your shares by:

(1)	Personal check, bank check, money order. Make these payable to “Bank Mutual Corporation.” These will be cashed upon receipt. Third party and Bank Mutual line of credit checks may not be remitted as payment for your order. We will pay interest on these funds at our passbook rate from the date payment is received until completion or termination of our offering. Wire transfers will not be accepted. You should not mail cash.

(2)	Authorized account withdrawal. The stock order form outlines the types of Bank Mutual deposit accounts that you may authorize for direct withdrawal. The funds you authorize must be in your account at the time your stock order form is received. Funds will not be withdrawn from your accounts until the completion or termination of our offering, and will earn interest at the applicable deposit account rate until then. A hold will be placed on these funds when your stock order form is received, making the designated funds unavailable to you. You may authorize funds from a Bank Mutual certificate of deposit account without incurring an early withdrawal penalty, with the agreement that the withdrawal is being made for the purchase of shares in the offering. You may not authorize direct withdrawals from Bank Mutual IRA deposit accounts.

By regulation, the Bank’s IRA deposit accounts are not self-directed and therefore cannot be invested in stock. If you wish to use some or all of the funds in your IRA at the Bank, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the September 5, 2003 offering deadline, for assistance with purchases using your IRA deposit account, or any other retirement account held with us or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

We reserve the right to waive or permit the correction of incomplete or improperly executed stock order forms on a case by case basis, but do not represent that we will do so. Once received by us, you may not change, modify or cancel your order. Our employees and Stock Information Center staff are not responsible for correcting or completing the information provided on the stock order forms we receive, including the account information requested for the purpose of verifying subscription rights.

We may not lend funds, or extend a line of credit (including line of credit or overdraft checking), to anyone for the purpose of purchasing shares in the offering.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the offering will be mailed to the certificate registration address noted on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

If you are currently a shareholder of Bank Mutual Corporation, see “—How Your Existing Shares of Bank Mutual Corporation Will be Exchanged” above.

How We Intend to Use the Proceeds from the Offering

We estimate net proceeds will be between $225,405,000 and $305,595,000, or $351,704,000 if the offering range is increased by 15%. Bank Mutual Corporation intends to retain 50% of the net proceeds, between $112,702,500 and $152,797,500, or $175,852,000 if the offering range is increased by 15%. We will invest the balance as equity in the Bank.

We will use the net proceeds for general corporate purposes. We may use the funds to repurchase shares of common stock, to purchase investment securities to support increased lending and offer new products and services, and to pay cash dividends. Net proceeds also may be used for future business expansion through acquisitions of banking or financial services companies or by establishing new branches, although we do not currently have any specific acquisition or expansion plans beyond opening one new branch office later this year. Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations, and investment-grade mortgage-related securities.

You May Not Sell or Transfer Your Subscription Rights

If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, you may not add the names of others for joint stock registration unless you share the same eligibility priority. The stock order form asks that you list all deposit accounts giving all names on each account and the account number at the applicable date. Failure to provide this information, or providing incomplete or incorrect information, may result in the loss of part or all of your share allocation if there is an oversubscription.

Deadline for Orders of Common Stock

If you wish to purchase shares, a properly completed original stock order form, together with payment for the shares of common stock, must be received by us no later than 10:00 a.m., Wisconsin time, on September 5, 2003, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to our Stock Information Center. Stock order forms may not be delivered to our branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond October 20, 2003.

Termination of the Offering

The subscription offering will terminate at 10:00 a.m., Wisconsin time, on September 5, 2003. We expect that the community offering will terminate at the same time. We may extend this expiration date without notice to you, until October 20, 2003, unless the Office of Thrift Supervision approves a later date. If the subscription offering and/or community offering extend beyond October 20, 2003 we will be required to resolicit subscriptions before proceeding with the offering.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 22,950,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock offered. Specifically, we may increase the maximum purchase limitations or we may seek regulatory approval to extend the offering beyond October 20, 2003, provided that any such extension will require us to resolicit subscribers in our offering.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 65,000 shares of common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the offering, and including conversions of existing Bank Mutual Corporation shares and stock options, our directors and executive officers, together with their associates, are expected to beneficially own approximately 4,079,381 shares of common stock, or 7.7% of our shares to be outstanding based upon the midpoint of the offering range.

Benefits to Management and Potential Dilution to Shareholders Resulting from the Offering

We intend to consider the implementation of two new stock-based incentive plans, which may be combined into a single plan, no earlier than six months after the offering. Shareholder approval of such plans would be required. The stock management recognition plan would be a restricted stock plan that would reserve an amount equal to up to 4% of the shares sold in the offering, or up to 1,242,000 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares of common stock awarded under the management recognition plan come from authorized but unissued shares of common stock, shareholders would experience dilution of up to approximately 2.0% in their ownership interest in Bank Mutual Corporation.

The second plan would be a stock option plan. That plan would allow for the awarding of options to acquire our common stock in an amount equal to up to 10% of the shares of common stock sold in the offering, or up to 3,105,000 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, shareholders would experience dilution of approximately 5.0% in their ownership interest in Bank Mutual Corporation. Awards made under these plans would be subject to vesting over a period of years.

We also will convert options previously awarded under our current stock option plan into options to purchase Bank Mutual Corporation common stock, with the number and exercise price to be adjusted based on the exchange ratio. At March 31, 2003, there were outstanding options to purchase 1,040,094 shares. The term and vesting period of the previously awarded options will remain unchanged. If any options are exercised before we complete the offering, that would increase the number of shares outstanding and could affect the exchange ratio. Also, if options are exercised and shares come from authorized but unissued shares, that would further dilute shareholders’ interests; if all existing options were exercised for authorized but unissued shares, shareholders would experience dilution of approximately 4.7% in their ownership interest in Bank Mutual Corporation. We will also convert shares held in our existing Employee Stock Ownership Plan into shares of the new Bank Mutual Corporation based on the exchange ratio; we do not expect our ESOP to purchase additional shares in the offering.

The following table summarizes the number of shares and aggregate dollar value of grants that are expected under the new stock management recognition plan and the new stock option plan, if adopted as expected after the offering. A portion of the stock grants shown in the table below may be made to non-executive employees.

	Number of Shares or Options to be Granted			Dilution Resulting From Issuance of Shares for Stock Benefit Plans(1)	Value of Grants(2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering
					At Minimum of Offering Range	At Maximum of Offering Range
Management recognition plan	918,000	1,242,000	4%	2.0%	$9,180,000	$12,420,000
Stock option plan	2,295,000	3,105,000	10%	5.0%	—	—

Total (3)	3,213,000	4,347,000	14%	6.8%	$9,180,000	$12,420,000

(1)	Assumes shares are issued from authorized but unissued shares.
(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. As a result, value can be realized under an option only if the market price of the common stock increases above the option grant price.
(3)	In addition, the outstanding options to purchase 1,040,094 shares under Bank Mutual Corporation’s existing stock option plan at March 31, 2003, would be converted into options for 2,132,608 shares at the minimum of the offering range to 2,885,220 shares at the maximum. In either case, if all existing options were exercised for authorized but unissued shares, shareholders would experience a dilution of approximately 4.7%.

The Market for Our Common Stock

Our common stock currently trades on The Nasdaq Stock Market® under the symbol “BKMU.” Upon completion of the offering, the new shares of common stock will replace existing shares and will be traded on The Nasdaq Stock Market. For a period of 20 trading days following completion of our offering, our symbol will be “BKMUD”; thereafter it will be “BKMU.” Ryan Beck currently intends to remain a market maker in our common stock and, if needed, will assist us in obtaining additional market makers.

Our Policy Regarding Dividends

We currently pay a quarterly cash dividend of $0.11 per share, or $0.44 on an annualized basis. After the offering, we intend to continue to pay cash dividends on a quarterly basis. Based upon the most recent quarterly dividend, we expect the initial annualized dividends paid after the offering to equal $0.44 per share on a pre-offering basis, or $0.22, $0.19, $0.16 and $0.14 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Those amounts represent an annual dividend yield of 2.2%, 1.9%, 1.6% and 1.4%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share.

The number of new shares of common stock that will be issued to you in the exchange will be different from the number of shares of common stock that you currently own. However, the per share dividend for these new shares will be determined so that your aggregate dividends do not decrease. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will continue to pay dividends or that they will not be reduced in the future.

See “Selected Consolidated Financial and Other Data” and “Market for the Common Stock” for information regarding our historical dividend payments.

Tax Consequences

As a general matter, the conversion and offering will not be taxable transactions, for purposes of federal or state income taxes, to the MHC, Bank Mutual Corporation, the Bank, persons eligible to subscribe in the subscription offering, or existing shareholders of Bank Mutual Corporation. Existing shareholders of Bank Mutual Corporation who receive cash in lieu of fractional share interests in new shares of Bank Mutual Corporation will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Conditions to Completing Our Conversion

We have received conditional approval from the Office of Thrift Supervision. However, we cannot complete our conversion and related offering unless:

•	Our plan of restructuring is approved by at least a majority of votes eligible to be cast by members of the MHC (these are depositors of the Bank) as of July 29, 2003;

•	Our plan of restructuring is approved by at least two-thirds of the votes eligible to be cast by shareholders of Bank Mutual Corporation;

•	Our plan of restructuring is approved by at least a majority of the votes cast in person or by proxy by shareholders of Bank Mutual Corporation, excluding the shares held by the MHC;

•	We sell at least the minimum number of shares of common stock offered; and

•	We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

The MHC intends to vote its ownership interest in favor of the transaction. At March 31, 2003, it owned 52.3% of the outstanding common stock of Bank Mutual Corporation. On that date, the directors and executive officers of Bank Mutual Corporation and their associates beneficially owned approximately 1,847,286 shares of Bank Mutual Corporation, or 8.5% of the outstanding shares of common stock. They intend to vote their shares in favor of our plan of restructuring.

How You Can Obtain Additional Information

The employees of the Bank’s branch offices may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or stock offering, please call our Stock Information Center, toll free, at 1-866-793-8255, Monday through Friday between 9:00 a.m. and 4:00 p.m., Wisconsin time. The center will be closed on weekends and bank holidays.

To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver any prospectuses later than two days prior to that date. Stock order forms may only be distributed with a prospectus.

By signing the stock order form, you are acknowledging your receipt of a prospectus and understanding that the shares are not a deposit account and are not insured or guaranteed by Bank Mutual Bancorp, MHC, Bank Mutual Corporation, Bank Mutual, the FDIC or any other federal or state governmental agency.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 10:00 a.m., Wisconsin time, on September 5, 2003, whether or not we have been able to locate each person entitled to subscription rights.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table provides selected financial data for Bank Mutual Corporation for its past five fiscal years, and for the three months ended March 31, 2003 and 2002. The full year and year-end data are derived from Bank Mutual Corporation’s (and its predecessor, Mutual Savings Bank’s) audited financial statements, although the table itself is not audited. In the opinion of Bank Mutual Corporation, the unaudited financial information presented in the table as of March 31, 2003, and for the three months ended March 31, 2003 and 2002, contains all adjustments, which are of a normal recurring nature, necessary to present fairly the consolidated financial position of Bank Mutual Corporation and subsidiaries. The following data should be read together with Bank Mutual Corporation’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

On November 1, 2000, Mutual Savings Bank converted from a mutual to stock organization, completing a restructuring that resulted in the creation of Bank Mutual Corporation as its publicly-held holding company. The transactions included Bank Mutual Corporation’s stock offering and its related acquisition of First Northern. First Northern’s results are included only from the date of acquisition.

	At March 31,	At December 31,
	2003	2002	2001	2000	1999		1998
	(In thousands except number of shares and per share amounts)
Selected Financial Condition Data:
Total assets	$2,848,949	$2,843,328	$2,905,790	$2,789,532	$1,769,506		$1,872,862
Loans receivable, net	1,693,898	1,685,662	1,831,155	1,972,636	1,082,795		1,037,589
Loans held for sale	55,859	46,971	32,321	7,469	541		27,723
Securities available-for-sale, at fair value:
Investment securities	80,838	73,226	93,059	94,129	57,763		116,534
Mortgage-related securities	626,447	618,123	521,084	464,873	374,100		270,897
Foreclosed properties and repossessed assets	741	750	382	2,281	3,018		3,505
Goodwill	52,570	52,570	52,570	55,967	8,254	(3)	21,162
Other intangible assets	5,569	5,734	6,396	7,057	3,242	(3)	8,624
Mortgage servicing rights	3,175	3,060	4,251	3,442	1,430		1,520
Deposits	2,144,012	2,126,655	2,090,440	1,894,820	1,343,007		1,398,858
Borrowings	329,844	354,978	465,360	567,624	242,699		270,822
Shareholders’ equity	315,319	323,075	304,098	284,397	163,820		175,743
Tangible shareholders’ equity(1)	262,587	264,011	243,486	220,757	152,194		147,895
Number of shares outstanding—net of treasury stock	21,408,971	21,752,971	22,337,165	22,341,665	n/a		n/a
Book value per share	$14.73	$14.85	$13.61	$12.73	n/a		n/a
Tangible book value per share(1)	12.12	12.14	10.90	9.88	n/a		n/a

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000		1999	1998
	(In thousands except per share amount)
Selected Operating Data:
Total interest income	$36,696	$42,967	$165,432	$190,986	$135,711		$118,302	$125,470
Total interest expense	18,510	23,578	87,678	119,372	84,980		75,337	80,017

Net interest income	18,186	19,389	77,754	71,614	50,731		42,965	45,453
Provision for loan losses	258	15	760	723	423		350	637

Net interest income after provision for loan losses	17,928	19,374	76,994	70,891	50,308		42,615	44,816

Total noninterest income	4,505	3,843	16,676	16,480	9,250		7,984	8,440

Noninterest expense:
Amortization of goodwill	—	—	—	3,098	1,066		12,908 (3)	1,749
Amortization of other intangible assets	165	165	662	662	331		5,382	989
Total noninterest expense	13,381	13,611	54,169	55,004	36,144		51,279	35,521

Income (loss) before income taxes	9,052	9,606	39,501	32,367	23,414		(680)	17,735
Income taxes	3,183	3,275	12,956	12,084	8,709		3,803	6,584

Net income (loss)	$5,869	$6,331	$26,545	$20,283	$14,705		$(4,483)	$11,151

Earnings per share-basic	$0.28	$0.30	$1.26	$0.95	$0.15	(2)	n/a	n/a
Earnings per share-diluted	0.28	0.29	1.23	0.94	0.15	(2)	n/a	n/a
Cash dividends paid per share	0.10	0.08	0.34	0.28	n/a		n/a	n/a

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999		1998
Selected Financial Ratios:
Net interest margin(4)	2.74%	2.90%	2.88%	2.67%	2.76%	2.44%		2.58%
Net interest rate spread	2.38	2.51	2.52	2.22	2.26	2.03		2.16
Return on average assets	0.83	0.89	0.92	0.71	0.76	(0.24	)(3)	0.60
Return on assets, excluding goodwill(5)	0.83	0.89	0.92	0.82	0.82	0.46		0.70
Return on average shareholders’ equity	7.37	8.24	8.44	6.85	7.86	(2.55	)(3)	6.57
Return on average shareholders’ equity, excluding goodwill(4)	7.37	8.24	8.44	7.89	8.43	4.79		7.60
Noninterest income to average assets	0.16	0.13	0.58	0.58	0.48	0.43		0.46
Efficiency ratio, excluding amortization of goodwill(5)(6)	58.97	58.59	57.36	58.92	58.48	75.31		62.66
Noninterest expense (excluding amortization of goodwill) as a percent of average assets(5)	1.89	1.90	1.88	1.82	1.82	2.09		1.83
Shareholders’ equity to total assets	11.07	10.75	11.36	10.47	10.20	9.26		9.38
Tangible shareholders’ equity to adjusted total assets(7)	9.39	8.82	9.48	8.57	8.11	8.66		8.02
Dividend payout ratio	17.43	14.07	12.77	14.09	n/a	n/a		n/a

Selected Asset Quality Ratios:
Non-performing loans to loans receivable, net	0.51%	0.21%	0.50%	0.19%	0.16%	0.44%		0.65%
Non-performing assets to total assets	0.33	0.16	0.32	0.14	0.19	0.44		0.55
Allowance for loan losses to non-performing loans	151.87	324.22	151.87	345.90	392.12	144.54		101.86
Allowance for loan losses to non-performing assets	139.78	268.76	139.40	312.13	226.55	88.79		66.98
Allowance for loan losses to total loans receivable, net	0.77	0.69	0.76	0.67	0.62	0.64		0.66
Charge-offs to average loans	0.00	0.01	0.01	0.04	0.01	0.02		0.08

Period-end Operating Statistics:
Number of branch offices	70	70	70	70	70	51		52
Number of full-time equivalent employees	762	767	756	760	752	543		546

(1)	Tangible shareholders’ equity is shareholders’ equity reported under generally accepted accounting principles minus goodwill, other intangible assets net of deferred tax, and mortgage servicing rights.
(2)	From date of restructuring (November 1, 2000) to December 31, 2000 based upon 21,570,803 weighted-average shares outstanding. No shares were outstanding prior to November 1, 2000.
(3)	In 1999, our non-interest expense included a special write-off of intangible assets of $15.6 million, resulting from the acquisition of First Federal Eau Claire, which we deemed to be impaired. Mutual Savings Bank acquired First Federal Eau Claire on March 31, 1997.
(4)	Net interest margin is calculated by dividing net interest income by average earning assets.

(5)	In 2002, accounting rules concerning the amortization of goodwill changed. These ratios are also being presented “excluding goodwill” so as to make them comparable among the years presented, on the same basis as they will be presented going forward, and to eliminate the unusual effect of the goodwill impairment in 1999 which distorts year-to-year comparisons. We believe this makes year-to-year comparisons more meaningful because it eliminates differences in accounting treatment; however, you should also consider the unadjusted ratios.
(6)	Efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(7)	The ratio is calculated by dividing total shareholders’ equity minus goodwill, other intangible assets net of deferred taxes and mortgage servicing rights by the sum of total assets minus goodwill, other intangible assets net of deferred taxes and mortgage servicing rights.

RECENT DEVELOPMENTS

Although Bank Mutual has not completed its financial statements as of, or for the periods ended, June 30, 2003, it has made available certain related financial information. The following table provides selected financial data for Bank Mutual Corporation for the information at and for the three and six months ended June 30, 2003 and 2002. The December 31, 2002 data are derived from Bank Mutual Corporation’s audited financial statements, although the table itself is not audited. Information at March 31, 2003 and June 30, 2003 and for the three and six months ended June 30, 2003 and 2002 is unaudited, and is not necessarily indicative of the results which may be expected for the entire year. In the opinion of Bank Mutual Corporation, the unaudited financial information presented in the table as of June 30, 2003, and for the periods ended June 30, 2003 and 2002, contains all adjustments, which are of a normal recurring nature, necessary to present fairly our consolidated financial position. The following data should be read together with the discussion following the table, Bank Mutual Corporation’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	At June 30, 2003	At March 31, 2003	At December 31, 2002
	(In thousands, except number of shares and per share amounts)
Selected Financial Condition Data:
Total assets	$2,865,004	$2,848,949	$2,843,328
Loans receivable, net	1,676,151	1,693,898	1,685,662
Loans held for sale	36,786	55,859	46,971
Securities available-for-sale, at fair value:
Investment securities	77,874	80,838	73,226
Mortgage-related securities	650,669	626,447	618,123
Deposits	2,163,730	2,144,012	2,126,655
Borrowings	316,893	329,844	354,978
Shareholders’ equity	322,271	315,319	323,075
Tangible shareholders’ equity(1)	263,729	256,237	264,011
Number of shares outstanding – net of treasury stock	21,425,061	21,408,971	21,752,971
Book value per share	$15.04	$14.73	$14.85
Tangible book value per share(1)	12.31	11.97	12.14

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Selected Operating Data:
Total interest income	$35,576	$42,138	$72,272	$85,105
Total interest expense	18,077	21,937	36,587	45,515

Net interest income	17,499	20,201	35,685	39,590
Provision for loan losses	109	40	367	55

Net interest income after provision for loan losses	17,390	20,161	35,318	39,535

Total noninterest income	5,037	3,857	9,542	7,700

Total noninterest expense	14,360	13,510	27,741	27,121

Income before income taxes	8,067	10,508	17,119	20,114
Income taxes	2,887	3,537	6,070	6,812

Net income	$5,180	$6,971	$11,049	$13,302

Earnings per share-basic	$0.25	$0.33	$0.53	$0.62
Earnings per share-diluted	0.24	0.32	0.52	0.61
Cash dividends paid per share	0.10	0.08	0.20	0.16
	At or for the Three Months Ended June 30,		At or for the Six Months Ended June 30,
	2003	2002	2003	2002
Selected Financial Ratios (annualized):
Net interest margin(2)	2.60%	3.00%	2.67%	2.95%
Net interest rate spread	2.25	2.62	2.31	2.58
Return on average assets	0.72	0.97	0.78	0.93
Return on average shareholders’ equity	6.49	8.92	6.92	8.57
Noninterest income to average assets	.70	.54	.67	.54
Efficiency ratio(3)	63.72	56.16	61.34	57.35
Noninterest expense as a percent of average assets	2.01	1.89	1.95	1.89
Shareholders’ equity to total assets	11.25	10.92	11.25	10.92
Tangible shareholders’ equity to adjusted total assets(4)	9.40	9.04	9.40	9.04
Dividend payout ratio	19.73%	12.72%	18.51%	13.37%
Selected Asset Quality Ratios:
Non-performing loans to loans receivable, net	0.38%	0.21%	0.38%	0.21%
Non-performing assets to total assets	0.24	0.14	0.24%	0.14
Allowance for loan losses to non-performing loans	203.87	333.58	203.87	333.58
Allowance for loan losses to non-performing assets	185.83	298.91	185.83	298.91
Allowance for loan losses to total loans receivable, net	0.77	0.70	0.77	0.70
Charge-offs to average loans (annualized)			(0.02)	0.00
Period-end Operating Statistics:
Number of branch offices	70	70	70	70
Number of full-time equivalent employees	799	779	799	779

(1)	Tangible shareholders’ equity is shareholders’ equity reported under generally accepted accounting principles minus goodwill, other intangible assets net of deferred tax, and mortgage servicing rights.
(2)	Net interest margin is calculated by dividing net interest income by average earnings assets.
(3)	Efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)	The ratio is calculated by dividing total shareholders’ equity minus goodwill, other intangible assets net of deferred taxes and mortgage servicing rights by the sum of total assets minus goodwill, other intangible assets net of deferred taxes and mortgage servicing rights.

Comparison of Financial Condition Data at June 30, 2003 and December 31, 2002

Total Assets

Bank Mutual Corporation’s total assets increased $21.7 million in the first six months of 2003, primarily as a result of the cash generated by deposit growth and loan sales, partially offset by repayments of borrowings. Total assets at June 30, 2003 were $2.87 billion as compared to $2.84 billion at December 31, 2002.

Cash and Cash Equivalents

Cash and cash equivalents increased $3.1 million in the first six months of 2003, primarily as a result of the cash developed from the sales of loans and deposit growth.

Securities Available for Sale

Investment securities and mortgage-related securities available for sale increased $4.6 million and $32.5 million, respectively, in the first six months of 2003 as a result of new purchases of securities using proceeds from the sale and repayment of loans, maturities and repayments on investment securities and mortgage related securities, and increases in deposits.

Loans

Loans held for sale decreased $10.2 million in the first six months of 2003, primarily as a result of loan sales. Loans receivable decreased $9.5 million in the first six months of 2003, primarily as a result of loan sales. A large portion of the 15 and 30 year fixed mortgage loans originated in the first six months of 2003 were sold in the secondary market. The sustained low market interest rates have continued to produce record mortgage loan refinancings. These mortgage loan refinancings coupled with the high volume of loan sales not only reduced the size of our loan portfolio, they also reduced the yield on the portfolio.

Loan originations and purchases for the second quarter of 2003 totaled $347.0 million as compared to $202.2 million for the same quarter in 2002 and $664.7 million for the six months ended June 30, 2003 as compared to $391.4 million for the first six months of 2002. Loan sales continued to be very strong with $163.3 million sold in the second quarter of 2003 as compared to $41.0 million in the second quarter of 2002. Loan sales for the six months ended June 30, 2003 were $279.3 million as compared to $105.1 million for the same period in 2002.

Asset Quality

Non-performing loans to total loans receivable, net was 0.38% at June 30, 2003, as compared to 0.50% at December 31, 2002. The improvement in the ratio reflects positive developments in commercial and mortgage loans, the overall level of non-performing loans continues to be affected by the continuing weakness in the national and local economies. Our allowance for loan losses at June 30, 2003 was $13.0 million, or 203.9% of non-performing loans.

Deposits

Deposits increased $37.1 million in the first six months of 2003 as a result of consumers continuing to look for relatively safer investments in view of world events. As the performance of the stock market has recently improved, those trends may begin to reverse. This deposit growth, coupled with the loan sales and repayments, resulted in an increase in investments and a decrease in borrowings.

Borrowings

Borrowings decreased $38.1 million in the first months of 2003, primarily as a result of maturing FHLB advances which were paid off with cash from deposit growth, loan sales and repayments.

Shareholders’ Equity

Bank Mutual Corporation paid cash dividends of $0.20 per share in the first six months of 2003. The dividend payout ratio for the six months was 18.5% since Bank Mutual Bancorp, MHC elected to waive cash dividends. Bank Mutual repurchased 342,710 shares in the six month period, for an aggregate purchase price of $8.0 million. As a result of the foregoing and a decrease in other comprehensive income, offset by net income during the period, shareholders’ equity decreased $1.7 million in the first six months of 2003.

Comparison of Operating Results for the Three and Six Months Ended June 30, 2003 and June 30, 2002

General

Net income was $5.2 million for the second quarter of 2003 as compared to $7.0 million for the second quarter of 2002 and $11.0 million for the six months ended June 30, 2003, as compared to $13.3 million for the same period in 2002. The decreased net income for both periods is primarily a result of a decrease in the net interest margins.

Net Interest Income

Total interest income decreased $6.6 million, or 15.6%, in the second quarter of 2003 as compared to the second quarter of 2002, and decreased $12.8 million, or 15.1%, for the six months ended June 30, 2003 as compared to the same period in 2002. The decreases were primarily a result of decreased yields on loans and investments resulting from reduced interest rates and the mix of assets.

Total interest expense decreased $3.9 million, or 17.6%, in the second quarter of 2003, as compared to the second quarter of 2002, and $8.9 million, or 19.6%, in the first six months of 2003 as compared to that period in 2002. These decreases were primarily the result of a decrease in the rates paid on deposits.

The net interest margin for the second quarter of 2003 was 2.60% as compared to 3.00% for the second quarter of 2002 and 2.67% for the first six months of 2003 as compared to 2.95% for the same period in 2002. The decreases in the net interest margin were primarily the result of loans being refinanced or modified to lower interest rates and higher interest rate mortgage-related investments being repaid, which were only partially offset by a decrease in the cost of funds.

Net interest income decreased $2.7 million, or 13.4%, in the three month period, and $3.9 million, or 9.9%, for the six month period, as a result of interest income decreasing more than the decrease in interest expense.

Provision for Loan Losses

The provision for loan losses was $109,000 in the second quarter of 2003 as compared to $40,000 for the same period in 2002 and $367,000 in the first six months of 2003, as compared to $55,000 in the same period in 2002. The primary reasons for the increases were two loans totaling $3.5 million to one commercial borrower becoming impaired in the first quarter, and the effect of net charge-offs in the second quarter.

Noninterest Income

Noninterest income increased $1.2 million, or 30.6%, in the second quarter of 2003 as compared to the second quarter of 2002, and increased $1.8 million, or 23.9%, for the six months ended June 30, 2003 as compared to the same period of 2002. The increases were primarily a result of increased gains on the sales of loans.

Noninterest Expense

Noninterest expense increased $850,000 or 6.3%, in the second quarter of 2003 as compared to the second quarter of 2002, and increased $620,000 or 2.3%, for the six months ended June 30, 2003 as compared to the same period of 2002. The increase in noninterest expense was primarily a result of increased marketing costs associated with the merger of our two subsidiary banks and the resulting name change.

Income Taxes

The effective tax rate was 35.8% for the second quarter of 2003 and 35.5% for the first six months of 2003, as compared to 33.7% and 33.9%, respectively, for the same periods in 2002. As a result of the reduced net income, taxes paid were reduced in both periods.

Future income taxes may be effected by recent developments in the state of Wisconsin . Like many financial institutions located in Wisconsin, Bank Mutual transferred investment securities to subsidiaries in the state of Nevada which now hold and manage those assets. Because the subsidiaries are out of state, income from their operations has not been subject to Wisconsin state taxation. Although the Wisconsin Department of Revenue (the “Department”) issued favorable tax rulings regarding Nevada subsidiaries of Wisconsin financial institutions (including rulings for the benefit of Bank Mutual), the Department representatives have recently stated in private conversations to third parties that the Department intends to revoke those rulings, even though there has not been any intervening change in law. The Department has stated that those revocations would be effective immediately. The Department has also implemented a program for the audit of Wisconsin financial institutions who have formed and contributed assets to subsidiaries located in Nevada, and presumably will seek to impose Wisconsin state income taxes on income from those operations, at least on a going forward basis.

Although there will likely be challenges to the Department’s actions and interpretations, Bank Mutual’s net income would be reduced if the Department succeeds in those actions. For example, if all of our net income from our Nevada operations had been fully subject to Wisconsin income tax in the first six months of 2003 and in fiscal year 2002, that would have decreased our net income in those periods in the ranges of up to approximately $600,000 to $700,000 and $1.5 million to $1.6 million, respectively. Therefore, if the Department were to succeed in its actions, those changes could have a material adverse effect on our net income. We also may incur costs in the future to address any action taken by the Department.

RISK FACTORS

In addition to the various factors discussed elsewhere in this prospectus, you should consider carefully the following risk factors when evaluating whether to purchase securities or our performance and outlook.

The Current Interest Rate Environment is Having an Adverse Impact on Our Net Interest Income

Beginning in January, 2001, the Federal Reserve Board has reduced the Federal Funds target rate 13 times for an aggregate reduction of 550 basis points. Since these interest rate reductions began, interest rates across all maturities have fallen dramatically. For example, the Federal Funds target rate has fallen from 6.50% to 1.00% as of June 30, 2003 and the ten-year Treasury Bond rate has fallen from 5.158% to 3.515% as of June 30, 2003. During 2001 and 2002, falling rates had a positive affect on our net interest income as the benefit of lower funding costs exceeded the negative impact of lower yields on our earning assets.

Recently, with interest rates at historic lows, we have been unable to offset the effect of lower reinvestment rates on our maturing assets with similar reductions in our funding costs. As a result, during the first two quarters of 2003, our net interest income, and consequently our net income, declined as compared to the year ago periods. Accordingly, we anticipate that in the absence of balance sheet growth or an increase in interest rates our net interest income for the full year 2003 will be lower than in 2002.

Conversely, if interest rates rise substantially, the amount of interest we pay on deposits could increase more quickly than the amount of interest we receive on our loans, mortgage-related securities and investment securities. This also could cause our profits to decrease. Rising interest rates would likely reduce the value of our mortgage-related securities and investment securities and may decrease demand for loans and make it more difficult for borrowers to repay their loans.

Some of Our Lending Activities Are in Riskier Credits than Traditional Real Estate Loans

We have identified commercial real estate, commercial business, construction and development and consumer loans as areas for lending emphasis, and our loans of these types increased both in absolute dollars and as a percentage of our portfolio during 2002 and the first quarter of 2003. While lending diversification is being pursued for the purpose of increasing net interest income, non-residential and construction and development loans historically have carried greater risk of payment default than residential real estate loans. As the volume of these loans increase, credit risk increases. In the event of substantial borrower defaults, our provision for loan losses would increase and assets would be written off, and therefore, earnings would be reduced.

Our consumer loan portfolio included $56.4 million of indirect auto loans at March 31, 2003. Indirect auto lending was not a business line for the Bank prior to the First Northern acquisition. Borrowers may be more likely to become delinquent on an automobile loan than on a residential real estate loan. Moreover, unlike the collateral for real estate loans, automobiles depreciate rapidly and, in the event of default, principal loss as a percent of the loan balance depends upon the mileage and condition of the vehicle at the time of repossession, over which we have no control. Similarly, any non-real estate collateral securing commercial business loans may depreciate over time and fluctuate in value.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease

Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We therefore may experience significant loan losses, which could have a material adverse effect on our operating results.

Material additions to our allowance also would materially decrease our net income, and the charge-off of loans may cause us to increase the allowance. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance.

Our emphasis on a diverse loan portfolio has been one of the more significant factors we have taken into account in evaluating our allowance for loan losses and provision for loan losses. If we were to further increase the amount of loans in our portfolio other than traditional real estate loans, we may decide to make increased provisions for loan losses. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs.

Increases in Market Interest Rates are Likely to Adversely Affect Equity

As of March 31, 2003, we owned $707.3 million of securities available-for-sale. Generally accepted accounting principles require that we carry these securities at fair value on our balance sheet. Unrealized gains or losses on these securities, reflecting the difference between the fair market value and the amortized cost, net of its tax effect, are carried as a component of shareholders’ equity. When market rates of interest increase, the fair value of our securities available-for-sale generally decreases and equity correspondingly decreases. When rates decrease, fair value generally increases and shareholders’ equity correspondingly increases. As of March 31, 2003, Bank Mutual Corporation’s available-for-sale portfolio had an unrealized gain of $9.3 million, because fair value was $707.3 million and amortized cost was $698.0 million.

The Economic Recession and World Events Could Affect Our Earnings

The United States economy entered into a recession during March 2001 according to the National Bureau of Economic Research. The recession, or at least a soft economy, is generally believed to have continued into early 2003, and it is not yet clear whether a recovery has begun or when one will begin. When a recovery begins, we do not know how swift or strong it will be or how long it would continue. The effects of a recession, or a weak economy, can significantly affect our operations and profitability. For example, higher unemployment and reduced business sales or profits can make it more difficult for borrowers to repay their loans. Similarly, reduced income or confidence can lead consumers to reduce their purchases, and thus reduce loan demand.

The weakness in the national and local economies have been exacerbated by the attacks of September 11, 2001 and their aftermath and other world events such as the armed conflict in Iraq. We, and the economy as a whole, may be affected by future world events, such as acts of terrorism, developments in the war on terrorism, conflict in the Middle East, and the international situation in North Korea.

Low Demand for Real Estate Loans May Lower Our Profitability

Making loans secured by real estate, including one- to-four family and commercial real estate, is our primary business and primary source of revenue. If customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily securities, earn less income for us than real estate loans. Customer demand for loans secured by real estate could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.

Strong Competition Within Our Market Area May Reduce Our Customer Base

We encounter strong competition both in attracting deposits and originating real estate and other loans. We compete with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Our market area includes branches of several commercial banks that are substantially larger than us in terms of deposits and loans. Almost half of the deposits in the Milwaukee market area are held by two large commercial banks. In addition, tax exempt credit unions operate in most of our market area and aggressively price their products and services to a large part of the population.

Our Ability to Grow May be Limited if We Cannot Make Acquisitions

In an effort to fully deploy the capital we raise in the offering, we intend to seek to expand our banking franchise, internally and by acquiring other financial institutions or branches and other financial services providers. However, except for one new branch office, we have no specific plans for expansion or acquisitions at this time. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating those institutions or branches. We cannot assure you that we will be able to generate internal growth or identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches.

Our Return on Shareholders’ Equity Will Be Reduced as a Result of the Offering

Net income divided by average shareholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Due to the large amount of additional capital that we expect to raise in the offering, we expect our return on equity to decrease as compared to our performance in recent years until we are able to optimally deploy that additional capital. Until we can increase our net interest income and non-interest income, we expect that our return on equity will be below the industry average, which may negatively impact the value of our common stock.

We Have Broad Discretion in Using the Proceeds of the Offering. Our Failure to Effectively Utilize Them Could Reduce Our Profitability

We may use the net proceeds of the offering to repurchase shares of common stock, purchase investment securities, support increased lending and other new products and services, pay cash dividends to shareholders, finance the acquisition of other financial institutions or financial services companies, establish or acquire branches, or for other general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

We Have Significant Intangible Assets Which We May Need to Write Off (Expense) in the Future

We have approximately $52.6 million in goodwill, $5.6 million in other intangible assets and $3.2 million of mortgage servicing rights as of March 31, 2003. As a result of Statement of Financial Accounting Standards No. 142, we no longer amortize goodwill but will continue to amortize the other intangible assets over seven to fifteen years and will evaluate the mortgage servicing rights for impairment on a monthly basis. We will periodically evaluate goodwill and the other intangible assets for impairment. At some point in the future, our intangible assets may become impaired, and we would need to write them off as a reduction to earnings in the period in which they became impaired. For example, in 1999 we wrote off $15.6 million of “impaired” goodwill and intangible assets from the 1997 acquisition of First Federal Eau Claire. Even though this special write-off did not affect our cash position, our 1999 results were reduced by this action. Future periods could be similarly affected.

Wisconsin Tax Developments Could Reduce Our Net Income

The Bank has Nevada subsidiaries which hold and manage investment securities and other investments. Because the subsidiaries are out of state, related income has not been subject to tax in Wisconsin. Representatives of the Wisconsin Department of Revenue have recently stated in private conversations to third parties that the Department intends to revoke related favorable tax rulings, even though there has not been any intervening change in law. The Department has also implemented a program for the audit of Wisconsin financial institutions who have formed and contributed assets to subsidiaries located in Nevada, and presumably will seek to impose Wisconsin state income taxes on income from those operations, at least on a going forward basis.

While there will likely be challenges to the Department’s actions and interpretations, our net income would be reduced if the Department succeeds in those actions. We may also need to incur costs in the future to address any action taken against us by the Department. See “Recent Developments.”

Stock-Based and Other Benefits Affect Our Results

We have adopted a stock incentive plan which provides for the granting of options to purchase common stock and for awards of common stock to our eligible officers, employees and directors, and expect to propose adoption of an additional plan after completion of the full conversion. We also have an employee stock ownership plan, and have adopted a restoration, or excess benefits, plan that supplements the benefits to selected executive officers under the employee stock ownership plan, our 401(k) plan and the pension plan. The cost of the employee stock ownership plan will vary based on our stock price at specific points in the future. Additionally, we experienced a significant increase in employee health care costs in 2002, and expect further significant increases in 2003. These expenses will continue to affect our future earnings, as may other factors, such as government mandates, which would further increase the cost of compensation and/or benefits that are provided to employees.

Stock-Based Benefit Plans May Dilute Your Ownership Interest

We have options outstanding under our current stock incentive plan, and we will consider adopting a stock option plan and a management recognition plan following the offering, subject to receipt of shareholder approval. These stock-based benefit plans will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares. Currently, we are not able to use authorized but unissued shares because of regulations requiring the MHC to maintain majority control. While our intention is to fund these plans through open market purchases, shareholders will experience a reduction or dilution in ownership interest of approximately 10.9% (or, taken individually, dilution of approximately 4.7% for the current stock option plan, 5.0% for the possible new stock option plan, and 2.0% dilution for the possible new management recognition plan) if we use newly issued shares to fund stock options and stock awards made under these plans.

Attempts to Take Us Over May Be Difficult to Achieve

Our board of directors has no current intention to sell control of the company. Provisions of our articles of incorporation and bylaws, federal regulations and various other factors may make it more difficult for companies or persons to acquire control of Bank Mutual Corporation without the consent of our board of directors. It is possible, however, that you would want a takeover attempt to succeed because, for example, a potential buyer could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the OTS. In addition, the OTS has required, as a condition to approval of the conversion, that the Bank maintain a federal thrift charter for a period of three years.

•	Certificate of incorporation and statutory provisions. Provisions of our articles of incorporation and bylaws and of Wisconsin law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also make more difficult the removal of our current directors or management, or the election of new directors. These provisions include:

•	limitations on voting rights of the beneficial owners of more than 10% of our common stock;

•	supermajority voting requirements for certain business combinations and, changes to some provisions of the articles and bylaws;

•	the election of directors to staggered terms of three years; and

•	provisions regarding the timing and content of shareholder proposals and nominations.

The Stock Market Has Been Volatile and Weak, and the Market Value of Your Shares May Go Down

Due to possible continued market volatility and weakness, future results and developments and other factors, we cannot assure you that, following the offering, the trading price of our common stock will be at or above the $10.00 per share price in this offering. Because of market volatility, this may not be an appropriate investment if you will need to sell your shares at any particular time. After closing, until stock certificates are delivered, you may not be able to sell the shares of common stock for which you subscribe, even though the common stock issued in the offering will have begun trading. Accordingly, during that period, you will bear a special risk of any decline in the market price in our common stock because you may not be able to sell your shares at that time.

Publicly traded stocks have in recent years experienced substantial market price volatility and weakness, due, in part, to investors’ shifting perceptions of the effect on various industry sectors of changes and potential changes in the economy. Market fluctuations, therefore, may be unrelated to the operating performance of the issuer. The purchase price of our common stock sold in the offering is based on the independent appraisal by RP Financial. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Bank Mutual Corporation, and the outlook for the financial institutions industry in general.

The Value of Shares Received in Exchange for Existing Bank Mutual Corporation Shares May Be Lower than the Current Market Value

The exchange ratio for current Bank Mutual Corporation shareholders will be determined based upon retaining a percentage of ownership, not based upon market prices of our common stock. If you are a current shareholder of Bank Mutual Corporation, the number of exchange shares which you receive in these transactions will be determined so as to keep your percentage ownership in the successor company essentially the same as your current percentage ownership in Bank Mutual Corporation, and not based on market prices. Therefore, it is possible that, either initially or in the future, the market value of the new shares which you receive in the transaction will be less than the current market value of your existing Bank Mutual Corporation shares.

Safe Harbor Statement Regarding Cautionary Factors

This prospectus contains or incorporates by reference various forward-looking statements concerning Bank Mutual Corporation’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may also be made by Bank Mutual Corporation from time to time in other reports and documents as well as oral presentations. When used in written documents or oral statements, the words “anticipate,” “believe,” “estimate,” “expect,” “objective” and similar expressions and verbs in the future tense, are intended to identify forward-looking statements.

The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond Bank Mutual Corporation’s control, that could cause Bank Mutual Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual Corporation: legislative and regulatory initiatives; increased competition and other effects of the deregulation and consolidation of the financial services industry; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; general economic conditions and developments; acts of terrorism and developments in the war on terrorism; and changes in the quality or composition of loan and investment portfolios. In addition to the factors described above in “Risk Factors,” see also the factors regarding future operations discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $225,405,000 and $305,595,000, or $351,704,000 if the offering range is increased by 15%. Bank Mutual Corporation intends to invest 50% of the net proceeds in the equity of the Bank, and to retain the remaining 50% of the net proceeds.

A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and anticipated distribution of the net proceeds is as follows:

	Minimum	Midpoint	Maximum	Adjusted Maximum
Offering proceeds	$229,500,000	$270,000,000	$310,500,000	$357,075,000
Less offering expenses	4,095,000	4,500,000	4,905,000	5,371,000

Net offering proceeds	$225,405,000	$265,500,000	$305,595,000	$351,704,000

Distribution of net proceeds:
To the Bank	$112,702,500	$132,750,000	$152,797,500	$175,852,000
To be retained by Bank Mutual Corporation	112,702,500	132,750,000	152,797,500	175,852,000

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of the Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and community offering.

We may use the proceeds from the offering:

•	to acquire shares in the open market for a management recognition plan, subject to shareholder approval, utilizing approximately $12.4 million, assuming the maximum of the offering range and a $10.00 per share price;

•	to purchase investment securities;

•	to fund new loans and otherwise seek to expand our banking franchise and support new products and services;

•	to pay cash dividends to shareholders;

•	to finance the acquisition of financial institutions, branch offices or other financial service companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to repurchase our common stock for other purposes; and

•	for other general corporate purposes.

Initially, until used for other purposes, the net proceeds we retain will be invested in short-term investments, investment-grade debt obligations, and investment-grade mortgage-related securities.

Under current Office of Thrift Supervision regulations, we generally may not repurchase shares of common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval.

OUR POLICY ON DIVIDENDS

Bank Mutual Corporation recently raised its quarterly per share cash dividend to its shareholders to $0.11, or $0.44 on an annualized basis. After the offering, we intend to continue to pay cash dividends, initially at the equivalent of a $0.11 quarterly per share dividend, adjusted to reflect the conversion ratio. On that basis, we would expect our annual dividends to approximate $0.22, $0.19, $0.16 and $0.14 per share, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively; these amounts represent an annual dividend yield of 2.2%, 1.9%, 1.6% and 1.4% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. However, we cannot guarantee that we will pay any dividends or that, if paid, dividends will be at these amounts or that we will not reduce or eliminate them in the future. We also cannot assure that we will continue past practices or patterns with respect to changes in dividend rates.

Our payment of dividends will be subject to the determination of our board of directors, which will take into account, among other factors, our financial condition, results of operations, tax considerations, industry standards, economic conditions, tax and regulatory restrictions that affect the payment of dividends by the Bank to Bank Mutual Corporation. We must also comply with our regulatory capital requirements, as well as with Wisconsin law which generally provides that corporations may not make distributions if they would render the corporation unable to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus any amounts necessary to satisfy the preferential rights of any outstanding preferred shares.

As our principal asset and source of income, the Bank will provide the principal sources of funds for the payment of dividends by Bank Mutual Corporation. Federal law provides that dividends may be paid by the Bank, as a federal institution, only out of net income and unrestricted capital surplus. However, the Bank will not be permitted to pay dividends on its capital stock if, among other things, its capital would be reduced below the amount required for its liquidation account. See “The Conversion—Liquidation Rights.”

Any payment of dividends by the Bank which would be deemed to be drawn out of its bad debt reserve would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from bad debt reserves for such distribution. The Bank does not intend to make any distribution to Bank Mutual Corporation that would create this type of a tax liability. See “Regulation—Federal and State Taxation.”

We have further committed to the OTS in connection with the reorganization, that during the one-year period following the completion of the conversion, Bank Mutual Corporation will not declare an extraordinary dividend to shareholders which would be treated by recipient shareholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

MARKET FOR THE COMMON STOCK

Bank Mutual Corporation common stock is currently traded on The Nasdaq Stock Market under the symbol “BKMU” and there is an established market for the common stock. As of March 31, 2003, we had 13 market makers, including Ryan Beck. Upon completion of the conversion and offering, the new shares of common stock of the Wisconsin-chartered Bank Mutual Corporation will replace existing shares, and also will be traded on The Nasdaq Stock Market. For a period of 20 days following the completion of our offering, our symbol will be “BKMUD,” after which it will be “BKMU.”

Ryan Beck has advised us that it intends to continue to make a market in our common stock following the offering, but it is under no obligation to do so. We will encourage and assist additional market makers to make a market in our common stock. Making a market involves maintaining bid and asked quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker.

The number of active buyers and sellers of the common stock at any particular time may be limited. Under those circumstances, you could have difficulty selling your shares on short notice and you should not view the common stock as an investment which you might need or want to sell at any particular time. Even though there has been an active trading market for Bank Mutual Corporation shares, we cannot assure you that an active and liquid trading market for the common stock will develop after the offering or that, if it develops, it will continue, nor can we assure you that if you purchase shares you will be able to sell our shares at or above $10.00 per share.

In connection with the conversion and offering, we have obtained an appraisal from RP Financial which we used in establishing a $10.00 per share offering price. See “The Conversion—Stock Pricing and Number of Shares to be Issued.” However, an appraisal is not a prediction of the future market value of the shares and the actual trading prices may be higher or lower.

The following table sets forth the high and low trading prices for shares of Bank Mutual Corporation common stock on The Nasdaq Stock Market, and cash dividends paid per share, for the periods indicated. In connection with the offering, each existing share of common stock of Bank Mutual Corporation will be converted into a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this prospectus. We cannot assure you that the new shares will trade at equivalent prices.

Year Ending December 31, 2003	High	Low	Dividend Paid Per Share
Third quarter (through July 30)	$37.09	$32.14	$0.11	*
Second quarter	33.99	24.99	0.10
First quarter	25.45	21.53	0.10

Year Ended December 31, 2002	High	Low	Dividend Paid Per Share
Fourth quarter	$25.50	$20.06	$0.09
Third quarter	21.78	17.55	0.09
Second quarter	20.84	17.00	0.08
First quarter	17.50	15.23	0.08

Year Ended December 31, 2001	High	Low	Dividend Paid Per Share
Fourth quarter	$17.04	$14.85	$0.07
Third quarter	18.00	13.60	0.07
Second quarter	14.31	10.25	0.07
First quarter	11.72	9.44	0.07

*	Payable on September 3, 2003 to shareholders of record on August 20, 2003.

On April 21, 2003, the business day which ended immediately preceding the public announcement of the offering, the closing price of Bank Mutual Corporation common stock, as reported on The Nasdaq Stock Market, was $27.33 per share. On July 30, 2003, that price was $36.80 per share.

At March 31, 2003, Bank Mutual Corporation had approximately 10,215,797 publicly held shares of Bank Mutual Corporation common stock issued and outstanding, with approximately 4,200 shareholders of record. On the effective date of the conversion, all publicly-held shares of Bank Mutual Corporation common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive the number of shares of common stock of the Wisconsin-chartered successor Bank Mutual Corporation common stock determined pursuant to the exchange ratio. See “The Conversion—Share Exchange Ratio.” Options to purchase shares of Bank Mutual Corporation common stock will be converted into options to purchase a number of shares of new Bank Mutual Corporation common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Security Ownership and Purchases by Management.”

REGULATORY CAPITAL COMPLIANCE

At March 31, 2003, the Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of the Bank at March 31, 2003 and the pro forma regulatory capital of the Bank assuming the indicated number of shares were sold as of such date at $10.00 per share and 50% of the net offering proceeds were invested in the capital of the Bank.

	Bank Mutual Historical, as of March 31, 2003		Minimum		Bank Mutual Pro Forma as of March 31, 2003				Maximum As Adjusted(1)
					Midpoint		Maximum
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
GAAP capital	$303,280	10.64%	$416,077	14.04%	$436,124	14.61%	$456,172	15.18%	$479,226	15.83%

Tangible capital	$240,324	8.64	$353,121	12.20	$373,168	12.80	$393,216	13.40	$416,270	14.07
Tangible requirement	41,726	1.50	43,418	1.50	43,718	1.50	44,019	1.50	44,365	1.50

Excess	$198,598	7.14%	$309,703	10.70%	$329,450	11.30%	$349,197	11.90%	$371,905	12.57%

Core capital	$240,324	8.64	$353,121	12.20	$373,168	12.80	$393,216	13.40	$416,270	14.07
Core requirement(3)	111,269	4.00	115,781	4.00	116,583	4.00	117,385	4.00	118,307	4.00

Excess	$129,055	4.64%	$237,340	8.20%	$256,585	8.80%	$275,831	9.40%	$297,963	10.07%

Total capital(4)	$251,777	16.76	$364,574	23.91	$384,621	25.16	$404,669	26.40	$427,723	27.82
Risk-based requirement	120,171	8.00	121,976	8.00	122,296	8.00	122,617	8.00	122,986	8.00

Excess	$131,606	8.76%	$242,598	15.91%	$262,325	17.16%	$282,052	18.40%	$304,737	19.82%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range as a result of regulatory considerations, demand for the shares or changes in market conditions.
(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	The current Office of Thrift Supervision core capital requirement is 3% of total adjusted assets for savings institutions that receive the highest supervisory rating for safety and soundness and 4% for all other financial institutions. We use 4% for illustrative purposes even though the Bank from time to time may qualify for the 3% requirement.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Bank Mutual Corporation at March 31, 2003 and the pro forma consolidated capitalization of Bank Mutual Corporation after giving effect to the conversion, based upon the assumptions set forth in the “Pro Forma Data” section.

		Pro Forma As of March 31, 2003
	Bank Mutual Corporation Historical at March 31, 2003	Minimum 43,896,032 shares outstanding, 22,950,000 shares sold at sale price of $10.00 per share	Midpoint 51,642,391 shares outstanding, 27,000,000 shares sold at sale price of $10.00 per share	Maximum 59,388,750 shares outstanding, 31,050,000 shares sold at sale price of $10.00 per share	Maximum as adjusted 68,297,062 shares outstanding, 35,707,500 shares sold at sale price of $10.00 per share (1)
	(Dollars in thousands)
Deposits (2)	$2,144,012	$2,144,012	$2,144,012	$2,144,012	$2,144,012
Borrowed funds	329,844	329,844	329,844	329,844	329,844

Total deposits and borrowed Funds	$2,473,856	$2,473,856	$2,473,856	$2,473,856	$2,473,856

Shareholders’ equity:
Preferred stock (3)	$—	$—	$—	$—	$—
Common stock (3)(4)	223	439	516	594	683
Additional paid-in capital (3)	109,299	314,682	354,700	394,717	440,737
Retained earnings (5)	229,778	229,778	229,778	229,778	229,778
Accumulated other comprehensive income	5,140	5,140	5,140	5,140	5,140
Treasury stock	(19,900)	0	0	0	0
Less: Existing plans:
Common stock acquired by ESOP	(6,350)	(6,350)	(6,350)	(6,350)	(6,350)
Common stock acquired by recognition plans	(2,871)	(2,871)	(2,871)	(2,871)	(2,871)
Less:
Common stock to be acquired by management recognition plans (6)	0	(9,180)	(10,800)	(12,420)	(14,283)

Total shareholders’ equity	$315,319	$531,638	$570,113	$608,588	$652,834

Shareholder’s equity as a percentage of assets	11.07%	17.34%	18.37%	19.37%	20.49%
Tangible shareholders’ equity as a percentage of assets	9.03%	15.45%	16.50%	17.52%	18.66%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range as a result of regulatory considerations, demand for the shares or changes in market conditions.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3)	Bank Mutual Corporation, post-conversion, has 20 million authorized shares of preferred stock and 200 million authorized shares of common stock, par value $0.01 per share. It currently has authorized 10 million preferred shares and 100 million common shares, par value $0.01 per share. Pro forma common stock and additional paid-in capital have been increased to reflect the number of shares of common stock to be outstanding. Pro forma additional paid-in capital reflects consolidation of $94,000 of capital from the MHC.

(4)	No effect has been given to the issuance of additional shares of common stock pursuant to an additional stock option plan. If this plan is implemented, an amount equal to 10% of the shares of common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See “Management of Bank Mutual Corporation—Stock Benefit Plans.”
(5)	The retained earnings of the Bank will be substantially restricted after the conversion. See “The Conversion—Liquidation Rights” and “Regulation—Federal Regulation of the Bank.”
(6)	Assumes a number of shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by a management recognition plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of stock relative to the subscription price in the offering. As we accrue compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to capital will be offset by a charge to operations. Implementation of the management recognition plan will require shareholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares, the number of outstanding shares, at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 44,814,032, 52,722,391, 60,630,790 and 69,725,362, respectively, total shareholders’ equity would be $548.6 million, $588.7 million, $628.8 million and $674.9 million, respectively, and total shareholders’ ownership in Bank Mutual Corporation would be diluted by approximately 2.0%.

PRO FORMA DATA

The following table summarizes historical data of Bank Mutual Corporation and pro forma data of Bank Mutual Corporation at or for the quarter ended March 31, 2003 and the year ended December 31, 2002, based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the common stock following the offering. No effect has been given in the table to the possible issuance of additional shares pursuant to the current outstanding stock option plan or for the possible issuance of additional shares pursuant to any stock option plan or management recognition plan that may be adopted by our shareholders no earlier than six months after the offering. Moreover, pro forma shareholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of the Bank, to the tax effect of the report of the bad debt reserve or intangibles. See “The Conversion—Liquidation Rights.”

Pro forma consolidated net earnings of Bank Mutual Corporation for the quarter ended March 31, 2003 have been calculated as if the estimated net proceeds received by it and the Bank had been invested at an assumed interest rate of 4.14% (2.69% on an after-tax basis) for the quarter ended March 31, 2003. The reinvestment rate was calculated based on the arithmetic average of our average yield on interest-earning assets and average rate paid on interest-bearing deposits for the quarter ended March 31, 2003. Pro forma consolidated net earnings of Bank Mutual Corporation for the year ended December 31, 2002 have been calculated as if the estimated net proceeds received by it and the Bank had been invested at an assumed interest rate of 4.69% (3.05% on an after-tax basis) for the year ended December 31, 2002. The reinvestment rate was calculated based on the arithmetic average of our average yield on interest-earning assets and average rate paid on interest-bearing deposits for the year ended December 31, 2002. We chose this arithmetic average method because we believe these rates more accurately reflect our pro forma reinvestment rates than the yields on one-year U.S. Government securities for the corresponding periods.

The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma shareholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that Bank Mutual Corporation will retain 50% of the estimated net offering proceeds. The actual net proceeds from the sale of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $225.4 million and $305.6 million. It is assumed that all shares will be sold in the subscription offering and community offering.

The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated shareholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock.

At or for the three months ended March 31, 2003 based upon the sale at $10.00 per share of
22,950,000 shares at minimum of offering range	27,000,000 shares at midpoint of offering range	31,050,000 shares at maximum of offering range	35,707,500 shares (1) at adjusted maximum of offering range
(Dollars in thousands, except per share amounts)
Gross Proceeds	$229,500	$270,000	$310,500	$357,075
Less Expenses:	4,095	4,500	4,905	5,371

Estimated net proceeds	$225,405	$265,500	$305,595	$351,704
Less: Common stock purchased by the management recognition plan	(9,180)	(10,800)	(12,420)	(14,283)
Add: Assets reinvested from the MHC	94	94	94	94

Estimated net proceeds, as adjusted	216,319	254,794	293,269	337,515

For the three months ended March 31, 2003
Consolidated net income:
Historical	$5,869	$5,869	$5,869	$5,869
Pro forma adjustments:
Income on net proceeds	1,455	1,714	1,973	2,271
Management recognition plan(2)	(298)	(351)	(404)	(464)

Pro forma net income	$7,026	$7,232	$7,438	$7,676

Per share net income:(3)
Historical	$0.13	$0.11	$0.10	$0.09
Pro forma adjustments:
Income on net proceeds	0.04	0.04	0.04	0.03
Management recognition plan(2)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share(3)(4)	$0.16	$0.14	$0.13	$0.11

Pro forma price to earnings	15.63	x	17.86	x	19.23	x	22.73	x
Number of shares used in earnings per share calculations	43,896,032	51,642,391	59,388,750	68,297,062

At March 31, 2003:
Shareholders’ equity:
Historical	$315,319	$315,319	$315,319	$315,319
Estimated net proceeds	225,405	265,500	305,595	351,704
Net assets from the MHC	94	94	94	94
Management recognition plan	(9,180)	(10,800)	(12,420)	(14,283)

Pro forma shareholders’ equity(5)	$531,638	$570,113	$608,588	$652,834
Intangible assets	58,139	58,139	58,139	58,139

Pro forma tangible shareholders’ equity	$473,499	$511,974	$550,449	$594,695

Shareholders’ equity per share:(3)
Historical	$7.18	$6.11	$5.31	$4.62
Estimated net proceeds	5.14	5.14	5.15	5.15
Net assets from the MHC	0.00	0.00	0.00	0.00
Management recognition plan(2)	(0.21)	(0.21)	(0.21)	(0.21)

Pro forma shareholders’ equity per share(3)(5)	$12.11	$11.04	$10.25	$9.56

Pro forma tangible shareholders’ equity per share	$10.79	$9.91	$9.27	$8.71

Offering price as a percent of pro forma equity per share	82.58%	90.58%	97.56%	104.60%
Offering price as a percent of pro forma tangible equity	92.68%	100.91%	107.87%	114.81%
Number of shares used in book value per share calculations	43,896,032	51,642,391	59,388,750	68,297,062

(See footnotes on page 34)

At or for the year ended December 31, 2002 based upon the sale at $10.00 per share of
22,950,000 shares at minimum of offering range	27,000,000 shares at midpoint of offering range	31,050,000 shares at maximum of offering range	35,707,500 shares (1) at adjusted maximum of offering range
(Dollars in thousands, except per share amounts)
Gross Proceeds	$229,500	$270,000	$310,500	$357,075
Less Expenses:	4,095	4,500	4,905	5,371

Estimated net proceeds	$225,405	$265,500	$305,595	$351,704
Less: Common stock purchased by the management recognition plan	(9,180)	(10,800)	(12,420)	(14,283)
Add: Assets reinvested from the MHC	94	94	94	94

Estimated net proceeds, as adjusted	216,319	254,794	293,269	337,515

For the year ended December 31, 2002
Consolidated net income:
Historical	$26,545	$26,545	$26,545	$26,545
Pro forma adjustments:
Income on net proceeds	6,594	7,767	8,940	10,289
Management recognition plan(2)	(1,193)	(1,404)	(1,615)	(1,857)

Pro forma net income	$31,946	$32,908	$33,870	$34,977

Per share net income:(3)
Historical	$0.60	$0.51	$0.45	$0.39
Pro forma adjustments:
Income on net proceeds	0.16	0.16	0.15	0.15
Management recognition plan(2)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share(3)(4)	$0.73	$0.64	$0.57	$0.51

Pro forma price to earnings	13.70	x	15.63	x	17.54	x	19.61	x
Number of shares used in earnings per share calculations	43,896,032	51,642,391	59,388,750	68,297,062

At December 31, 2002:
Shareholders’ equity:
Historical	$323,075	$323,075	$323,075	$323,075
Estimated net proceeds	225,405	265,500	305,595	351,704
Net assets from the MHC	94	94	94	94
Management recognition plan	(9,180)	(10,800)	(12,420)	(14,283)
Pro forma shareholders’ equity(5)	$539,394	$577,869	$616,344	$660,590
Intangible assets	58,304	58,304	58,304	58,304

Pro forma tangible shareholders’ equity	$481,090	$519,565	$558,040	$602,286

Shareholders’ equity per share:(3)
Historical	$7.36	$6.26	$5.44	$4.73
Estimated net proceeds	5.14	5.14	5.15	5.15
Net assets from the MHC	0.00	0.00	0.00	0.00
Management recognition plan(2)	(0.21)	(0.21)	(0.21)	(0.21)

Pro forma shareholders’ equity per share(3)(5)	$12.29	$11.19	$10.38	$9.67

Pro forma tangible shareholders’ equity per share	$10.96	$10.06	$9.40	$8.82

Offering price as a percent of pro forma equity per share	81.37%	89.37%	96.34%	103.41%
Offering price as a percent of pro forma tangible equity	91.24%	99.40%	106.38%	113.38%
Number of shares used in book value per share calculations	43,896,032	51,642,391	59,388,750	68,297,062

(See footnotes on the next page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range as a result of regulatory considerations, demand for the shares or changes in market conditions.
(2)	Assumes no shares of common stock will be acquired in the offering by the employee stock ownership plan. If approved by our shareholders, the management recognition plan intends to purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Shareholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Bank Mutual Corporation or through open market purchases. The funds to be used by the plan to purchase the shares will be provided by Bank Mutual Corporation. The table assumes that (a) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (b) 20% of the amount contributed to the management recognition plan is amortized as an expense during the year ended December 31, 2002, and 5% amortized for the quarter ended March 31, 2003, and (c) the plan expense reflects an effective combined federal and state tax rate of 35%. Assuming shareholder approval of the plan and that the plan shares are awarded through the use of authorized but unissued shares of common stock, shareholders would have their voting interests diluted by approximately 2.0%.
(3)	Per share figures include publicly held shares of Bank Mutual Corporation common stock that will be exchanged for new shares in the conversion. Shareholders’ equity per share calculations are based upon the sum of (a) the number of shares assumed to be sold in the offering and (b) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.0504, 2.4122, 2.7740 and 3.1901, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold in the offering and the corresponding number of exchange shares may be more or less than the assumed amounts.
(4)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted following the offering and presented to shareholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by shareholders, a number of shares equal to 10% of the shares sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing shareholders’ interests by approximately 5.0%.
(5)	The retained earnings of the Bank will be substantially restricted after the conversion. See “Our Policy on Dividends,” “The Conversion—Liquidation Rights” and “Regulation—Federal Regulation of the Bank—Dividend and Other Capital Distribution Limitations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Bank Mutual Corporation is a United States corporation chartered by the OTS. It was chartered on November 1, 2000, to become the mid-tier holding company in the regulatory restructuring of the Bank, then known as “Mutual Savings Bank,” into mutual holding company form. To accomplish the transaction, Mutual Savings Bank adopted a plan of restructuring and as of November 1, 2000, converted from a mutual savings bank to a mutual holding company. Bank Mutual Corporation became a holder of all of the shares of Mutual Savings Bank, which was rechartered as a federal stock savings bank. Bank Mutual Bancorp, MHC, a U.S.-chartered mutual holding company of which the Bank’s depositors hold all of the voting and membership rights, owns 11,193,174 shares, or 52.3% of Bank Mutual Corporation’s outstanding common stock at March 31, 2003.

Bank Mutual Corporation issued 6,141,006 shares of common stock to public shareholders in the subscription stock offering conducted in connection with the 2000 restructuring. Net proceeds to Bank Mutual Corporation were $58.3 million. Expenses related to the offering totaled $3.1 million and $0.6 million was loaned by Bank Mutual Corporation to Bank Mutual Corporation’s Employee Stock Ownership Plan (“ESOP”) to purchase 60,910 shares of common stock.

On November 1, 2000, Bank Mutual Corporation acquired First Northern Capital Corp., the parent of First Northern Savings Bank. In the First Northern acquisition, Bank Mutual Corporation issued to former First Northern shareholders 5,007,485 shares of Bank Mutual Corporation common stock and paid $75.1 million in cash. The First Northern acquisition was accounted for using the purchase method of accounting; therefore, First Northern results and financial data are included in Bank Mutual Corporation results and financial data only from and after the November 1, 2000 acquisition date. Prior to that date, the data are those of Mutual Savings Bank. The First Northern acquisition substantially affects the comparison of the financial condition of Bank Mutual Corporation at December 31, 2000, and the comparison of results of operations for 2000.

On March 16, 2003, the Bank and First Northern Savings Bank combined to form a single subsidiary savings bank of Bank Mutual Corporation.

In connection with the following discussions, see “Risk Factors” elsewhere in this prospectus regarding forward-looking statements and other factors that could impact the business and financial prospects of Bank Mutual Corporation.

Significant Accounting Policies

There are a number of accounting policies that we established which require us to use our judgment. Some of the more significant policies are as follows:

•	Establishing the amount of the allowance for loan losses requires the use of our judgment. We evaluate our assets at least quarterly, and review their risk components as a part of that evaluation. See “Notes to Consolidated Financial Statements—Note 1. Summary of Significant Accounting Policies—Allowance for Loan Losses” for a discussion of the risk components. If we misjudge a major component and experience a loss, it will likely affect our earnings. We consistently challenge ourselves in the review of the risk components to identify any changes in trends and their cause.

•

Another valuation that requires our judgment relates to mortgage servicing rights. Essentially, mortgage servicing rights are established on residential mortgage loans that we originate and sell. We allocate a portion of a loan’s book basis to mortgage servicing rights we retain when a loan is sold, based upon its relative fair value. The fair value of mortgage servicing rights is the present value of estimated future net cash flows from the servicing relationship using current market assumptions for prepayments, servicing costs and other factors. As the loans are repaid and net servicing revenue is earned, mortgage servicing rights are amortized against servicing revenue. Net servicing revenues are expected to exceed this amortization expense. However, if our actual prepayment experience exceeds what we originally anticipated, net servicing revenues may be less than expected and mortgage servicing rights may be impaired. This impairment would be recorded as a charge to earnings.

•	We also use our judgment in the valuation of other intangible assets (core deposit base intangibles). Core deposit base intangible assets have been recorded for core deposits (defined as checking, money market and savings deposits) that have been acquired in acquisitions that were accounted for as purchase business combinations. The core deposit base intangible assets have been recorded using the assumption that they provide a more favorable source of funding than more expensive wholesale borrowings. An intangible asset has been recorded for the present value of the difference between the expected interest to be incurred on these deposits and interest expense that would be expected if these deposits were replaced by wholesale borrowings, over the expected lives of the core deposits. We currently estimate the underlying core deposits have lives of seven to fifteen years. If we find these deposits have a shorter life, we will have to write down the asset by expensing the amount that is impaired.

•	We review goodwill at least annually for impairment, which requires the use of our judgment. Goodwill has been recorded as a result of two acquisitions in which purchase price exceeded the fair value of tangible net assets acquired. If goodwill is determined to be impaired, it would be expensed in the period in which it became impaired.

Comparisons of Financial Condition at March 31, 2003, December 31, 2002 and 2001

Bank Mutual Corporation’s total assets at March 31, 2003 were $2.85 billion as compared to $2.84 billion at December 31, 2002. Total assets decreased $62.5 million, or 2.1%, to $2.84 billion at December 31, 2002 as compared to $2.91 billion at December 31, 2001. The decrease in assets was the result of loan sales, the proceeds of which were used to pay off borrowings. Bank Mutual Corporation’s total assets increased $5.6 million in the first quarter of 2003 primarily as a result of the increase in the loan portfolio, specifically, the commercial loan portfolio. These and other factors affecting the total assets are discussed in more detail below.

Cash and cash equivalents decreased $32.5 million in the first quarter of 2003 primarily as a result of using cash to fund loans, purchase securities and repurchase shares. Federal funds sold decreased by $10.0 million to $165.0 million at December 31, 2002 as compared to $175.0 million at December 31, 2001. The decrease was primarily the result of using the federal funds sold to purchase mortgage-related securities.

Investment securities available-for-sale increased $7.6 million in the first three months of 2003 as a result of purchasing investments. Investment securities available-for-sale decreased $19.8 million during 2002 as a result of maturing investments which were primarily reinvested into mortgage-related securities.

Mortgage-related securities available-for-sale increased $8.3 million in the first quarter of 2003, primarily as a result of the cash generated by loan sales and deposit growth being invested in mortgage-related securities. Mortgage-related securities increased $97.0 million to $618.1 million at December 31, 2002 as compared to $521.1 million at December 31, 2001. Throughout 2002, mortgage-related securities experienced continued historically high rates of repayments due to the prepayments of the underlying mortgage loans which in turn resulted from the high level of refinancing activity. The majority of cash from these prepayments were reinvested into mortgage-related securities. The effect of these purchases was to reduce the average yield on the mortgage-related investment portfolio to 5.60% during 2002 as compared to 6.46% during 2001. At March 31, 2003, we had $4.3 million of private placement CMOs in our investment portfolio. Private placement CMOs have more credit risk than government agency CMOs and, therefore, have a higher risk of permanent impairment. If permanent impairment would occur, the impairment would be charged to earnings. See “Business of Bank Mutual Corporation—Investment Activities” for further information as to our investment portfolio.

The following table sets forth our mortgage, consumer and commercial loan originations and purchases:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001
	(In thousands)
Originations:
Mortgage loans	$236,429	$125,978	$752,771	$691,466
Consumer loans	65,724	51,106	293,320	242,580
Commercial business loans	15,494	9,160	27,141	30,202

Total loans originated	317,647	186,244	1,073,232	964,248
Purchases:
Mortgage loans	—	3,024	4,042	8,885

Total loans purchased	—	3,024	4,042	8,885

Total loans originated and purchased	$317,647	$189,268	$1,077,274	$973,133

Loan originations increased $231.4 million in the first quarter of 2003, and $109.0 million in 2002, primarily as a result of historically low interest rates which prompted consumers to refinance their existing loans. Existing higher interest rate fixed rate mortgage loans and adjustable rate mortgage loans were refinanced primarily into lower interest rate fixed rate mortgage loans. These fixed rate mortgage loans were sold in the secondary market which resulted in a net reduction in our mortgage loan portfolio. Consumer loan originations also increased substantially as a result of special product offerings (such as a 10 year fixed rate fully amortizing second mortgage loan) and consumers refinancing their existing debt. A majority of the consumer loan originations were second mortgage loans. Commercial business loan originations decreased in 2002 as a result of the slowdown of the economy and the resulting hesitation by businesses to expand or increase production. We anticipate that we will continue our emphasis on consumer and commercial loan originations as it aids in our interest rate risk management and provides for higher yields, although at somewhat more risk than traditional mortgage products.

Loans held for sale at March 31, 2003 as compared to December 31, 2002 increased $8.9 million as a result of fixed rate mortgage loan originations exceeding the sales of fixed rate mortgage loans. Currently, we sell all of our 30 year fixed rate mortgage loan originations and some of our 20 and 15 year fixed rate mortgage loan originations in the secondary mortgage market. Loans receivable increased $8.2 million in the first three months of 2003 primarily as a result of growth in the commercial loan portfolio. The mortgage loan portfolio decreased $1.4 million in the first three months of 2003 primarily as a result of consumers continuing to refinance their existing adjustable and fixed rate mortgage loans to new lower fixed rate mortgage loans. Market interest rates for fixed rate mortgages were again attractive in the first three months of 2003. We sold $116.0 million of fixed rate mortgage loans in the first quarter of 2003 as compared to $64.0 million in the first quarter of 2002. The consumer loan portfolio increase of $583,000 in the first three months of 2003 was primarily the result of growth in the fixed equity loan portfolio partially offset by the reduction in the automobile loan portfolio. We continue to emphasize and market 10 year fixed rate second mortgage loans. As car manufacturers provided and promoted “0%” financing on their cars, our automobile loan originations remained fairly low. This reduced level of automobile loan originations offset by continued repayments and prepayments of existing automobile loans resulted in the automobile portfolio decreasing $3.2 million in the first quarter of 2003. The commercial business loan portfolio increased $9.8 million during the three months ended March 31, 2003. This increase was the result of increased commercial business loan originations and the use of existing lines of credit by commercial borrowers.

Total loans receivable, net decreased $145.5 million in 2002 as a result of our sale of $368.6 million of fixed rate single family mortgage loans which was not fully offset by the origination or purchases of new loans added to the portfolio. We sell a majority of our fixed rate mortgage loan originations to reduce our interest rate risk. Within the total loan portfolio, in 2002, our commercial real estate portfolio increased $21.4 million, our construction and development loans increased $1.6 million, our consumer loan portfolio grew $16.6 million and our commercial business portfolio grew $128,000. We continued to emphasize growth in these portfolios to meet the needs in our market area. Our one- to-four family portfolio decreased $164.5 million and our multi-family portfolio decreased $19.7 million as a result of customer refinancings and, in the case of our one- to-four family mortgage loans, the decrease was also due to the sales of fixed rate mortgage loans. For further information on our loans, see “Business of Bank Mutual Corporation—Asset Quality.”

Goodwill resulted from the acquisition of First Northern in 2000 and First Federal Eau Claire in 1997. Under the Financial Accounting Standards Board (“FASB”) Statement No. 142 “Goodwill and Other Intangible Assets” goodwill is tested at least annually for impairment. If goodwill is determined to be impaired, it would be expensed in the period in which it became impaired. An impairment occurred in 1999 with respect to $15.6 million of intangible assets resulting from the 1997 acquisition of First Federal Eau Claire, which was expensed in 1999.

Other intangible assets are composed of core deposit base intangibles which were also the result of the First Northern and First Federal Eau Claire acquisitions. Other intangible assets are amortized over their expected life and tested for impairment at least annually.

Mortgage servicing rights are established on mortgage loans that we originate and sell. See “—Significant Accounting Policies” above and within “—Comparisons of Operating Results for Years Ended December 31, 2002 and 2001—Noninterest Income” below for a further discussion of mortgage servicing rights.

Other assets are comprised of the following:

		At December 31,
	At March 31, 2003	2002	2001
	(In thousands)
Accrued Interest:
Mortgage-related securities	$2,197	$2,481	$2,431
Investment securities	892	1,516	1,721
Loans receivable	7,706	7,399	9,436

Total accrued interest	10,795	11,396	13,588
Foreclosed properties and repossessed assets	741	750	382
Premises and equipment	44,561	44,034	43,187
Federal Home Loan Bank stock, at cost	33,818	32,885	31,233
Life insurance policies	17,449	17,141	15,938
Other	14,011	10,017	8,714

	$121,375	$116,223	$113,042

Our foreclosed properties and repossessed assets increased $368,000 to $750,000 at December 31, 2002 as a result of foreclosures on a few single family homes. We believe that we continue to have good asset quality and the homes, boats, recreational vehicles and other items that have been repossessed, are small in dollar amount in comparison to the size of our loan portfolio.

Premises and equipment increased $847,000 in 2002 as a result of purchasing new computer equipment and software for both subsidiary banks in anticipation of our March 2003 combination. We also have purchased a new loan origination system which is being integrated into our operations. The effect of these two events was to increase our equipment depreciation expense. In addition, we are establishing a new office in Menomonee Falls, Wisconsin (a suburb of Milwaukee) and a replacement office for our Ashwaubenon office (a village adjacent to Green Bay). It is anticipated that the Menomonee Falls office will cost approximately $1.5 million and the

Ashwaubenon office will cost approximately $1.2 million. Both offices are expected to be operational in the third or fourth quarter of 2003.

Federal Home Loan Bank (“FHLB”) of Chicago stock increased $1.7 million primarily as a result of stock dividends paid by the FHLB of Chicago. The FHLB of Chicago requires that its members must own FHLB of Chicago stock in order to borrow from it. The FHLB of Chicago generally pays dividends and has targeted a rate of return for their stock of 1% over the 1 year constant maturity Treasury note yield. Historically, the FHLB of Chicago stock has met or exceeded its targeted returns but we cannot assure that will continue. See “Notes to Consolidated Financial Statements—Note 7. Borrowings.”

Life insurance policies or bank owned life insurance (“BOLI”) is an asset that is used to partially offset the future cost of employee benefits. BOLI is long-term life insurance on the lives of certain current and past employees where the insurance policy benefits and ownership are retained by us. The cash value accumulation on BOLI is permanently tax deferred if the policy is held to the participant’s death.

Deposits increased $17.4 million in the first quarter of 2003, after increasing $36.2 million in the year 2002. We believe the stock market decline in 2001 and 2002, coupled with world events throughout this period, have made some consumers re-evaluate their investment objectives and, hence, their investment portfolios. As a result of this re-evaluation, more investors have included a greater percentage of insured deposits within their investment mix. We also believe that deposit growth (or shrinkage) in 2003 and future periods will depend, in significant part, on the performance of other investment alternatives and world events.

Our borrowings decreased $25.1 million in the first quarter of 2003, after decreasing $110.4 million in 2002, as a result of the cash received from loan sales and the increase in deposits. We anticipate that we will continue to pay off maturing borrowings in 2003 as a result of our cash position, although our ability to make those payments will depend upon our actual future results and our future financial needs.

Most of our borrowings are from the Federal Home Loan Bank of Chicago. Of these amounts, approximately $205.0 million are callable by the FHLB. We reflect them in our financial statements as due in 2004, which is their stated maturity date.

Shareholders’ equity decreased $7.7 million in the first quarter of 2003, primarily as a result of dividends paid and shares repurchased during the quarter, offset in part by our net income. Bank Mutual paid a cash dividend of $0.10 per share on March 4, 2003. The first quarter dividend payout ratio was 17.4% since the MHC has elected to waive cash dividends in 2003 for the shares that it owns. In addition, we had repurchased a total of 342,000 shares in the first quarter at a weighted average price of $23.43 per share. The $5.1 million of accumulated other comprehensive income, which is a part of shareholders’ equity, consists of increased market value of securities available-for-sale over its cost basis. Accumulated other comprehensive income decreased $5.3 million in the first quarter of 2003, primarily as a result of higher interest earning mortgage-related securities being repaid and reinvesting those dollars into mortgage-related securities at current market values.

Shareholders’ equity increased $19.0 million in 2002 as a result of net income, increased comprehensive income and stock option exercises offset by the repurchase of our common stock and the payment of cash dividends. Our shareholders’ equity to total assets ratio at December 31, 2002 was 11.4% as compared to 10.5% at December 31, 2001. We began a stock repurchase program in 2001 and as of December 31, 2002, we had repurchased 956,000 shares at an average cost of $18.14 per share. We used 330,000 of the 956,000 shares repurchased to institute a restricted stock awards program under the Bank Mutual Corporation 2001 Stock Incentive Plan, which shareholders approved in May 2001. See “Notes to Consolidated Financial Statements—Note 10. Stock-Based Benefit Plans.”

We increased our quarterly cash dividend to $0.08 per share for the first two quarters of 2002 and again increased the cash dividend to $0.09 per share for the last two quarters of 2002 for a total cash dividend paid in 2002 of $0.34 per share. The 2002 dividend payout was 12.8% since the MHC elected to waive cash dividends in 2002 on its 11,193,174 shares of Bank Mutual Corporation.

Average Balance Sheet and Yield/Rate Analysis

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets, the resultant yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. It also presents actual amounts at March 31, 2003. No tax equivalent adjustments were made since we do not have any tax exempt investments. Average balances are derived from average daily balances. The yield on securities available-for-sale is included in investment securities and mortgage-related securities and yields are calculated on the historical basis. The yields and rates are established by dividing income or expense dollars by the average balance of the asset or liability.

	At March 31, 2003		Three Months ended March 31,
			2003			2002
	Outstanding Balance	Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost
			(Dollars in thousands)
Assets:
Interest-Earning Assets:
Loans receivable, net (1)	$1,749,757	6.19%	$1,753,760	$27,685	6.31%	$1,842,185	$32,842	7.13%
Mortgage-related securities	626,447	4.52	628,236	7,353	4.68	539,078	7,940	5.89
Investment securities (2)	80,838	3.75	111,024	1,182	4.26	124,929	1,462	4.68
Interest-earning deposits	38,445	0.92	32,170	75	0.93	29,662	118	1.59
Federal funds	135,000	1.25	131,556	401	1.22	140,944	605	1.72

Total interest-earning assets	2,630,487	5.39	2,656,746	36,696	5.52	2,676,798	42,967	6.42
Noninterest-earning assets	218,462		178,340			182,554

Total average assets	$2,848,949		$2,835,086			$2,859,352

Liabilities and Equity:
Interest-Bearing Liabilities:
Savings deposits	$240,199	0.67	$232,267	367	0.63	$218,131	627	1.15
Money market accounts	352,056	1.53	354,279	1,346	1.52	339,841	1,686	1.98
Interest-bearing demand accounts	138,864	0.36	140,401	132	0.38	131,654	213	0.65
Time deposits	1,298,605	3.72	1,293,510	12,048	3.73	1,281,075	14,971	4.67

Total deposits	2,029,724	2.75	2,020,457	13,893	2.75	1,970,701	17,497	3.55
Advance payment by borrowers for taxes and insurance	11,792	0.57	7,356	10	0.54	7,907	24	1.21
Borrowings	329,844	5.54	332,389	4,607	5.54	434,179	6,057	5.58

Total interest-bearing liabilities	2,371,360	3.13	2,360,202	18,510	3.14	2,412,787	23,578	3.91

Noninterest-Bearing Liabilities
Noninterest-bearing deposits	114,288		102,079			88,810
Other noninterest-bearing liabilities	47,982		54,455			50,513

Total noninterest-bearing liabilities	162,270		156,534			139,323

Total liabilities	2,533,630		2,516,736			2,552,110
Equity	315,319		318,350			307,242

Total average liabilities and equity	$2,848,949		$2,835,086			$2,859,352

Net interest income and net interest rate spread (3)		2.26%		$18,186	2.38%		$19,389	2.51%

Net interest margin (4)		NA			2.74%			2.90%

Average interest-earnings assets to average interest-bearing liabilities	1.11x		1.13x			1.11x

(1)	For the purposes of these computations, non-accruing loans and loans held for sale are included in the average loans outstanding.
(2)	FHLB stock is included in investment securities dollars outstanding and yields.
(3)	Interest rate spread is the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.
(4)	Net interest margin is determined by dividing net interest income by total interest-earning assets.

	Years ended December 31,
	2002			2001			2000
	Average Balance	Interest Earned/ Paid	Average Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-Earning Assets:
Loans receivable, net(1)	$1,808,861	$124,490	6.88%	$1,932,281	$147,558	7.64%	$1,263,100	$96,511	7.64%
Mortgage-related securities	576,259	32,256	5.60	480,856	31,042	6.46	466,924	31,725	6.79
Investment securities(2)	120,015	5,580	4.65	145,889	8,212	5.63	74,396	5,412	7.27
Interest-earning deposits	27,991	431	1.54	29,485	994	3.37	12,735	791	6.21
Federal funds	162,137	2,675	1.65	96,142	3,180	3.31	20,708	1,272	6.14

Total interest-earning assets	2,695,263	165,432	6.14	2,684,653	190,986	7.11	1,837,863	135,711	7.38

Noninterest-earning assets	179,081			174,909			91,401

Total average assets	$2,874,344			$2,859,562			$1,929,264

Liabilities and Equity:
Interest-Bearing Liabilities:
Savings deposits	$229,303	$2,402	1.05	$209,020	$3,902	1.87	$157,516	$3,837	2.44
Money market accounts	349,868	6,673	1.91	318,211	12,200	3.83	233,549	12,208	5.23
Interest-bearing demand accounts	141,328	833	0.59	128,435	1,208	0.94	96,432	992	1.03
Time deposits	1,281,258	54,983	4.29	1,262,584	71,974	5.70	849,328	48,750	5.74

Total deposits	2,001,757	64,891	3.24	1,918,250	89,284	4.65	1,336,825	65,787	4.92
Advance payment by borrowers for taxes and insurance	21,401	243	1.14	22,307	399	1.79	14,047	332	2.36
Borrowings	398,684	22,544	5.65	502,881	29,689	5.90	309,746	18,861	6.09

Total interest-bearing liabilities	2,421,842	87,678	3.62	2,443,438	119,372	4.89	1,660,618	84,980	5.12

Noninterest-Bearing Liabilities
Noninterest-bearing deposits	92,988			82,368			50,959
Other noninterest-bearing liabilities	44,836			37,362			30,706

Total noninterest-bearing liabilities	137,824			119,730			81,655

Total liabilities	2,559,666			2,563,168			1,742,283
Equity	314,678			296,394			186,981

Total average liabilities and equity	$2,874,344			$2,859,562			$1,929,264

Net interest income and net interest rate spread (3)		$77,754	2.52		$71,614	2.22		$50,731	2.26

Net interest margin(4)			2.88%			2.67%			2.76%

Average interest-earnings assets to average interest- bearing liabilities	1.11x			1.10x			1.11x

(1)	For the purposes of these computations, non-accruing loans and loans held for sale are included in the average loans outstanding.
(2)	FHLB stock is included in investment securities dollars outstanding and yields.
(3)	Interest rate spread is the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.
(4)	Net interest margin is determined by dividing net interest income by total interest-earning assets.

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

(1)	changes attributable to changes in volume (change in volume multiplied by prior rate);
(2)	changes attributable to change in rate (changes in rate multiplied by prior volume); and
(3)	the net change.

The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Three Months Ended March 31, 2003 Compared to 2002
	Increase (Decrease) Due To
	Volume (1)	Rate (2)	Net (3)
	(In thousands)
Interest-earning assets:
Loans receivable	$(1,523)	$(3,634)	$(5,157)
Mortgage-related securities	1,193	(1,780)	(587)
Investment securities	(155)	(125)	(280)
Interest-earning deposits	9	(52)	(43)
Federal funds	(38)	(166)	(204)

Total	(514)	(5,757)	(6,271)

Interest-bearing liabilities:
Savings deposits	39	(299)	(260)
Money market deposits	68	(408)	(340)
Interest-bearing demand deposits	13	(94)	(81)
Time deposits	144	(3,067)	(2,923)

Total Deposits	264	(3,868)	(3,604)
Advance payment by borrowers for taxes and insurance	(2)	(12)	(14)
Borrowings	(1,410)	(40)	(1,450)

Total	(1,148)	(3,920)	(5,068)

Net change in net interest income	$634	$(1,837)	$(1,203)

	Year Ended December 31, 2002 Compared to 2001
	Increase (Decrease) Due To
	Volume (1)	Rate (2)	Net (3)
	(In thousands)
Interest-earning assets:
Loans receivable	$(9,062)	$(14,006)	$(23,068)
Mortgage-related securities	5,678	(4,464)	1,214
Investment securities	(1,328)	(1,304)	(2,632)
Interest-earning deposits	(48)	(515)	(563)
Federal funds	1,551	(2,056)	(505)

Total	(3,209)	(22,345)	(25,554)

Interest-bearing liabilities:
Savings deposits	349	(1,849)	(1,500)
Money market deposits	1,111	(6,638)	(5,527)
Interest-bearing demand deposits	111	(486)	(375)
Time deposits	1,049	(18,040)	(16,991)
Advance payment by borrowers for taxes and insurance	(15)	(141)	(156)
Borrowings	(5,932)	(1,213)	(7,145)

Total	(3,327)	(28,367)	(31,694)

Net change in net interest income	$118	$6,022	$6,140

	Year Ended December 31, 2001 Compared to 2000
	Increase (Decrease) Due To
	Volume (1)	Rate (2)	Net (3)
	(In thousands)
Interest-earning assets:
Loans receivable	$51,047	$—	$51,047
Mortgage-related securities	886	(1,569)	(683)
Investment securities	4,243	(1,443)	2,800
Interest-earning deposits	687	(484)	203
Federal funds	2,734	(826)	1,908

Total	59,597	(4,322)	55,275

Interest-bearing liabilities:
Savings deposits	1,085	(1,020)	65
Money market deposits	3,765	(3,773)	(8)
Interest-bearing demand deposits	309	(93)	216
Time deposits	23,566	(342)	23,224
Advance payment by borrowers for
taxes and insurance	161	(94)	67
Borrowings	11,434	(606)	10,828

Total	40,320	(5,928)	34,392

Net change in net interest income	$19,277	$1,606	$20,883

Comparisons of Operating Results for the Three Months Ended March 31, 2003 and 2002

General.    Net income was $5.9 million for the first quarter of 2003 as compared to $6.3 million for the first quarter of 2002. The decrease is primarily the result of decreased net interest margin and increased provisions for loan losses partially offset by an increase in the gains on the sales of loans and a decrease in noninterest expenses. Decreased net interest margins resulted primarily from the refinancing of relatively higher-yielding loans and market conditions which did not allow us to reduce interest rates on deposits to the degree that interest rates on assets were reduced.

Net Interest Income.    Net interest income decreased $1.2 million, or 6.2%, to $18.2 million in the first quarter of 2003 as compared to $19.4 million for the first quarter of 2002. Net interest income decreased primarily as a result of the decrease in the net interest margin. The net interest margin for the first quarter of 2003 was 2.74%, as compared to 2.90% for the same period in 2002.

Because of the length of time in which interest rates have been declining and the unprecedented levels of refinancing activity, we have experienced, at least in early 2003, a somewhat different effect than we experienced in 2001 and 2002. The refinancing of loans has reduced yields on loans going forward more quickly than we have been able to reduce the already substantially lowered interest rates on deposits and other interest-bearing liabilities. Further, a significant portion of the proceeds of loan refinancings have been reinvested in relatively lower-yielding investment securities, as we generally sell fixed rate mortgages.

If interest rates continue to remain stable or move lower in 2003, we anticipate that our net interest margin would continue to be compressed (reduced) as a result of the continued reductions to the yields on interest-earning assets as compared to a more modest decrease to rates on our interest-bearing liabilities. As a result of that compression, we would anticipate that our net interest income would continue to be reduced in later quarters of 2003 as compared to 2002, which we expect would reduce net income. If, however, interest rates begin to rise during 2003, there could be a positive effect on the loan portfolio, resulting from increased originations of adjustable rate loans, which in turn may offset the reductions in yields and net interest income.

Total Interest Income.    Total interest income decreased $6.3 million or 14.6% to $36.7 million in the first quarter of 2003 as compared to $43.0 million in the same period in 2002 primarily as a result of a decrease in the yields on the loan and investment portfolios and a decrease in the dollar amount of the loan portfolio.

Interest income on loans decreased $5.2 million for the three months ended March 31, 2003 primarily as a result of the decreased dollar amount of the loan portfolio outstanding and a decreased yield on the loan portfolio. Market interest rates remained at a level at which consumers were attracted to fixed rate mortgage loans. Our new loans, in a large part, were to existing customers who refinanced their existing adjustable rate or fixed rate mortgage loans and consolidated their other debt into a new fixed rate mortgage loans at lower interest rate. We also allowed some customers with our adjustable interest rate mortgage loans to reduce their interest rate for a fee, before the expiration of their initial lock-in period or next adjustment date. We sell the majority of our 30 year and some of our 20 and 15 year fixed rate mortgage loan originations in the secondary market. In addition, both adjustable and fixed rate mortgage loan originations were at interest rates that were below the existing yield on the loan portfolio. We retain all of the adjustable interest rate loans in the portfolio.

Interest income on investments decreased $280,000 for the first quarter of 2003 as a result of the decreased average size of the investment portfolio and the decreased average yield on investment securities. As investment securities matured, they were primarily reinvested into mortgage-related securities or reinvested into another investment security. However, these reinvestments into new investment securities were generally at interest rates that were below the existing yield on the portfolio.

Interest income on mortgage-related securities decreased $587,000 as a result of the decreased yields partially offset by an increase in the average dollars on the mortgage-related securities portfolio. As market interest rates moved lower, the underlying mortgage loans with higher interest rates prepaid. These prepayments were re-invested into mortgage-related securities that had lower yields than the existing mortgage-related securities portfolio.

Interest income on interest-earning deposits decreased $247,000 for the first quarter of 2003 as a result of a decrease in the average yields earned on interest-earning deposits and a decrease in the average dollar amount in interest-earning deposits. A large portion of interest-earning deposits is federal funds sold which earn overnight market interest rates. As market interest rates decline or increase, interest rates on federal funds sold move in the same direction. The average federal funds outstanding in the first three months of 2003 decreased $9.4 million as compared to the first three months of 2002. This decrease was the result of using federal funds to fund loan originations. We anticipate using federal funds to fund loan originations and to continue to invest in securities (mortgage-related or investment).

Interest Expense.    Interest expense on deposits decreased $3.6 million or 20.6% to $13.9 million for the three months ended March 31, 2003 from $17.5 million in the same period in 2002, primarily as a result of a decrease in the cost of deposits partially offset by growth in deposits. We believe the growth in deposits continued to be a result of uncertainties and weakness in the stock market and world events, which causes many investors to choose relatively safe investments. At the same time, market interest rates were further decreased thereby reducing the cost of new and renewing deposits, although not to the same degree that the rates on interest earning assets decreased. The average cost of deposits for the first quarter of 2003 was 2.75% as compared to 3.55% for the period in 2002. If stock market values would rise or world events stabilize, we believe that some of the deposits we recently acquired may be withdrawn to fund customers’ investments in the stock market. In addition, market interest rates may rise, which would increase the cost of our deposits.

Interest expense on borrowings decreased $1.5 million for the first quarter of 2003 primarily as a result of maturing borrowings being paid off. We primarily borrow from the Federal Home Loan Bank (“FHLB”) of Chicago and those borrowings have fixed terms and interest rates.

Provisions for Loan Losses.    Provisions for loan losses were $258,000 for the first quarter of 2003, compared to $15,000 in the comparable period of 2002. The increase from 2002 was primarily a result of two loans totaling $3.5 million to one commercial borrower becoming impaired. These commercial loans are to a company that has experienced a sustained reduction in its sales as a result of the slowdown in the national and international economy and consequently has been experiencing an operating loss. This borrower has always been current in its loan payments. However, we have a concern over repayment of the loans if the operating losses continue. The total allowance for loan losses at March 31, 2003 was $13.0 million or 151.9% of non-performing loans, compared to $12.7 million or 151.9% of non-performing loans at December 31, 2002. The loan loss allowance to total loans was 0.77% at March 31, 2003, as compared to 0.76% at December 31, 2002.

Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions and other relevant factors. To the best of management’s knowledge, all known and inherent losses have been recorded. The establishment of the amount of the loan loss allowance inherently involves judgments by management as to the adequacy of the allowance, which ultimately may or may not be correct. Higher rates of loan defaults than anticipated would likely result in a need to increase provisions in future years. Also, as multi-family and commercial loan portfolios increase, additional provisions would likely be added to the loan loss allowances as they carry a higher risk of loss. The dollar amount of the typical commercial real estate, development and commercial loan tends to be larger than our single family loans and, therefore, any loss that we experience on these loans could be larger than what we have historically experienced on our single family loans. Depending on the type of commercial loan, the collateral may appeal only to a specialized group of people or businesses and therefore, limit the number of potential buyers of the collateral, or in the case of collateral that is comprised of inventory, the liquidation of the collateral is more uncertain if a problem should arise. See also “Business of Bank Mutual Corporation—Asset Quality” for certain other factors that may affect our provisions for loan losses on a going forward basis.

Noninterest Income.    Total noninterest income increased $662,000 or 17.2% to $4.5 million in the first quarter of 2003 as compared to $3.8 million in the comparable period in 2002. This increase was primarily a result of increased gains on the sales of loans partially offset by decreased brokerage and insurance commissions and decreased loan fees and servicing revenues.

Brokerage and insurance commissions decreased $136,000 in the first quarter of 2003 primarily as a result of decreased securities and fixed rate tax deferred annuity sales.

Loan fees and servicing revenues decreased $131,000 in the first three months of 2003 primarily as a result of the amortization and impairment of mortgage servicing rights. The impairment for the first quarter of 2003 was $235,000 and is reflected as a decrease to mortgage servicing fee revenues.

Gain on sales of loans increased $814,000 in the first quarter 2003 as a result of the increased dollar amount of loans sold. We sold $116.0 million of fixed rate mortgage loans in the first quarter of 2003 as compared to $64.0 million in the first quarter of 2002. “See Comparison of Financial Condition—Loans Receivable.” Gains on the sales of loans are primarily dependent on the dollar amount of fixed rate mortgage loan originations and the sale of those loans. If interest rates remain flat or increase, these gains could be reduced in future periods.

Other noninterest income increased $114,000 in the first quarter of 2003 as a result of an increase in debit card fees and income on a nonqualified defined benefit plan.

Noninterest Expense.    Total noninterest expense decreased $230,000 primarily as a result of a decrease in compensation and other employee benefit expense.

Compensation, payroll taxes and other employee benefit expense decreased $235,000 for the first quarter of 2003 primarily as a result of a $150,000 recapture of First Northern’s self funded health plan reserves and a decrease in the ESOP funding expense. As a result of compressed net interest margins Bank Mutual Corporation chose to modify its funding of the ESOP plan.

Occupancy and equipment expense rose $73,000 in the first quarter of 2003 as a result of our deploying upgraded teller PCs and the purchase of new teller software throughout our bank office network in 2002.

Other expenses decreased $68,000 for the first three months of 2003 as a result of a decrease in marketing and other expenses. Although marketing expense decreased in the first quarter of 2003 as compared to the same period in 2002, $257,000 of marketing expense in the first quarter of 2003 was attributed to the combination of the two banking subsidiaries on March 16, 2003. We anticipate additional marketing expenses through the second quarter of 2003 to promote the combination of the two bank subsidiaries.

Income Taxes.    The effective tax rate for the first quarter of 2003 was 35.2% as compared to 34.1% for the same period in 2002. Bank owned life insurance income is permanently tax deferred if the policy is held to the participant’s death. Therefore, the income earned on the life insurance is not included in taxable income for the calculation of tax expense. See also “Recent Developments—Comparison of Operating Results for the Three and Six Months Ended June 30, 2003 and June 30, 2002—Income Taxes” for recent Wisconsin state income tax developments which could affect Bank Mutual Corporation.

Comparisons of Operating Results for Years Ended December 31, 2002 and 2001

General

Net income for the year ended December 31, 2002 was $26.5 million as compared to $20.3 million for the year ended December 31, 2001. The increase is primarily a result of historically low interest rates (which produced record mortgage loan originations and sales), the elimination of goodwill amortization, gains on the sales of loans and increased net interest margin, partially offset by the impairment of mortgage servicing rights.

Net Interest Income

Net interest income for 2002 increased $6.1 million, or 8.6%, to $77.8 million for 2002 as compared to $71.6 million for 2001. Net interest income increased primarily as a result of the increase in the net interest margin. The net interest margin for 2002 was 2.88%, as compared to 2.67% in 2001. The Federal Reserve reduced interest rates which helped to improve our net interest margin. Historically, reduced interest rates have improved the net interest margin, as we were generally able to reduce the interest rates paid on interest-bearing liabilities more quickly than interest rates charged on interest-earning assets. That effect benefited results in 2002; however, the high level of mortgage refinancing activity in which higher interest rate mortgage loans were paid off and the sales of fixed rate mortgage loans partially offset the effects of the reduced cost of interest-bearing liabilities.

Total Interest Income

Total interest income decreased $25.6 million or 13.4% to $165.4 million as compared to $191.0 million for 2001. The decrease was primarily the result of existing mortgage loans refinancing to a lower interest rate; sales of fixed rate mortgage loans and using the proceeds from the sales to invest in mortgage-related securities (purchased at a lower yield than the yields on the loans sold); and prepayments on higher yielding mortgage-related securities.

Interest income on loans decreased $23.1 million or 15.6% primarily as a result of the refinancing of existing loans to lower interest rate loans, originations at interest rates that were below the existing yield on the portfolio and to a lesser extent, downward interest rate modifications on certain existing loans. Although we had record loan originations, a majority of those originations were fixed rate. We sell the majority of our fixed rate single family mortgage loans to the secondary market which helps us to manage our interest rate risk. These actions reduced our average yield to 6.88% in 2002 as compared to 7.64% in 2001.

Interest on investments decreased $2.6 million in 2002 as compared to 2001 as a result of maturing investments being reinvested at a lower yield and some of the maturing dollars being invested into mortgage-related securities.

Interest on mortgage-related securities increased $1.2 million in 2002 as a result of additional mortgage-related securities outstanding offset by the reduced yield on the portfolio. The average mortgage-related securities outstanding for 2002 was $576.3 million as compared to $480.9 million in 2001. The average yield on this portfolio was 5.60% for 2002 as compared to 6.46% in 2001. The decrease in yield was the result of prepayments of higher yielding mortgage-related securities and the reinvestment of those dollars and additional funds into lower yielding mortgage-related securities.

Interest income on interest-earning deposits (which includes investments in Federal Funds) decreased $1.1 million to $3.1 million in 2002 as compared to $4.2 million in 2001. Although the average balance for 2002 increased $64.5 million as compared to the 2001 average balance, the primary reason for the decrease in interest income was the reduced average yield earned on those deposits. The yield on interest-earning deposits was substantially impacted by the Federal Reserve’s interest rate reductions throughout 2001 and the one Federal Reserve interest rate reduction in 2002 which affected market interest rates.

Total Interest Expense

Interest expense on deposits decreased substantially in 2002. The decrease of $24.4 million, or 27.3%, was the result of the decreased cost of those deposits partially offset by the growth in deposits. We believe the growth in deposits was the result of continued uncertainties in the stock market and world events. At the same time, market interest rates were being decreased thereby reducing the cost of new and renewing deposits. The average cost of deposits for 2002 was 3.24% as compared to 4.65% in 2001.

Interest expense on borrowings decreased $7.1 million to $22.5 million in 2002 as compared to $29.7 million in 2001. The decrease was the result of maturing borrowings being paid-off.

Provisions for Loan Losses

We provided $760,000 for loan losses in 2002 as compared to $723,000 in 2001. The provision in 2002 was in response to increased commercial loan delinquencies, charge-offs, changes in the loan portfolio mix (a reduction in one- to four-family loans and an increase in comparatively riskier commercial real estate, development and commercial loans) and a weakening economy, partially offset by the decrease in the dollar amount of the loan portfolio. The dollar amount of the typical commercial real estate, development and commercial loan tends to be larger than our single family loans and, therefore, any loss that we experience on these loans could be larger than what we have historically experienced on our single family loans. Depending on the type of commercial loan, the collateral may appeal only to a specialized group of people or businesses and therefore, limit the number of potential buyers of the collateral, or in the case of collateral that is comprised of inventory, the liquidation of the collateral is more uncertain if a problem should arise.

The allowance for loan losses at December 31, 2002 was $12.7 million or 151.9% of non-performing loans and 139.4% of non-performing assets as compared to $12.2 million or 345.9% of non-performing loans and 312.1% of non-performing assets at December 31, 2001. The loan loss allowance to total loans was 0.76% at December 31, 2002 as compared to 0.67% at December 31, 2001.

Noninterest Income

Total noninterest income increased $196,000 to $16.7 million in 2002 as compared to $16.5 million in 2001. This increase was primarily a result of increased gains on the sales of loans partially offset by the impairment of mortgage servicing rights.

Service charges on deposits increased $199,000 in 2002 as a result of increased usage of debit cards and fees from checking accounts. We emphasize checking accounts as we believe it is the primary account which enables us to develop other business with the customer.

Brokerage and insurance commissions increased $477,000 to $3.2 million in 2002 as compared to $2.7 million in 2001. The increase was primarily the result of increased sales of tax-deferred annuity products.

Loan related fees were substantially affected by the impairment of mortgage servicing rights in 2002. A total of $2.6 million of mortgage servicing rights were determined to be impaired in 2002 and in accordance with generally accepted accounting principles, a valuation allowance was established with an offsetting charge against loan related fees. Offsetting the mortgage servicing rights impairment was the collection of fees on mortgage loans that had their interest rates reduced before their initial lock-in period had expired or before their next interest adjustment date; and fees collected from our fixed rate modification program which allowed fixed rate mortgage loan consumers to negotiate a lower fixed rate without the cost of a complete refinance of their existing mortgage loan.

Gains on the sales of loans increased $2.0 million to $6.0 million in 2002 as compared to $4.0 million in 2001. This increase was the result of low market interest rates, which spurred significant refinancings and a large number of fixed rate mortgage loan originations. We sell most of these fixed rate mortgage loans to the secondary market to reduce our interest rate risk.

Other noninterest income decreased $390,000 to $3.9 million in 2002 as compared to $4.3 million in 2001. The decrease is primarily the result of a settlement of a life insurance policy in 2001 and the sale of real estate owned in 2001.

Noninterest Expense

Total noninterest expense decreased $835,000 to $54.2 million in 2002 as compared to $55.0 million in 2001. The decrease was the result of changes in accounting rules relating to the amortization of goodwill from prior acquisitions offset by an increase in compensation expense. As a result of those accounting rule changes, we no longer amortize goodwill.

Compensation expense increased $2.6 million or 9.2% to $31.4 million in 2002 as compared to $28.7 million in 2001. The increase was primarily the result of: increased health care costs; increased expense associated with the employee stock ownership plan; normal pay increases to existing employees; and incentive payouts to loan originators for the high volume of loan originations. Based on contracts in place and market conditions, we expect our health insurance costs to continue to increase significantly in 2003.

Occupancy and equipment expense increased $276,000 primarily from increased depreciation expense of computer equipment and software related to implementation of a new teller platform and a new loan origination/documentation system. In addition, we anticipate that in 2003, we will be opening a new branch office (cost estimated to be $1.5 million), a replacement office for an existing office (cost estimated to be $1.2 million) and as a result of the merger of the two subsidiary Banks, replacing signage (cost estimated to be $350,000). The effect of both of these new offices and signage replacement will be to increase our occupancy expense.

The amortization of goodwill was significantly changed in 2002 as a result of the adoption of SFAS No. 142. As a result, while other intangibles continue to be amortized, goodwill is no longer amortized over a stated period of time but rather it remains on the statement of financial condition and is periodically tested for impairment. That change increased pre-tax earnings and after-tax earnings by $3.1 million in 2002 as compared to 2001. If goodwill is found to be impaired, the impaired amount is expensed to current operations, which would negatively affect the results in any period in which such an impairment was determined. See “Notes to Consolidated Financial Statements—Note 1. Summary of Significant Accounting Policies—Recent Accounting Changes.”

Other expenses decreased $653,000 or 5.3% to $11.6 million in 2002 as compared to $12.3 million in 2001. The decrease was the result of the reduction in real estate owned expense and the reduction in loan expenses in 2002.

Income Taxes

Income tax expense increased $872,000 to $13.0 million in 2002 as compared to $12.1 million in 2001. The increase was the result of increased taxable income. However, the effective income tax rate decreased to 32.8% in 2002 as compared to 37.3% in 2001 primarily as a result of the elimination of the goodwill amortization expense. Goodwill amortization is a nondeductible tax expense and therefore resulted in the 2001 effective tax rate being higher than 2002.

Comparisons of Operating Results for Years Ended December 31, 2001 and 2000

General

Net income for the year ended December 31, 2001 was $20.3 million as compared to $14.7 million for the year ended December 31. 2000. The increase is primarily a result of including a full year of operations of First Northern Savings in 2001 and historically low interest rates, which produced record mortgage loan originations and sales.

Net Interest Income

Net interest income for 2001 increased $20.9 million, or 41.2%, to $71.6 million for 2001 as compared to $50.7 million for 2000. Net interest income increased primarily as a result of the First Northern acquisition and growth in interest earning assets. The net interest margin for 2001 was 2.67%, as compared to 2.76% in 2000. Interest rates were substantially affected by Federal Reserve actions during 2001. The net interest margin was compressed throughout 2000 as a result of market interest rates moving upward as the Federal Reserve moved to increase interest rates early in the year to slow the pace of the economic expansion. However, the Federal Reserve quickly reversed its restrictive growth mode, beginning in early 2001, by reducing interest rates throughout 2001. Reduced interests rates have historically improved our banks’ net interest margin, as the banks are generally able to reduce the interest rates paid on interest-bearing liabilities more quickly than interest rates charged on interest-earning assets. That was mitigated somewhat during 2001 by the high level of mortgage refinancing activity in which higher interest rate loans were paid off.

Total Interest Income

Total interest income increased $55.3 million, or 40.7%, to $191.0 million for 2001 as compared to $135.7 million for 2000. The increase in total interest income was primarily the result of the First Northern acquisition and growth in federal funds sold and securities.

Interest income on loans rose substantially in 2001 primarily from the First Northern acquisition. Our loan originations were strong in 2001, especially fixed interest rate mortgage loans; however, we sold the majority of our fixed rate mortgage loans in the secondary market. In addition, to respond to the lower interest rate environment, we allowed some customers with our adjustable interest rate mortgage loans to reduce their interest rate for a fee, before the expiration of their initial lock-in period or next adjustment date. These actions, along with our continued emphasis on multi-family and commercial loan originations, stabilized our average yield at 7.64% for 2001.

Interest on investments increased $2.8 million as a result of the full years results from the First Northern acquisition and the increase in securities in 2001.

Interest on mortgage-related securities decreased $0.7 million in 2001 although the average balances of mortgage-related securities for 2001 increased $13.9 million. The average yield on mortgage-related securities in 2001 decreased to 6.46% from 6.79% in 2000. This decrease in yield was the result of prepayments of higher yielding mortgage-related securities and the reinvestment of those dollars and additional money into lower-yielding mortgage-related securities.

Interest income on interest-earning deposits increased $2.1 million in 2001 as a result of additional dollars invested throughout 2001. As deposits and loan sales increased, the additional cash was invested in short-term investments. However, as market interest rates decreased (as a result of the Federal Reserve’s actions) the yield on these investments also decreased.

Total Interest Expense

Interest expense on deposits increased $23.5 million, or 35.7%, to $89.3 million in 2001 compared to $65.8 million in 2000. This increase was the result of the effect of the First Northern acquisition over the full year and growth in deposits. We believe the growth in deposits was the result of the uncertainties in the stock market and world events. At the same time, market interest rates were being decreased as a result of Federal Reserve actions thereby reducing the average cost of deposits to 4.65% for 2001 as compared to 4.92% for 2000.

Borrowing expense increased $10.8 million, or 57.4%, to $29.7 million in 2001 as compared to $18.9 million in 2000. This increase is a result of the full year affect of the First Northern acquisition partially offset by the reduction in borrowings. Most of the borrowings are with FHLB of Chicago and have fixed interest rates and terms.

Provision for Loan Losses

We provided $723,000 for loan losses in 2001 as compared to $423,000 in 2000. The provision was increased in 2001 as a result of the change in the loan portfolio mix (reduction in one- to-four family loans and an increase in comparatively riskier multi-family and commercial loans) and charge-offs, as well as the weakening of the economy. The dollar amount of the typical commercial real estate, development and commercial loan tends to be larger than our single family loans and, therefore, any loss that we experience on these loans could be larger than what we have historically experienced on our single family loans. Depending on the type of commercial loan, the collateral may appeal only to a specialized group of people or businesses and therefore, limit the number of potential buyers of the collateral, or in the case of collateral that is comprised of inventory, the liquidation of the collateral is more uncertain if a problem should arise. The allowance for loan losses at December 31, 2001 was $12.2 million or 345.9% of non-performing loans and 312.1% of non-performing assets. The loan loss allowance to total loans is 0.67% as compared to 0.62% at December 31, 2000.

Noninterest Income

Total noninterest income increased $7.2 million, or 78.2%, to $16.5 million in 2001 as compared to $9.3 million in 2000. The increase is primarily the result of the First Northern acquisition and a significant increase in gains on the sales of loans.

Service charges on deposits and brokerage and insurance commissions increased $1.6 million and $0.7 million, respectively, as a result of the First Northern acquisition and increased sales of tax-deferred annuity products.

Loan related fees increased $0.1 million primarily as a result of two factors. First, fees collected on adjustable rate mortgage loans that had their interest rates reduced before their initial lock-in period had expired or before their next interest adjustment date. The fee varied with the option the customer chose. Second, fees collected from our fixed rate modification program which allowed fixed rate mortgage loan customers to negotiate a lower fixed rate without the cost of a complete refinance of their existing mortgage loan.

Gains on the sales of loans increased $3.7 million to $4.0 million in 2001 as compared to $0.3 million in 2000. This substantial increase was the result of low market interest rates, which spurred significant refinancings and a large number of fixed rate mortgage loans to be originated. We sell most of these fixed rate mortgage loans to the secondary market to reduce our interest rate risk.

Other noninterest income increased $1.1 million or 35.2% to $4.3 million in 2001 as compared to $3.2 million in 2000. The increase is primarily the result of the First Northern acquisition, a settlement of a life insurance policy and other miscellaneous fees.

Noninterest Expense

Total noninterest expense increased $18.9 million to $55.0 million in 2001 as compared to $36.1 million in 2000. The increase was primarily the result of the acquisition of First Northern and its first full year of operations, the implementation of stock-based benefit plans and normal increased cost of operations.

Compensation expense increased $9.5 million or 49.6% to $28.7 million in 2001 as compared to $19.2 million in 2000. The increase was the result of: the acquisition of First Northern and its first full year of operations; the $1.5 million in expense associated with the employee stock ownership plan; the implementation of a restricted stock awards plan resulting in $388,000 of expense in 2001; increased health care costs; and incentive payouts to loan originators for the high volume of loan originations.

Occupancy and equipment expense increased $3.0 million primarily from the acquisition of First Northern and its first full year of operations with Bank Mutual Corporation.

The amortization of goodwill and the amortization of other intangible assets increased substantially in 2001 as compared to 2000. The $2.0 million increase in the amortization of goodwill and the $331,000 increase in the amortization of other intangibles were the result of the increased amortization from the goodwill and other intangible assets created from the acquisition of First Northern in November 2000.

Our efficiency ratio excluding the amortization of goodwill and other intangible assets was 58.9% in 2001 as compared to 58.5% in 2000.

Income Taxes

Income tax expense increased $3.4 million to $12.1 million in 2001 as compared to $8.7 million in 2000. The increase was the result of increased taxable income. The effective income tax rate in 2001 was 37.3% as compared to 37.2% in 2000.

Liquidity and Capital Resources

The term “liquidity” refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals, and operating expenses. Our primary sources of funds are deposits, scheduled amortization, and prepayments of loan principal and mortgage-related securities, maturities and calls of investment securities, borrowings from the FHLB of Chicago and funds provided by our operations. Historically, these sources of funds have been adequate to maintain liquidity, borrowing correspondingly more in periods in which our operations generate less cash. In the event these sources of liquidity would become inadequate, Bank Mutual Corporation believes that it could access the wholesale deposit market, although there can be no assurances that wholesale deposits would be available if needed.

Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-related securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. For example, during 2002, loan prepayments increased significantly because of the reduced interest rate environment; another very different interest rate environment could lead to a significantly different result. These factors reduce the predictability of the timing of these sources of funds.

Our primary investing activities are the origination and purchase of one- to four-family real estate loans, multi-family and commercial real estate loans, home equity loans, other consumer loans, commercial business loans, the purchase of mortgage-related securities, and to a lesser extent, the purchase of investment securities.

These investing activities were funded by principal payments on mortgage loans and mortgage-related securities, calls and maturities on investment securities, borrowings, deposit growth, and funds provided by our operating activities.

At March 31, 2003, Bank Mutual Corporation had:

•	outstanding loan commitments to borrowers of approximately $54.7 million;

•	unused commercial lines of credit of approximately $11.1 million;

•	unused letters of credit of approximately $7.6 million; and

•	available home equity, overdraft lines of credit and unused credit card lines of credit of approximately $157.9 million.

Other than a credit enhancement instrument of $4.3 million, there were no outstanding commitments to purchase securities at March 31, 2003. We are committed to maintaining a strong liquidity position; therefore, we monitor our liquidity position on a daily basis. Based upon our historical experience and available sources of liquidity, we anticipate that we will have sufficient funds from operations and/or borrowing capacity to meet current funding commitments. See also “Management of Interest Rate Risk-Gap Analysis” below, which discusses maturities, and “Notes to Consolidated Financial Statements-Note 5. Other Assets,” which includes a summary of future lease obligations.

At March 31, 2003, we exceeded each of the applicable regulatory capital requirements for our savings bank subsidiary. In order to be classified as “well-capitalized” by the OTS we are required to have a leverage (tier 1) capital ratio of at least 5.00% and a total risk-based capital ratio of at least 10.00%. At March 31, 2003, the Bank had a total risk-based capital ratio of 16.76% and a leverage ratio of 8.64%. See “Notes to Consolidated Financial Statements—Note 8. Shareholders’ Equity.”

Because OTS regulations require that the MHC own at least a majority of the outstanding shares of Bank Mutual Corporation, and currently 47.7% of our common shares are owned by persons other than the MHC, the future issuance of our common stock would not be expected to be a significant source of capital resources for Bank Mutual Corporation if the mutual holding company structure were to remain in place. That limitation will not apply if we complete this conversion and offering.

Shareholders’ equity is decreased by unearned ESOP shares, which represents shares in the Bank Mutual Corporation Employee Stock Ownership Plan which had not yet been earned by participating employees, and unearned deferred compensation, which represents stock grants under the management recognition plan component of its 2001 Stock Incentive Plan. See “Notes to Consolidated Financial Statements—Note 1. Summary of Significant Accounting Policies.” Shareholders’ equity at March 31, 2003 and December 31, 2002 is increased by $5.1 million and $10.5 million, respectively, of accumulated other comprehensive income, consisting primarily of increased market-value of securities available-for-sale. We repurchased 956,000 shares under our stock repurchase program through December 31, 2002; of this amount, 330,000 shares were used for restricted stock awards (of which 5,800 and 2,800 shares were forfeited at March 31, 2003 and December 31, 2002, respectively) and 40,106 shares were used for exercised stock options, leaving 588,694 shares held as treasury shares at fiscal year end. We repurchased an additional 342,000 shares in the first quarter of 2003, resulting in 932,694 treasury shares at March 31, 2003.

Cash and cash equivalents decreased $10.2 million during 2002; however, we still maintained $241.8 million of cash and cash equivalents at December 31, 2002. Bank Mutual Corporation provided $68.8 million in investing activities, primarily as a result of the decrease in the loan portfolio caused by the sale of fixed rate mortgage loans, offset by purchases of investment securities and principal repayments on mortgage related securities. The cash provided by investing activities was combined with the cash provided by operating activities and netted against cash used by financing activities. The cash from operating activities is primarily a result of our net income for the year, and non-cash expenses, offset by net change in loans originated for sale. Cash used by financing activities resulted primarily from repayments of long-term borrowings and treasury stock purchases, offset by deposit growth.

Cash and cash equivalents decreased $32.5 million during the first three months of 2003. Investing activities utilized $34.3 million of cash, primarily as a result of the increase in the loan portfolio (primarily as a result of the commercial loan originations), investment in a mutual fund, and mortgage-related securities purchases, partially offset by principal repayments on mortgage-related securities. Cash used by financing activities of $8.3 million resulted primarily from net repayments on short and long term borrowings, purchases of treasury shares and payment of cash dividends offset by deposit growth and the increase in escrow payments. Net cash provided by operating activities of $10.1 million consisted primarily of net income and an increase in other liabilities offset by an increase in loans originated for sale and an increase in other assets.

Impact of Inflation and Changing Prices

Our financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

Quarterly Financial Information

The following table sets forth certain unaudited quarterly data for the periods indicated:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share amounts)
2002 (unaudited)
Interest income	$42,967	$42,138	$41,245	$39,082
Interest expense	23,578	21,937	21,964	20,199

Net interest income	19,389	20,201	19,281	18,883
Provision for loan losses	15	40	940	(235)

Net income after provision for loan losses	19,374	20,161	18,341	19,118
Total noninterest income	3,843	3,857	3,959	5,017
Total noninterest expense	13,611	13,510	12,998	14,050

Income before income taxes	9,606	10,508	9,302	10,085
Income taxes	3,275	3,537	2,938	3,206

Net income	$6,331	$6,971	$6,364	$6,879

Earnings per share—Basic	$0.30	$0.33	$0.30	$0.33

Earnings per share—Diluted	$0.29	$0.32	$0.30	$0.32

Cash dividend paid per share	$0.08	$0.08	$0.09	$0.09

2001 (unaudited)
Interest income	$49,294	$48,053	$47,590	$46,049
Interest expense	31,640	30,632	29,709	27,391

Net interest income	17,654	17,421	17,881	18,658
Provision for loan losses	101	109	333	180

Net income after provision for loan losses	17,553	17,312	17,548	18,478
Total noninterest income	3,349	4,160	4,025	4,946
Total noninterest expense	13,192	13,362	13,789	14,661

Income before income taxes	7,710	8,110	7,784	8,763
Income taxes (benefit)	2,907	3,032	2,860	3,285

Net income (loss)	$4,803	$5,078	$4,924	$5,478

Earnings per share—Basic	$0.22	$0.24	$0.23	$0.26

Earnings per share—Diluted	$0.22	$0.24	$0.23	$0.26

Cash dividend paid per share	$0.07	$0.07	$0.07	$0.07

Recent Accounting Developments

We discuss recent accounting changes in the “Notes to Consolidated Financial Statement—Note 1. Summary of Significant Accounting Policies—Recent Accounting Changes.” We also discuss the effect of changes in accounting rules relating to the amortization of goodwill above in “Comparisons Of Operating Results For Years Ended December 31, 2002 and 2001—Noninterest Expense.”

Management of Interest Rate Risk

Our ability to maintain net interest income depends upon earning a higher yield on assets than the rates we pay on deposits and borrowings. Fluctuations in interest rates will ultimately impact both our level of income and expense recorded on a large portion of our assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those which possess a short term to maturity.

Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature during a given period of time. The difference, or the interest rate sensitivity “gap,” provides an indication of the extent to which our interest rate spread will be affected by changes in interest rates. See “Gap Analysis” below.

Due to the nature of our operations, we are not directly subject to foreign currency exchange or commodity price risk. Instead, our real estate loan portfolio, concentrated in Wisconsin, is subject to risks associated with the local economy. We did not engage in any hedging transactions that use derivative instruments (such as interest rate swaps and caps) during 2002, 2001 and 2000. In the future, we may, with approval of our board of directors, engage in hedging transactions utilizing derivative instruments.

We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range.

The primary objectives of our interest rate management strategy are to:

•	maintain earnings and capital within self-imposed parameters over a range of possible interest rate environments;

•	coordinate interest rate risk policies and procedures with other elements of our business plan, all within the context of the current business environment and our capital and liquidity requirements; and

•	manage interest rate risk in a manner consistent with the approved guidelines and policies set by our board of directors.

To achieve the objectives of managing interest rate risk, our Asset/Liability Committee meets periodically to discuss and monitor the market interest rate environment and provide reports to the board of directors. This committee is comprised of members of our senior management.

Historically, our lending activities have emphasized one- to four-family first and second mortgage loans. Our primary source of funds has been deposits and borrowings, consisting primarily of time deposits and borrowings which have substantially shorter terms to maturity than the loan portfolio. We have employed certain strategies to manage the interest rate risk inherent in the asset/liability mix, including:

•	emphasizing the origination of adjustable-rate and certain 15-year fixed rate mortgage loans for portfolio, and selling certain 15 and 20 year fixed rate mortgage loans and all 30-year fixed rate mortgage loans;

•	maintaining a significant level of investment securities and mortgage-related securities with a weighted average life of less than eight years or with interest rates that reprice in less than five years; and

•	managing deposits and borrowings to provide stable funding.

We believe that the frequent repricing of our adjustable-rate mortgage loans, the cash flows from our 15-year fixed rate real estate loans, the shorter duration of our consumer loans, and adjustable rate features and shorter durations of our investment securities, reduce our exposure to interest rate fluctuations.

Gap Analysis

Repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a financial institution’s interest rate sensitivity “gap.” An asset or liability is said to be “interest rate sensitive” within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-bearing assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.

A gap is considered positive when the amount of interest-earning assets maturing or repricing within a specific time period exceeds the amount of interest-bearing liabilities maturing or repricing within that specific time period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing within a specific time period exceeds the amount of interest-earning assets maturing or repricing within the same period. During a period of rising interest rates, a financial institution with a negative gap position would be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets and thus a decrease in the institution’s net interest income. An institution with a positive gap position would be expected, absent the effect of other factors, to experience the opposite result. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to reduce net interest income.

At March 31, 2003, based on the assumptions below, our interest-earning assets maturing or repricing within one year exceeded our interest-bearing liabilities maturing or repricing within the same period by $316.9 million. This represented a positive cumulative one-year interest rate sensitivity gap of 11.1%, and a ratio of interest-earning assets maturing or repricing within one year to interest-bearing liabilities maturing or repricing within one year of 127.2%. The cumulative gap ratio is significantly affected by $200.0 million of long-term FHLB borrowings which had an original call option in the second quarter of 2001 and which are callable quarterly thereafter. For the March 31, 2003 gap analysis, we have placed the $200 million long-term borrowing in its final maturity period of 2004 as market interest rates are lower than the interest rate on the borrowing. As such, the likelihood of the FHLB calling this borrowing is significantly reduced. This call option is at the FHLB of Chicago’s discretion; however if the borrowings are called, the FHLB of Chicago has given us indications that alternative borrowings would be available. While we have no reason to believe that the FHLB of Chicago would not follow through on its indications, there is no binding commitment and we therefore cannot provide an assurance that these alternatives would be available. A call of these obligations without a replacement would materially adversely affect our liquidity, and we would need to use an alternative source of funds.

The following table presents the amounts of our interest-earning assets and interest-bearing liabilities outstanding at March 31, 2003, which we anticipate to reprice or mature in each of the future time periods shown. The information presented in the following table is based on the following assumptions:

1.	Investment securities—based upon contractual maturities and if applicable, call dates.

2.	Mortgage-related securities—based upon an independent outside source for determining cash flows (prepayment speeds).

3.	Loans—based upon contractual maturities, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon our historical experience or anticipated prepayments.

4.	Deposits—based upon contractual maturities and estimated decay rates.

5.	Borrowings—based upon the earlier of call date or final maturity; however, as a result of the above-market interest rate floor on $200.0 million of FHLB of Chicago borrowings, these borrowings have been reclassified to their final maturity date in 2004. We have received indications from FHLB of Chicago that they would replace the borrowings even if the borrowings were called.

	At March 31, 2003
	Within Three Months	Three to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	Over Five Years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
Mortgage loans:
Fixed	$117,315	$148,851	$216,810	$72,416	$39,079	$594,471
Adjustable	139,858	270,015	200,969	55,127	1,318	667,287
Consumer loans	135,894	117,800	124,467	36,379	18,015	432,555
Commercial business loans	20,144	21,519	23,357	4,404	1,457	70,881
Interest-earning deposits	173,445	—	—	—	—	173,445
Investment securities	47,783	17,028	11,518	3,996	—	80,325
Mortgage-related securities:
Fixed	59,215	131,160	300,843	65,775	12,280	569,273
Adjustable	48,425	—	—	—	—	48,425
Other interest-earning assets	33,797	—	—	—	—	33,797

Total interest-earning assets	775,876	706,373	877,964	238,097	72,149	2,670,459

Interest-bearing liabilities:
Deposits:
Interest-bearing demand accounts	3,191	9,139	21,472	17,828	87,215	138,845
Savings accounts	6,421	14,927	35,295	29,588	153,966	240,197
Money market accounts	351,851	—	—	—	—	351,851
Time deposits	312,699	386,882	375,965	220,467	—	1,296,013
Advance payments by borrowers for taxes and insurance	—	11,792	—	—	—	11,792
Borrowings	17,312	51,169	241,104	8,345	11,992	329,922

Total interest-bearing liabilities	691,474	473,909	673,836	276,228	253,173	2,368,620

Interest rate sensitivity gap	$84,402	$232,464	$204,128	$(38,131)	$(181,024)	$301,839

Cumulative interest rate sensitivity gap	$84,402	$316,866	$520,994	$482,863	$301,839

Cumulative interest rate sensitivity gap as a percentage total assets	2.96%	11.11%	18.27%	16.93%	10.58%
Cumulative interest-earning assets as a percentage of interest bearing liabilities	112.21%	127.19%	128.33%	122.83%	112.74%

The methods used in the previous table have some inherent shortcomings. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate loans, have features which limit changes in interest rates on a short-term basis and over the life of the loan. If interest rates change, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to make payments on their adjustable-rate loans may decrease if interest rates increase.

Present Value of Equity

In addition to the gap analysis table, we also use simulation models to monitor interest rate risk. The models report the present value of equity in different interest rate environments, assuming an instantaneous and permanent interest rate shock to all interest rate-sensitive assets and liabilities. The present value of equity is the difference between the present value of expected cash flows of interest rate-sensitive assets and liabilities. The changes in market value of assets and liabilities due to changes in interest rates reflect the interest rate sensitivity of those assets and liabilities as their values are derived from the characteristics of the asset or liability (i.e., fixed rate, adjustable-rate, caps, floors) relative to the current interest rate environment. For example, in a rising interest rate environment the fair market value of a fixed rate asset will decline, whereas the fair market value of an adjustable-rate asset, depending on its repricing characteristics, may not decline. Increases in the market value of assets will increase the present value of equity whereas decreases in market value of assets will decrease the present value of equity. Conversely, increases in the market value of liabilities will decrease the present value of equity whereas decreases in the market value of liabilities will increase the present value of equity.

The following table presents the estimated present value of equity over a range of interest rate change scenarios at March 31, 2003. The present value ratio shown in the table is the present value of equity as a percent of the present value of total assets in each of the different rate environments. For purposes of this table, we have made assumptions such as prepayment rates and decay rates similar to those used for the gap analysis table.

	Present Value of Equity			Present Value of Equity as Percent of Present Value of Assets
Change in Interest Rates	Dollar Amount	Dollar Change	Percent Change	Present Value Ratio	Percent Change
(Basis Points)	(Dollars in thousands)
+200	$359,656	$(3,924)	(1.08)%	12.56%	1.05%
+100	364,492	913	0.25	12.59	1.29
0	363,580	—	0.00	12.43	—
-100	359,726	(3,854)	(1.06)	12.19	(1.93)
-200	343,512	(20,068)	(5.52)	11.59	(6.76)

As in the case of the gap analysis table, the methods we used in the previous table have some inherent shortcomings. This type of modeling requires that we make assumptions which may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For example, we make assumptions regarding the acceleration rate of the prepayment speeds of higher yielding mortgage loans. Prepayments will accelerate in a falling rate environment and the reverse will occur in a rising rate environment. We also assume that decay rates on core deposits will accelerate in a rising rate environment and the reverse in a falling rate environment. The table assumes that we will take no action in response to the changes in interest rates, when in practice rate changes on certain products, such as savings deposits, may lag market changes. In addition, prepayment estimates and other assumptions within the model are subjective in nature, involve uncertainties, and therefore cannot be determined with precision. Accordingly, although the present value of equity model may provide an estimate of our interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in interest rates on our present value of equity.

Our board regularly reviews and sets guidelines for our asset/liability gap position. At March 31, 2003, we were within those guidelines.

BUSINESS OF BANK MUTUAL CORPORATION

General

Bank Mutual Corporation currently is a United States corporation chartered in 2000 by the Office of Thrift Supervision (“OTS”) to become the mid-tier holding company in the regulatory restructuring of Mutual Savings Bank into mutual holding company form. Also on November 1, 2000, Bank Mutual Corporation acquired First Northern Capital Corp., the parent of First Northern Savings. On March 16, 2003, we combined our two savings bank subsidiaries, Mutual Savings Bank and First Northern Savings Bank, to form a single subsidiary bank of Bank Mutual Corporation which is named “Bank Mutual.”

This Bank is a community oriented financial institution, which emphasizes traditional financial services to individuals and businesses within our market areas. Our principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, in residential mortgage loans, consumer loans, commercial real estate loans, and commercial business loans. We also invest in various mortgage-related securities and investment securities. The principal lending is one- to four-family, owner-occupied home loans, home equity loans and lines of credit, automobile loans, multi-family and commercial real estate loans, and commercial business loans.

Bank Mutual Corporation’s revenues are derived principally from interest on our loans and mortgage-related securities, interest and dividends on our investment securities, and noninterest income (including loan servicing fees, deposit servicing fees, gains on sales of loans and commissions on insurance, security and annuity sales). Our primary sources of funds are deposits, borrowings, repayments of loan principal and mortgage-related securities, maturities and calls of investment securities and funds provided by operations.

Operating Strategy

Bank Mutual Corporation’s operating strategy is to succeed as a holding company of a well-capitalized, profitable, community-oriented bank. We seek to accomplish this goal by:

•	continuing our commitment to the communities we serve by maintaining our high level of customer service;

•	growing our diversified loan portfolio within our established conservative underwriting criteria, with a continued commitment to residential lending;

•	managing credit risk to maintain our favorable asset quality reflected primarily by a low level of non-performing assets, low charge-offs and adequacy of loan loss reserves;

•	promoting growth of our core deposits, such as checking and savings accounts;

•	managing our interest rate risk by maintaining an acceptable balance between maximizing potential yield and limiting exposure to changing interest rates;

•	becoming a broader provider of financial services, thereby enhancing our ability to attract and retain both retail and commercial customers and diversifying our income stream;

•	identifying growth opportunities in existing and new markets;

•	maximizing efficiency and profitability; and

•	developing new products and services to offer our customers.

Market Area

The Bank has 69 banking offices located in 28 counties in Wisconsin, in addition to one Minnesota office. At June 30, 2002, Bank Mutual Corporation had approximately a 2.53% share of all Wisconsin bank, savings bank, and savings association deposits. Counties in which we operate include 66% of the population of the state.

Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin, based on asset size.

The largest concentration of our offices is in the Milwaukee metropolitan area, which includes Milwaukee, Waukesha, Ozaukee, and Washington counties. There are 18 offices in this area, with an additional office expected to open in late 2003. The Milwaukee metro area has the largest population and commercial base in Wisconsin, representing approximately 28% of Wisconsin’s population. The Milwaukee area has traditionally had an extensive manufacturing economic base, which is diversifying into service and technology based businesses.

Our other southeastern region offices are located in the Madison area and other parts of southern Wisconsin. We have four offices in the Madison area. Madison is the state capital of Wisconsin and is the second largest metropolitan area in Wisconsin representing approximately 8% of the state’s population. Our eight other south central and southeastern Wisconsin offices are located in smaller cities that have economic concentrations ranging from manufacturing to agriculture.

We operate 21 banking offices in nine northeastern counties that make up approximately 13% of the state’s population including the city of Green Bay. The greater Green Bay area has an economic base of paper and other manufacturing, health care, insurance and gaming, and is diversifying into technology based businesses.

We also have 19 offices in the northwestern part of the state. This part of the state has medium sized to smaller cities and towns. Industry includes medium sized and small business, with a significant agricultural component. The counties in which the northwest region offices are located hold 8% of the state’s population. Our Minnesota office is located near the Wisconsin state border, on the eastern edge of the Minneapolis-St. Paul metropolitan area.

Competition

We face significant competition in making loans and attracting deposits. Wisconsin has many banks, savings banks, and savings and loan associations, which offer the same types of banking products. Wisconsin also has an extensive tax-exempt credit union industry, whose expanded powers have resulted in increased competition to financial institutions.

Many of our competitors have greater resources than we do. Similarly, many competitors offer services that we do not provide. For example, the Bank does not provide trust or money management services. However, the Bank’s subsidiary, Lake Financial and Insurance Services, Inc. offers mutual funds and engages in the sale of tax deferred annuities, credit life and disability insurance, property and casualty insurance, and brokerage services, including the sale of tax deferred annuities. In addition, the banking business in the Milwaukee area, our largest market, tends to be dominated by the two largest commercial banks in the state, which together held 46% of the Milwaukee area’s deposits at June 30, 2002.

Most of our competition for loans traditionally has come from commercial banks, savings banks, savings and loan associations and credit unions. Increasingly, other types of companies, such as mortgage banking firms, finance companies, insurance companies, and other providers of financial services also compete for these products. For deposits, we also compete with traditional financial institutions. However, competition for deposits now also includes mutual funds, particularly short-term money market funds, and brokerage firms and insurance companies. The recent increase in electronic commerce also increases competition from institutions and other entities outside of Wisconsin.

Lending Activities

Loan Portfolio Composition.    Bank Mutual Corporation’s loan portfolio primarily consists of one- to four-family residential mortgage loans. To a lesser degree, the loan portfolio includes consumer loans, including home equity lines of credit and fixed and adjustable rate home equity loans, automobile loans, as well as multi-family, commercial real estate, construction and development and commercial business loans.

At March 31, 2003, our total loans receivable was $1.8 billion, of which $1.3 billion, or 71.3%, were mortgage loans. The remainder of our loans at March 31, 2003, amounting to $503.4 million, or 28.7% of total loans, consisted of consumer loans ($432.5 million or 24.6%) and commercial business loans ($70.9 million or 4.0%).

We originate adjustable rate mortgage (“ARM”) loans primarily for our own portfolio. We also originate fixed rate mortgage loans with terms of 10 to 30 years. Most of the 20 year and longer fixed rate mortgage loans are immediately sold into the secondary market. At times, we may also sell 15 year fixed rate mortgage loans depending on the percentage of fixed interest rate loans in our portfolio and our tolerance for fixed interest rates in view of the rate environment we are anticipating. We sold a large portion of our 15 year fixed rate mortgage loan originations in 2002.

The loans that we originate are subject to federal and state laws and regulations. The interest rates we charge on loans are affected principally by the demand for loans, the cost and supply of money available for lending purposes and the interest rates offered by our competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

The following table presents the composition of our loan portfolio in dollar amounts and in percentages of the total portfolio at the dates indicated.

	At March 31, 2003		At December 31,
			2002		2001		2000(1)		1999		1998
	Amount	Percent Of Total	Amount	Percent Of Total	Amount	Percent Of Total	Amount	Percent Of Total	Amount	Percent Of Total	Amount	Percent Of Total
	(Dollars in thousands)
Mortgage loans:
One- to four-family	$823,617	46.89%	$827,648	47.37%	$992,126	52.46%	$1,207,912	59.56%	$743,993	67.37%	$742,231	70.56%
Multi-family	113,767	6.48	112,189	6.42	131,925	6.97	105,925	5.22	53,777	4.87	53,521	5.09
Commercial real estate	197,317	11.24	186,960	10.70	165,556	8.75	118,636	5.85	52,375	4.74	40,922	3.89
Construction and development	117,905	6.71	127,174	7.28	125,611	6.64	94,235	4.65	26,530	2.40	21,939	2.09

Total mortgage loans	1,252,606	71.32	1,253,971	71.77	1,415,218	74.82	1,526,708	75.28	876,675	79.38	858,613	81.63

Consumer loans:
Fixed-term equity	239,827	13.66	234,049	13.40	200,500	10.61	193,394	9.54	89,315	8.09	67,629	6.42
Home equity lines of credit	77,454	4.41	77,697	4.45	76,472	4.04	80,447	3.97	50,618	4.58	45,827	4.36
Student	22,393	1.28	22,636	1.30	25,410	1.34	27,076	1.34	28,371	2.57	29,634	2.82
Home improvement	7,044	0.40	6,993	0.40	9,439	0.50	12,778	0.63	9,920	0.90	8,373	0.80
Automobile	64,932	3.70	68,140	3.90	77,621	4.10	99,844	4.92	5,902	0.54	8,762	0.83
Other	20,882	1.19	22,434	1.28	25,886	1.37	27,827	1.37	4,126	0.37	4,208	0.40

Total consumer loans	432,532	24.64	431,949	24.73	415,328	21.96	441,366	21.77	188,252	17.05	164,433	15.63

Commercial business loans	70,881	4.04	61,060	3.50	60,932	3.22	59,844	2.95	39,488	3.57	28,839	2.74

Total loans receivable	1,756,019	100.00%	1,746,980	100.00%	1,891,748	100.00%	2,027,918	100.00%	1,104,415	100.00%	1,051,885	100.00%

Less:
Undisbursed loan proceeds	46,707		46,048		44,467		37,490		14,658		7,001
Allowance for loan losses	13,018		12,743		12,245		12,238		6,948		6,855
Deferred fees and discounts	2,396		2,527		3,611		5,554		14		440

Total loans receivable, net	$1,693,898		$1,685,662		$1,831,155		$1,972,636		$1,082,795		$1,037,589

(1)	On November 1, 2000, Bank Mutual Corporation acquired First Northern. Under the purchase method of accounting, First Northern’s results are included from the date of acquisition.

At March 31, 2003, our one- to four-family first mortgage loans were pledged as collateral under a blanket pledge to the Federal Home Loan Bank (“FHLB”) of Chicago. As of March 31, 2003, there were no other significant concentrations of loans such as loans to a number of borrowers engaged in similar activities. Bank Mutual Corporation’s mortgage loans, fixed equity, home equity lines of credit and home improvement loans are primarily secured by properties housing one- to four-families which are generally located in our local lending areas in Wisconsin.

Loan Maturity.    The following table presents the contractual maturity of our loans at March 31, 2003. The table does not include the effect of prepayments or scheduled principal amortization.

	At March 31, 2003
	Mortgage Loans	Consumer Loans	Commercial Business Loans	Total
	(In thousands)
Amounts Due:
Within one year	$50,618	$36,060	$33,526	$120,204
After one year
One to two years	34,222	27,067	14,705	75,994
Two to three years	40,703	29,240	9,661	79,604
Three to five years	51,782	74,558	8,477	134,817
Five to ten years	160,397	212,141	553	373,091
Ten to twenty years	442,986	53,466	3,959	500,411
Over twenty years	471,898	—	—	471,898

Total due after one year	1,201,988	396,472	37,355	1,635,815

Total loans receivable	$1,252,606	$432,532	$70,881	$1,756,019

Less
Undisbursed loan proceeds				46,707
Allowance for loan losses				13,018
Deferred loan fees				2,396

Net loans receivable				$1,693,898

The following table presents, as of March 31, 2003, the dollar amount of all loans due after March 31, 2004, and whether these loans have fixed interest rates or adjustable interest rates.

	Due after March 31, 2004
	Fixed	Adjustable	Total
	(In thousands)
Mortgage loans	$508,919	$693,069	$1,201,988
Consumer loans	252,234	144,238	396,472
Commercial business loans	34,182	3,173	37,355

Total loans due after one year	$795,335	$840,480	$1,635,815

The following table presents a summary of our lending activity.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
	(In thousands)
Balance outstanding at beginning of period	$1,793,951	$1,923,799	$1,923,799	$2,035,387	$1,104,956
Originations:
Mortgage loans	236,429	125,978	752,771	691,466	189,706
Consumer loans	65,724	51,106	293,320	242,580	141,943
Commercial business loans	15,494	9,160	27,141	30,202	23,189

Total loan originations	317,647	186,244	1,073,232	964,248	354,838

Purchases:
One- to four-family mortgage loans	—	3,024	4,042	8,885	19,213
First Northern loans (1)	—	—	—	—	847,888

Total loan purchases	—	3,024	4,042	8,885	867,101

Less:
Principal payments and repayments:
Mortgage loans	112,564	107,252	533,407	478,736	134,317
Consumer loans	65,141	61,136	276,699	266,831	89,637
Commercial business loans	5,673	6,522	27,013	29,114	32,412

Total principal payments	183,378	174,910	837,119	774,681	256,366

Transfers to foreclosed real estate	350	395	1,406	410	2,697

Loan sales:
Mortgage loans	115,992	64,005	368,597	307,843	32,397
Education loans	—	—	—	1,787	48

Total loan sales	115,992	64,005	368,597	309,630	32,445

Total loans receivable and loans held for sale	$1,811,878	$1,873,757	$1,793,951	$1,923,799	$2,035,387

(1)	First Northern loans before deductions of undisbursed loan proceeds, allowances for loan losses, discounts and premiums.

Residential Mortgage Lending.    Our primary lending activity has been the origination of first mortgage loans secured by one- to four-family properties, within our primary lending area. Most of these loans are owner-occupied; however, we do originate first mortgage loans on second homes, seasonal homes, and investment properties. In addition to our loan originations, we have purchased one- to four-family first mortgage loans of $4.0 million in 2002, $8.9 million in 2001, and $19.2 million in 2000. Through March 31, 2003, no loans have been purchased in 2003. We review purchased loans for compliance with our underwriting standards, and generally only invest in loans in the midwestern United States.

We offer conventional fixed rate mortgage loans and ARM loans with maturity dates up to 30 years. Residential mortgage loans generally are underwritten to Federal National Mortgage Association Standards (“Fannie Mae”) or Federal Home Loan Mortgage Corporation (“Freddie Mac”) guidelines. All ARM mortgage loans and some fixed rate mortgage loans with maturities of up to 20 years are held in our portfolio. Fixed rate mortgage loans with maturities greater than 15 years typically are sold without recourse, servicing retained, into the secondary market. As a result of market conditions, during the past few years, we have generally not charged loan origination fees. The interest rates charged on mortgage loan originations at any given date will vary, depending upon conditions in the local and secondary markets.

We also originate “jumbo single family mortgage loans” in excess of the Fannie Mae or Freddie Mac maximum loan amount, which was $300,700 for single family homes for both agencies in 2002. Effective for 2003, the maximum loan amount increased to $322,700 for both agencies. The agencies have higher limits for two-, three- and four-family homes. Fixed rate jumbo mortgage loans generally are sold servicing released without recourse to secondary market purchasers of such loans. ARM jumbo mortgage loans are underwritten in accordance with our underwriting guidelines and are retained in our loan portfolio.

Mortgage loan originations are solicited from real estate brokers, builders, existing customers, community groups and residents of the local communities located in our primary market area through our loan origination staff. We also advertise our mortgage loan products through local newspapers, periodicals, internal customer communications and our website.

We currently offer loans that conform to underwriting standards that are based on standards specified by Fannie Mae or Freddie Mac (“conforming loans”) and also originate a limited amount of non-conforming loans, due to size or underwriting considerations, for our own portfolio or for sale. Loans may be fixed rate one- to four-family mortgage loans or adjustable rate one- to four-family mortgage loans with maturities of up to 30 years. The average size of our one- to four-family mortgage loans originated in the first quarter of 2003 was $111,000, and in fiscal 2002, 2001 and 2000 was approximately $114,000, $105,000 and $105,000, respectively. We are an approved seller/servicer for Fannie Mae, Freddie Mac, the FHLB of Chicago’s Mortgage Partnership Finance Program, Wisconsin Housing and Economic Development Authority (“WHEDA”) and Wisconsin Department of Veterans Affairs (“WDVA”).

The focus of our residential mortgage loan portfolio is the origination of 30 year ARM loans with interest rates adjustable in one, two, three, or five years. ARM loans typically are adjusted by a maximum of 200 basis points per adjustment period. The adjustments are usually annual, after the initial interest rate lock period. Prior to the merger of the subsidiary banks, there was a lifetime cap of 6% above the origination rate for First Northern Savings Bank and a lifetime interest rate cap of 12.9% for Mutual Savings Bank. Going forward, the Bank is originating ARM loans with a lifetime cap of 6% above the origination rate. Monthly payments of principal and interest are adjusted when the interest rate adjusts. We do not offer ARM loans which provide for negative amortization. The initial rates offered on ARM loans fluctuate with general interest rate changes and are determined by secondary market pricing, competitive conditions and our yield requirements. We currently utilize the monthly average yield on United States treasury securities, adjusted to a constant maturity of one year (“constant treasury maturity index”) or the National Monthly Median Cost of Funds (“NMCOF”) for Savings Association Insurance Fund (“SAIF”) insured institutions as the indexes to determine the interest rate payable upon the adjustment date of our ARM loans. Going forward, we will use the constant treasury maturity index as the index for our ARM loans. Some of the ARM loans are granted with conversion options which provide terms under which the borrower may convert the mortgage loan to a fixed rate mortgage loan for a limited period early in the term of the ARM loan. The terms at which the ARM loan may be converted to a fixed rate loan are established at the date of loan origination and are set at a level allowing us to sell the loan into the secondary market upon conversion.

ARM loans may pose credit risks different from the risks inherent in fixed rate loans, primarily because as interest rates rise, the underlying payments from the borrowers rise, thereby increasing the potential for payment default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates.

The volume and types of ARM loans we originate have been affected by the level of market interest rates, competition, consumer preferences and the availability of funds. Although we will continue to offer ARM loans, we cannot guarantee that we will be able to originate a sufficient volume of ARM loans to increase or maintain the proportion that these loans bear to our total loans.

In addition to conventional fixed rate and ARM loans, we are authorized to originate mortgages utilizing various government programs, including programs offered by the Federal Housing Administration, the Federal

Veterans Administration, and Guaranteed Rural Housing. We also participate in two state-sponsored mortgage programs operated by WHEDA and WDVA. We originate these state-sponsored loans as an agent and assign them to the agency immediately after closing. Servicing is retained by us on both WHEDA and WDVA loans.

Most residential mortgage loans are processed under the Fannie Mae or Freddie Mac alternative documentation programs. We require applicants for reduced documentation loans, to complete a Fannie Mae or Freddie Mac loan application and request income, asset and debt information from the borrower. In addition to obtaining outside vendor credit reports on all borrowers, we also look at other information to ascertain the creditworthiness of the borrower. In most instances, we utilize the Fannie Mae’s “Desktop Underwriter” or Freddie Mac’s “Loan Prospector” automated underwriting process to further reduce the necessary documentation. For example, a simplified appraisal or inspection may be used to verify the value of the property. Loans that are processed with reduced documentation conform to secondary market standards and generally may be sold on the secondary market.

An appraisal of the real estate to secure the loan is required, which must be performed by a certified appraiser approved by the board of directors. A title insurance policy is required on all real estate first mortgage loans. Evidence of adequate hazard insurance and flood insurance, if applicable, is required prior to closing. Borrowers are required to make monthly payments to fund principal and interest as well as private mortgage insurance and flood insurance, if applicable. With some exceptions for lower loan-to-value ratio loans, borrowers also generally are required to escrow in advance for real estate taxes. We make disbursements for these items from the escrow account as the obligations become due.

Our Underwriting Department reviews all pertinent information prior to making a credit decision to approve or deny an application. All recommendations to deny are reviewed by a designated senior officer of the Bank, in addition to the Underwriting Department, prior to the final disposition of the loan application. Our lending policies generally limit the maximum loan-to-value ratio on one- to four-family mortgage loans secured by owner-occupied properties to 97% of the lesser of the appraised value or purchase price of the property. Loans above 80% loan-to-value ratios are subject to the availability of private mortgage insurance. Coverage is required to reduce our exposure to less than 80% of value.

Our originations of residential mortgage loans amounted to $215.4 million in the first quarter of 2003, $695.0 million in fiscal 2002, $617.8 million in 2001, and $147.6 million in 2000. A number of our mortgage loan originations have been the result of refinancing of our existing loans due to the relatively low interest rate levels over the past three years. The First Northern acquisition also affects the comparison between 2000 and other years. Total refinancings of our existing mortgage loans were as follows:

Period	Amount	Percentage of mortgage loan originations
	(Dollars in millions)
Three Months ended March 31, 2003	$105.5	48.7%
Year ended December 31, 2002	278.6	40.1
Year ended December 31, 2001	239.2	38.7
Year ended December 31, 2000	17.6	12.0

In addition to our standard mortgage products, we have developed mortgage programs designed to specifically address the credit needs of low- to moderate-income home mortgage applicants and first-time home buyers. Among the features of the low- to moderate-income home mortgage and first-time home buyer’s programs are reduced rates, lower down payments, reduced fees and closing costs, and generally less restrictive requirements for qualification compared with our traditional one- to four-family mortgage loans. For instance, certain of these programs currently provide for loans with up to 97% loan-to-value ratios and rates which are lower than our traditional mortgage loans.

Consumer Loans.    We have been expanding our consumer loan originations because higher yields can be obtained, there is strong consumer demand for such products, and we have experienced relatively low delinquency and few losses on such products. In addition, we believe that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At March 31, 2003, $432.5 million, or 24.6%, of our gross loan portfolio was in consumer loans. Consumer loan products offered within our market areas include home equity loans, home equity lines of credit, home improvement loans, automobile loans, recreational vehicle loans, marine loans, deposit account loans, overdraft protection lines of credit, unsecured consumer loans through the MasterCard and Visa credit card programs (offered through Elan Financial Services), unsecured consumer loans with existing customers and federally guaranteed student loans.

Our focus in consumer lending has been the origination of home equity loans, home improvement, home equity lines of credit and automobile loans. At March 31, 2003, we had $389.3 million or 90.0% of the consumer loan portfolio in such loans. Underwriting procedures for the home equity and home equity lines of credit loans include a comprehensive review of the loan application, and require an acceptable credit rating, verification of the value of the equity in the home and verification of the borrower’s income. The loan-to-value ratio and the total debt-to-income ratio are two of the determining factors in the underwriting process. Home equity loan and home improvement loan originations are developed through the use of direct mail, cross-sales to existing customers, radio advertisement, and advertisements in local newspapers.

We make indirect automobile loans through applications taken by selected automobile dealers on application forms approved by us. The applications are delivered to Savings Financial Corporation (“SFC”), a 50% owned subsidiary of the Bank, for underwriting. If an application is approved, money is funded to the dealer and the loan becomes a part of the SFC automobile portfolio. The SFC automobile paper is then sold to either of the parent companies of SFC or to the Bank’s subsidiary First Northern Investments Inc. We also make indirect loans for boats, recreational vehicles, campers, and other personal property through applications taken by selected dealers. These applications undergo the same approval process as our direct loans. These loans are retained in the Bank’s portfolio.

We originate both fixed rate and variable rate home equity loans and home improvement loans with combined loan-to-value ratios to 100%. Pricing on fixed rate home equity and home improvement loans is reviewed by management, and generally terms are in the three to fifteen year range in order to minimize interest rate risk. During the first quarter of 2003, we originated $32.3 million of fixed rate home equity or home improvement loans; these loans carry a weighted average written term of 8.8 years and a fixed rate ranging from 3.75% to 9.99%. During 2002 we originated approximately $130.9 million of fixed rate home equity or home improvement loans, carrying a weighted average written term of 8.9 years and a fixed rate ranging from 3.75% to 12.75%. We also offer adjustable rate home equity and home improvement loans. At March 31, 2003, $39.7 million or 16.1% of our fixed term home equity and home improvement loan portfolio carried an adjustable rate. The adjustable rate loans have an initial fixed rate for one to three years then adjust annually or monthly depending upon the offering, with terms of up to twenty years. Our home equity and home improvement loans are originated in amounts which, together with the amount of the first mortgage, do not exceed 100% of the value of the property securing the loan. Many of our home equity and home improvement loans are secured by a first mortgage.

Our home equity credit line loans, which totaled $77.5 million, or 17.9% of total consumer loans at March 31, 2003, are adjustable rate loans secured by a first or second mortgage on owner-occupied one- to four-family residences located in the state of Wisconsin. Current interest rates on home equity credit lines are tied to the prime rate, adjust monthly after an initial interest rate lock period, and range from prime rate to 350 basis points over the prime rate, depending on the loan-to-value ratio. Home equity line of credit loans are made for terms up to 10 years and require a minimum monthly payment of interest only or the greater of $100 or 1½% of the month end balance. An annual fee is charged on home equity lines of credit.

At March 31, 2003, student loans amounted to $22.4 million, or 5.2% of our consumer loan portfolio. These loans are serviced by Great Lakes Higher Education Servicing Corporation.

Multi-family and Commercial Real Estate Loans.    At March 31, 2003, our multi-family and commercial real estate loan portfolio was $311.1 million or 17.7% of our total loans receivable. The multi-family and commercial real estate loan portfolios consist of fixed rate, ARM and balloon loans originated at prevailing market rates. This portfolio generally consists of loans secured by apartment buildings, office buildings, warehouses, industrial buildings and retail centers. These loans typically do not exceed 80% of the lesser of the purchase price or an appraisal by an appraiser designated by us. Balloon loans generally are amortized on a 15 to 30 year basis with a typical loan term of 3 to 10 years.

Loans secured by multi-family and commercial real estate are granted based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property or from the business in an owner-occupied property, must be sufficient to cover the payments relating to the outstanding debt. In most cases, we obtain joint and several personal guarantees from the principals involved. We generally require an assignment of rents or leases in order to be assured that the cash flow from the property will be used to repay the debt. Appraisals on properties securing multi-family and larger commercial real estate loans are performed by independent state certified fee appraisers approved by the board of directors. Title and hazard insurance are required as well as flood insurance, if applicable. Environmental assessments are performed on certain multi-family and commercial real estate loans in excess of $500,000. In addition, an annual review is performed by us on non-owner-occupied multi-family and commercial real estate loans over $1.0 million.

At March 31, 2003, the largest outstanding loan on a multi-family property was $12.0 million on a 148 unit apartment project located in Oak Creek, Wisconsin. At the same date, the largest outstanding loan on a commercial real estate property was $21.7 million on a retail/office building complex located in Brookfield, Wisconsin. At March 31, 2003, these loans were current and performing in accordance with their terms. These loans are substantially below the legal lending limit to a single borrower, which was approximately $38 million at March 31, 2003.

Loans secured by multi-family and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Such loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project decreases, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired.

Construction and Development Loans.    At March 31, 2003, our construction and development mortgage loan portfolio was $117.9 million, or 6.7% of our total loans receivable. At that date, construction and development loans were relatively equally divided among commercial real estate, one- to four-family and multi-family mortgage loans. As a general matter, construction and development loans convert to permanent loans on our books. These types of credits carry special repayment risk because if a borrower defaults the construction project needs to be completed before the full value of the collateral can be realized.

Commercial Business Loans.    At March 31, 2003, our commercial business loan portfolio consisted of loans totaling $70.9 million or 4.0% of our total loans receivable. The commercial loan portfolio consists of loans to businesses for equipment purchases, working capital lines of credit, debt refinancing, SBA loans and domestic stand-by letters of credit. Typically, these loans are secured by business assets and personal guarantees. We offer both variable and fixed rate loans. Approximately 29.1% of the commercial business loans have an interest rate adjusted monthly based on the prevailing prime rate. Term loans are generally amortized over a three to seven year period. Fixed rate loans are priced at a margin over the yield on US Treasury issues with maturities that correspond to the maturities of the notes. All borrowers having an exposure to the Bank of $500,000 or more are reviewed annually. The largest commercial business loan at March 31, 2003 had an outstanding balance of $20.7 million and was secured by equipment and chattel paper.

Loan Approval Authority

For one- to four-family residential loans intended for sale into the secondary market, the underwriters are authorized by the board of directors to approve loans processed through the Fannie Mae “Desktop Underwriter” automated underwriting system or the Freddie Mac “Loan Prospector” automated underwriting system up to the Fannie Mae or Freddie Mac limits ($322,700 for a single family residential units; higher limits for two, three, and four family units). For one- to eight-family residential loans intended to be held in the Bank’s portfolio, the underwriters are authorized to approve loans processed through the Fannie Mae “Desktop Underwriter” automated underwriting system or the Freddie Mac “Loan Prospector” automated underwriting system up to $200,000, provided the loan-to-value is 80% or less and the loan meets other specific underwriting criteria. All portfolio loans in excess of $200,000, with a loan-to-value greater than 80%, or failing to meet other specific underwriting criteria must be approved by a senior officer.

Consumer loan underwriters have individual approval authorities for secured loans ranging from $20,000 to $100,000 provided the loan-to-value on real estate does not exceed 80% or 90% on personal property and that the loan meets other specific underwriting criteria. All consumer loans in excess of $100,000, with a loan-to-value greater than 80% on real estate, 90% on personal property, or failing to meet other specific underwriting criteria must be approved by a senior officer. Consumer loan underwriters have individual approval authorities for unsecured loans ranging from $2,000 to $15,000 provided the loan meets other specific underwriting criteria. All unsecured consumer loans in excess of $15,000, or not meeting specific underwriting criteria, must be approved by a senior officer.

Individual lenders in the investment real estate department have lending authorities of $100,000 for multi-family and commercial loan proposals for both existing and proposed construction of investment real estate properties. Senior officers have individual lending authority of $250,000 and two senior officers together have lending authority of $500,000 for investment real estate loans. All investment real estate loans over $500,000 require approval of the executive committee of the board of directors.

Individual lenders in the commercial banking department have individual lending authorities ranging from $50,000 to $150,000 for secured commercial business loans. Senior officers have individual lending authority of $250,000 and two senior officers together have lending authority of $500,000 for secured commercial business loans. All secured business loans over $500,000 require approval of the executive committee of the board of directors. Individual lenders in the commercial banking department have individual lending authorities ranging from $10,000 to $25,000 for unsecured commercial business loans. Senior officers have individual lending authority of $50,000 and two senior officers together have lending authority of $150,000 for unsecured commercial business loans. All unsecured business loans over $150,000 require approval of the executive committee of the board of directors.

All loans approved by individuals and senior officers must be ratified by the board of directors at the next meeting following the approval.

Asset Quality

One of our key operating objectives has been and continues to be to maintain a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of foreclosed properties and repossessed assets, we have been proactive in addressing problem and non-performing assets. These strategies, as well as our emphasis on quality loan underwriting, our maintenance of sound credit standards for new loan originations, annual evaluation of large credits and relatively favorable economic and real estate market conditions have resulted in historically low delinquency ratios. However, in 2002 and continuing into 2003, we have experienced a rise in commercial business loan delinquencies.

Delinquent Loans and Foreclosed Assets.    When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of one- to-four family mortgage loans, our loan servicing department is responsible for collection procedures from the 15th day of delinquency through the completion of foreclosure. Specific procedures include a late charge notice being sent at the time a payment is over 15 days past due with a second notice (in the form of a billing coupon) being sent before the payment becomes 30 days past due. Once the account is 30 days past due, we attempt telephone contact with the borrower. Letters are sent if contact has not been established by the 45th day of delinquency. On the 60th day of delinquency, attempts at telephone contact continue and stronger letters, including foreclosure notices, are sent. If telephone contact cannot be made, we send our property inspector or a loan officer to the property in an effort to contact the borrower.

When contact is made with the borrower, we attempt to obtain full payment or work out a repayment schedule to avoid foreclosure. All properties are inspected prior to foreclosure approval. Most borrowers pay before the deadline given and it is not necessary to start foreclosure action. If it is, action starts when the loan is between the 90th and 120th day of delinquency following review by a senior officer. In conjunction with commencing a foreclosure action, we perform a property evaluation to determine any potential loss. If there is a potential loss, an appropriate charge-off is taken to bring the loan balance in line with the value of the liquidated real estate. Charge-offs are reported to the board of directors. If the borrowers are deemed to be uncollectible, we seek the shortest redemption period possible thus waiving our right to collect any deficiency from the borrower. We normally seek the shortest redemption period possible. If we obtain the property at the foreclosure sale, we hold the property as real estate owned. We obtain a market evaluation of the property to determine that the carrying balance of the owned real estate is consistent with the market value of the property. Marketing of the property begins immediately following the Bank taking title to the property. The marketing is usually undertaken by a realtor knowledgeable of the particular market. Mortgage insurance claims are filed if the loan had mortgage insurance coverage. It is marketed after a market evaluation is obtained and any PMI claims are filed. The collection procedures and guidelines as outlined by Fannie Mae, Freddie Mac, Federal Housing Administration (FHA), Veterans Administration (VA), Department of Veterans Affairs (DVA), WHEDA, and Guaranteed Rural Housing are followed.

The collection procedures for consumer loans, excluding student loans and indirect consumer loans, include sending periodic late notices to a borrower once a loan is 5 to 15 days past due depending upon the grace period associated with a loan. We attempt to make direct contact with a borrower once a loan becomes 30 days past due. Supervisory personnel review loans 60 days or more delinquent on a regular basis. If collection activity is unsuccessful after 90 days, we may pursue legal remedies ourselves or refer the matter to our legal counsel for further collection effort or charge-off a loan. Loans we deem to be uncollectible, or partially uncollectible are charged off so that the carrying balance conforms with the value of the collateral. Charge-offs of consumer loans require the approval of a senior officer and are reported to the board of directors. All student loans are serviced by the Great Lakes Higher Education Servicing Corporation which guarantees their servicing to comply with all Department of Education Guidelines. Our student loan portfolio is guaranteed by the Great Lakes Higher Education Guaranty Corporation, which is reinsured by the U.S. Department of Education.

The collection procedures for multi-family, commercial real estate and commercial business loans include sending periodic late notices to a borrower once a loan is past due. We attempt to make direct contact with a borrower once a loan becomes 15 days past due. Our managers of the multi-family and commercial real estate loan areas review loans 10 days or more delinquent on a regular basis. If collection activity is unsuccessful, we may refer the matter to our legal counsel for further collection effort. Within 90 days, loans we deem to be uncollectible are proposed for repossession or foreclosure and partial or full charge-offs are taken to bring the loan balance in line with the expected collectibility of the loans. This legal action requires the approval of our board of directors, and charge offs are reported to the board.

Our policies require that management continuously monitor the status of the loan portfolio and report to the board of directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate.

The following table presents information regarding non-accrual mortgage, consumer loans, commercial business loans, accruing loans delinquent 90 days or more, and foreclosed properties and repossessed assets as of the dates indicated.

	At March 31, 2003	At December 31,
		2002	2001	2000	1999	1998
Non-accrual mortgage loans	$1,869	$1,399	$1,814	$730	$3,372	$2,793
Non-accrual consumer loans	578	527	444	383	283	320
Non-accrual commercial business loans	5,184	5,357	346	750	—	—
Accruing loans delinquent 90 days or more	941	1,108	936	1,258	1,152	3,617

Total non-performing loans	8,572	8,391	3,540	3,121	4,807	6,730
Foreclosed properties and repossessed assets, net	741	750	382	2,281	3,018	3,505

Total non-performing assets	$9,313	$9,141	$3,923	$5,402	$7,825	$10,235

Non-performing loans to total loans	0.51%	0.50%	0.19%	0.16%	0.44%	0.65%
Non-performing assets to total asset	0.33%	0.32%	0.14%	0.19%	0.44%	0.55%
Interest income that would have been recognized if non-accrual loans had been current	$190	$375	$139	$77	$245	$185

There were no significant loans, which were considered to be impaired as defined in Statement of Financial Accounting Standards (“SFAS”) No. 114 at March 31, 2003 or December 31, 2002, 2001, 2000, 1999 or 1998. As discussed below, at March 31, 2003, there were two loans totaling $3.5 million to one commercial borrower that are considered to be impaired.

There are no restructured loans at the dates presented.

Total non-performing loans increased slightly as of March 31, 2003, as compared to December 31, 2002, primarily as a result of an increase in non-accrual mortgage loans. Total non-performing loans increased more significantly as of December 31, 2002, as compared to December 31, 2001, primarily as a result of an increase in non-accrual business loans. Of the increase during 2002, $3.2 million related to a single commercial business borrower and the balance generally resulted from the general decline in economic conditions affecting the borrower’s cash flow. Even with the reported increases, we believe non-performing loans and assets, expressed as a percentage of total loans and assets, are still below national averages for financial institutions, due in part to our loan underwriting standards. The increases relating to consumer loans also resulted from the decline in economic conditions.

In view of the continuing weakness in the economy, we have been increasing the amount of management time to monitor the commercial business loan portfolio since that is an area particularly sensitive to economic downturns.

We have one commercial borrower that has three commercial loans which total $4.9 million which we are closely monitoring. While this borrower was current in its payments at March 31, 2003, economic market conditions for that company’s business merited a substandard classification on $3.5 million of its loans. The remaining $1.4 million is well collateralized and performing. We provided an additional $258,000 to the loan loss provision in the first quarter of 2003 primarily as a result of this classification.

The ultimate results with these and other commercial loans will depend on the success of the related business or projects, economic performance and other factors affecting loans and borrowers.

With the exception of mortgage loans insured or guaranteed by the FHA, VA or Guaranteed Rural Housing, we stop accruing income on loans when interest or principal payments are greater than 90 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. We designate loans on which we stop accruing income as non-accrual loans and we reverse outstanding interest that we previously credited to income. We may recognize income in the period that we collect it when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist. We had $7.6 million, $7.3 million and $2.6 million of non-accrual loans at March 31, 2003, December 31, 2002 and December 31, 2001, respectively. Interest income that would have been recognized had such loans been performing in accordance with their contractual terms totaled approximately $190,000 for the quarter ended March 31, 2003 and $375,000 and $139,000 for the years ended December 31, 2002 and 2001, respectively. A total of approximately $55,000, $499,000 and $102,000 of interest income was actually recorded on such loans in the first quarter of 2003, fiscal 2002 and fiscal 2001, respectively.

All commercial business and commercial real estate loans which are greater than 90 days past due are considered to be potentially impaired. Impaired loans are individually assessed to determine whether a loan’s carrying value is in excess of the fair value of the collateral or the present value of the loan’s cash flows discounted at the loan’s effective interest rate and if the carrying value is in excess, a loan loss allowance will be established.

Foreclosed real estate consists of property we acquired through foreclosure or deed in lieu of foreclosure. Foreclosed real estate properties are initially recorded at the lower of the recorded investment in the loan or fair value. Thereafter, we carry foreclosed real estate at fair value less estimated selling costs. Foreclosed real estate is inspected periodically. Additional outside appraisals are obtained if we consider that appropriate. Additional write-downs may occur if the property value deteriorates. These additional write-downs are charged directly to current operations.

Allowance for Loan Losses.    The following table presents the activity in our allowance for loan losses at or for the periods indicated.

	At or for the Three Months Ended March 31, 2003	At or for the Years Ended December 31,
		2002	2001	2000	1999	1998
	(Dollars in thousands)
Balance at beginning of period	$12,743	$12,245	$12,238	$6,948	$6,855	$7,195
Provision for loan losses	258	760	723	423	350	637
Purchase of First Northern	—	—	—	5,028	—	—
Charge-offs:
Mortgage loans	—	(14)	(65)	(38)	(152)	(997)
Consumer loans	(86)	(428)	(337)	(156)	(189)	(223)
Commercial business loans	(19)	(39)	(415)	—	—	—

Total charge-offs	(105)	(481)	(817)	(194)	(341)	(1,220)
Recoveries:
Mortgage loans	113	66	26	1	40	206
Consumer loans	9	40	57	32	44	37
Commercial business loans	—	113	18	—	—	—

Total recoveries	122	219	101	33	84	243

Net (charge-offs) recoveries	17	(262)	(716)	(161)	(257)	(977)

Balance at end of period	$13,018	$12,743	$12,245	$12,238	$6,948	$6,855

Net charge-offs to average loans	0.00%	(0.01%)	(0.04%)	(0.01%)	(0.02%)	(0.08%)
Allowance for loan losses to total loans	0.77%	0.76%	0.67%	0.62%	0.64%	0.66%
Allowance for loan losses to non-performing loans	130.73%	151.87%	345.90%	392.12%	144.54%	101.86%

The allowance for loan losses has been determined in accordance with generally accepted accounting principles. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable loan losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

Loan loss allowances are reviewed monthly. General allowances are maintained by the following categories for performing loans to provide for unidentified inherent losses in the portfolios:

•	One- to four-family

•	Consumer

•	Multi-family and commercial real estate

•	Commercial business

Allowance goals have been established based on an internal risk evaluation by loan category. Various factors are taken into consideration including: historical loss experience, economic factors and other factors, that, in management’s judgment would affect the collectibility of the portfolio as of the evaluation date. Adjustments to the allowance for loan losses are charged against operations as provision for loan losses to maintain allowances at the desired levels.

The appropriateness of the allowance is reviewed by senior management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Bank. Other outside factors such as credit quality trends, collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan are also considered. Our board of directors also reviews the loan loss allowances compared to the relative size of the portfolio on at least a quarterly basis.

Non-performing and Delinquent Loans.    One- to four-family loans delinquent more than 90 days, multi-family and commercial real estate loans delinquent more than 60 days, consumer loans delinquent more than 90 days and commercial business loans delinquent more than 60 days are reviewed and analyzed by senior officers on an individual basis. Any loss is charged against the allowance by establishing a corresponding specific allowance for that loan from the general allowance. In such an event, the loan is then reduced by the amount of the specific allowance and a corresponding amount is charged off to the allowance for losses on loans.

By following careful underwriting guidelines, we have historically maintained low levels of non-performing loans to total loans. Our ratio of non-performing loans to total loans at December 31, 1998 was 0.65% and decreased through 2000, after which it increased somewhat. At March 31, 2003, the ratio was 0.51%. This recent increase was the result of a couple of commercial loans where the economic slowdown has impacted their businesses. At March 31, 2003, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $3.5 million. The average recorded investment in impaired loans during the quarter ended March 31, 2003 was approximately $3.5 million. For the quarter ended March 31, 2003, Bank Mutual Corporation recognized interest income on those impaired loans of $34,000 which was equal to the contractual amount due.

We believe the primary risks inherent in our portfolio are possible increases in interest rates, a possible continued weak economy, generally, and a possible decline in real estate market values. Any one or a combination of these events may adversely affect our loan portfolio resulting in increased delinquencies and loan losses. Accordingly, and because of the increased concentration of consumer loans, we have taken steps to increase our level of loan loss allowances over the last 5 years. At March 31, 2003, the allowance for loan losses as a percentage of total loans was 0.77% compared with 0.66% at December 31, 1998. Furthermore, the increase in the allowance for loan losses each year from 1998 to 2002 and in the first quarter of 2003 reflects our strategy of resolving non-performing loans while providing allowances for inherent losses in the portfolio, identifying potential losses in a timely manner, and providing an allowance to reflect changes in the components of the portfolio during that period.

Although we have established and maintained the allowance for loan losses at an amount that reflects management’s best estimate of the amount necessary to provide for probable and estimable losses on loans, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. One or more of these agencies, specifically the OTS or the Federal Deposit Insurance Corporation (“FDIC”), may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparison of Operating Results for the Years Ended December 31, 2002 and 2001—Provision for Loan Losses.” The following tables represent our allocation of allowance for loan losses by loan category on the dates indicated:

			At December 31,
	March 31, 2003		2002		2001		2000		1999		1998
Loan Category	Amount	Percentage of Loans in Category to Total Loans	Amount	Percentage of Loans in Category to Total Loans	Amount	Percentage of Loans in Category to Total Loans	Amount	Percentage of Loans in Category to Total Loans	Amount	Percentage of Loans in Category to Total Loans	Amount	Percentage of Loans in Category to Total Loans
Mortgage loans
One- to four-family	$4,894	50.50%	$4,701	47.38%	$5,608	52.46%	$6,279	59.56%	$4,736	67.37%	$5,189	70.56%
Other	3,227	20.99	3,160	24.40	2,875	22.36	2,173	15.72	822	12.01	596	11.07

Total mortgage loans	8,121	71.49	7,861	71.78	8,483	74.82	8,452	75.28	5,558	79.38	5,785	81.63
Home equity lines	483	4.39	496	4.45	490	4.04	519	3.97	253	4.58	229	4.36
Consumer	2,474	20.11	2,380	20.27	2,320	17.92	2,483	17.80	617	12.47	439	11.27
Commercial business loans	1,934	4.01	1,507	3.50	952	3.22	784	2.95	520	3.57	402	2.74
Unallocated	6	0.00	499	0.00	—	0.00	—	0.00	—	0.00	—	0.00

Total allowance for loan losses	$13,018	100.00%	$12,743	100.00%	$12,245	100.00%	$12,238	100.00%	$6,948	100.00%	$6,855	100.00%

Investment Activities

Investment Securities.    The Bank’s board of directors reviews and approves its investment policy on an annual basis. Senior officers, as authorized by the board of directors, implement this policy. The board of directors reviews investment activity on a monthly basis.

Our investment objectives are to meet liquidity requirements, generate a favorable return on investments without undue compromise to our other business objectives and our levels of interest rate risk, credit risk and investment portfolio concentrations. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, state and municipal obligations, mortgage-related securities, mortgage derivative securities, certain time deposits of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements, loans of federal funds, and, subject to certain limits, corporate debt and equity securities, commercial paper and mutual funds.

The Bank’s investment policy allows participation in hedging strategies or the use of financial futures, options or forward commitments or interest rate swaps but only with prior approval of the board of directors. We did not have any such hedging transactions in place at March 31, 2003. Our investment policy prohibits the purchase of non-investment grade bonds. Our investment policy also provides that we will not engage in any practice that the Federal Financial Institutions Examination Council considers to be an unsuitable investment practice. For information regarding the carrying values, yields and maturities of our investment securities and mortgage-related securities, see “—Carrying Values, Yields and Maturities.”

At March 31, 2003, we had not invested funds in any single mutual fund in excess of 10% of our capital. All of our mutual fund investments are permissible investments under our investment policy and applicable laws and regulations. We carry our mutual fund investments at market value. At March 31, 2003, our mutual fund investments were in funds which invested primarily in mortgage-related securities.

We classify securities as trading, held-to-maturity, or available-for-sale at the date of purchase. At March 31, 2003, all investment securities are classified as available-for-sale. These securities are carried at fair value with the change in fair value recorded as a component of shareholders’ equity.

Mortgage-related Securities.    Most of our mortgage-related securities are directly or indirectly insured or guaranteed by the Government National Mortgage Association (“GNMA”), Freddie Mac or Fannie Mae. The rest of the securities are investment-grade private placement collateralized mortgage obligations (“CMOs”). Private placement CMOs carry higher credit risks and higher yields than mortgage-related securities insured or guaranteed by agencies of the U.S. Government. We classify our entire mortgage-related securities portfolio as available-for-sale.

At March 31, 2003, mortgage-related securities available-for-sale totaled $626.4 million, or 22.0% of total assets. At March 31, 2003, the mortgage-related securities portfolio had a weighted average yield of 5.10%. Of the mortgage-related securities we held at March 31, 2003, $577.2 million, or 92.1%, had fixed rates and $49.3 million, or 7.9%, had adjustable-rates. Mortgage-related securities at March 31, 2003 included real estate mortgage investment conduits (“REMICs”), which are securities derived by reallocating cash flows from mortgage pass-through securities or from pools of mortgage loans held by a trust. REMICs are a form of, and are often referred to as CMOs.

Our CMOs have fixed and variable coupon rates ranging from 1.58% to 6.50% and a weighted average yield of 4.72% at March 31, 2003. At March 31, 2003, CMOs totaled $469.7 million, which constituted 75.0% of the mortgage-related securities portfolio, or 16.5% of total assets. Our CMOs had an expected average life of 1.8 years at March 31, 2003. For a further discussion of our investment policies, including those for mortgage-related securities, see “—Investment Securities.” Purchases of mortgage-related securities may decline in the future to offset any significant increase in demand for one- to four-family mortgage loans and other loans.

Mortgage-related securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. However, mortgage-related securities are more liquid than individual mortgage loans. In general, mortgage-related securities issued or guaranteed by GNMA, Freddie Mac and Fannie Mae are weighted at no more than 20% for risk-based capital purposes, compared to the 50% risk weighting assigned to most non-securitized residential mortgage loans.

While mortgage-related securities carry a reduced credit risk as compared to whole loans, they remain subject to the risk of a fluctuating interest rate environment. Along with other factors, such as the geographic distribution of the underlying mortgage loans, changes in interest rates may alter the prepayment rate of those mortgage loans and affect both the prepayment rates and value of mortgage-related securities.

The following table presents our investment securities and mortgage-related securities activities for the periods indicated.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000
	(In thousands)
Investment securities available-for-sale:
Carrying value at beginning of period	$73,226	$93,059	$93,059	$94,129	$57,763

Purchases	10,923	8,653	36,390	174,938	47,509
Purchase of First Northern	—	—	—	—	39,320
Calls	—	—	(4,023)	(14,000)	—
Maturities	(2,750)	(17,868)	(50,960)	(163,178)	(52,160)
Principal payments	—	—	(937)	(563)	(13)
Premium amortization and discount accretion, net	1	53	134	503	(15)
(Decrease) increase in unrealized gains	(562)	(630)	(437)	1,230	1,725

Net increase (decrease) in investment securities	7,612	(9,792)	(19,833)	(1,070)	36,366

Carrying value at end of period	$80,838	$83,267	$73,226	$93,059	$94,129

Mortgage-related securities available-for-sale:
Carrying value at beginning of period	$618,123	$521,084	521,084	464,873	374,100

Purchases	147,367	106,024	365,312	176,658	120,690
Purchase of First Northern	—	—	—	—	13,569
Principal payments	(131,971)	(61,159)	(275,518)	(128,256)	(52,467)
Premium amortization and discount accretion, net	(655)	42	(253)	723	501
Increase (decrease) in unrealized gains	(6,417)	(4,327)	7,498	7,086	8,480

Net increase in mortgage-related securities	8,324	40,580	97,039	56,211	90,773

Carrying value at end of period	$626,447	$561,664	$618,123	$521,084	$464,873

The following table presents the fair value of our money market investments, investment securities and mortgage-related securities portfolios at the dates indicated. It also presents the coupon type for the mortgage-related securities portfolio. For all securities and for all periods presented, the carrying value is equal to fair value.

	At March 31, 2003
		At December 31,
	Carrying/ Fair Value	2002 Carrying/ Fair Value	2001 Carrying/ Fair Value	2000 Carrying/ Fair Value
	(Dollars in thousands)
Money market investments
Interest-earning deposits	$38,445	$36,462	$35,338	$15,097
Federal funds sold	135,000	165,000	175,000	20,000

Total money market investments	$173,445	$201,462	$210,338	$35,097

Investment securities available-for-sale
Mutual funds	$44,256	$34,034	$32,982	$31,080
United States government and federal agency obligations.	26,065	28,212	41,319	60,397
Corporate issue securities	8,543	9,563	17,189	999
Taxable Municipal obligations	700	—	—	—
Freddie Mac stock	1,274	1,417	1,569	1,653

Total investment securities available-for-sale	$80,838	$73,226	$93,059	$94,129

Mortgage-related securities available-for-sale by issuer:
Freddie Mac	$279,864	$288,113	$161,895	$70,106
Fannie Mae	317,415	296,604	328,630	377,027
Private placement CMO’s	4,338	8,406	28,783	15,489
GNMA	24,830	25,000	1,776	2,251

Total mortgage-related securities	$626,447	$618,123	$521,084	$464,873

Total investment portfolio	$880,730	$892,811	$824,481	$594,099

Carrying Values, Yields and Maturities.    The table below presents information regarding the carrying values, weighted average yields and contractual maturities of our investment securities and mortgage-related securities at March 31, 2003. Mortgage-related securities are presented by issuer and by coupon type.

	At March 31, 2003
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale:
Mutual funds	$44,256	2.19%	$—	—%	$—	—%	$—	—%	$44,256	2.19%
United States government and agencies	18,083	5.78	7,982	6.52	—	—	—	—	26,065	6.00
Corporate issues	510	5.59	8,033	6.11	—	—	—	—	8,543	6.08
Taxable municipal	—	—	—	—	700	2.00	—	—	700	2.00
Freddie Mac stock	1,274	1.73	—	—	—	—	—	—	1,274	1.73

Total investment securities	$64,123	3.22	$16,015	6.31	$700	2.00		$—	$80,838	3.82

Mortgage-related securities available-for-sale:
By issuer:
GNMA pass-through certificates	$—	—	$98	7.95	$74	8.50	$3,805	4.63	$3,977	4.78
Fannie Mae pass-through certificates	—	—	188	7.64	26,040	6.42	119,403	6.31	145,631	6.33
Freddie Mac pass-through certificates	2	8.01	234	6.92	1,942	5.81	4,944	6.45	7,122	6.29
Private CMO’s	—	—	—	—	—	—	4,338	6.26	4,338	6.26
Freddie Mac, Fannie Mae and GNMA-REMICs	—	—	386	5.50	23,203	4.31	441,790	4.72	465,379	4.70

Total mortgage-related securities	$2	8.01	$906	6.55	$51,259	5.42	$574,280	5.07	$626,447	5.10

By coupon type:
Adjustable rate	$—	—	$—	—	$2,966	5.58	$46,296	4.44	$49,262	4.51
Fixed rate	2	8.01	906	6.55	48,293	5.41	527,984	5.12	577,185	5.15

Total mortgage-related securities	$2	8.01	$906	6.55	$51,259	5.42	$574,280	5.07	$626,447	5.10

Total investment and mortgage-related securities portfolio	$64,125	3.22%	$16,921	6.33%	$51,959	5.37%	$574,280	5.07%	$707,285	4.96%

Deposits

We offer a variety of deposit accounts having a range of interest rates and terms. We currently offer regular savings accounts (consisting of passbook and statement savings accounts), interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts, and time deposits. We also offer IRA time deposit accounts.

Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Our deposits are primarily obtained from areas surrounding our 70 bank offices and we rely primarily on paying competitive rates, service, and long-standing relationships with customers to attract and retain these deposits. We have, from time to time, used brokers to obtain wholesale deposits to a limited extent. At March 31, 2003, we had approximately $17.6 million of brokered wholesale deposits.

When we determine our deposit rates, we consider local competition, U.S. Treasury securities offerings and the rates charged on other sources of funds. Core deposits (defined as regular savings accounts, money market accounts and demand accounts) represented 39.4% of total deposits on March 31, 2003. At March 31, 2003, time deposits with remaining terms to maturity of less than one year amounted to $662.9 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Gap Analysis.”

The following table presents our deposit activity for the periods indicated:

	For Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000
	(Dollars in thousands)
Total deposits at beginning of period	$2,126,655	$2,090,440	$2,090,440	$1,894,820	$1,343,007
Net deposits (withdrawals)	4,542	(26,613)	(26,619)	115,105	(85,790)
Acquisition of First Northern	—	—	—	—	578,588
Interest credited, net of penalties	12,815	16,154	62,834	80,515	59,015

Total deposits at end of period	$2,144,012	$2,079,981	$2,126,655	$2,090,440	$1,894,820

Net increase (decrease)	$17,357	$(10,450)	$36,215	$195,620	$551,813

Percentage increase (decrease)	0.82%	(0.50)	1.73%	10.32%	41.09%

At March 31, 2003, we had $169.1 million in time deposits with balances of $100,000 and over maturing as follows:

Maturity Period	Amount
(In thousands)
Three months or less	$41,391
Over three months through six months	16,414
Over six months through 12 months	29,253
Over 12 months through 24 months	22,077
Over 24 months through 36 months	25,438
Over 36 months	34,515

Total	$169,088

The following table presents the distribution of our deposit accounts at the dates indicated by dollar amount and percent of portfolio, and the weighted average rate.

	At March 31, 2003			At December 31,
				2002			2001			2000
	Amount	Percent of total deposits	Weighted average rate	Amount	Percent of total deposits	Weighted average rate	Amount	Percent of total deposits	Weighted average rate	Amount	Percent of total deposits	Weighted average rate
	(Dollars in thousands)
Savings	$240,199	11.20%	0.67%	$230,170	10.82%	0.63%	$214,859	10.28%	1.19%	$200,915	10.60%	2.40%
Interest-bearing demand	138,864	6.48	0.36	149,008	7.01	0.37	137,317	6.57	0.64	133,975	7.07	1.12
Money market	352,056	16.42	1.54	351,433	16.53	1.62	335,946	16.07	2.08	290,947	15.35	5.41
Non-interest bearing demand	114,288	5.33	0.00	98,941	4.65	0.00	96,362	4.61	0.00	87,079	4.60	0.00

Total	845,407	39.43	0.89	829,552	39.01	0.93	784,484	37.53	1.33	712,916	37.62	3.09

Certificates:
Time deposits with original maturities of:
Three months or less	167,525	7.81	2.47	125,771	5.91	2.06	95,946	4.59	2.68	74,469	3.93	5.99
Over three months to twelve months	237,584	11.08	2.29	248,269	11.67	2.53	187,960	8.99	3.94	182,108	9.61	5.82
Over twelve months to twenty-four months	306,061	14.28	3.55	336,919	15.84	3.83	713,413	34.12	5.43	656,012	34.62	6.22
Over twenty-four months to thirty-six months	136,557	6.37	4.61	167,574	7.88	5.12	208,859	9.99	5.79	174,511	9.21	6.07
Over thirty-six months to forty-eight months	200,268	9.34	4.32	188,180	8.85	4.34	29,998	1.44	5.50	28,947	1.53	5.99
Over forty-eight months to sixty months	247,708	11.55	5.17	227,265	10.69	5.31	67,717	3.24	5.80	63,708	3.36	5.97
Over sixty months	2,902	0.14	5.84	3,125	0.15	5.90	2,063	0.10	6.41	2,149	0.11	6.48

Total time deposits	1,298,605	60.57	3.72	1,297,103	60.99	3.91	1,305,956	62.47	5.09	1,181,904	62.38	6.11

Total deposits	$2,144,012	100.00%	2.61	$2,126,655	100.00%	2.75%	$2,090,440	100.00%	3.68%	$1,894,820	100.00%	4.98%

Borrowings

We borrow funds to finance our lending and investing activities. Substantially all of our borrowings take the form of advances from the FHLB of Chicago. At March 31, 2003 we had borrowings totaling $68.4 million with maturities of less than one year, and $261.4 million of borrowings with longer stated terms but which are callable by the FHLB of Chicago. We have pledged all of our residential mortgage loans as blanket collateral for these advances and future advances. The FHLB of Chicago offers a variety of borrowing options with fixed or variable rates, flexible repayment options, and fixed or callable terms. We choose the rate, repayment option, and term to fit the purpose of the borrowing. See “Notes to Consolidated Financial Statements—Note 7. Borrowings.”

The following table sets forth certain information regarding our borrowings at the end of and during the periods indicated:

	At or for the Three Months Ended March 31, 2003	At or for the Year Ended December 31,
		2002	2001	2000
	(Dollars in thousands)
Balance outstanding at end of period:
Notes payable to FHLB	$329,844	$332,299	$442,025	$546,489
Overnight borrowings from FHLB	—	—	—	20,225
Other borrowings	—	22,679	23,335	910
Weighted average interest rate at end of period
Notes payable to FHLB	5.55%	5.57%	5.75%	6.31%
Overnight borrowings from FHLB	—	—	—	6.85%
Other borrowings	—	0.99%	1.39%	5.74%
Maximum amount outstanding during the period:
Notes payable to FHLB	332,299	445,414	547,653	546,760
Overnight borrowings from FHLB	9,740	5,480	29,275	120,900
Other borrowings	11,885	19,835	60,720	2,820
Average amount outstanding during the period:
Notes payable to FHLB	330,925	395,351	491,248	289,032
Overnight borrowings from FHLB	108	25	6,348	20,145
Other borrowings	1,320	3,309	5,285	84
Weighted average interest rate during the period
Fixed interest rate notes payable to FHLB	5.63%	5.68%	5.91%	6.56%
Overnight borrowings from FHLB	1.51%	1.53%	5.74%	6.56%
Other borrowings	1.02%	1.45%	3.38%	6.29%

Borrowings decreased to $355.0 million at December 31, 2002, as compared to $465.4 million at December 31, 2001, primarily as a result of the proceeds of loan sales and deposit growth. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Comparisons of Financial Condition at December 31, 2002 and 2001.”

Average Balance Sheet and Rate Yield Analysis

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Average Equity to Average Assets

The ratio of average equity to average assets measures a financial institution’s financial strength. At December 31, 2002, 2001, 2000, 1999, and 1998 our average equity to average assets ratio was 10.9%, 10.4%, 9.7%, 9.6%, and 9.2%, respectively. At March 31, 2003, that ratio was 11.2%.

Cash Dividends

We paid cash dividends of $0.34 per share in 2002 and $0.28 per share in 2001. We also increased the cash dividend paid in the first two quarters of 2003 to $0.10 per share or a 11.1% increase when compared to the $0.09 per share paid in the first two quarters of 2002, and to $0.11 for the third quarter of 2003. The MHC has waived dividend payments for 2003, 2002 and 2001. We did not pay any cash dividends in 2000 because our initial conversion was not completed until late in the year. See also “Our Policy on Dividends.”

Subsidiaries

Lake Financial and Insurance Service, Inc., a wholly owned subsidiary of the Bank, provides investment, brokerage and insurance services to the Bank’s customers and the general public. Investment services include tax deferred and tax free investments, mutual funds, and government securities. Personal insurance, business insurance, life and disability insurance and mortgage protection products are also offered by Lake Financial.

Mutual Investment Corporation, a wholly owned subsidiary of the Bank, owns and manages part of the investment portfolio. First Northern Investment Inc. (“FNII”), a wholly owned subsidiary of the Bank, also owns and manages investments and SFC’s indirect automobile loans.

MC Development LTD, a wholly owned subsidiary of the Bank, is involved in land development and sales. It owns two parcels of undeveloped land consisting of 15 acres in Brown Deer, Wisconsin and 318 acres in Oconomowoc, Wisconsin. See “—Properties.”

SFC, 50% owned by the Bank and 50% owned by another financial institution, originates, sells, and services the indirect automobile loans. SFC sells the loans on a regular basis to FNII or the Bank, but retains the servicing rights in the loans.

In addition, the Bank has five wholly owned subsidiaries that are inactive but will continue to be wholly owned subsidiaries for possible future use in a related or other area.

Employees

At December 31, 2002, we employed 691 full time and 131 part time associates. Management considers its relations with its associates to be good.

Properties

Bank Mutual Corporation and its subsidiaries conduct business through an executive office, an operations center and 70 banking offices, which had an aggregate net book value of $39.3 million as of December 31, 2002. The following table shows the location of our offices, whether they are owned or leased, and the expiration date of the leases for the leased offices.

Location	Original Date Leased/ Acquired	Leased or Owned*	Location	Original Date Leased/ Acquired	Leased or Owned*
Executive Office:
4949 West Brown Deer Road Brown Deer, WI 53223	1991	Owned

Southeast Region:
Milwaukee Metro Area:
Bayshore Mall 5900 N. Port Washington Rd Glendale, WI 53217	1971	Leased (2009)	Brookfield 17100 W. Capital Drive Brookfield, WI 53005	1973**	Owned

Brookfield Square 400 N. Moorland Road Brookfield, WI 53005	1975	Leased (2006)	Brown Deer 4801 W. Brown Deer Road Brown Deer, WI 53223	1979	Owned

Capitol Drive 8050 W. Capitol Drive Milwaukee, WI 53222	1976	Owned	Cedarburg W62 N248 Washington Ave Cedarburg, WI 53012	1978**	Leased (2006)

Downtown 510 E. Wisconsin Avenue Milwaukee, WI 53202	1955	Owned	Grafton 2030 Wisconsin Avenue Grafton, WI 53024	1978	Owned

Howell Avenue 3847 S. Howell Avenue Milwaukee, WI 53207	1977	Owned	Mayfair Mall 2600 N. Mayfair Road Wauwatosa, WI 53226	2001	Leased (2011)

Mequon 11249 N. Port Washington Rd Mequon, WI 53092	1970**	Owned	Oak Creek 8780 S. Howell Avenue Oak Creek, WI 53154	1972	Owned

Oklahoma Avenue 6801 W. Oklahoma Avenue Milwaukee, WI 53219	1982	Owned	Sherman Park 4812 W. Burleigh Street Milwaukee, WI 53210	1950**	Owned

Southgate 3340 S. 27th Street Milwaukee, WI 53215	1967	Owned	Southridge Mall 5300 S. 76th Street Greendale, WI 53129	1978	Leased (2004)

Thiensville 208 N. Main Street Thiensville, WI 53092	1960**	Owned	West Allis 10296 W. National Avenue West Allis, WI 53227	1976	Owned

Location	Original Date Leased/ Acquired	Leased or Owned*	Location	Original Date Leased/ Acquired	Leased or Owned*
Madison Area:
Downtown 23 S. Pinckney Street Madison, WI 53703	1980	Leased (2008)	West 5521 Odana Road Madison, WI 53719	1982	Leased (2011)

Middleton 6209 Century Avenue Middleton, WI 53562	1978	Owned	Monona 5320 Monona Drive Monona, WI 53716	1981	Owned

Sheboygan Area:
Sheboygan 801 N. 8th Street Sheboygan, WI 53081	1973	Owned	Sheboygan Motor Bank 730 N. 9th Street Sheboygan, WI 53081	1984	Owned

Additional Southeast Locations:

Beaver Dam 130 W. Maple Avenue Beaver Dam, WI 53916	1975	Owned	Beloit 3 Beloit Mall Shopping Cnter Beloit, WI 53511	1971	Leased (2012)

Berlin 103 E. Huron Street Berlin, WI 54923	1973	Owned	Fond du Lac W6606A Highway 23 Fond du Lac, WI 54937	2000	Owned

Janesville 2111 Holiday Drive Janesville, WI 53545	1973	Owned	Portage: 145 E. Cook Street Portage, WI 53901	1976	Owned

Northwest Region:
Eau Claire Area:
Downtown 319 E. Grand Avenue Eau Claire, WI 54701	1968**	Owned	Mall 2812 Mall Drive Eau Claire, WI 54701	1972**	Owned

Cub Foods 2717 Birch Street Eau Claire, WI 54703	1996**	Leased (2005	Pinehurst 2722 Eddy Lane Eau Claire, WI 54703	1986**	Owned

Chippewa Falls Area:
Downtown 35 W. Columbia Chippewa Falls, WI 54729	1975**	Owned	Falls Pick’N Save 303 Prairie View Road Chippewa Falls, WI 54729	1995**	Leased (2005)

Menomonie Area:
Downtown 717 Main Street Menomonie, WI 54751	1967**	Owned	North 2409 Hils Ct. N.E Menomonie, WI 54751	1978**	Owned

Location	Original Date Leased/ Acquired	Leased or Owned*	Location	Original Date Leased/ Acquired	Leased or Owned*
Additional Northwest Locations:
Barron			Bloomer
1512 E. Division Ave-Hwy. 8 Barron, WI 54812	1995**	Owned	1203 17th Avenue Bloomer, WI 54724	1995**	Owned

Cornell			Ellsworth
422 Main Street Cornell, WI 54732	1980**	Leased (month to month)	385 W. Main Street Ellsworth, WI 54011	1975**	Owned

Hayward			Hudson
10562 Kansas Avenue Hayward, WI 54843	1984**	Owned	2000 Crestview Drive Hudson, WI 54016	1979**	Owned

Rice Lake			Spooner
2850 Pioneer Avenue Rice Lake, WI 54868	1979**	Owned	500 Front Street Spooner, WI 54801	1995**	Owned

St. Croix Falls			Stanley
144 Washington Street N St. Croix Falls, WI 54024	1980**	Owned	118 N. Broadway Stanley, WI 54768	1978**	Owned

Woodbury, Minnesota:
8420 City Centre Drive Woodbury, MN 55125	1995**	Owned

Northeast Region:
Greater Green Bay Area:
201 N. Monroe Avenue Green Bay, WI 54301-4995	1975**	Owned	2255 University Avenue Green Bay, WI 54308-4995	1970**	Owned

2357 S. Oneida Street Green Bay, WI 54304-5286	1971**	Owned	2603 Glendale Avenue Green Bay, WI 54313-6823	1986**	Owned

2370 East Mason Street Green Bay, WI 54302-3347	1985**	Owned	2424 West Mason Street Green Bay, WI 54303-4711	1992**	Owned

749 Main Avenue De Pere, WI 54115-5190	1972**	Owned	330 North Broadway De Pere, WI 54115-5250	1979**	Owned

(Operations Center) 201 West Walnut St. Green Bay, WI 54303	1999**	Leased (2004)

Fox Valley Area:
Appleton 4323 W. Wisconsin Avenue Fox River Mall Appleton, WI 54915	1985	Leased (2004)	Neenah 101 W. Wisconsin Avenue Neenah, WI 54956	1974	Owned

Location	Original Date Leased/ Acquired	Leased or Owned*	Location	Original Date Leased/ Acquired	Leased or Owned*
Marinette Area:
830 Pierce Avenue Marinette, WI 54143-0318	1972**	Owned	Pine Tree Mall 2314 Roosevelt Road Marinette, WI 54143-0345	1978**	Leased (2003)

Additional Northeast Locations:
Brillion			Crivitz
314 N. Main Street Brillion, WI 54110-1198	1973**	Owned	315 Highway 141 Crivitz, WI 54114-0340	1985**	Owned

Hortonville			Kiel
209 South Nash Street Hortonville, WI 54944	1979**	Owned	622 Fremont Street Kiel, WI 53042-1321	1970**	Owned

New Holstein			New London
2205 Wisconsin Avenue New Holstein, WI 53061-1291	1976**	Owned	101 Park Street New London, WI 54961	1969**	Owned

Peshtigo			Shawano
616 French Street Peshtigo, WI 54157-0193	1975**	Owned	835 E. Green Bay Avenue Shawano, WI 54166-0396	1981**	Owned

Sturgeon Bay
1227 Egg Harbor Road Sturgeon Bay, WI 54235-0068	1978**	Owned

*	If a leased property, the chart also shows year of lease expiration.
**	Date originally opened by an institution which was acquired by the Bank.

In addition, the Bank owns two parcels of undeveloped land through its MC Development subsidiary. The 15 acre Brown Deer parcel is comprised of four lots consisting of 2.9 to 4.3 acres and was part of a larger property that was acquired in 1988 to accommodate the construction of a new corporate headquarters building. Each of the lots is available for sale and is designed to accommodate 60,000 to 75,000 square foot office buildings. The net book value of the four lots is $1.6 million. The 318 acre Oconomowoc parcel was held by an acquired institution that obtained it through a foreclosure. It is located in an area of the City of Oconomowoc that has seen considerable residential development. All of the necessary utilities are available to the property and it will be marketed for residential development in a manner that will attempt to maximize its potential value. The parcel has a net book value of $345,000.

MANAGEMENT OF BANK MUTUAL CORPORATION

Directors

Bank Mutual Corporation’s board of directors currently consists of ten directors, who will be the initial directors of the successor Bank Mutual Corporation. The directors of Bank Mutual Corporation, which may be between nine and thirteen, are divided into three classes, as nearly equal in size as possible. The classes serve staggered terms, with one class subject to reelection each year for a term of three years.

The table below sets forth certain information regarding the directors, including their terms in office. The same terms will continue to be in effect with the successor Bank Mutual Corporation.

Name and Age	Principal Occupation and Business Experience (1)	Director Since (2)	Term Expires
Thomas H. Buestrin, 67	President of Buestrin, Allen & Associates Ltd., real estate investment, management and development (5)	1995	2006

Michael T. Crowley, Jr., 60(3)	Chairman and CEO of Bank Mutual Corporation since 2000; President and CEO of the Bank	1970	2006

Michael T. Crowley, Sr., 90(3)	Chairman of the Board of the Bank and, since 2000, the MHC	1960	2004

Raymond W. Dwyer, Jr., 80	Retired; prior thereto, architect with R.W. Dwyer Architects	1957	2004

Mark C. Herr, 50	Vice President-Corporate Division, Plunkett Raysich Architects	2001	2005

Thomas J. Lopina, Sr. 65(4)	Associate, Spectrum Solutions, Inc., a small business consulting firm	1979	2005

William J. Mielke, 56	President and CEO of Ruekert & Mielke Inc., engineering	1988	2006

Robert B. Olson, 65(4)	Paper industry consultant (self-employed); prior to 2001, Vice President of Manufacturing Operations, Little Rapids Corporation, specialty paper producer	1997	2005

David J. Rolfs, 81	Retired; prior thereto, president of ABCO Dealers Inc., health care industry	1984	2005

J. Gus Swoboda, 68(4)	Retired; prior thereto, Senior Vice President, Human and Corporate Development, Wisconsin Public Service Corporation, electric and gas utility (6)	1987	2004

(1)	Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.
(2)	Indicates the date when director was first elected to the board of the Bank, First Northern Savings or First Northern Capital Corp., as the case may be. Each of these persons, other than Mr. Herr, became a director of Bank Mutual Corporation in 2000.
(3)	Mr. Crowley Sr. is the father of Mr. Crowley Jr.
(4)	In the First Northern acquisition, we committed to designate these three directors of First Northern, plus Michael D. Meeuwsen, to be elected to the initial Bank Mutual Corporation board. They were elected by board action after the merger and were subsequently re-elected by our shareholders.
(5)	Mr. Buestrin is also chairman of the Southeastern Wisconsin Regional Planning Commission.
(6)	Mr. Swoboda is also a director of American Medical Security Group, Inc., a health and life insurance company.

Michael D. Meeuwsen has resigned as a director whose term expired in 2006 and an officer effective as of July 31, 2003. No successor has been named.

Executive Officers

The table below sets forth certain information regarding the persons who have been determined, by our board of directors, to be executive officers of Bank Mutual Corporation. These persons will continue in the same positions with the successor Bank Mutual Corporation.

Name and Age	Offices and Positions with Bank Mutual Corporation and the Bank*	Executive Officer Since (1)
Michael T. Crowley, Jr., 60	Chairman and Chief Executive Officer of Bank Mutual Corporation; President and Chief Executive Officer of the Bank (2)	1968

Eugene H. Maurer, Jr., 57	Senior Vice President and Secretary of Bank Mutual Corporation; Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Bank	1982

Rick B. Colberg, 51	Chief Financial Officer of Bank Mutual Corporation; Vice President of the Bank (3)	1980

P. Terry Anderegg, 53	Senior Vice President—Retail Operations of the Bank (4)	1993

Christopher J. Callen, 60	Senior Vice President—Lending of the Bank (4)(5)	1998

Marlene M. Scholz, 58	Senior Vice President and principal accounting officer of Bank Mutual Corporation; Senior Vice President and Controller of the Bank	1981

*	Excluding directorships and excluding positions with Bank subsidiaries. Those positions do not constitute a substantial part of the officers’ duties.
(1)	Indicates date when individual first held an executive officer position with the Bank or First Northern Savings. Each of these persons, other than Mr. Anderegg and Mr. Callen, became a Bank Mutual Corporation executive officer in 2000.
(2)	Michael Crowley, Jr. also is a director of PULSE EFT Association, an ATM network of which the Bank is a member. Mr. Crowley, Jr. also became president of Bank Mutual Corporation upon Mr. Meeuwsen’s resignation as of July 31, 2003.
(3)	Rick Colberg is the chief financial officer of Bank Mutual Corporation. He is also Vice President of the Bank since 2003, when First Northern Savings merged into it. Previously he was senior vice president, chief financial officer, and treasurer of First Northern Savings; he had served as chief financial officer since 1980, treasurer since 1982 and senior vice president since 1997.
(4)	This position has been considered to be an executive officer position of Bank Mutual Corporation since May 2003, as a result of the merger of the subsidiary banks.
(5)	Christopher Callen is the Senior Vice President-Lending of the Bank. He has served in that position since 1998. He previously was an executive for a commercial bank and a consultant in the banking industry.

Michael D. Meeuwsen has resigned as a director and executive officer effective as of July 31, 2003. At the time of his resignation, he was president and chief operating officer of Bank Mutual Corporation and executive vice president and chief operating officer of the Bank.

Meetings of Directors

The Bank Mutual Corporation board of directors held six meetings in 2002. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by all committees of the board on which they served.

The Audit Committee’s functions include meeting with Bank Mutual Corporation’s independent auditors and making decisions regarding the independent public accountants; assessing the adequacy of internal controls, accounting methods and procedures; review of public disclosures required for compliance with securities laws; and consideration and review of various other matters relating to Bank Mutual Corporation’s financial accounting and reporting. The Audit Committee held five meetings in 2002.

The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all employees, including determinations with respect to stock options; and personnel policies and procedures. The Compensation Committee held four meetings in 2002.

The Bank Mutual Corporation bylaws currently provide that the board of directors as a whole will act as a nominating committee. As such, the board considered appropriate nominees for any vacancy on the Bank Mutual Corporation board of directors.

Compensation of Directors

Fees.    Bank Mutual Corporation.    Beginning in 2003, Bank Mutual Corporation’s directors who are not officers received a $10,000 annual retainer for membership on the board of directors. Each director also receives a fee of $1,000 per board meeting attended, and each non-officer director receives a $500 fee for each committee meeting attended. Some directors of Bank Mutual Corporation also serve as a director of the Bank; compensation for service on the Bank’s board is described below. Each Bank Mutual Corporation director also serves as a director of the MHC, without additional compensation.

The Bank.    The Bank does not pay an annual retainer fee to each of its non-officer directors, although it did previously pay a $10,000 annual retainer prior to the establishment of the Bank Mutual Corporation board retainer. Each of the directors receives a $1,000 fee for attendance at each board meeting, and each non-officer receives a fee for attendance at a committee meeting, as follows: executive committee-$700; other-$150. Under an arrangement pre-dating the establishment of the current payment structure, Mr. Dwyer receives a fee for directors’ and executive committee meetings for each month regardless of attendance. Messrs. Buestrin, Crowley Jr., Crowley Sr., Dwyer, Herr, Meeuwsen, Mielke and Rolfs were directors of Mutual Savings Bank in 2002, and continue as such in 2003, although Mr. Meeuwsen did not receive any compensation as a board member of the Bank in 2002.

First Northern Savings Bank.    First Northern Savings did not pay a retainer fee. Each director received a $1,250 fee for attendance at each board meeting, other than the chairman (until the merger, Mr. Swoboda) who received $1,500, and each non-officer director received fees of $125 per hour for attendance at any committee meeting. Messrs. Crowley Jr., Lopina, Meeuwsen, Olson and Swoboda were directors of First Northern Savings in 2002 and in 2003 until the bank merger, although Mr. Crowley Jr. did not receive compensation as a First Northern Savings board member.

2001 Stock Incentive Plan.    Bank Mutual Corporation directors are eligible to participate in the 2001 Plan. Pursuant to the 2001 Plan and OTS regulations, no individual may receive more than 25% of the shares which can be issued under the 2001 Plan, and non-employee directors as a group are limited to not more than 30% of the shares which can be issued under the 2001 Plan, and individually to not more than 5%. In 2001, each non-employee director received 5,000 shares of restricted stock, at a weighted average value of $13.57 on the dates of grant, and options to purchase 20,000 shares at $11.76 per share, under the 2001 Plan. There were no further grants or awards to directors in 2002. See “Executive Compensation” for grants to executive officers. The options and grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control and the administering committee’s discretion to waive conditions to exercise.

Deferred Retirement Plans for Directors.    Non-officer directors of the Bank who have provided at least five years of service will be paid $833 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later. All of the existing eligible directors’ benefits (other than Mr. Herr’s) have vested. In the event a director dies prior to completion of these payments, payments will go to the director’s heirs. The Bank has funded these arrangements through “rabbi trust” arrangements, and based on actuarial analyses believes these obligations are adequately funded.

The directors’ deferred retirement plan includes provisions whereby the directors may forfeit their benefits for matters specified in the plan which are adverse to the Bank. The plan may be amended by the Bank’s board of directors, although a plan amendment may generally not impair the rights of persons who are receiving benefits under the plan.

A similar plan of First Northern Savings terminated upon its merger into the Bank in 2003. Messrs. Lopina, Meeuwsen, Olson and Swoboda have vested benefits under that plan, but will not accrue further benefits under that Plan. That plan provides for monthly payments of $1,000, for the lesser of 180 months or until the director’s death (but in no event for fewer than 36 months). Payments under the plan began in April 2003 to Messrs. Lopina, Olson and Swoboda, as a consequence of the merger of First Northern Savings Bank into the Bank. Payments to Mr. Meeuwsen will begin in August 2003, as a consequence of his resignation.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the total compensation of the chief executive officer, the other four most highly compensated Bank Mutual Corporation executive officers, and Mr. Crowley, Sr. for services in all capacities to Bank Mutual Corporation for the last three fiscal years. The information includes service to, and payments by, Bank Mutual Corporation and its subsidiaries.

Messrs. Meeuwsen and Colberg were executive officers of First Northern prior to its acquisition by Bank Mutual Corporation, and became executive officers of Bank Mutual Corporation upon the acquisition as well as continuing as officers of First Northern Savings until it was merged into the Bank in 2003. Bank Mutual Corporation agreed in the First Northern acquisition to continue Mr. Meeuwsen’s employment agreement and to replace Mr. Colberg’s employment agreement with one with substantially similar economic terms. Therefore, Bank Mutual Corporation is reporting their compensation for fiscal 2000 as including cash compensation from First Northern prior to the acquisition. In addition, information is presented for Mr. Crowley, Sr., who is an executive officer of the Bank and the MHC but not of Bank Mutual Corporation, as a consequence of his service on the Bank Mutual board of directors and the MHC’s ownership position in Bank Mutual Corporation.

Long-Term Compensation Awards
Name and Principal Positions	Year	Annual Compensation(1)				Restricted Stock Awards ($)(4)		Securities Underlying Options (#)(5)		All Other Compensation ($)(6)
		Salary($)(2)		Bonus($)(3)
Michael T. Crowley, Jr. Chairman and Chief Executive Officer of Bank Mutual Corporation; President and CEO of the Bank	2002 2001 2000	$ $ $	611,153 607,060 609,060	$ $ $	94,962 68,425 23,800	$	— 1,063,110 —	— 184,000 —		$ $ $	100,605 71,245 1,700

Michael T. Crowley, Sr. Chairman of the Bank and the MHC(7)	2002 2001 2000	$ $ $	257,283 252,052 254,052	$ $ $	38,304 27,600 9,600	$	— 533,820 —	— 100,000 —		$ $ $	41,162 28,344 1,020

Michael D. Meeuwsen President and Chief Operating Officer of Bank Mutual Corporation; President and CEO of First Northern Savings(8)(10)	2002 2001 2000	$ $ $	218,000 207,000 199,500	$ $ $	75,100 75,000 46,000	$	— 533,820 —	— 80,000 —	(9)	$ $ $	44,694 41,471 12,750	(9)

Eugene H. Maurer, Jr. Senior VP and Secretary of Bank Mutual Corporation; Senior VP and Secretary/Treasurer of the Bank	2002 2001 2000	$ $ $	153,297 149,390 145,040	$ $ $	21,033 13,740 10,800	$	— 175,530 —	— 45,000 —		$ $ $	26,795 18,491 1,500

Rick B. Colberg Chief Financial Officer of Bank Mutual Corporation; Senior VP, Treasurer and CFO of First Northern Savings(8)	2002 2001 2000	$ $ $	99,550 94,400 89,500	$ $ $	29,200 30,000 18,500	$	— 175,530 —	— 45,000 —	(9)	$ $ $	20,916 22,005 12,750	(9)

Marlene M. Scholz Senior Vice President of Bank Mutual Corporation; Senior VP-Controller of the Bank	2002 2001 2000	$ $ $	105,725 103,065 100,065	$ $ $	14,504 9,478 9,001	$	— 175,530 —	— 45,000 —		$ $ $	18,481 12,757 1,051

(1)	While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not indicated, in accordance with SEC regulations, since they did not together exceed the lesser of $50,000 or 10% of the individual’s salary and bonus in any year.
(2)	Includes any directors’ fees paid to the individual while serving as an executive officer.
(3)	Annual bonus amounts are earned and accrued during the years indicated and paid after the beginning of the next calendar year.
(4)	Represents grants of restricted shares under the management recognition plan provisions of the 2001 Plan. Shares vest over a five year period. The amounts represent the number of shares granted times the average market price on the date of grant.
(5)	Represents stock options granted under the 2001 Plan. No SARs have been granted thereunder.
(6)	In 2002, includes employer contributions to the 401(k) Plan in the following amounts: Mr. Crowley Jr.—$1,676; Mr. Crowley Sr.—$2,276; Mr. Meeuwsen—$2,000; Mr. Maurer—$1,670; Mr. Colberg—$1,304; and Ms. Scholz—$1,152. The 2002 amounts also include the following ESOP allocations: Mr. Crowley Jr.—$30,081; Mr. Crowley Sr.—$30,081; Mr. Meeuwsen—$30,081; Mr. Maurer—$25,125; Mr. Colberg—$19,612; and Ms. Scholz—$17,329. Also included in 2002 are the following Restoration Plan payments: Mr. Crowley Jr.—$68,582; Mr. Crowley Sr.—$8,805; and Mr. Meeuwsen—$12,613.
(7)	Mr. Crowley Sr. is an executive officer of the Bank and the MHC, but not of Bank Mutual Corporation.
(8)	When First Northern Savings merged into the Bank in 2003, Mr. Meeuwsen became the Bank’s Executive Vice President and Chief Operating Officer. Mr. Colberg remains Chief Financial Officer of Bank Mutual Corporation.
(9)	Messrs. Meeuwsen and Colberg received stock option grants from First Northern prior to its acquisition by Bank Mutual Corporation. Those First Northern options were “cashed out” as part of Bank Mutual’s acquisition of First Northern. In that transaction, each First Northern option holder received an amount equal to the cash difference between the option stock price and the $15.00 per share cash price offered to First Northern shareholders. Bank Mutual agreed to an additional payment of 25% of the cash difference to recognize the tax effect resulting from the required conversion into cash. These additional 25% payments, which are not included in the table, were $275,286 for Mr. Meeuwsen, and $129,710 for Mr. Colberg. Bank Mutual did not award the underlying options or determine the value of the option spread; therefore, those amounts are not included. The options were granted by First Northern over the course of ten years.
(10)	Mr. Meeuwsen has resigned as a director and executive officer effective as of July 31, 2003.

Stock Options and Equity Compensation Plans

Option/SAR Grants in Last Fiscal Year

No stock options were granted to the six persons named in the Summary Compensation table, or any other officer or director, in 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Options/SAR Values

The following table sets forth information with respect to the six executive officers named in the Summary Compensation Table concerning options exercised in 2002 and the number and value of options outstanding at December 31, 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#)(2) Unexercisable/ Exercisable	Value of Unexercised in the Money Options/ SARs at FY-End ($)(3) Unexercisable/ Exercisable
Michael T. Crowley, Jr.	8,503	$67,920	147,200 /28,297	$1,673,664 / $321,737
Michael T. Crowley, Sr.	8,503	$67,920	80,000 / 11,497	$909,600 / $130,721
Michael D. Meeuwsen	—	—	64,000 / 16,000	$727,680 / $181,920
Eugene H. Maurer, Jr.	—	—	36,000 / 9,000	$409,320 / $102,330
Rick B. Colberg	—	—	36,000 / 9,000	$409,320 / $102,330
Marlene M. Scholz	—	—	36,000 / 9,000	$409,320 / $102,330

(1)	Represents the difference between the exercise price and the average of the high and low sales price on the date of exercise.
(2)	Represents options granted under the 2001 Plan. No SARs have been granted.
(3)	Represents the difference between the exercise price and the $23.13 reported closing price of our common stock on The Nasdaq Stock Market on December 31, 2002.

Defined Benefit Retirement Plans

The Bank has maintained a qualified defined benefit pension plan that covers substantially all employees who are age 21 or over and who have at least one year of service. Effective January 1, 2002, this plan became a plan in which employees of both the Bank and First Northern Savings would participate. Pension benefits are based on the participant’s average annual compensation (salary and bonus) and years of credited service. Years of credited service in the qualified defined benefit pension plan begin at date of participation in the plan. Benefits are determined in the form of a ten year certain and life annuity.

Designated officers also participate in a non-qualified defined benefit pension plan. This non-qualified plan provides monthly supplemental benefits to participants which will be paid out of the rabbi trust established for this plan, or unsecured corporate assets. The amount of the non-qualified plan benefit in the form of a ten year certain and life annuity is determined as:

•	an amount calculated under the qualified defined benefit pension plan without regard to the limitations imposed by the Internal Revenue Code on benefit or compensation amounts and without regard to certain limitations on years of service; minus

•	the pension benefit accrued in the qualified defined benefit pension plan.

The following table shows the estimated annual benefits payable in ten year certain and life annuity form for participants retiring on their normal retirement date at age 65 with various combinations of years of service and average annual compensation under the qualified defined benefit plan plus, for those officers eligible to participate, the non-qualified plan. At March 31, 2003, accrued years of service for officers named in the summary compensation table were: Mr. Crowley Sr.- 69 years; Mr. Crowley Jr.- 35 years, Mr. Maurer- 20 years, and Ms. Scholz—21 years. Messrs. Meeuwsen and Colberg became eligible to participate in the defined benefit retirement plan in 2002; their accrued years of service to determine benefits began on January 1, 2002, and thus each has one year of accrued service.

Final Average Compensation	Years of Service(1)
	5	10	15	20	25	30	35	40
$100,000	$9,200	$18,300	$27,500	$36,700	$48,400	$60,000	$71,700	$81,800
150,000	14,400	28,800	43,200	57,600	75,700	93,900	112,000	127,100
200,000	19,600	39,200	58,900	78,500	103,100	127,700	152,400	172,500
250,000	24,800	49,700	74,500	99,400	130,500	161,600	192,700	217,800
300,000	30,100	60,100	90,200	120,300	157,900	195,400	233,000	263,200
350,000	35,300	70,600	105,900	141,200	185,200	229,300	273,300	308,500
400,000	40,500	81,000	121,600	162,100	212,600	263,100	313,700	353,900
450,000	45,700	91,500	137,200	183,000	240,000	297,000	354,000	399,200
500,000	51,000	101,900	152,900	203,900	267,400	330,800	394,300	444,600
550,000	56,200	112,400	168,600	224,800	294,700	364,700	434,600	489,900
600,000	61,400	122,800	184,300	245,700	322,100	398,500	475,000	535,300
650,000	66,600	133,300	199,900	266,600	349,500	432,400	515,300	580,600
700,000	71,900	143,700	215,600	287,500	376,900	466,200	555,600	626,000
750,000	77,100	154,200	231,300	308,400	404,200	500,100	595,900	671,300
800,000	82,300	164,600	247,000	329,300	431,600	533,900	636,300	716,700
850,000	87,500	175,100	262,600	350,200	459,000	567,800	676,600	762,000

(1)	Years of service in the non-qualified defined benefit pension plan begin at date of hire, except as discussed above. As of December 31, 2002, Mr. Crowley Sr. has more than 69 years of service with the Bank. The amount of his total annual accrued benefit as of December 31, 2002 was approximately $364,300.

Employment Arrangements

The Bank’s Employment Agreements.    The Bank has employment agreements with Messrs. Crowley Sr., Crowley Jr. and Maurer, Ms. Scholz, and certain other executive officers of the Bank. (Former First Northern Savings employment agreements are discussed separately below.) The initial terms of the employment agreements are three years. For each of Messrs. Crowley, each year the agreement may be extended so that the agreement remains in effect for a rolling three years upon agreement of each of Messrs. Crowley and by affirmative action of the Bank’s board of directors. For the other executives, at the end of the initial three year term (December 31, 2003) and on each anniversary date thereafter, the employment term may be extended for an additional year upon agreement of the executive and by affirmative action taken by the Bank’s board. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually based upon individual performance and the Bank’s financial results, as well as benefits and perquisites, in accordance with the Bank’s policies.

The initial annual salary amounts for each of the covered executive officers were as follows: Mr. Crowley Jr.—$595,000; Mr. Crowley Sr.—$240,000; Mr. Maurer—$145,000; and Ms. Scholz—$100,025. These amounts may be changed in subsequent years, but generally may not be reduced.

The employment agreements can be terminated at the election of the executive officer or the Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer’s retirement, disability or death. Each employment agreement can also be voluntarily terminated without cause by the executive officer or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control.

Upon termination of an executive’s employment at his or her election at the expiration of the term of the employment agreements, the executive is entitled to receive unpaid compensation for the period of employment plus accrued but unused vacation time. Upon termination of employment at the election of the Bank at the expiration of the term, the executive is entitled to receive the same compensation as if he or she had voluntarily terminated at the end of the term as well as an amount equal to 100% of his or her annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

Upon each executive’s death or retirement at age 65, the executive or the executive’s personal representative will receive his or her earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. If the executive officer terminates employment voluntarily or is terminated by the Bank for cause, the executive shall not be entitled to any compensation or benefits for any period after the date of termination.

If during the term the Bank terminates an executive officer without cause or the employment agreement is terminated by the executive officer for cause, the executive would be entitled to receive 100% of base salary at the time of termination through the end of a one-year severance period. In the case of Messrs. Crowley, however, the period is extended to 12 months beyond the current term of employment, but not more than 36 months. Also, the executive would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment. The Bank must also pay to each executive an additional lump sum cash payment in an amount equal to the product of the Bank’s annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and the number of years in the severance period.

Under each employment agreement, the executive officer may also terminate employment following a change in control of the Bank under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, each executive officer has a right to receive payments and benefits as if a termination by the Bank without cause had occurred. However, under no circumstances may the aggregate amount of all severance payments and termination benefits, computed on a present value basis, exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the “Code”). That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the executive officer’s average annual total compensation over a five-year period immediately preceding the change in control.

First Northern Employment Agreements.    First Northern Savings had employment agreements with Messrs. Meeuwsen and Colberg and several other executive officers of First Northern Savings. These agreements were assumed by the Bank when First Northern Savings merged into it.

Mr. Meeuwsen’s agreement was entered into in 1990. The initial term of his agreement was five years; it automatically extended for an additional year on the annual anniversary date unless contrary written notice is given by either First Northern Savings or Mr. Meeuwsen, and had been extended on every anniversary date. Under his agreement, Mr. Meeuwsen was entitled to a base salary which is reviewed annually based upon individual performance and the financial results of the Bank. His initial annual base salary for 2000 was $182,000. The agreement also provided that he shall be eligible for incentive compensation and be entitled to reimbursement of business expenses and other benefits and perquisites, in accordance with the bank’s policies.

The agreement may have been terminated at the election of Mr. Meeuwsen or the Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of his retirement, disability or death. It also could be voluntarily terminated without cause by him or the Bank during the term.

If Mr. Meeuwsen terminated employment voluntarily during a term,he would not be entitled to any compensation or benefits for any period after the date of termination.

Mr. Meeuwsen has announced his retirement from Bank Mutual Corporation and subsidiaries, and his consequent resignation as a director and executive officer, effective as of July 31, 2003. In connection therewith, he has entered into a resignation and separation agreement with Bank Mutual Corporation. As part of that agreement, Bank Mutual Corporation has agreed that Mr. Meeuwsen may retain his company automobile, which has a book value of approximately $8,000. That agreement also provides for, and the compensation committee has agreed to, the early vesting of stock options for 16,000 shares which otherwise would not have vested until May 2004; based upon the $33.16 closing price of Bank Mutual Corporation common stock on the date of the agreement, the shares had a market value of approximately $342,400 in excess of the option exercise price. Mr. Meeuwsen is forfeiting options for 32,000 shares and 26,800 restricted shares, however, because they are not vested. The resignation and separation has other provisions which are consistent with Mr. Meeuwsen’s employment agreement in the case of a voluntary termination by Mr. Meeuwsen and confirms his non- competition agreement.

When First Northern Savings was acquired by Bank Mutual in November 2000, Mr. Colberg entered into a new employment agreement with First Northern Savings; this agreement was also assumed by the Bank. The terms of this employment agreement are substantially the same as those for Mr. Maurer and Ms. Scholz described above, with an initial base salary of $88,500 in Mr. Colberg’s case, except that Mr. Colberg would be entitled to two years’ salary in the event the Bank would not renew the agreement at the end of its initial term.

Other Compensation Agreements

Crowley Sr. Deferred Compensation Agreement.    The Bank has had a deferred compensation arrangement with Mr. Crowley Sr. for over 20 years under which it agreed to defer part of Mr. Crowley’s compensation in exchange for compensation payments at the later date. The precise provisions have been modified from time to time, most recently in a 1998 agreement. To fund this obligation, the Bank purchased a life insurance policy on Mr. Crowley, Sr. The policy is fully paid, and the Bank believes the arrangement is fully funded.

Upon Mr. Crowley Sr.’s retirement, he will receive a life income in monthly installments, with a minimum of 240 installments. The monthly installments will be equal to the amount that would be payable to the Bank under the life insurance policy if the Bank were to exercise a settlement option under the policy for monthly life income, with a 240 month period certain, with payments commencing as of the date of Mr. Crowley’s retirement. If Mr. Crowley were to die before retirement or receipt of 240 monthly payments, the amounts otherwise payable to him will be paid in equal shares to his two children (including Mr. Crowley Jr.) or to their survivors. Under certain circumstances, the Bank may elect to make a lump sum or other type of payment to Mr. Crowley Sr. or his heirs, which would be based upon other forms of payment which may be available under the life insurance policy.

First Northern Supplemental Retirement Agreements.    Before it was acquired by Bank Mutual, First Northern Savings entered into supplemental retirement agreements with Mr. Meeuwsen, Mr. Colberg and certain other of its officers. Messrs. Meeuwsen and Colberg, or their beneficiaries, will receive a total of 180 monthly payments of $10,520 and $2,646 per month, respectively, commencing on the first day of the month following the earlier of their respective attainment of age 65 or their death. If the supplemental retirement benefits commence prior to the executive’s attainment of age 65 because of his death, or if the executive officer requests acceleration of his benefit payments (and the compensation committee consents to such acceleration), the amount of the monthly payment will be reduced to reflect a 6% discount rate compounded monthly. These supplemental retirement agreements are vested and are subject to the same parachute payment limitations that govern employment agreements.

Other Benefit Plans

Employee Stock Ownership Plan.    The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of the Bank’s 2000 restructuring. Bank Mutual loaned the ESOP sufficient funds to purchase up to 8% of the Bank Mutual shares issued to persons other than the MHC. The ESOP has purchased 891,879 Bank Mutual shares.

The loan is for a term of ten years and calls for level annual payments of principal. Interest payments, at 8% per annum, are made annually. The ESOP initially pledged the shares it purchased as collateral for the loan and holds them in a suspense account until allocated to employees upon repayment of loan principal.

The ESOP does not allocate the pledged shares immediately. Instead, it releases a portion of the pledged shares annually as payments are made on the loan. The loan payments made by the ESOP come from employer contributions and dividends paid on the shares held in the plan. If the ESOP repays its loan as scheduled over a 10-year term, 10% of the shares would be released and allocated to participants annually in 2001 through 2010. As a result of the actual payments made, 116,270 and 113,936 shares were allocated in 2002 and 2001, respectively. The ESOP allocates the shares released each year that are attributable to employer contributions among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year attributable to employer contributions.

ESOP participants direct the voting of shares allocated to their individual accounts. Shares in the suspense account, which are those not yet allocated to individual accounts, are voted at the Bank Mutual Corporation board’s discretion.

Restoration Plan.    The Bank also established in 2001 a “Restoration Plan” to compensate selected executive officers for any benefits under the ESOP and the Bank Mutual Corporation 401(k) Plan which they are unable to receive because of limitations under the Code on contributions and benefits. The Code limits the salary deferrals that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants.

The restoration plan permits eligible officers (which includes vice presidents, senior vice presidents or other officers) to defer compensation which they are unable to contribute to the 401(k) Plan because of Code limits. In addition, the restoration plan provides benefits for eligible officers based upon the allocations they would have received in the ESOP and 401(k) Plan in the absence of Code limitations. Under the Code, in 2002, only the first $200,000 of compensation may be considered in determining benefits under tax-qualified plans (subject to annual cost-of-living adjustments).

For example, under the ESOP, only the first $200,000 of earnings are considered in determining ESOP benefits for 2002. Under the restoration plan, an executive officer would receive an amount equal to the benefit that the officer would have received under the ESOP in the absence of the compensation limit. Therefore, if an executive officer had total compensation of $250,000, the officer would receive an award equal to the average allocation percentage under the ESOP for the $50,000 of compensation in excess of the Code limit.

The restoration plan currently covers all executive officers and several other persons. The annual allocations to employees under the restoration plan will not be tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to employees following their termination of employment, the payments will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.

Intended Future Stock Benefit Plans

Bank Mutual Corporation intends to establish a stock option plan and a management recognition plan (which may be combined into a single plan) for its directors, officers and employees after the offering. The plans would be subject to approval by Bank Mutual Corporation shareholders, and may not be established for at least six months after the offering. The following is a description of the general terms of those plans, including relevant limits under OTS regulations.

Stock Option Plan.    We expect to adopt a stock option plan that will authorize the Compensation Committee to grant stock options to purchase up to 10% of the shares issued in this offering (in addition to the conversion of current Bank Mutual Corporation options) over a period of 10 years. The Committee will decide which eligible participants will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years.

We expect the stock option plan will permit the Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains or ordinary income rates, depending upon the time that has elapsed since the exercise of the option.

When a non-qualified stock option is exercised, we may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

Management Recognition Plan.    We also intend to implement a management recognition plan for our directors and officers. We expect to adopt a management recognition plan that will authorize the Compensation Committee to make restricted stock awards of up to 4% of the shares issued in the offering (excluding conversion of current Bank Mutual Corporation shares). The Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be.

Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal and state income tax purposes. We may be allowed a federal and state income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, we may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Restrictions under Both Types of Plans.    We have not yet decided whether we will implement these plans before or after the one year anniversary of the full conversion. If we implement a stock option plan and/or a management recognition plan before the first anniversary of the conversion, applicable regulations will require that we observe the following restrictions:

•	We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

•	We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

•	We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of shareholder approval of the plan.

•	We must not permit accelerated vesting for any reason other than death, disability or change in control.

After the first anniversary of the conversion, we may amend either plan to change or remove these restrictions. If we adopt a plan within one year after the conversion, we may amend the plan later, subject to shareholder approval, to remove these restrictions and to provide for accelerated vesting in case of retirement. We expect that any other amendment to either plan, whether adopted before or after the first anniversary of the plan’s initial effective date, will be subject to shareholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

Certain Transactions with Bank Mutual Corporation

The Bank.    The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and firms which they serve in various capacities. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are on terms and conditions offered to other depositors.

Prior to its acquisition by Bank Mutual Corporation, First Northern established policies relating to loans to directors, officers and other employees which, consistent with applicable laws and regulations, permitted certain preferential loan terms to directors, executive officers and other employees. Those policies have continued, and similar policies were adopted by the Bank when First Northern Savings merged into it in March 2003. The following table sets forth certain data relating to existing loans to our directors and executive officers where the aggregate amount of such loans exceeded $60,000 at any time since January 1, 2002 and the interest rate was below that offered to all other customers for comparable transactions. These loans were to former First Northern Savings officers and directors, and were assumed by the Bank as part of the merger of First Northern Savings into it.

Name and Positions	Type	Date of Loan	Original Amount of Loan			Maximum Balance in 2002		Balance as of 12/31/02		Interest Rate During Last Fiscal Year		Comparable Note Rate for Other Customers
Thomas J. Lopina Director	Mortgage Line of Credit	6/23/93 12/11/00	$ $	110,000 65,000	(4)	$ $	86,375 55,241	$ $	83,685 55,241	4.0 4.25	%(2) %(3)	6.25 4.25	% %(3)

Michael D. Meeuwsen President of Bank Mutual Corporation and, until 3/03, First Northern Savings; EVP and COO of the Bank since 3/03 (5)	Mortgage Line of Credit/ Second Mortgage	02/24/97 07/11/91	$ $	156,000 100,000	(4)	$ $	92,986 25,000	$ $	79,490 25,000	4.0 4.25	%(2) %(3)	7.25 4.25	% %(3)

Robert B. Olson Director	Mortgage Mortgage (Second Home)	7/31/97 9/29/98	$ $	160,000 100,000		$ $	119,599 35,406	$ $	106,439 13,125	4.0 6.875	%(2) %	7.375 6.875	% %

J. Gus Swoboda Director; Chairman of First Northern Savings until 3/03	Mortgage Line of Credit	4/13/98 3/15/01 (1)	$ $	170,000 100,000	(4)	$ $	141,778 95,000	$ $	134,891 56,835	4.0 4.25	%(2) %(3)	6.875 4.25	% %(3)

(1)	Replaced a prior second mortgage arrangement.
(2)	On January 1, 2002, in accordance with First Northern Savings’ mortgage loan policy for directors, officers and employees, the interest rate on mortgage loans for officers and directors was 4.0%. The interest rate for 2003 is 3.0%.
(3)	The line of credit interest rate is the prime interest rate, which varied from 4.75% to 4.25% during 2002; amounts shown are at year end.
(4)	Line of credit; the amount shown is the maximum amount which may be borrowed under the line.
(5)	Mr. Meeuwsen resigned effective as of July 31, 2003.

Information for loans made in the ordinary course of business with no preferential terms is not, and need not be, presented in the above table. Management believes that the loans made to directors, officers and their associates, including those in the above table, do not involve more than the normal risk of collectibility or present other unfavorable features.

Bank Mutual Corporation.    Mr. Herr is a partner in Plunket Raysich Architects. From time to time, Plunkett Raysich and affiliates provide services to Bank Mutual Corporation and its subsidiaries. Fees paid by Bank Mutual Corporation and subsidiaries to Plunkett Raysich for services during 2002 were below $50,000.

SECURITY OWNERSHIP AND PURCHASES BY MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth information regarding the beneficial ownership of Bank Mutual Corporation common stock on March 31, 2003 by each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, by each director and nominee for director, by each executive officer named in the Summary Compensation Table above and by all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)(2)	Percent of Class
Bank Mutual Bancorp, MHC (3)	11,193,174	52.3%
Thomas H. Buestrin	35,551	*
Rick B. Colberg	48,493	*
Michael T. Crowley, Jr.	311,007	1.4%
Michael T. Crowley, Sr.	93,903	*
Raymond W. Dwyer, Jr.	15,041	*
Mark C. Herr	13,300	*
Thomas J. Lopina, Sr.	60,245	*
Eugene H. Maurer, Jr.	43,580	*
William J. Mielke	64,015	*
Robert B. Olson	117,515	*
David J. Rolfs	29,500	*
Marlene M. Scholz	40,848	*
J. Gus Swoboda	44,443	*
All directors and executive officers as a group (15 persons) (2)(3)(4)(5)	1,664,199	7.7%

*	Less than 1.0%
(1)	Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Beneficial ownership of the following shares is shared: Mr. Buestrin—17,551 shares; Mr. Colberg—15,524; Mr. Crowley Jr.—20,406; Mr. Lopina—10,463; Mr. Olson—104,515; Mr. Rolfs—11,500; Mr. Swoboda—31,243; group—869,906. See also notes (2), (3) and (4) below.
(2)	Includes the following shares which are subject to options granted under the Bank Mutual 2001 Stock Incentive Plan (the “2001 Plan”) exercisable within 60 days of the record date: Messrs. Buestrin, Dwyer, Herr, Lopina, Mielke, Olson, Rolfs and Swoboda—8,000 each; Mr. Colberg—18,000; Mr. Crowley Jr.—65,097; Mr. Crowley Sr.—31,497; Mr. Maurer—18,000 and Ms. Scholz—18,000; all directors and executive officers as a group—250,594. All restricted shares awarded under the 2001 Plan, whether or not vested, are included because the recipients have voting rights as to those shares.
(3)	The members of the Bank Mutual Corporation board also comprise the MHC board of directors. While the MHC board members may therefore be deemed as a group to control the vote of shares held by the MHC, those shares are not included in directors’ individual or group ownership. The address of the MHC is 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223.
(4)	The total for the group (but not any individual) includes 658,704 unallocated shares held in the ESOP, as to which voting and dispositive power is shared. As administrator, Bank Mutual Corporation (through its board) may vote, in its discretion, shares which have not yet been allocated to participants. Employees may vote the shares allocated to their accounts; the administrator will vote unvoted shares in its discretion. Allocated shares are included only if allocated to named executive officers, in which case they are included in those individuals’ beneficial ownership.
(5)	Because the 401(k) Plan permits participants to vote shares and make investment decisions (except for certain takeover offers), shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans.

The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required under SEC rules for purposes of prospectus disclosure. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

Subscriptions by Directors and Executive Officers

The table below sets forth, for each of Bank Mutual Corporation’s directors and executive officers and for all of the directors and executive officers as a group, the following information:

(1)	the number of exchange shares to be held upon consummation of the offering, based upon their beneficial ownership of Bank Mutual Corporation common stock as of March 31, 2003;

(2)	the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions; and

(3)	the total amount of Bank Mutual Corporation common stock to be held upon consummation of the offering.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See “The Conversion—Limitations on Common Stock Purchases.”

	Number of Exchange Shares to be Held (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
Name of Beneficial Owner		Number of Shares	Amount	Number of Shares	Percentage of Total Outstanding (3)
Thomas H. Buestrin	85,756	5,000	$50,000	90,756	*
Michael T. Crowley, Jr.	750,211	10,000	$100,000	760,211	1.5%
Michael T. Crowley, Sr.	226,513	4,000	$40,000	230,513	*
Raymond W. Dwyer, Jr.	36,282	3,000	$30,000	39,282	*
Mark C. Herr	32,082	1,000	$10,000	33,082	*
Thomas J. Lopina, Sr.	145,323	5,000	$50,000	150,323	*
William J. Mielke	154,417	2,500	$25,000	156,917	*
Robert B. Olson	283,470	5,000	$50,000	288,470	*
David J. Rolfs	71,160	2,500	$25,000	73,660	*
J. Gus Swoboda	107,205	2,000	$20,000	109,205	*
					*
P. Terry Anderegg	108,279	5,000	$50,000	113,279	*
Christopher J. Callen	104,125	5,000	$50,000	109,125	*
Rick B. Colberg	116,975	5,000	$50,000	121,975	*
Eugene H. Maurer, Jr.	105,124	5,000	$50,000	110,124	*
Marlene M. Scholz	98,534	5,000	$50,000	103,534	*
Total for directors and executive officers (4)	4,014,381	65,000	$650,000	4,079,381	7.7%

*	Less than 1%
(1)	Includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “—Security Ownership of Certain Beneficial Ownership” and the 2.4122 exchange ratio at the midpoint.
(3)	Calculated by dividing the total shares of Bank Mutual Corporation common stock to be issued at the midpoint of the offering range (51,642,391 shares) plus the number of shares each individual may acquire pursuant to the exercise of stock options within 60 days of March 31, 2003, which in the aggregate on a converted basis totaled 604,482 shares.
(4)	Includes unallocated ESOP shares.

REGULATION

Set forth below is a brief description of certain laws and regulations that relate to the regulation of the Bank and Bank Mutual Corporation.

General

The Bank is a federally chartered stock savings association, chartered as a savings bank, whose primary regulator is the OTS. The FDIC, under the Savings Association Insurance Fund (“SAIF”), insures its deposit accounts up to applicable limits. The Bank is currently subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and by the FDIC as its deposit insurer. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. In addition, the Bank’s relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of deposit accounts and the form and content of the Bank’s mortgage documents.

The OTS currently conducts periodic examinations to assess the Bank’s compliance with various regulatory requirements. In addition, the FDIC has the right to perform examinations of the Bank should the OTS or the FDIC determine the Bank is in a weakened financial condition or a failure is foreseeable. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

Currently, Bank Mutual Corporation, as a federal stock corporation in a mutual holding company structure, is deemed a federal stock holding company within the meaning of Section 10(o) of the Home Owners’ Loan Act. After the offering, Bank Mutual Corporation will be a Wisconsin corporation but will be required to register with the OTS as a unitary savings and loan holding company, and thus continue to file reports with the OTS and be subject to regulation and examination by the OTS. Bank Mutual Corporation also is, and will be, required to file certain reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

The MHC is a federal mutual holding company within the meaning of Section 10(o) of the Home Owners’ Loan Act. As such, the MHC has registered with the OTS and is subject to OTS examination and supervision as well as certain reporting requirements. After the conversion and offering, the MHC will cease to exist and the OTS regulations regarding mutual holding companies will no longer affect Bank Mutual Corporation or the Bank.

Any change in these laws and regulations, whether by the OTS, the FDIC, the SEC, or through legislation, could have a material adverse impact on the Bank and Bank Mutual Corporation, and their operations and shareholders.

Certain of the laws and regulations applicable to the Bank and Bank Mutual Corporation are summarized below. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

Federal Regulation of the Bank

General.    As a federally chartered, SAIF-insured savings bank, the Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with federal statutory and regulatory requirements. This federal regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the SAIF, the FDIC and depositors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the establishment of adequate loan loss reserves.

The OTS regularly examines the Bank and issues a report on its examination findings to the Bank’s board of directors. The Bank’s relationships with its depositors and borrowers is also regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of the Bank’s mortgage documents.

The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into transactions such as mergers with or acquisitions of other financial institutions.

Regulatory Capital Requirements.    OTS capital regulations require savings associations such as the Bank to meet three capital standards. The minimum standards are tangible capital equal to at least 1.5% of adjusted total assets, core capital equal to at least 3% of adjusted total assets, and risk-based capital equal to at least 8% of total risk-weighted assets. These capital standards are in addition to the capital standards promulgated by the OTS under its prompt corrective action regulations, as described below under the heading “Prompt Corrective Action.”

Tangible capital is defined as core capital less all intangible assets and certain mortgage servicing rights. Core capital is defined as common shareholders’ equity, noncumulative perpetual preferred stock, related surplus and minority interests in the equity accounts of fully consolidated subsidiaries, nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, mortgage servicing rights and investments in certain non-includable subsidiaries.

The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of at least 8% of risk-weighted assets. Risk-based capital is comprised of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair values, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includible in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

OTS rules require a deduction from capital for institutions that have unacceptable levels of interest rate risk. The OTS calculates the sensitivity of an institution’s net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, is deducted from an institution’s total capital in order to determine if it meets its risk-based capital requirement.

Dividend and Other Capital Distribution Limitations.    The OTS imposes various restrictions or requirements on the ability of savings associations to make capital distributions, including dividend payments.

OTS regulations require the Bank to give the OTS 30 days’ advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends.

OTS regulations impose uniform limitations on the ability of all savings banks and associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, the regulation utilizes a three-tiered approach permitting various levels of distributions based primarily upon a savings bank’s capital level.

The Bank currently meets the criteria to be designated a Tier 1 association and, consequently, could at its option (after prior notice to, and no objection made by, the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital at the beginning of the calendar year less any distributions previously paid during the year. Additional dividends or distributions would require further OTS approval.

See the section entitled “MHC Regulation—Waiver of Dividends” below for a discussion of the specific regulatory requirements relating to the MHC’s determination to waive dividends from Bank Mutual Corporation in fiscal years 2001, 2002 and 2003.

Qualified Thrift Lender Test.    Federal savings associations must meet a qualified thrift lender test or they become subject to operating restrictions. The Bank anticipates that it will maintain an appropriate level of investments consisting primarily of residential mortgages, mortgage-backed securities and other mortgage-related investments, and otherwise qualify as a qualified thrift lender. The required percentage of these mortgage-related investments is 65% of portfolio assets. Portfolio assets are all assets minus goodwill and other intangible assets, property used by the institution in conducting its business and liquid assets equal to 20% of total assets. Compliance with the qualified thrift lender test is determined on a monthly basis in nine out of every twelve months.

Liquidity Standard.    Each federal savings association is required to maintain sufficient liquidity to ensure its safe and sound operations.

Federal Home Loan Bank System.    The Bank is a member of the FHLB of Chicago, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member financial institutions and proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB of Chicago.

As a member, the Bank is required to purchase and maintain stock in the FHLB of Chicago in an amount equal to the greatest of $500, 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 5% of its outstanding advances. The Bank is currently in compliance with this requirement. The FHLB of Chicago also imposes various limitations on advances made to member banks, which limitations relate to the amount and type of collateral, the amounts of advances, and other items.

Under the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the “GLB Act”), the Bank is a voluntary member of the FHLB of Chicago. The Bank could withdraw or reduce its stock ownership in the FHLB of Chicago, although it has no current intention to do so. The FHLB of Chicago provides funds for programs to resolve the problems created by troubled savings institutions. The FHLB of Chicago also contributes to affordable housing programs through direct loans, interest subsidies on advances, and grants targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of dividends paid by the FHLB of Chicago and could continue to do so in the future.

On June 12, 2002, the FHLB of Chicago adopted a plan to restructure its capital stock in accordance with the GLB Act. The plan allows for the creation of a more permanent capital base and offers members flexibility and choice through two classes of stock. Implementation of the plan is expected in late 2003. At this time, it is not possible to predict the impact the plan may have on the Bank.

Federal Reserve System.    The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking, NOW, and Super NOW checking accounts and non-personal time deposits. Savings institutions have authority to borrow from the Federal Reserve System “discount window,” but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

Deposit Insurance.    The deposit accounts held by customers of the Bank are insured by the SAIF to a maximum of $100,000 as permitted by law. Insurance on deposits may be terminated by the FDIC if it finds that the Bank has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS as the Bank’s primary regulator. The management of the Bank does not know of any practice, condition, or violation that might lead to termination of the Bank’s deposit insurance.

Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution’s financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. The FDIC also assigns an institution to a supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution’s state supervisor).

An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank’s rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including the Bank.

Transactions with Affiliates.    Sections 23A and 23B of the Federal Reserve Act govern transactions between an insured federal savings association, such as the Bank, and any of its affiliates. Bank Mutual Corporation is, and will remain, an affiliate of the Bank. The Federal Reserve Board has adopted Regulation W, which comprehensively implements and interprets Sections 23A and 23B, in part by codifying prior Federal Reserve Board interpretations under Sections 23A and 23B.

An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. A subsidiary of a bank that is not also a depository institution or a “financial subsidiary” under the GLB Act is not treated as an affiliate of the bank for the purposes of Sections 23A and 23B; however, the OTS has the discretion to treat subsidiaries of a savings association as affiliates on a case-by-case basis. Sections 23A and 23B limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such bank’s capital stock and surplus, and limit all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The statutory sections also require that all such transactions be on terms that are consistent with safe and sound banking practices. The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by an association with an affiliate and any purchase of assets or services by an association from an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those that would be provided to a non-affiliate.

Acquisitions and Mergers.    Under the federal Bank Merger Act, any merger of the Bank with or into another institution would require the approval of the OTS, or the primary federal regulator of the resulting entity if it is not an OTS-regulated institution. Among other things, this meant that when our subsidiary banks combined by a merger of one into the other, that transaction required the approval of the OTS, which was obtained. See also “Acquisition of Bank Mutual Corporation” below for a discussion of factors relating to acquisitions of Bank Mutual Corporation.

Prohibitions Against Tying Arrangements.    Savings associations such as the Bank are subject to the prohibitions of 12 U.S.C. Section 1972 on certain tying arrangements. A savings association is prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

Customer Privacy.    Savings associations such as the Bank are required to develop and maintain privacy policies relating to information on the customers, restrict and establish procedure practices to protect customer data. Applicable privacy regulations further restrict the sharing of non-public customer data with non-affiliated parties if the customer requests.

Uniform Real Estate Lending Standards.    The federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

•	for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

•	for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%;

•	for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;

•	for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

•	for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property, including non-owner occupied, one- to four-family property), the limit is 85%.

Although no supervisory loan-to-value limit has been established for owner-occupied, one- to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

Community Reinvestment Act.    Under the Community Reinvestment Act (“CRA”), any insured depository institution, including the Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS, in connection with its examination of a savings association, to assess the savings association’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association, including applications for additional branches and acquisitions.

Among other things, the CRA regulations contain an evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the evaluation system focuses on three tests:

•	a lending test, to evaluate the institution’s record of making loans in its service areas;

•	an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and

•	a service test, to evaluate the institution’s delivery of services through its branches, ATMs and other offices.

The CRA requires the OTS, in the case of the Bank, to provide a written evaluation of a savings association’s CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an association’s CRA rating. Mutual Savings Bank and First Northern Savings Bank each received at least “satisfactory” overall ratings in their most recent CRA examinations.

Safety and Soundness Standards.    Each federal banking agency, including the OTS, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

Prompt Corrective Action.    FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized insured institutions. The OTS, as well as the other federal banking regulators, adopted the FDIC’s regulations governing the supervisory actions that may be taken against undercapitalized institutions. These regulations establish and define five capital categories, in the absence of a specific capital directive, as follows:

Category	Total Capital to Risk Weighted Assets	Tier 1 Capital to Risk Weighted Assets	Tier 1 Capital to Total Assets
Well capitalized	≥10%	≥6%	≥5%
Adequately capitalized	≥ 8%	≥4%	≥4%*
Under capitalized	< 8%	<4%	<4%*
Significantly undercapitalized	< 6%	<3%	<3%
Critically undercapitalized	Tangible assets to capital of < 2%

*	3% if the bank receives the highest rating under the uniform system

The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank’s capital decreases within the three undercapitalized categories. All savings associations are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the association would be undercapitalized. The FDIC or the OTS, in the case of the Bank, is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized savings association is required to file a capital restoration plan within 45 days of the date the association receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

•	an amount equal to five percent of the bank’s total assets at the time it became “undercapitalized”; and

•	the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

If a savings association fails to submit an acceptable plan, it is treated as if it were “significantly undercapitalized.” Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured savings association. If one or more grounds exist for appointing a conservator or receiver for a savings association, the FDIC may require the association to issue additional debt or stock, sell assets, be acquired by a depository bank or savings association holding company or combine with another depository savings association. Under FDICIA, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized savings association within 90 days after the association becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the savings association continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes certain findings that the association is viable.

Loans to Insiders.    A savings association’s loans to its executive officers, directors, any owner of more than 10% of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to the Bank’s loans. All loans by a savings association to all insiders and insiders’ related interests in the aggregate may not exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s residence, may not exceed the greater of $25,000 or 2.5% of the savings association’s unimpaired capital and unimpaired surplus, but in no event more than $100,000. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the savings association, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either $500,000 or the greater of $25,000 or 5% of the savings association’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are no less stringent than, those that are prevailing at the time for comparable transactions with other persons and must not present more than a normal risk of collectibility.

An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the savings association and that does not give any preference to insiders of the association over other employees of the association.

The USA PATRIOT Act.    In response to the terrorist attacks of September 11, 2001, Congress adopted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By means of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks and savings associations.

Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

•	All financial institutions must establish anti-money laundering programs that include, at minimum; (a) internal policies, procedures, and controls; (b) specific designation of an anti-money laundering compliance officer; (c) ongoing employee training programs, and (d) an independent audit function to test the anti-money laundering program.

•	The Secretary of the Treasury, in conjunction with other bank regulators, may issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened.

•	Financial institutions that establish, maintain, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) must establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

•	Financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks.

•	Bank regulators are directed to consider a holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger applications.

Bank Mutual Corporation Regulation

Holding Company Regulation

Upon completion of the offering, Bank Mutual Corporation will be a savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The OTS has enforcement authority over Bank Mutual Corporation and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a risk to the Bank.

Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary was a qualified thrift lender. The GLB Act, however, restricts non-grandfathered unitary savings and loan holding companies to those activities permissible for financial holding companies or for multiple savings and loan holding companies. Bank Mutual Corporation will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by OTS regulations.

Federal law prohibits a savings and loan holding company, directly or indirectly, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Federal Securities Laws

Bank Mutual Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of shares of common stock to be issued in connection with the conversion and the offering. Upon completion of the offering, Bank Mutual Corporation common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Bank Mutual Corporation will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

Sarbanes-Oxley Act of 2002.    The Sarbanes-Oxley Act of 2002 was adopted in response to public concerns regarding corporate accountability in connection with the accounting and corporate governance scandals at several prominent companies. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

The Sarbanes-Oxley Act is the most far-reaching U.S. securities legislation enacted in some time. It applies to all public companies, including Bank Mutual Corporation, that file periodic reports with the SEC, under the Securities Exchange Act.

The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and national securities exchanges and associations to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC, and increases penalties for violation. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

The Sarbanes-Oxley Act addresses, among other matters:

•	audit committees and auditor independence;

•	certification of financial statements by the chief executive officer and the chief financial officer;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities if the issuer’s financial statements later require restatement;

•	a prohibition on insider trading during retirement plan black out periods;

•	further disclosure of off-balance sheet transactions;

•	a prohibition on many personal loans to directors and officers (with exceptions for financial institutions);

•	expedited filing requirements for reporting of insiders’ transactions; and

•	disclosure of a code of ethics and disclosure of a change or waiver of such code.

Because some OTS accounting and governance regulations also refer to the SEC’s regulations, the Sarbanes-Oxley Act also may affect the Bank.

The Securities and Exchange Commission has been delegated the task of enacting rules to implement various of the provisions with respect to, among other matters, disclosure in filings pursuant to the Exchange Act. This rule making is ongoing, and some of the related rules have not yet become effective.

Acquisition of Bank Mutual Corporation

Under federal law, no person may acquire control of Bank Mutual Corporation or the Bank without first obtaining, as summarized below, the approval of such acquisition of control by the Office of Thrift Supervision. Under the federal Change in Bank Control Act and the Savings and Loan Holding Company Act, any person, including a company, or group acting in concert, seeking to acquire 10% or more of the outstanding shares of Bank Mutual Corporation must file a notice with the OTS. In addition, any person or group acting in concert seeking to acquire more than 25% of the outstanding shares of Bank Mutual Corporation’s common stock will be required to obtain the prior approval of the OTS. Under regulations, the OTS generally has 60 days within which to act on such applications, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by Bank Mutual Corporation and the Bank, and the antitrust effects of the acquisition.

Federal and State Taxation

Federal Taxation.    Bank Mutual Corporation and its subsidiaries file a calendar year consolidated federal income tax return, reporting income and expenses using the accrual method of accounting.

Bad Debt Reserves.    The Small Business Job Protection Act of 1996 (the “Job Protection Act”) repealed the “reserve method” of accounting for bad debts by most thrift institutions effective for the taxable years beginning after 1995. Larger thrift institutions such as the Bank are now required to use the “specific charge-off method.” The Job Protection Act also granted partial relief from reserve recapture provisions, which are triggered by the change in method. This legislation did not have a material impact on our financial condition or results of operations.

The federal income tax returns for Bank Mutual Corporation’s subsidiaries have been examined and audited or closed without audit by the IRS for tax years through 1999.

Depending on the composition of its items of income and expense, Bank Mutual Corporation may be subject to alternative minimum tax (“AMT”) to the extent AMT exceeds the regular tax liability. AMT is calculated at 20% of alternative minimum taxable income (“AMTI”). AMTI equals regular taxable income increased by certain tax preferences, including depreciation deductions in excess of allowable AMT amounts, certain tax-exempt interest income and 75% of the excess of adjusted current earnings (“ACE”) over AMTI. ACE equals AMTI adjusted for certain items, primarily accelerated depreciation and tax-exempt interest. The payment of AMT would create a tax credit, which can be carried forward indefinitely to reduce the regular tax liability in future years.

State Taxation.    Under current law, the state of Wisconsin imposes a corporate franchise tax of 7.9% on the separate taxable incomes of the members of our consolidated income tax group except our Nevada subsidiaries. Presently, the income of the Nevada subsidiaries is only subject to taxation in Nevada, which currently does not impose a corporate income or franchise tax.

THE CONVERSION

The boards of directors of Bank Mutual Corporation and Bank Mutual Bancorp, MHC have approved the plan of restructuring. The plan of restructuring must also be approved by the members of the MHC, who are the depositors of the Bank, and the shareholders of Bank Mutual Corporation. Special meetings of members and of the shareholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of restructuring; however, such approval does not constitute a recommendation or endorsement of the plan of restructuring by that agency.

General

The boards of directors of each of the MHC and Bank Mutual Corporation adopted the plan of restructuring on April 21, 2003, and amended and restated it on July 7, 2003. Pursuant to the plan of restructuring, our organization will convert from the mutual holding company form of organization to the fully stock form. The

MHC, the mutual holding company parent of Bank Mutual Corporation, will be merged into the Bank, and the MHC will no longer exist. Pursuant to the plan of restructuring, Bank Mutual Corporation, which now is a federally-chartered corporation which owns 100% of the Bank, will be succeeded by a new Wisconsin corporation with the same name. As part of the conversion, the ownership interest of the MHC will be offered for sale in the stock offering. When the conversion is completed, all of the capital stock of the Bank will be owned by Bank Mutual Corporation and all of the common stock of Bank Mutual Corporation will be owned by public shareholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this prospectus.

Under the plan of restructuring, at the conclusion of the conversion and offering, each share of Bank Mutual Corporation common stock owned by persons other than the MHC will be cancelled and exchanged for shares of common stock of the new Wisconsin-chartered Bank Mutual Corporation determined pursuant to an exchange ratio. The conversion will include a series of mergers involving the MHC, Bank Mutual Corporation and other entities formed for that purpose.

We intend to retain 50% of the net proceeds of the offering and to contribute the balance of the net proceeds to the Bank. The conversion will be completed only upon completion of the issuance of at least the minimum number of shares of our common stock to be offered pursuant to the plan of restructuring.

The plan of restructuring provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. Subject to the prior rights of these holders of subscription rights, we will offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(1)	Bank Mutual Corporation public shareholders as of July 23, 2003; and then

(2)	Natural persons residing in the counties in which the Bank maintains one or more offices. See “Community Offering.”

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or immediately following the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated pro forma market value of Bank Mutual Corporation. All shares of common stock to be sold in the offering will be sold at $10.00 per share. No commission will be charged to purchasers. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion transaction, which is qualified in its entirety by reference to the provisions of the plan of restructuring. A copy of the plan of restructuring is available for inspection at each banking office of the Bank and at the Midwest Regional and the Washington, D.C. Offices of the Office of Thrift Supervision. The plan of restructuring is also filed as an exhibit to the application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the OTS. See “Where You Can Find Additional Information.”

Reasons for the Conversion

We believe that our conversion to a fully-public stock holding company, and the increased capital resources that will result from our sale of the common stock, provide us with greater flexibility to:

•	expand our lending activities in the communities we serve and support delivery of the products and services we can offer our customers;

•	structure and finance operations, including our potential acquisition of other financial institutions or branch offices as opportunities arise; and

•	improve our overall competitive position.

As a fully public stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. For example, potential sellers in an acquisition or merger transaction often want stock for at least part of the purchase price; in our current mutual holding company structure, our ability to offer our common stock as consideration has been limited because the MHC must retain a majority of Bank Mutual Corporation’s shares. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enabling us to offer stock or cash consideration, or a combination thereof. We do not have any agreement or understanding as to any specific acquisition.

Approvals Required

The affirmative vote of a majority of the total eligible votes of the members (Bank depositors) of the MHC as of July 29, 2003 at the special meeting of members is required to approve the plan of restructuring. By their approval of the plan of restructuring, the members of the MHC will also be deemed to approve the merger of the MHC into the Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Bank Mutual Corporation and of a majority of the votes cast in person or by proxy by the shareholders of Bank Mutual Corporation other than the MHC also are required to approve the plan of restructuring. The plan of restructuring also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public shareholders will be entitled to exchange their shares for common stock of the converted holding company, provided that the mutual holding company demonstrates to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. Each publicly-held share (not owned by the MHC) of Bank Mutual Corporation common stock will, on the effective date of the conversion, be cancelled. Each public shareholder will automatically receive the right to a number of shares of common stock of the new Wisconsin-chartered Bank Mutual Corporation, upon exchange of stock certificates if you hold your shares in certificate form. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public shareholders of Bank Mutual Corporation common stock will own the same percentage of new common stock in the successor Bank Mutual Corporation after the conversion as they held in Bank Mutual Corporation immediately prior to the conversion, exclusive of their purchase of additional shares in the offering, and the receipt of cash in lieu of fractional shares. At March 31, 2003, there were 21,408,971 shares of Bank Mutual Corporation common stock outstanding, net of treasury stock, of which 10,215,797 shares were publicly held and the remaining 11,193,174 were held by the MHC.

The exchange ratio is not dependent on the market value of Bank Mutual Corporation common stock. It will be calculated, at the conclusion of the conversion, based on the percentage of Bank Mutual Corporation common stock held by the public prior to the conversion, the independent appraisal of Bank Mutual Corporation prepared by RP Financial and the number of shares sold in the offering. The exchange ratio is expected to range from approximately 2.0504 exchange shares for each publicly held share of Bank Mutual Corporation at the minimum of the offering range to 3.1901 exchange shares for each publicly held share of Bank Mutual Corporation at the adjusted maximum of the offering range. We cannot guarantee any particular exchange ratio within the range.

The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we issue in the offering, which in turn will depend upon the final appraised value of Bank Mutual Corporation. In addition, if options to purchase shares of Bank Mutual Corporation are exercised before consummation of the conversion, then there will be an increase in the percentage of shares of Bank Mutual Corporation held by public shareholders, an increase in the number of shares issued to public shareholders in the share exchange, and a decrease in the offering range. Those factors may result in a change in the exchange ratio. The following table shows how the exchange ratio and number of exchange shares will adjust, based on the number of shares issued in the offering.

	New Shares to be Issued in this Offering		New Shares to be Exchanged For Existing Shares of Bank Mutual Corporation		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	New Shares to be Received For 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	22,950,000	52.28%	20,946,032	47.72%	43,896,032	2.0504	205.04
Midpoint	27,000,000	52.28%	24,642,391	47.72%	51,642,391	2.4122	241.22
Maximum	31,050,000	52.28%	28,338,750	47.72%	59,388,750	2.7740	277.40
Adjusted Maximum	35,707,500	52.28%	32,589,562	47.72%	68,297,062	3.1901	319.01

Outstanding options to purchase shares of Bank Mutual Corporation common stock also will be converted into and become options to purchase new shares of Bank Mutual Corporation common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At March 31, 2003, there were outstanding options to purchase 1,040,094 shares of Bank Mutual Corporation common stock, of which a majority had not yet vested. If these options are exercised for authorized but unissued shares, shareholders would experience dilution of approximately 4.7% in their ownership interest in Bank Mutual Corporation.

Effects of Conversion on Depositors, Borrowers and Members

Continuity.    While the conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, the Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Bank Mutual Corporation at the time of the conversion will serve as directors of Bank Mutual Corporation after the conversion.

Effect on Deposit Accounts.    Under the plan of restructuring, each depositor in the Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans.    No loan outstanding from the Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members.    At present, depositors of the Bank are members of, and have voting rights in, the MHC as to all matters requiring membership action as set forth in the MHC’s Charter. Upon completion of the conversion, depositors will cease to be members of the MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in the Bank will be vested in the Wisconsin-chartered successor Bank Mutual Corporation as the sole shareholder of the Bank. The shareholders of Bank Mutual Corporation will possess exclusive voting rights with respect to Bank Mutual Corporation common stock.

Tax Effects.    Bank Mutual Corporation will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the conversion will not be taxable for federal or state income tax purposes to the MHC, Bank Mutual Corporation, the public shareholders of Bank Mutual Corporation, members of the MHC, eligible account holders, supplemental eligible account holders, or the Bank. See “—Tax Aspects.”

Effect on Liquidation Rights.    Each qualifying depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of the MHC based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of the MHC and the Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a qualifying deposit account obtains a pro rata ownership interest in the MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary savings association of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the MHC and the Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that the Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2002 and June 30, 2003 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Bank Mutual Corporation as the holder of the Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of restructuring and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. The Bank and Bank Mutual Corporation have retained RP Financial to make this valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $125,000. This amount does not include a fee of $17,500 to RP Financial for assistance in the preparation of a business plan. The Bank and Bank Mutual Corporation have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where such liability results from its negligence or bad faith.

The appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies, subject to valuation adjustments applied by RP Financial to account for differences between Bank Mutual Corporation and the peer group. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements. RP Financial also considered the following factors, among others:

•	the present and projected operating results and financial condition of Bank Mutual Corporation;

•	the economic and demographic conditions in Bank Mutual Corporation’s existing market area;

•	certain historical, financial and other information relating to Bank Mutual Corporation;

•	a comparative evaluation of the operating and financial characteristics of Bank Mutual Corporation with those of other similarly situated publicly traded savings institutions located in the midwest and other regions of the United States;

•	the aggregate size of the offering of the common stock;

•	the impact of the offering on Bank Mutual Corporation’s shareholders’ equity and earnings potential;

•	the proposed dividend policy of Bank Mutual Corporation; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s report were certain assumptions as to the pro forma earnings of Bank Mutual Corporation after the offering that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering and purchases in the open market of 4.0% of the common stock issued in the offering by the management recognition plan at the $10.00 purchase price. See “Pro Forma Conversion Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of May 16, 2003, the estimated pro forma market value, or valuation range, of Bank Mutual Corporation ranged from a minimum of $438,960,320 to a maximum of $593,887,500, with a midpoint of $516,423,910. The board of directors decided to offer the shares for a price of $10.00 per share. The aggregate offering price of the shares is equal to the valuation range multiplied by 52.3% the percentage of Bank Mutual Corporation common stock owned by the MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Bank Mutual Corporation common stock owned by the MHC and the $10.00 price per share, the minimum of the offering range is 22,950,000 shares, the midpoint of the offering range is 27,000,000 shares and the maximum of the offering range is 31,050,000 shares.

The board of directors reviewed the independent valuation and, in particular, considered the following:

•	Bank Mutual Corporation’s financial condition and results of operations;

•	comparison of financial performance ratios of Bank Mutual Corporation to those of other financial institutions of similar size;

•	stock market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Bank Mutual Corporation common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and the board believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Bank Mutual Corporation or the Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Bank Mutual Corporation to less than $438,960,320 or more than $682,970,620, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $682,970,620, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 35,707,500 shares, as a result of regulatory considerations, demand for the shares or changes in market conditions. The subscription price of $10.00 per share will remain fixed.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $682,970,620 and a corresponding increase in the offering range to more than 35,707,500 shares, or a decrease in the minimum of the valuation range to less than $438,960,320 and a corresponding decrease in the offering range to fewer than 22,950,000 shares, then, after consulting with the Office of Thrift Supervision, we will cancel all deposit account withdrawal authorizations and return by check all funds received, promptly, with interest at the Bank’s passbook savings rate of interest. If we decide to continue, rather than terminate the offering, we will resolicit subscribers, allowing them to place a new order for common stock.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Bank Mutual Corporation’s pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Bank Mutual Corporation’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Conversion Data.”

Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection as specified under “Where You Can Find Additional Information.”

Exchange of Stock Certificates

The conversion of existing outstanding shares of Bank Mutual Corporation common stock into the right to receive new shares of common stock of the Wisconsin-chartered successor Bank Mutual Corporation will occur automatically on the effective date of the conversion, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to each public shareholder of Bank Mutual Corporation who holds stock certificates as of the effective date of the conversion. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit the stock certificate(s) representing existing shares of Bank Mutual Corporation common stock. We expect that stock certificates for new shares of Bank Mutual Corporation common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms with the corresponding stock certificate(s). Shares held by public shareholders in street name will be exchanged automatically upon the effective date; no transmittal forms will be mailed relating to these shares.

No fractional shares of new Bank Mutual Corporation common stock will be issued to any public shareholder of Bank Mutual Corporation when the conversion is completed. For each fractional share that would otherwise be issued to a shareholder who holds a certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by $10.00. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares.

You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.

Until your existing certificates representing Bank Mutual Corporation common stock are surrendered for exchange after the conversion in compliance with the terms of the transmittal form, you will not receive new shares of Bank Mutual Corporation common stock and you will not be paid dividends on the new Bank Mutual

Corporation common stock. When you surrender your certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Bank Mutual Corporation common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of common stock of the Wisconsin-chartered successor Bank Mutual Corporation into which those shares have been automatically converted.

If a certificate for Bank Mutual Corporation common stock has been lost, stolen or destroyed, the exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the shareholder’s expense.

All new shares of Bank Mutual Corporation common stock that we issue to you in exchange for existing shares of Bank Mutual Corporation common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion which may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

Subscription Offering and Subscription Rights

In accordance with the plan of restructuring, rights to subscribe for the purchase of shares of common stock in the subscription offering have been granted under the plan of restructuring in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of restructuring and as described below under “—Limitations on Common Stock Purchases.”

Priority 1:    Eligible Account Holders. Each Bank depositor with aggregate deposit account balances of $50 or more (a “Qualifying Deposit”) on March 31, 2002 (“Eligible Account Holders”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions from Eligible Account Holders, shares will be allocated among them in the following order:

(1)	To persons who were eligible account holders of the Bank under the terms of the plan of restructuring adopted in 2000, on account of their qualifying deposit accounts at the Bank on January 31, 1999, but only to the extent that those persons continued to hold the same deposit accounts (same account number and title) until March 31, 2002; then

(2)	To all other Eligible Account Holders.

Within each of these categories, shares will first be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2002. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of

Eligible Account Holders who are also directors or officers of Bank Mutual Corporation or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2002.

For purposes of determining subscription rights, depositors of First Northern Savings Bank at March 31, 2002 will be treated as having their deposit accounts at the Bank at that date. However, they will not be eligible for the January 31, 1999 special priority discussed in (1) above.

Priority 2:    Tax-Qualified Plans. Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the common stock sold in the offering (although we do not anticipate that our employee stock ownership plan will purchase shares of common stock sold in the offering).

Priority 3:    Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Bank depositor with a Qualifying Deposit on June 30, 2003 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at June 30, 2003. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4:    Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each member of the MHC (depositor of the Bank) on the voting record date of July 29, 2003 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of restructuring to members of the public in a community offering. Shares may be offered with the following preferences:

(1)	Bank Mutual Corporation public shareholders as of the July 23, 2003 voting record date; and then

(2)	Natural persons residing in any county in which the Bank maintains one or more offices.

The counties in which the Bank maintains offices are Milwaukee, Barron, Brown, Calumet, Chippewa, Columbia, Dane, Dodge, Door, Dunn, Eau Claire, Fond du Lac, Green Lake, Manitowoc, Marinette, Outagamie, Ozaukee, Pierce, Polk, Rock, St. Croix, Sawyer, Shawano, Sheboygan, Washburn, Waukesha, Waupaca and Winnebago Counties in Wisconsin, and Washington County in Minnesota.

Subscribers in the community offering may purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares available to fill the orders of public shareholders of Bank Mutual Corporation as of July 23, 2003, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among public shareholders whose orders remain unsatisfied based on the size of the unfilled order of each public shareholder of Bank Mutual Corporation relative to the size of the aggregate unfilled orders of other public shareholders. If oversubscription occurs due to the orders of natural persons residing in the counties named above, the allocation procedures described above will apply to the stock orders of those persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the named counties, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the Bank’s community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

The community offering may begin concurrently with, during or immediately following the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 100,000 shares of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

Any syndicated community offering will be conducted in accordance with Securities and Exchange Commission Rules 15c2-4 and 10b-9. Generally under those rules, a broker-dealer will deposit into a separate non-interest bearing account the funds it receives from interested investors prior to closing. If and when all the conditions for the closing are met, funds for shares of common stock sold by the broker-dealer in the syndicated community offering, less the broker-dealer’s commissions, will be promptly delivered to Bank Mutual Corporation. If the stock offering closes, but some or all of an interested investor’s funds are not accepted by Bank Mutual Corporation, those funds will be returned to the interested investor promptly after the closing, without interest. If the stock offering does not close, funds in the account will be promptly returned, without interest, to the potential investor.

If for any reason we cannot effect a syndicated community offering of shares not distributed in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

Expiration Date for the Offering

The offering will expire at 10:00 a.m., Wisconsin time, on September 5, 2003, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. We may decide to extend the expiration date of the subscription offering and/or the community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We are not required to give notice of an extension to October 20, 2003. If at least 22,950,000 shares have not been subscribed for or sold by October 20, 2003, we will cancel all deposit account withdrawal authorizations and return by check all funds received, promptly, with interest at the Bank’s passbook savings rate of interest. If we decide to continue rather than terminate the offering, we will resolicit subscribers, allowing them to place a new order for stock. Extensions may not go beyond September 19, 2005 which is two years after the special meeting of members of the MHC to approve the conversion.

Any purchases which are made by any persons affiliated with the issuer for the explicit purpose of meeting the minimum of 22,950,000 shares subscribed for or sold must be made for investment purposes only and not with a view toward redistribution.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of restructuring.

Limitations on Common Stock Purchases

The plan of restructuring includes the following limitations on the number of shares of common stock that may be purchased during the offering:

•	No person may purchase fewer than 25 shares of common stock or more than 100,000 shares;

•	Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%.

•	Except for the employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 250,000 shares in all categories of the offering combined;

•	Current shareholders of Bank Mutual Corporation are subject to an ownership limitation. As previously described, current shareholders of Bank Mutual Corporation will receive new shares in exchange for their existing shares. The number of shares that a shareholder may purchase in the offering, individually and together with associates or persons acting in concert with such shareholder, when combined with the shares that the shareholder and his or her associates will receive in exchange for existing common stock, may not exceed 3% of the shares of common stock of Bank Mutual Corporation to be issued in the offering and exchange; and

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by officers and directors of the Bank and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the offering and exchange.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of the MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares, in our sole discretion, may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the total number of shares offered in the offering, due to an increase in the offering range of up to 15%, shares will be allocated in the following order of priority in accordance with the plan of restructuring:

(1)	to fill the employee benefit plans’ subscription for up to 10% of the total number of shares sold in the offering; then

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and then

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to Bank Mutual Corporation public shareholders as of July 23, 2003, and then to natural persons residing in any county in which the Bank maintains one or more offices. (The counties are named under ”—Community Offering” above.)

The term “associate” of a person means:

•	any corporation or organization, other than Bank Mutual Corporation, the Bank or a majority-owned subsidiary of the Bank, of which the person is an officer, partner or 10% shareholder;

•	any trust or other estate in which the person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and

•	any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or officer of Bank Mutual Corporation or the Bank.

The term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on our board of directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Bank Mutual Corporation or the Bank and except as described below. Any purchases made by any associate of Bank Mutual Corporation or the Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Bank Mutual Corporation.”

Plan of Distribution; Selling Agent Compensation

Offering materials have been distributed by mail to those with subscription rights at the last known address on our records. Subscription rights expire whether or not eligible subscribers can be located.

To assist in the marketing of our common stock, we have retained Ryan Beck & Co., Inc., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Ryan Beck will assist us in the offering by:

•	acting as our financial advisor for the offering, providing administration services and managing the Stock Information Center;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting proxies of our members.

For these services, Ryan Beck will receive a management fee of $50,000 and a marketing fee equal to 1.0% of the dollar amount of common stock sold in the subscription and community offerings. No fee will be payable to Ryan Beck with respect to shares purchased by officers, directors and employees or their immediate families and any common stock purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Ryan Beck sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck) shall not exceed 5.5% in the aggregate. Ryan Beck will also be reimbursed for allocable expenses in an amount not to exceed $40,000, and for attorney’s fees and expenses in an amount not to exceed $65,000.

We will indemnify Ryan Beck against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of the Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. These employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of the Bank’s executive offices apart from the area accessible to the general public. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares

Expiration Date.    The offering will expire at 10:00 a.m., Wisconsin time, on September 5, 2003, unless we extend it, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the offering beyond 45 days after the expiration date of the offering would require the Office of Thrift Supervision’s approval, and potential purchasers would be resolicited.

Prospectus Delivery.    To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed if accompanied or preceded by a prospectus. Subscription funds will be maintained in a special escrow account at the Bank. We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 10:00 a.m., Wisconsin time on September 5, 2003, however, whether or not we have been able to locate each person entitled to subscription rights.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any withdrawal orders and return all funds submitted, plus interest at the Bank’s passbook savings rate from the date of receipt.

Use of Order Forms.    In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received (not postmarked) prior to 10:00 a.m. Wisconsin time, on September 5, 2003. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the back of the order form. Order forms may not be delivered to branches or other offices of the Bank. Once tendered, an order form cannot be modified or revoked. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of restructuring and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by the Bank or the Federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Securities Exchange Act.

Payment for Shares.    Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, made payable to Bank Mutual Corporation; or

•	authorization of withdrawal from the types of Bank Mutual deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at the Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated escrow account at the Bank and interest will be paid at the passbook savings rate from the date payment is received until the offering is completed or terminated. Third party and Bank Mutual line of credit checks may not be remitted as payment for your purchase. Once we receive your executed order form, it may not be modified, amended or rescinded unless the offering is not completed by the expiration date.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account. The Bank, by law, cannot maintain self-directed individual retirement accounts. Therefore, if you wish to use your funds that are currently in a Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these properly executed transfers. Depositors interested in using funds in an individual retirement account or any other retirement account at the Bank or elsewhere to purchase common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use retirement funds held with the Bank or elsewhere, toward this purchase.

Bank Mutual Corporation shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made under wire transfer.

Regulations prohibit the Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates.    Certificates representing shares of common stock issued in the offering and the Bank checks representing any applicable refund and/or interest paid on subscriptions made by check, money order or bank draft will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Other Restrictions.    Notwithstanding any other provision of the plan of restructuring, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of restructuring or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person placing an order in the subscription offering will be required to certify on the order form that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights. We will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering or the conversion, please call our Stock Information Center, toll free, at 1-866-793-8255, from 9:00 a.m. to 4:00 p.m., Wisconsin time, Monday through Friday. The Stock Information Center is closed on weekends and bank holidays. The Stock Information Center is located at the Bank’s executive offices, 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223.

Liquidation Rights

In the unlikely event of a complete liquidation of Bank Mutual Corporation prior to the conversion, all claims of creditors of Bank Mutual Corporation, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of Bank Mutual Corporation remaining, these assets would be distributed to shareholders, including the MHC. In the unlikely event that the MHC and Bank Mutual Corporation liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of the MHC remaining, members of the MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in the Bank immediately prior to liquidation.

In the unlikely event that the Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Bank Mutual Corporation as the holder of the Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of restructuring provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of restructuring) in an amount equal to the greater of:

•	the MHC’s ownership interest in the shareholder’s equity of Bank Mutual Corporation as of the date of its latest balance sheet contained in this prospectus; or

•	the retained earnings of the Bank at the time that the Bank reorganized into the MHC on November 1, 2000.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with the Bank after the conversion with an interest in the unlikely event of the complete liquidation of the Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the shareholders of Bank Mutual Corporation. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Bank on March 31, 2002 or June 30, 2003. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2002 or June 30, 2003 bears to the balance of all deposit accounts in the Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2002 or  June 30, 2003 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Bank Mutual Corporation as the sole shareholder of the Bank.

Tax Aspects

Consummation of the conversion is expressly conditioned upon the prior receipt by MHC, Bank Mutual Corporation and the Bank of either a ruling or an opinion of counsel with respect to federal income tax laws and either a ruling, an opinion of counsel or a letter of advice from a tax advisor with respect to Wisconsin income tax laws that indicates that the conversion will not be a taxable transaction to MHC, Bank Mutual Corporation, the Bank, Eligible Account Holders, Supplemental Eligible Account Holders, and other members of the MHC. A private letter ruling will not be requested in connection with the conversion. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the Holding Company, which term we use in this discussion to specifically refer to the new Wisconsin corporation named “Bank Mutual Corporation,” or the Bank would prevail in a judicial proceeding.

The MHC, Bank Mutual Corporation, and the Bank have received an opinion of counsel, Quarles & Brady LLP, regarding the federal income tax consequences of the conversion which includes the following:

1.	The conversion of Bank Mutual Corporation to an interim federal stock savings bank, still referred to as Bank Mutual Corporation, will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

2.	The merger of Bank Mutual Corporation with and into the Bank qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. (“First Merger”)

3.	Bank Mutual Corporation will not recognize any gain or loss in the First Merger.

4.	No gain or loss will be recognized by the Bank in the First Merger.

5.	The basis of the assets of Bank Mutual Corporation to be received by the Bank in the First Merger will be the same as the basis of such assets in the hands of Bank Mutual Corporation immediately prior to the First Merger.

6.	The holding period of the assets of Bank Mutual Corporation to be received by the Bank in the First Merger will include the holding period of those assets in the hands of Bank Mutual Corporation immediately prior to the First Merger.

7.	Bank Mutual Corporation shareholders will not recognize any gain or loss upon their constructive exchange of Bank Mutual Corporation common stock in the First Merger.

8.	The conversion of the MHC to an interim federal stock savings bank, still referred to as the MHC, will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

9.	The merger of the MHC with and into the Bank qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. (“Second Merger”)

10.	The exchange in the Second Merger of Eligible Account Holders’ and Supplemental Account Holders’ interests in the MHC for interests in a liquidation account established in the Bank will satisfy the continuity of interest requirement of Section 1.368-1(e) of the Federal Income Tax Regulations.

11.	In the Second Merger, it is more likely than not that the MHC will not recognize any gain or loss on the transfer of its assets to the Bank and the Bank’s assumption of its liabilities except to the extent the fair market value of the interests in the Liquidation Account plus the amount of liabilities assumed exceeds the MHC’s basis in the assets transferred.

12.	It is more likely than not that no gain will be recognized by the Bank in the Second Merger except to the extent of the fair market value of the interests in the Liquidation Account.

13.	Eligible Account Holders and Supplemental Account Holders will recognize gain, if any, upon the issuance to them of an interest in the liquidation account in Bank and the non-transferable subscription rights to purchase Holding Company common stock but only in an amount which would not exceed the fair market value, if any, of the non-transferable subscription rights and the interest in the Liquidation Account.

14.	The merger of Mutual Interim Savings Bank, an interim federal savings bank subsidiary of the Holding Company (“Interim”), into the Bank with the Bank surviving the merger qualifies as a reorganization with the meaning of Section 368(a)(1)(A) of the Code pursuant to Section 368(a)(2)(E) of the Code (“Bank Merger”). For these purposes, each of the Bank, the Holding Company, and Interim are “a party to the reorganization” within the meaning of Section 368(b) of the Code.

15.	The Holding Company will not recognize any gain or loss upon its receipt of Bank common stock in exchange for Interim common stock in the Bank Merger.

16.	Bank Mutual Corporation shareholders other than the MHC (who by virtue of the First Merger will be considered Bank shareholders) (the “Minority Shareholders”) will not recognize any gain or loss upon the exchange of their common stock solely for shares of Holding Company common stock in the Bank Merger.

17.	The payment of cash in lieu of fractional shares of the Holding Company to Minority Shareholders will be treated as though the fractional shares were distributed as part of the Bank Merger and then redeemed by the Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares.

18.	Each Minority Shareholder’s aggregate basis in his or her Holding Company common stock received in the Bank Merger will be the same as the aggregate basis of the common stock surrendered in exchange therefor. It is more likely than not that the basis of the Holding Company common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof.

19.	Each Minority Shareholder’s holding period in his or her Holding Company common stock received in the Bank Merger will include the period during which the common stock surrendered was held (which would include the holding period of such shareholder’s ownership of Bank Mutual Corporation common stock prior to the First Merger), provided that the common stock surrendered was a capital asset in the hands of the shareholder on the date of the exchange. The holding period of the Holding Company common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised.

20.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company common stock sold in the offering.

The interests in the Liquidation Account in the Bank have nominal, if any, fair market value (Paulsen v. Commissioner, 469 U.S. 131, 139 (1985)).

In the view of RP Financial, LC, which view is not binding on the Internal Revenue Service, the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the unsubscribed shares of common stock. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, an opinion of RP Financial is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein.

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, you and each of your employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of this transaction and all materials of any kind (including opinions or other tax analyses) that have been provided to you relating to such tax treatment and tax structure. The foregoing authorization shall not be construed to permit any person other than you to rely on any tax opinion or analysis prepared by Quarles & Brady LLP or RP Financial, LC, unless such reliance is expressly authorized in writing.

The federal tax opinion of Quarles & Brady LLP has been filed with the Securities and Exchange Commission as an exhibit to the registration statement. An opinion regarding Wisconsin state income tax consequences consistent with the federal tax opinion is being issued by Quarles & Brady LLP, counsel to the MHC, Bank Mutual Corporation and the Bank.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER

OF OUR SHARES AFTER CONVERSION

All shares of common stock purchased in the offering by a director or an executive officer of the Bank generally may not be sold for a period of one year following the completion of the conversion, except in the event of the death of the director or executive officer. Each certificate for shares restricted in any way will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Bank Mutual Corporation also will be restricted by the insider trading and short-swing trading rules promulgated pursuant to the Securities Exchange Act.

The registration under the Securities Act of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Bank Mutual Corporation may be resold without registration. Shares purchased by an affiliate of Bank Mutual Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act. If Bank Mutual Corporation meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of Bank Mutual Corporation that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Bank Mutual Corporation, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

Office of Thrift Supervision regulations prohibit Bank Mutual Corporation from repurchasing its common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the OTS does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF BANK MUTUAL CORPORATION

Although the boards of directors of the Bank and Bank Mutual Corporation are not aware of any effort that might be made to obtain control of Bank Mutual Corporation after the conversion, the boards believe that it is appropriate to include certain provisions as part of Bank Mutual Corporation’s new articles of incorporation to protect the interests of Bank Mutual Corporation and its shareholders from takeovers which the board of directors of Bank Mutual Corporation might conclude are not in the best interests of the Bank, Bank Mutual Corporation or our shareholders.

The following discussion is a general summary of the material provisions of Bank Mutual Corporation’s articles of incorporation and bylaws, the Bank’s stock charter and bylaws, and certain other regulatory and statutory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Bank Mutual Corporation’s articles of incorporation and bylaws and the Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank’s application of conversion to the Office of Thrift Supervision and Bank Mutual Corporation’s registration statement filed with the SEC. See “Where You Can Find Additional Information.”

Our Articles of Incorporation and Bylaws

Bank Mutual Corporation’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Bank Mutual Corporation more difficult. The following description is a summary of the provisions of the articles of incorporation and bylaws. See “Where You Can Find Additional Information” as to how to review a copy of these documents.

Directors.    The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it generally would take at least two annual elections to replace a majority of Bank Mutual Corporation’s board. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings.    The bylaws provide that special meetings of shareholders can be called only by the board of directors; however, to the extent required by law, shareholders holding an aggregate of 10% or more of the outstanding shares of common stock of Bank Mutual Corporation may call a meeting. Wisconsin law currently requires that such shareholders be allowed to call a special meeting.

No Cumulative Voting.    The articles of incorporation do not provide for cumulative voting for the election of directors.

Limitation of Voting Rights.    The articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person (other than any tax qualified employee stock benefit plan established by us) who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit. This limitation will expire on August 31, 2008.

Restrictions on Removing Directors from Office.    The bylaws provide that directors may be removed for cause on majority vote, but without cause, only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our then-outstanding stock entitled to vote, after giving effect to any limitation on voting rights.

Authorized but Unissued Shares.    After the conversion, Bank Mutual Corporation will have authorized but unissued shares of common and preferred stock. See “Description of Our Capital Stock After the Conversion.” Bank Mutual Corporation is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). Under most circumstances, further shareholder approval will not be required for the issuance of additional shares of stock; however, the listing requirements of The Nasdaq Stock Market require that certain significant share issuances receive prior shareholder approval.

In the event of a proposed merger, tender offer or other attempt to gain control of Bank Mutual Corporation that the board of directors does not approve, it might be possible for the board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of Bank Mutual Corporation. The board of directors has no present plan or understanding to issue any preferred stock.

Our articles authorize the issuance of 200 million shares of common stock and 20 million shares of preferred stock. The board of directors may authorize the issuance of additional shares from time to time, for consideration determined by the board.

Amendments to Articles of Incorporation and Bylaws.    Amendments to the articles of incorporation generally must be approved by Bank Mutual Corporation’s board of directors and also by a majority of the outstanding shares of Bank Mutual Corporation’s voting stock. The bylaws may generally be amended by the board or by approval of the holders of a majority of outstanding shares. However, approval by at least 66 2/3% of the outstanding voting stock is generally required to amend the following provisions of the articles and/or bylaws:

•	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•	The inability of shareholders to act by written consent with less than unanimous consent;

•	The inability of shareholders to call special meetings of shareholders to the extent not required by law;

•	Required prior notice of shareholders’ nominations of board candidates or proposals for consideration at a shareholders’ meeting;

•	The division of the board of directors into three staggered classes;

•	The inability to deviate from the manner prescribed in the bylaws by which shareholders nominate directors and bring other business before meetings of shareholders;

•	The requirement that at least 66 2/3% of shareholders must vote to remove directors other than for cause; and

•	The ability of the Board of Directors to amend and repeal the bylaws on these topics.

Further, bylaws adopted by the shareholders which indicate that they may only be amended with shareholder approval may not be amended by the board.

Wisconsin Statutory Provisions

After the conversion, Bank Mutual Corporation will be organized as a Wisconsin corporation, subject to the provisions of the Wisconsin Business Corporation Law. The following summarizes certain provisions of Wisconsin law which may affect potential offers to acquire Bank Mutual Corporation.

Business Combination Statute.    Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a “resident domestic corporation” and an “interested shareholder.” A business combination is defined to include any of the following transactions:

•	a merger or share exchange;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the market value of the stock or consolidated assets of the resident domestic corporation or 10% of its consolidated earning power or income;

•	the issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the resident domestic corporation;

•	the adoption of a plan of liquidation or dissolution; or

•	certain other transactions involving an interested shareholder.

A “resident domestic corporation” is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following:

•	its principal offices are located in Wisconsin;

•	it has significant business operations located in Wisconsin;

•	more than 10% of the holders of record of its shares are residents of Wisconsin; or

•	more than 10% of its shares are held of record by residents of Wisconsin.

Bank Mutual Corporation is likely to be considered a resident domestic corporation for purposes of these statutory provisions.

An interested shareholder is defined to mean a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned 10% or more of the voting power of its then outstanding voting stock within the last three years.

Under this law, a resident domestic corporation cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before such acquisition. A resident domestic corporation may engage in a business combination with an interested shareholder after the three-year period with respect to that shareholder expires only if one or more of the following conditions is satisfied:

•	the board of directors approved the acquisition of the stock prior to such shareholder’s acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or

•	the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

Fair Price Statute.    The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A “significant shareholder” for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation, or is an affiliate of the resident domestic corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the resident domestic corporation’s stock and at least two-thirds of the voting power of its stock not beneficially owned by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

•	the aggregate value of the per share consideration is equal to the highest of:

•	the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;

•	the market value of the corporation’s shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

•	the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and

•	either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

Control Share Voting Restrictions.    Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation’s shareholders have approved restoration of the full voting power of the otherwise restricted shares.

Defensive Action Restrictions.    Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

•	acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares; or

•	sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

Bank Mutual Corporation expects to have more than three independent directors. The foregoing restrictions may have the effect of deterring a shareholder from acquiring shares with the goal of seeking to have Bank Mutual Corporation repurchase those shares at a premium over market price.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the OTS, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OTS has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted.

The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change of Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, OTS regulations provide that no company may acquire control of a savings bank without the prior approval of the OTS. Any company, other than a registered bank holding company, that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the OTS.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest shareholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the OTS a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(1)	the acquisition would result in a monopoly or substantially lessen competition;

(2)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(3)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF OUR CAPITAL STOCK

AFTER THE CONVERSION

After the conversion, Bank Mutual Corporation will be organized under the Wisconsin Business Corporation Law. It will be authorized to issue 200 million shares of common stock, par value $.01 per share, and 20 million shares of preferred stock, $.01 par value per share. We currently expect to issue between 43.9 million and 68.3 million shares of common stock in the conversion and offering. See “Capitalization.”

Upon payment of the purchase price, shares of common stock issued in the offering will be fully paid and non-assessable. Under the Wisconsin Business Corporation Law, however, shareholders are personally liable for claims of employees for services, not to exceed six months services in any one case.

No Preemptive Rights

The holders of Bank Mutual Corporation common stock will not have any preemptive rights with respect to any shares issued by the company.

Liquidation Rights; Redemption

In the event of any liquidation, dissolution or winding up of Bank Mutual Corporation, the holders of its common stock generally would be entitled to receive, after payment of all liabilities and any preferred stock preferences, all assets of Bank Mutual Corporation available for distribution. Common stock is not subject to any redemption provisions.

Voting Rights

Holders of Bank Mutual Corporation common stock will have one vote for each share held by them on all matters which are presented to a shareholders’ vote. There is an exception to this rule during the first five years of the successor Bank Mutual Corporation’s existence for persons or entities (other than employee plans) which come to acquire more than 10% of Bank Mutual Corporation’s common stock. In that case, shares in excess of 10% of Bank Mutual Corporation’s outstanding common stock will not have any voting rights. See “Restrictions on Acquisition of Bank Mutual Corporation—Our Articles of Incorporation and Bylaws.”

In addition, the Wisconsin Business Corporation Law in some cases limits the voting rights of certain shares. See “Restrictions on Acquisition of Bank Mutual Corporation—Wisconsin Statutory Provisions.”

Board of Directors

The Bank Mutual Corporation articles and bylaws provide that its board of directors shall consist of between seven and thirteen directors. The directors are classified into three classes, which are to be as nearly equal in size as possible. Each class is elected for a three-year term, and one of the classes of the board of directors is subject to election at each annual meeting of shareholders. Bank Mutual Corporation’s shareholders do not have cumulative rights in the election of directors.

Bank Mutual Corporation’s bylaws also provide that a director may be removed only for cause by majority shareholder vote or without cause by a vote of the holders of 66 2/3% of shares entitled to vote.

Vacancies on the Bank Mutual Corporation board of directors, whether by resignation of a director or by the establishment of an increase in the number of directors, may be filled by action of the remaining directors of Bank Mutual Corporation. Persons filling the vacancies may serve until the end of the term of the class to which the director was elected.

Directors of Bank Mutual Corporation must own not less than 100 shares of its common stock.

Special Meetings of Shareholders

Special meetings of shareholders of Bank Mutual Corporation may be called upon the direction of the chief executive officer or the board of directors. To the extent required by Wisconsin law, special meetings also may be called upon the written request of holders of not less than 10% of all the outstanding shares of capital stock.

Other than nominations or proposals adopted or recommended by the board, any shareholder wishing to nominate a person for election as a director and/or make a proposal to be considered for vote at any annual meeting of shareholders must deliver notice at least 70 but not more than 100 days before the scheduled date of the meeting. The bylaws of Bank Mutual Corporation provide information which must accompany written notice.

Preferred Stock

Bank Mutual Corporation’s articles authorize the issuance of preferred stock, in one or more classes with the rights and preferences of shareholders of those classes to be determined by the board of directors. If Bank Mutual Corporation were to issue shares of preferred stock, holders of preferred stock would have dividend and liquidation rights prior to those holders of common stock, and would have such voting rights as were determined by the board of directors.

Approval of Fundamental Transactions

Corporate combination transactions such as mergers, sales of substantially all assets, or dissolution of the corporation, would require the approval of the holders of a majority of the outstanding shares of Bank Mutual Corporation common stock. Similarly, the approval of the majority of outstanding shares is required for an amendment to the Bank Mutual Corporation articles of incorporation. In the event Bank Mutual Corporation had issued shares of preferred stock, preferred shareholders may have rights to vote as a class on certain types of amendments. See also “Restrictions on Acquisition of Bank Mutual Corporation—Wisconsin Statutory Provisions” for a description of statutes that might affect approval of certain transactions.

Dissenters’ Rights

So long as Bank Mutual Corporation has a class of securities traded on The NASDAQ Stock Market or an exchange, its shareholders will not have dissenters’ rights in most corporate transactions.

Differences from Current Bank Mutual Corporation Common Stock

The rights of shareholders of the Wisconsin-chartered successor Bank Mutual Corporation will be substantially similar to those of the current federally-chartered Bank Mutual Corporation. Even though the chartering laws are different, federal law provides that a federally-chartered mutual holding company subsidiary such as the current Bank Mutual Corporation may elect to be governed by provisions of state law, which we have done.

However, because of differences in their chartering documents and certain provisions of federal law which differed from Wisconsin law, the rights of shareholders in the new Bank Mutual Corporation will be somewhat different. The differences which we believe to be material to investors are summarized below:

•	Shareholders will now be clearly subject to the Wisconsin employee wage claim statute described above; it is unsettled whether that statute would apply to a federally-chartered corporation.

•	The Wisconsin statutory provisions discussed under “Restrictions on Acquisition of Bank Mutual Corporation—Wisconsin Statutory Provisions,” such as supermajority voting in the case of a combination with an affiliate, fair price statute, control share voting restrictions, and derivative action restrictions, will apply to Bank Mutual Corporation; they do not apply to a federally-chartered corporation.

•	For the first five years, shares beneficially owned by any person or entity (other than an employee plan) in excess of 10% of Bank Mutual Corporation’s outstanding common stock will not have any voting rights; that does not currently apply.

•	Directors may now be removed either for cause by a majority shareholder vote, or without cause by two-thirds shareholder vote; previously, directors could only be removed for cause.

•	If there is a vacancy on the board of directors, the replacement director may serve until the end of the term rather than the next meeting of shareholders.

•	The shareholder notice provisions for nominations for director and/or shareholder proposals provide for significantly earlier notice, and additional information, as compared to current provisions.

•	Special meetings of shareholders may now be called, as provided under Wisconsin law, upon the written request of holders of not less than 10% of the outstanding shares of common stock.

Transfer Agent

The transfer agent for our common stock will continue to be Registrar and Transfer Company, Cranford, New Jersey.

LEGAL AND TAX OPINIONS

The legality of the issuance of the common stock being offered and certain matters relating to the conversion and federal taxation have been passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin. At June 30, 2003, Quarles & Brady attorneys providing services in connection with the offering and conversion owned an aggregate of approximately 2,020 shares of common stock. Certain legal matters will be passed upon for Ryan Beck by Schiff Hardin & Waite, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Bank Mutual Corporation at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

RP Financial has consented to the publication in this document of a summary of its letter setting forth its opinion as to the estimated pro forma market value of Bank Mutual Corporation in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

REGISTRATION REQUIREMENTS

Bank Mutual Corporation’s common stock is being registered pursuant to Section 12(g) of the Securities Exchange Act. We currently are, and will be, subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Securities Exchange Act. Bank Mutual Corporation may not deregister the common stock under the Securities Exchange Act for a period of at least three years following the conversion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Bank Mutual Corporation is, and after the offering will be, subject to the informational requirements of the Securities Exchange Act and must file reports and other information with the SEC. We also have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this document; as permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants, including Bank Mutual Corporation, that file electronically with the SEC. The address for this web site is “www.sec.gov.”

The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form S-1 include descriptions of their material terms. By their nature, though, they are brief descriptions and are not necessarily complete, although we have summarized the provisions we believe are material to investors. We have filed notice of reorganization with the Office of Thrift Supervision. This prospectus omits certain information contained in that application.

You may inspect copies of RP Financial’s appraisal and any amendments to it at the executive offices of the Bank. The appraisal report is also an exhibit to the registration statement, but was not filed electronically in full, and is therefore not fully available on the EDGAR system. A copy of the plan of restructuring, including Bank Mutual Corporation’s new articles of incorporation and bylaws, and the articles and bylaws of the Bank, are available without charge from the Bank by requesting those materials, in writing, addressed to Bank Mutual Corporation, Attn: Corporate Secretary, 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223. Requests must be received by August 28, 2003. Copies of the plan of restructuring are also available for review at the Bank’s branches.

STOCK INFORMATION CENTER

If you have any questions regarding the offering or the conversion, please call our Stock Information Center, toll free, at 1-866-793-8255, from 9:00 a.m. to 4:00 p.m., Wisconsin time, Monday through Friday. The Stock Information Center is closed on weekends and bank holidays. The Stock Information Center is located at the Bank’s executive offices, 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223.

INDEX TO FINANCIAL STATEMENTS

Bank Mutual Corporation
Page
Report of Independent Auditors	F-1
Consolidated Statements of Financial Condition at March 31, 2003 (unaudited) and December 31, 2002 and 2001	F-2
Consolidated Statements of Income for each of the quarters ended March 31, 2003 and 2002 (unaudited) and the three years ended December 31, 2002, 2001 and 2000	F-3
Consolidated Statements of Changes in Shareholder’s Equity for each of the quarters ended March 31, 2003 and 2002 (unaudited) and the three years ended December 31, 2002, 2001 and 2000	F-4
Consolidated Statements for Cash Flows for each of the quarters ended March 31, 2003 and 2002 (unaudited) and the three years ended December 31, 2002, 2001 and 2000	F-6
Notes to Consolidated Financial Statements	F-8

No financial statement schedules are required by applicable OTS regulations; therefore, none are included herein.

Report of Independent Auditors

Board of Directors

Bank Mutual Corporation and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Bank Mutual Corporation (the Company) and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and Subsidiaries at December 31, 2002 and 2001 and the consolidated results of their income and their cash flows for the three years ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1, in 2002 the Company changed its method for accounting for goodwill.

Ernst & Young LLP

Milwaukee, Wisconsin

January 31, 2003 except for

    Note 14 as to which date

    is March 16, 2003.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31 2003	December 31
		2002	2001
	(Unaudited)
	(In Thousands)
Assets
Cash and due from banks	$35,773	$40,297	$41,574
Federal funds sold	135,000	165,000	175,000
Interest-earning deposits	38,445	36,462	35,338

Cash and cash equivalents	209,218	241,759	251,912
Securities available-for-sale, at fair value:
Investment securities	80,838	73,226	93,059
Mortgage-related securities	626,447	618,123	521,084
Loans held for sale	55,859	46,971	32,321
Loans receivable, net	1,693,898	1,685,662	1,831,155
Goodwill	52,570	52,570	52,570
Other intangible assets	5,569	5,734	6,396
Mortgage servicing rights	3,175	3,060	4,251
Other assets	121,375	116,223	113,042

	$2,848,949	$2,843,328	$2,905,790

Liabilities and shareholders’ equity
Liabilities:
Deposits	$2,144,012	$2,126,655	$2,090,440
Borrowings	329,844	354,978	465,360
Advance payments by borrowers for taxes and insurance	11,792	3,060	3,499
Other liabilities	47,982	35,560	42,393

	2,533,630	2,520,253	2,601,692
Guarantees and Commitments (Notes 1 and 12)
Shareholders’ equity:
Preferred stock—$.01 par value:
Authorized—10,000,000 shares in 2003, 2002 and 2001 Issued and outstanding—none in 2003, 2002 and 2001	—	—	—
Common stock—$.01 par value:
Authorized—100,000,000 shares in 2003, 2002 and 2001 Issued—22,341,665 shares in 2003, 2002 and 2001
Outstanding—21,408,971 shares in 2003, 21,752,971 shares in 2002; 22,337,165 in 2001	223	223	223
Additional paid-in capital	109,299	109,074	108,043
Retained earnings	229,778	224,932	201,777
Unearned ESOP shares	(6,350)	(6,647)	(7,850)
Accumulated other comprehensive income	5,140	10,487	6,018
Unearned deferred compensation	(2,871)	(3,133)	(4,047)
Treasury stock—932,694 shares in 2003, 588,694 shares in 2002; 4,500 in 2001	(19,900)	(11,861)	(66)

Total shareholders’ equity	315,319	323,075	304,098

	$2,848,949	$2,843,328	$2,905,790

See accompanying notes to consolidated financial statements.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001	2000
	(Unaudited)
	(In Thousands, Except Per Share Amounts)
Interest income:
Loans	$27,685	$32,842	$124,490	$147,558	$96,511
Investment securities	1,182	1,462	5,580	8,212	5,412
Mortgage-related securities	7,353	7,940	32,256	31,042	31,725
Interest-earning deposits	476	723	3,106	4,174	2,063

Total interest income	36,696	42,967	165,432	190,986	135,711
Interest expense:
Deposits	13,893	17,497	64,891	89,284	65,787
Borrowings	4,607	6,057	22,544	29,689	18,861
Advance payments by borrowers for taxes and insurance	10	24	243	399	332

Total interest expense	18,510	23,578	87,678	119,372	84,980

Net interest income	18,186	19,389	77,754	71,614	50,731
Provision for loan losses	258	15	760	723	423

Net interest income after provision for loan losses	17,928	19,374	76,994	70,891	50,308
Noninterest income:
Service charges on deposits	1,030	1,029	4,634	4,435	2,855
Brokerage and insurance commissions	677	813	3,157	2,680	1,937
Loan related fees and servicing revenue (loss)	(84)	47	(1,056)	1,081	954
Gain on sales of loans	1,767	953	5,993	3,955	301
Gain on sales of securities	—	—	9	—	—
Other	1,115	1,001	3,939	4,329	3,203

Total noninterest income	4,505	3,843	16,676	16,480	9,250
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	7,682	7,917	31,350	28,710	19,186
Occupancy and equipment	2,664	2,591	10,533	10,257	7,208
Amortization of goodwill	—	—	—	3,098	1,066
Amortization of other intangible assets	165	165	662	662	331
Other	2,870	2,938	11,624	12,277	8,353

Total noninterest expenses	13,381	13,611	54,169	55,004	36,144

Income before income taxes	9,052	9,606	39,501	32,367	23,414
Income taxes	3,183	3,275	12,956	12,084	8,709

Net income	$5,869	$6,331	$26,545	$20,283	$14,705

Per share data:
Earnings per share—basic	$0.28	$0.30	$1.26	$0.95	See Note 1

Earnings per share—diluted	$0.28	$0.29	$1.23	$0.94	See Note 1

Cash dividends per share paid	$0.10	$0.08	$0.34	$0.28	N/A

See accompanying notes to consolidated financial statements.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income	Unearned Deferred Compensation	Treasury Stock	Total
	(In Thousands)

For the Three Months Ended March 31, 2003 (Unaudited)

Balance at January 1, 2003	$223	$109,074	$224,932	$(6,647)	$10,487	$(3,133)	$(11,861)	$323,075
Comprehensive income:
Net income	—	—	5,869	—	—	—	—	5,869
Other comprehensive income
Change in net unrealized gain (loss) on securities available-for-sale, net of deferred income tax liability of $1,633	—	—	—	—	(5,347)	—	—	(5,347)

Total comprehensive income	—	—	—	—	—	—	—	522
Purchase of treasury stock	—	—	—	—	—	—	(8,012)	(8,012)
Committed ESOP shares	—	230	—	297	—	—	—	527
Exercise of stock options	—	(5)	—	—	—	—	17	12
Amortization of deferred compensation	—	—	—	—	—	262	(44)	218
Cash dividends ($0.10 per share)	—	—	(1,023)	—	—	—	—	(1,023)

Balance at March 31, 2003	$223	$109,299	$229,778	$(6,350)	$5,140	$(2,871)	$(19,900)	$315,319

For the Three Months Ended March 31, 2002 (Unaudited)

Balance at January 1, 2002	$223	$108,043	$201,777	$(7,850)	$6,018	$(4,047)	$(66)	$304,098
Comprehensive income:
Net income	—	—	6,331	—	—	—	—	6,331
Other comprehensive income
Change in net unrealized gain (loss) on securities available-for-sale, net of deferred income tax liability of $1,841	—	—	—	—	(3,116)	—	—	(3,116)
Total comprehensive income	—	—	—	—	—	—	—	3,215
Purchase of treasury stock	—	—	—	—	—	—	(594)	(594)
Committed ESOP shares	—	190	—	297	—	—	—	487
Amortization of deferred compensation	—	—	—	—	—	221		221
Cash dividends ($0.08 per share)	—	—	(891)	—	—	—	—	(891)

Balance at March 31, 2002	$223	$108,233	$207,217	$(7,553)	$2,902	$(3,826)	$(660)	$306,536

See accompanying notes to consolidated financial statements.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Unearned Deferred Compensation	Treasury Stock	Total
	(In Thousands)
Balances at January 1, 2000	$—	$—	$169,746	$—	$(5,926)	$—	$—	$163,820
Comprehensive income:
Net income	—	—	14,705	—	—	—	—	14,705
Other comprehensive income
Change in net unrealized gain on securities available-for-sale, net of deferred income tax benefit of $3,636	—	—	—	—	6,569	—	—	6,569

Total comprehensive income					—	—	—	21,274
Sale of common stock	61	58,238	—	(609)	—	—	—	57,690
Issuance of common stock in acquisition	50	50,025	—	—	—	—	—	50,075
Purchase of shares for the ESOP	—	—	—	(8,362)	—	—	—	(8,362)
Capitalization of Mutual Holding Company	112	(112)	(100)	—	—	—	—	(100)

Balances at December 31, 2000	223	108,151	184,351	(8,971)	643	—	—	284,397
Comprehensive income:
Net income	—	—	20,283	—	—	—	—	20,283
Other comprehensive income
Change in net unrealized gain on securities available-for-sale, net of deferred income tax liability of $2,940	—	—	—	—	5,375	—	—	5,375

Total comprehensive income					—	—	—	25,658
Purchase of treasury stock	—	—	—	—	—		(4,920)	(4,920)
Issuance of management recognition plan shares	—	(419)	—	—	—	(4,047)	4,854	388
Committed ESOP shares	—	311	—	1,150	—	—	—	1,461
Cash dividends ($0.28 per share)	—		(2,857)	—	—	—	—	(2,857)
Purchase of shares for the ESOP	—	—	—	(29)	—	—	—	(29)

Balances at December 31, 2001	223	108,043	201,777	(7,850)	6,018	(4,047)	(66)	304,098
Comprehensive income:
Net income	—	—	26,545	—	—	—	—	26,545
Other comprehensive income
Change in net unrealized gain) on securities available-for-sale, net of deferred income tax benefit of $2,593	—	—	—	—	4,469	—	—	4,469

Total comprehensive income	—	—	—	—	—	—	—	31,014
Purchase of treasury stock	—	—	—	—	—	—	(12,417)	(12,417)
Committed ESOP shares	—	1,207	—	1,203	—	—	—	2,410
Exercise of stock options	—	(176)	—	—	—	—	622	446
Amortization of deferred compensation	—	—	—	—	—	914	—	914
Cash dividends ($0.34 per share)	—	—	(3,390)	—	—	—	—	(3,390)

Balances at December 31, 2002	$223	$109,074	$224,932	$(6,647)	$10,487	$(3,133)	$(11,861)	$323,075

See accompanying notes to consolidated financial statements.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001	2000
	(Unaudited)
	(In Thousands)
Operating activities:
Net income	$5,869	$6,331	$26,545	$20,283	$14,705
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	258	15	760	723	423
Provision for depreciation	722	680	2,811	2,621	1,719
Amortization of intangibles	165	166	662	3,760	1,397
Mortgage servicing rights	(115)	221
Amortization of cost of stock benefit plans	745	708	3,298	1,849	—
Net premium (discount) amortization on securities	653	(97)	119	(1,225)	(538)
Net change in loans originated for sale	(7,121)	15,608	(8,657)	(20,897)	(6,627)
Net gain on sale of available-for-sale securities	—	—	(9)	—	—
Gain on sales of loans	(1,767)	(953)	(5,993)	(3,955)	(301)
Gain on sale of real estate owned	(24)	–	(184)	(618)	(845)
Increase (decrease) in other liabilities	14,054	(8,745)	(9,971)	147	7,441
(Increase) decrease in other assets	(3,935)	(2,331)	(1,140)	1,723	2,263
(Increase) decrease in accrued interest receivable	601	317	2,192	2,247	(2,043)
Other	—	—	—	—	1,734

Net cash provided by operating activities	10,105	11,920	10,433	6,658	19,328
Investing activities:
Net purchases of investments in mutual funds	(10,223)	(263)	(1,030)	(1,652)	(1,827)
Proceeds from maturities of investment securities	2,750	17,868	55,929	177,742	52,173
Purchases of investment securities	(700)	(8,390)	(35,360)	(173,288)	(166,372)
Purchases of mortgage-related securities	(147,367)	(106,024)	(365,312)	(176,658)	—
Principal repayments on mortgage-related securities	131,971	61,159	275,518	128,257	52,467
Net (increase) decrease in loans receivable	(8,844)	39,122	143,192	140,348	(70,589)
Proceeds from sale of foreclosed properties	290	—	1,182	3,391	4,387
Net increase in Federal Home Loan Bank stock	(933)	(474)	(1,652)	(2,307)	(1,639)
Net purchases of premises and equipment	(1,249)	(357)	(3,658)	(1,963)	(1,597)
Business acquisition, net of cash and cash equivalents	—	—	—	—	(71,143)

Net cash provided (used) by investing activities	(34,305)	2,641	68,809	93,870	(204,140)

See accompanying notes to consolidated financial statements.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001	2000
	(Unaudited)
	(In Thousands)
Financing activities:
Net increase (decrease) in deposits	$17,084	$(9,832)	$36,761	$196,545	$(21,794)
Net increase (decrease) in short-term borrowings	(22,679)	(19,835)	(656)	2,200	(46,792)
Proceeds from long-term borrowings	—	2,245	8,245	79,806	145,126
Repayments on long-term borrowings	(2,455)	(29,107)	(117,971)	(184,270)	(44,305)
Net decrease in advance payments by borrowers for taxes and insurance	8,732	9,203	(439)	(813)	(9,888)
Proceeds from sale of stock	—	—	—	—	58,299
Proceeds from exercise of stock options	12	—	472	—	—
Increase in unearned ESOP shares	—	—	—	(29)	(8,971)
Cash dividends	(1,023)	(891)	(3,390)	(2,857)	—
Purchase of treasury stock	(8,012)	(594)	(12,417)	(4,920)	—
Capitalization of Mutual Savings Bancorp, MHC	—	—	—	—	(100)

Net cash provided (used) by financing activities	(8,341)	(48,811)	(89,395)	85,662	71,575

Increase (decrease) in cash and cash equivalents	(32,541)	(34,250)	(10,153)	186,190	(113,237)
Cash and cash equivalents at beginning of period	241,759	251,912	251,912	65,722	178,959

Cash and cash equivalents at end of period	$209,218	$217,662	$241,759	$251,912	$65,722

Supplemental information:
Interest paid on deposits	$13,619	$18,125	$65,438	$90,209	$61,045
Income taxes paid	1,121	69	13,684	12,639	9,087
Loans transferred to foreclosed properties and repossessed assets	350	395	1,406	410	2,697
Loans transferred from loans held for sale to portfolio	—	—	—	—	5,162
Issuance of management recognition plan shares	—	—	—	4,435	—

See accompanying notes to consolidated financial statements.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2003 and 2002 (Unaudited)

and Years Ended December 31 2002, 2001 and 2000

(Dollar in Thousands, Except Per Share Amounts.)

1.    Summary of Significant Accounting Policies

Organization

Bank Mutual Corporation is a United States corporation chartered by the Office of Thrift Supervision. It was chartered on November 1, 2000, to become the mid-tier holding company in the regulatory restructuring of Mutual Savings Bank into mutual holding company form. To accomplish the transaction, Mutual Savings Bank adopted a plan of restructuring and, as of November 1, 2000, converted from a mutual savings bank to a mutual holding company. Bank Mutual Corporation became a holder of all of the shares of Mutual Savings Bank, which was rechartered as a federal stock savings bank. Mutual Savings Bancorp, MHC, a U.S.-chartered mutual holding company of which Mutual Savings Bank’s depositors hold all of the voting and membership rights, owns 11,193,174 shares of common stock, or 51.5% of Bank Mutual Corporation’s stock at December 31, 2002. At March 31, 2003, the MHC owns 52.3% (unaudited) of the Company’s stock.

Bank Mutual Corporation issued 6,141,006 shares of common stock to public shareholders in the subscription stock offering conducted in connection with the restructuring. Net proceeds to Bank Mutual Corporation were $58,299. Expenses related to the offering totaled $3,111, and $609 was loaned by Bank Mutual Corporation to Bank Mutual Corporation’s Employee Stock Ownership Plan (“ESOP”) to purchase 60,910 shares of common stock. See Note 9 for further discussion of the ESOP.

Concurrent with the restructuring, Bank Mutual Corporation issued 5,007,485 shares of common stock and cash of $75,112 for all the issued and outstanding common stock of First Northern Capital Corp. (“First Northern”), the parent company of First Northern Savings Bank.

As a result of the restructuring and the First Northern acquisition, Mutual Savings Bank and First Northern Savings Bank (together, the “Banks”) became wholly owned subsidiaries of Bank Mutual Corporation. See Note 14—Subsequent Event for discussion on the combination of the two wholly owned subsidiaries and Note  16—Recent Developments for discussion on full conversion of Bank Mutual.

Business

The Banks are federal savings banks offering a full range of financial services to customers who are primarily located in the state of Wisconsin. The Banks are principally engaged in the business of attracting deposits from the general public and using such deposits to originate residential and commercial real estate loans, consumer loans, and commercial and industrial loans.

Principles of Consolidation

The consolidated financial statements include the accounts and transactions of Bank Mutual Corporation and its wholly owned subsidiaries, the Banks. Until March 16, 2003, Bank Mutual Corporation operated with two bank subsidiaries. On that day, First Northern Savings Bank merged into Mutual Savings Bank, and Mutual Savings Bank changed its name to Bank Mutual, creating a single bank subsidiary. At December 31, 2002, Mutual Savings Bank had the following wholly owned subsidiaries: Lake Financial and Insurance Services, Mutual Investment Corporation and MC Development Ltd. First Northern Savings Bank had the following wholly owned subsidiaries: First Northern Investments Inc. and Great Northern Financial Services Corporation.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant intercompany accounts and transactions have been eliminated in consolidation. First Northern Savings Bank also had a 50% owned subsidiary, Savings Financial Corporation, which is accounted for using the equity method

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Bank Mutual Corporation considers federal funds sold and interest-bearing deposits that have original maturities of three months or less to be cash equivalents.

Federal Home Loan Bank Stock

Stock of the Federal Home Loan Bank (“FHLB”) is owned due to regulatory requirements and carried at cost which is its redeemable value.

Investment and Mortgage-Related Securities Available-for-Sale

Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of equity. Discounts and premiums on investments and mortgage-related securities are accreted and amortized into interest income using the effective yield method over the estimated lives of the assets.

The amortized cost of securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses and declines in value judged to be other-than-temporary are included in net gain or loss on sales of securities and are based on the specific identification method.

Loans Held for Sale

Loans held for sale, which generally consist of current production of certain fixed-rate mortgage loans, are recorded at the lower of aggregate cost or market value. Fees received from the borrower are deferred and recorded as an adjustment of the carrying value.

Loans Receivable and Related Interest Income

Interest on loans is accrued and credited to income as earned. Accrual of interest is generally discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by more than 90 days with respect to interest or principal. At that time, any accrued but uncollected interest is reversed and additional income is recorded only to the extent that payments are received and the collection of principal is reasonably assured. Loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is reasonably assured.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loan Fees and Related Costs

Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment of the related loans’ yield. Bank Mutual Corporation amortizes these amounts using the level-yield method over the contractual life of the related loans.

Allowance for Loan Losses

Bank Mutual Corporation evaluates impairment of loans when they warrant such review. A loan is considered impaired when the carrying amount of the loan exceeds the present value of the expected future cash flows, discounted at the loan’s original effective interest rate or the fair value of the underlying collateral. The allowance is charged for an amount equal to the impairment. General valuation allowances are based on an evaluation of the various risk components that are inherent in the credit portfolio. The risk components that are evaluated include past loan loss experience; the level of nonperforming and classified assets; current economic conditions; volume, growth and composition of the loan portfolio; adverse situations that may affect borrowers’ ability to repay; the estimated value of any underlying collateral; peer group comparisons; regulatory guidance; and other relevant factors.

The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries. The allowance reflects management’s best estimate of the amount necessary to provide for probable and estimatable losses on loans. The allowance is based on a continuing review of the loan portfolio. The methodology for determining the amount of the allowance for credit losses consists of several elements. Larger balance nonaccruing, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of losses associated with those loans and the need, if any, for a specific reserve. Another element involves estimating losses inherent in categories of smaller balance homogeneous loans based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in Bank Mutual Corporation’s market areas. The unallocated portion of the allowance for credit losses is based on management’s evaluation of various conditions, and involves a higher degree of uncertainty because this component of the allowance is not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonaccruing loans; historical loan charge-off experience; and the results of bank regulatory examinations.

Mortgage Servicing Rights

Mortgage servicing rights are recorded as an asset when loans are sold with servicing rights retained. The cost of mortgage service rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market assumptions.

Foreclosed Properties and Repossessed Assets

Foreclosed properties acquired through, or in lieu of, loan foreclosure are recorded at the lower of cost or fair value less estimated costs to sell. Costs related to the development and improvement of property are capitalized, whereas costs related to holding the property are expensed. Gains and losses on sales are recognized based on the carrying value upon closing of the sale.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Premises and Equipment

Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and equipment are depreciated over their estimated useful lives using the straight-line method. Buildings are being depreciated over periods that range from 25 to 45 years and equipment is being depreciated over periods that range from three to ten years. Leasehold improvements are amortized over the shorter of their useful lives or lease terms. Bank Mutual Corporation reviews buildings, leasehold improvements and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment exists when the estimated undiscounted cash flows for the property are less than its carrying value. If identified, an impairment loss is recognized through a charge to earnings based on the fair value of the property.

Goodwill and Other Intangible Assets

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from acquisitions made by Bank Mutual Corporation. Goodwill is reviewed at least annually for impairment based upon guidelines specified by Statement of Financial Accounting Standards (“SFAS”) No. 142—“Goodwill and Other Intangible Assets.” Other intangible assets, primarily attributed to the customer relationships acquired, are amortized over their estimated useful lives, generally seven–fifteen years. Other intangible assets are reviewed if facts and circumstances indicate that they may be impaired. Prior to January 1, 2002, Bank Mutual Corporation amortized goodwill on a straight-line basis over periods of ten to twenty years and periodically assessed whether events or changes in circumstances indicated that the carrying amount of goodwill might be impaired. In October 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 147, “Acquisitions of Certain Financial Institutions”—an amendment of SFAS No. 72 and SFAS No. 144 and FASB Interpretation No. 9. Under SFAS No. 72, an unidentifiable intangible asset was required to be recognized for the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired. The unidentifiable intangible asset was then required to be amortized over a period no greater than the estimated remaining life of the long-term interest bearing assets acquired. Acquisitions within the scope of SFAS No. 147 will no longer result in the recognition of SFAS No. 72 unidentifiable intangible asset. Therefore, any excess of the fair value of liabilities in excess of the fair value of assets acquired in a business combination should be recognized as goodwill in accordance with SFAS No. 141 and subsequently accounted for in accordance with SFAS No. 142. The adoption of SFAS No. 147 will not have a material impact on Bank Mutual Corporation.

Life Insurance Policies

Investments in life insurance policies owned by Bank Mutual Corporation are carried at contract value.

Income Taxes

Bank Mutual Corporation files a consolidated federal income tax return and separate, or combined, state income tax returns, depending on the state. A deferred tax asset or liability is determined based on the enacted tax rates that will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in Bank Mutual Corporation’s income tax returns. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date of the change. A valuation allowance is provided for any deferred tax asset for which it is more likely than not that the asset will not be realized. Changes in valuation allowances are recorded as a component of income taxes.

Earnings per share

Basic and diluted earnings per share (EPS) are computed by dividing net income by the weighted-average number of common shares outstanding for the period. ESOP shares committed to be released are considered

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

outstanding. Shares of restricted stock which have been awarded under the management recognition plan (MRP) provisions of Bank Mutual Corporation’s 2001 Stock Incentive Plan, whether or not vested, are considered common stock equivalents and are included in the weighted-average number of shares outstanding for basic EPS. If dilutive, nonvested MRP shares are considered common stock equivalents and are included in the weighted-average number of shares outstanding for diluted EPS. The calculation of EPS for the period subsequent to the Mutual Savings Bank restructuring and First Northern Savings Bank merger reflects the actual weighted-average shares outstanding for the period November 1, 2000 to December 31, 2000, including both shares issued in the stock offering conducted in connection with the restructuring as well as shares issued in conjunction with the First Northern acquisition. The calculation of EPS for the two-month period November 1, 2000 to December 31, 2000, was $0.15 per share and is calculated based on net income for the two-month period of $3,182 and the weighted-average shares outstanding of 21,570,803. No earnings per share are reflected for periods prior to November 1, 2000, because there were no shares outstanding prior to the restructuring.

Pension Costs

Bank Mutual Corporation has both defined-benefit and defined-contribution plans. Bank Mutual Corporation’s net periodic pension cost of the defined-benefit plan consists of the expected cost of benefits earned by employees during the current period and an interest cost on the projected benefit obligation, reduced by the expected earnings on assets held by the retirement plan, amortization of transitional assets over a period of 15 years, amortization of prior service cost and amortization of recognized actuarial gains and losses over the estimated future service period of existing plan participants. The costs associated with the 401(k) defined-contribution plan consists of a predetermined percentage of compensation, which is determined by the Banks’ board of directors. The predetermined percentage of compensation, which currently is 20% of the first 5% of an employee’s contribution, can be adjusted by adjusting the plan document. However, it is not the intent of the Banks’ board of directors to frequently adjust this percentage of compensation.

Segment Information

Bank Mutual Corporation has determined that it has one reportable segment—community banking. The Banks offer a range of financial products and services to external customers, including: accepting deposits from the general public; originating residential, consumer and commercial loans; and marketing annuities and other insurance products. Revenues for each of these products are disclosed in the consolidated statements of income.

Guarantees

In November 2002, the FASB issued Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (the Interpretation). The Interpretation changed the accounting for, and disclosures of, guarantees beginning January 1, 2003. The Interpretation requires certain guarantees to be recorded at fair value, which is different from current practice, which is generally to record a liability only when a loss is probable and reasonably estimatable, as those terms are defined in FASB Statement No. 5, “Accounting for Contingencies.” The recording of the liability will not significantly affect Bank Mutual Corporation’s financial condition. The Interpretation also requires a guarantor to make significant new disclosures (see below) even when the likelihood of making any payments under the guarantee is remote, which is another change from current practice.

Bank Mutual Corporation has entered into an agreement whereby, for an initial fee and annual fee, certain of its United States Treasury notes are pledged as collateral for an Industrial Development Revenue Bond which was issued by a local municipality to finance commercial real estate owned by a third party, unrelated to Bank Mutual Corporation. Under the terms of the agreement, Mutual Savings Bank must maintain with a trustee

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

collateral with a fair market value, as defined, aggregating 108% or more of the sum of the outstanding principal balance of the bonds plus accrued interest on the outstanding principal. The Company continues to receive interest payments on the collateral. At March 31, 2003, December 31, 2002 and 2001, United States Treasury notes with outstanding principal balances aggregating approximately $10,000 were held by the trustee as collateral for these bonds which had an outstanding principal balance of $4,305 (unaudited) at March 31, 2003, and $4,305 and $4,615 at December 31, 2002 and 2001, respectively. The third-party borrower is current on all scheduled payments due under the bond issue, which has a scheduled maturity of December 15, 2009.

Recent Accounting Changes

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and certain intangible assets are no longer amortized but are reviewed at least annually for impairment. Separable intangible assets that are not deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the SFAS. Other intangible assets will continue to be amortized over their useful lives. See Note 4. Goodwill, Other Intangible Assets and Mortgage Servicing Rights.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” and the provisions for the disposal of a segment of a business in APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” This statement requires that long-lived assets to be disposed of by sale be measured at the lower of their carrying amount or fair value less cost to sell, and recognition of impairment losses on long-lived assets to be held if the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows and exceeds its fair value. Additionally, SFAS No. 144 resolved various implementation issues related to SFAS No. 121. The provisions of SFAS No. 144 were adopted on January 1, 2002 and had no effect on Bank Mutual Corporation’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement nullifies Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is probable and represents obligations to transfer assets or provide services as a result of past transactions. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 and are not expected to have a material impact on Bank Mutual Corporation’s consolidated financial statements.

On December 31, 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effect of Bank Mutual Corporation’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148’s amendment of the transition and annual disclosure provisions of SFAS No. 123 are effective for fiscal years ending after December 15, 2002. Bank Mutual Corporation will continue to account for stock-based compensation in accordance with APB Opinion 25 as allowed under FASB No. 123.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2001, Bank Mutual Corporation shareholders approved the 2001 Stock Incentive Plan, providing for the grant of stock options up to 1,114,849 shares and restricted stock (“MRP”) awards up to 334,454 shares. Of these, 330,000 MRP shares were granted during the year ended December 31, 2001 to employees in management positions and at March 31, 2003 and December 31, 2002, 5,800 shares (unaudited) and 2,800 shares respectively, had been forfeited. No shares were granted during the year ended December 31, 2002 or the first quarter of 2003. The outstanding MRP grants had a fair value of $6,500 (unaudited) at March 31, 2003 and $7,568 at December 31, 2002. The grants under the MRP are being amortized to compensation expense as Bank Mutual Corporation’s employees become vested in the awarded shares. The amount amortized to expense was $173 (unaudited) for the three months ended March 31, 2003; $885 for the year ended December 31, 2002; and $388 for the year ended December 31, 2001. The remaining unamortized cost of the MRP is reflected as a reduction of shareholders’ equity as unearned deferred compensation.

Options for 1,104,000 shares were granted on May 8, 2001 at an exercise price of $11.76. Options for 1,045,894 shares remain outstanding at March 31, 2003 (unaudited) and December 31, 2002, of which options for 177,694 shares (unaudited) and 218,800 shares respectively, were vested. In addition, options for 41,806 shares (unaudited) in the first quarter of 2003 and 40,106 shares in 2002 were exercised and options for 22,000 shares (unaudited) and 18,000 shares have been forfeited at March 31, 2003 and December 31, 2002 respectively.

As a result of OTS regulatory requirements resulting from the mutual holding company structure, Bank Mutual Corporation will need to purchase up to approximately 1.45 million shares of its common stock for issuance pursuant to awards which have been or are made under the Stock Incentive Plan. Bank Mutual Corporation has repurchased 1,298,000 (unaudited) shares and 956,000 shares through March 31, 2003 and December 31, 2002, respectively, with no specific schedule announced for the completion of these purchases. Because of the options’ vesting schedules under the Stock Incentive Plan, Bank Mutual Corporation would not be required to repurchase in the near future all of the shares which the Stock Incentive Plan will ultimately require.

The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The following summarizes the weighted average assumptions used in the model:

	March 31		December 31
	2003	2002	2002	2001
	(Unaudited)
Risk-free interest rate	5.30%	5.30%	5.30%	5.30%
Dividend yield	2.00%	2.00%	2.00%	2.00%
Expected stock volatility	26.30%	26.30%	26.30%	26.30%
Expected years until exercise	6.75	7.75	7.0	8.0

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation models such as the Black-Scholes require the input of highly subjective assumptions including the expected stock price volatility. Bank Mutual Corporation’s stock options have characteristics significantly different from traded options and inasmuch, changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Bank Mutual Corporation accounts for the stock options in accordance with APB Opinion 25, as allowed under FASB No. 123, and, therefore, no compensation cost has been recognized in connection with stock options granted in any year. Pursuant to FASB No. 123 disclosure requirements, pro forma net income and earnings per share are presented below as if compensation cost for stock options was determined under the fair value method and amortized to expense over the options’ vesting periods.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Three months ended March 31		Year ended December 31
	2003	2002	2002	2001
	(Unaudited)
Net income:
As reported	$5,869	$6,331	$26,545	$20,283
Pro forma	$5,689	$6,151	$25,826	$19,819
Basic earnings per share:
As reported	$0.28	$0.30	$1.26	$0.95
Pro forma	$0.27	$0.29	$1.22	$0.92
Diluted earnings per share:
As reported	$0.28	$0.29	$1.23	$0.94
Pro forma	$0.27	$0.28	$1.20	$0.92

The pro forma amounts may not be indicative of the effect on reported net income and earnings per share for future years as current options vest over five years.

Reclassifications

Certain reclassification adjustments were made to the 2002, 2001 and 2000 financial statements to conform them to the 2003 presentation. The information at and for the three months ended March 31, 2003 and 2002 is unaudited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The data presented for the three months ended March 31, 2003, are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

2.    Securities, Available-for-Sale

The amortized cost and fair value of investment securities available-for-sale are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Unaudited)
At March 31, 2003:
Investment securities:
U.S. government and federal agency obligations	$25,213	$852	$—	$26,065
Corporate issue obligations	8,579	116	(152)	8,543
Taxable municipal obligations	700	—	—	700
Mutual funds	44,371	25	(140)	44,256
Federal Home Loan Mortgage Corporation stock	1,440	—	(166)	1,274

Total investment securities	80,303	993	(458)	80,838
Mortgage-related securities:
Federal Home Loan Mortgage Corporation	278,321	3,844	(2,301)	279,864
Federal National Mortgage Association	311,067	8,996	(2,648)	317,415
Private Placement CMOs	4,288	50	—	4,338
Government National Mortgage Association	24,024	806	—	24,830

Total mortgage-related securities	617,700	13,696	(4,949)	626,447

Total	$698,003	$14,689	$(5,407)	$707,285

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
At December 31, 2002:
Investment securities:
U.S. government and federal agency obligations	$26,955	$1,257	$—	$28,212
Corporate issue obligations	9,586	59	(82)	9,563
Mutual funds	34,148	26	(140)	34,034
Federal Home Loan Mortgage Corporation stock	1,440	—	(23)	1,417

Total investment securities	72,129	1,342	(245)	73,226
Mortgage-related securities:
Federal Home Loan Mortgage Corporation	284,647	3,610	(144)	288,113
Federal National Mortgage Association	285,817	10,856	(69)	296,604
Private Placement CMOs	8,208	198	—	8,406
Government National Mortgage Association	24,286	714	—	25,000

Total mortgage-related securities	602,958	15,378	(213)	618,123

Total	$675,087	$16,720	$(458)	$691,349

At December 31, 2001:
Investment securities:
U.S. government and federal agency obligations	$39,667	$1,652	$—	$41,319
Corporate issue obligations	17,300	55	(166)	17,189
Mutual funds	33,120	19	(157)	32,982
Federal Home Loan Mortgage Corporation stock	1,440	129	—	1,569

Total investment securities	91,527	1,855	(323)	93,059
Mortgage-related securities:
Federal Home Loan Mortgage Corporation	162,365	948	(1,418)	161,895
Federal National Mortgage Association	321,198	8,214	(782)	328,630
Private Placement CMOs	28,137	662	(16)	28,783
Government National Mortgage Association	1,716	60	—	1,776

Total mortgage-related securities	513,416	9,884	(2,216)	521,084

Total	$604,943	$11,739	$(2,539)	$614,143

The amortized cost and fair values of securities by contractual maturity at March 31, 2003 and December 31, 2002, are shown below. Actual maturities may differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	At March 31, 2003		At December 31, 2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)
Due in one year or less	$18,279	$18,593	$19,041	$19,530
Due after one year through five years	15,513	16,015	17,500	18,245
Due after five years through ten years	700	700	—	—
Mutual funds	44,371	44,256	34,148	34,034
Federal Home Loan Mortgage Corporation stock	1,440	1,274	1,440	1,417
Mortgage-related securities	617,700	626,447	602,958	618,123

	$698,003	$707,285	$675,087	$691,349

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the adjustment to other comprehensive income and the related tax effect for each of the three years ended December 31:

	Three Months Ended March 31 2003	Year Ended December 31
		2002	2001	2000
	(Unaudited)
Unrealized holding gain (loss) on available-for-sale securities arising during the period	$(6,980)	$7,062	$8,315	$10,205
Related tax (expense) benefit	1,633	(2,593)	(2,940)	(3,636)

Change in other comprehensive income	$(5,347)	$4,469	$5,375	$6,569

Investment securities with a fair value of approximately $16,106 (unaudited), $29,161 and $21,712 at March 31, 2003 and December 31, 2002 and 2001, respectively, were pledged to secure deposits and for other purposes as permitted or required by law. See also Notes 6 and 11 for additional information regarding security pledges.

3.    Loans Receivable

Loans receivable consist of the following:

	March 31 2003	December 31
		2002	2001
	(Unaudited)
Mortgage loans:
One-to-four family	$823,617	$827,648	$992,126
Multifamily	113,767	112,189	131,925
Commercial real estate	197,317	186,960	165,556
Construction and development	117,905	127,174	125,611

Total mortgage real estate loans	1,252,606	1,253,971	1,415,218
Consumer and other loans:
Fixed equity	239,827	234,049	200,500
Home equity lines of credit	77,454	77,697	76,472
Student	22,393	22,636	25,410
Home improvement	7,044	6,993	9,439
Automobile	64,932	68,140	77,621
Other	20,882	22,434	25,886

Total consumer and other loans	432,532	431,949	415,328
Total commercial business loans	70,881	61,060	60,932

Total loans receivable	1,756,019	1,746,980	1,891,478
Less:
Undisbursed loan proceeds	46,707	46,048	44,467
Allowance for loan losses	13,018	12,743	12,245
Unearned loan fees and discounts	2,396	2,527	3,611

	62,121	61,318	60,323

Total loans receivable—net	$1,693,898	$1,685,662	$1,831,155

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Bank Mutual Corporation’s first mortgage loans and home equity lines of credit are primarily secured by properties housing one-to-four families which are generally located in Bank Mutual Corporation’s local lending areas in Wisconsin, Michigan and Minnesota. At March 31, 2003, there are two loans totaling $3,500 (unaudited) to one commercial borrower which are considered to be impaired. There were no significant loans which were considered to be impaired at December 31, 2002 or 2001. Non-accrual loans at March 31, 2003, December 31, 2002 and December 31, 2001, were $7,631 (unaudited), $7,283 and $2,654, respectively.

A summary of the activity in the allowance for loan losses follows:

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001	2000
	(Unaudited)
Balance at beginning of year	$12,743	$12,245	$12,245	$12,238	$6,948
Provisions	258	15	760	723	423
Allowance of acquired business	—	—	—	—	5,028
Charge-offs	(105)	(77)	(481)	(817)	(194)
Recoveries	122	121	219	101	33

Balance at end of year	$13,018	$12,304	$12,743	$12,245	$12,238

The unpaid principal balance of loans serviced for others was $657,793 (unaudited), $638,801, $583,057, and $440,207 at March 31, 2003, December 31, 2002, 2001 and 2000, respectively. These loans are not reflected in the consolidated financial statements.

4.    Goodwill, Other Intangible Assets and Mortgage Servicing Rights

The following is a reconciliation of reported net income and earnings per share to net income and earnings per share adjusted as if SFAS No. 142 had been adopted on January 1, 2000 (in thousands except per share amounts):

	Year Ended December 31
	2002	2001	2000
Net income:
As reported	$26,545	$20,283	$14,705
Add back: Goodwill amortization	—	3,098	1,066

Adjusted net income	$26,545	$23,381	$15,771

Basic earnings per share:
As reported	$1.26	$0.95	See Note 1
Add back: Goodwill amortization	—	.14	—

Adjusted basic earnings per share	$1.26	$1.09	See Note 1

Diluted earnings per share:
As reported	$1.23	$0.94	See Note 1
Add back: Goodwill amortization	—	.14	—

Adjusted diluted earnings per share	$1.23	$1.08	See Note 1

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying amount of mortgage servicing rights net of accumulated amortization and the associated valuation allowance is presented in the following table.

	March 31 2003	December 31
		2002	2001	2000
	(Unaudited)
Mortgage servicing rights at beginning of year	$6,149	$4,738	$3,442	$3,711
Servicing rights	1,016	3,251	2,397	232
Amortized servicing rights	(666)	(1,840)	(1,101)	(501)

Mortgage servicing rights at end of period	6,499	6,149	4,738	3,442
Valuation allowance	(3,324)	(3,089)	(487)	—

Balance	$3,175	$3,060	$4,251	$3,442

Deposit based intangible had a carrying amount and a value net of accumulated amortization of $5,569 (unaudited) and $5,734 at March 31, 2003 and December 31, 2002, respectively.

The projections of amortization expense shown below for mortgage servicing rights are based on existing asset balances and the existing interest rate environment as of March 31, 2003 and December 31, 2002. Future amortization expense may be significantly different depending upon changes in the mortgage servicing portfolio, mortgage interest rates and market conditions.

The following table shows the current period and estimated future amortization expense for amortized intangible assets:

	Mortgage Servicing Rights	Deposit Base Intangibles	Total
	(Unaudited)
Quarter ended March 31, 2003 (actual)	$666	$165	$831

Nine months ending December 31, 2003 (estimate)	1,343	495	1,838
Estimate for year ending December 31,
2004	1,511	660	2,171
2005	321	660	981
2006	—	660	660
2007	—	660	660
2008	—	660	660
Thereafter	—	1,774	1,774

	$3,175	$5,569	$8,744

Twelve months ended December 31, 2002 (actual)	$2,999	$662	$3,660

Estimate for year ending December 31,
2003	$1,784	$662	$2,445
2004	1,242	662	1,903
2005	34	662	695
2006	—	662	661
2007	—	662	661
Thereafter	—	2,424	2,429

	$3,060	$5,734	$8,794

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Other Assets

Other Assets are summarized as follows:

	March 31 2003	December 31
		2002	2001
	(Unaudited)
Accrued interest:
Mortgage-related securities	$2,197	$2,481	$2,431
Investment securities	892	1,516	1,721
Loans receivable	7,706	7,399	9,436

Total accrued interest	10,795	11,396	13,588
Foreclosed properties and repossessed assets	741	750	382
Premises and equipment	44,561	44,034	43,187
Federal Home Loan Bank stock, at cost	33,818	32,885	31,233
Bank owned life insurance	17,449	17,141	15,938
Other	14,011	10,017	8,714

	$121,375	$116,223	$113,042

Foreclosed properties and repossessed assets are summarized as follows:

	March 31 2003	December 31
		2002	2001
	(Unaudited)
Acquired by foreclosure or in lieu of foreclosure	$715	$733	$346
Repossessed collateral	26	17	36

	$741	$750	$382

Premises and equipment are summarized as follows:

	March 31 2003	December 31
		2002	2001
	(Unaudited)
Land and land improvements	$11,932	$11,297	$11,098
Office buildings	39,477	39,074	38,128
Furniture and equipment	16,127	15,642	15,205
Leasehold improvements	1,092	1,092	1,227

	68,628	67,105	65,658
Less allowances for depreciation and amortization	24,067	23,071	22,471

	$44,561	$44,034	$43,187

Depreciation expense for the three months ended March 31, 2003 and 2002 was $722 (unaudited) and $680 (unaudited), respectively. Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $2,811, $2,621, and $1,719, respectively.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Banks lease various branch offices, office facilities and equipment under noncancelable operating leases which expire on various dates through 2012. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more for the years indicated are as follows at December 31, 2002:

2003	$1,121
2004	775
2005	572
2006	508
2007	420
Thereafter	1,154

Total	$4,550

Rental expense for the three months ended March 31, 2003 and 2002 was $284 (unaudited) and $288 (unaudited), respectively. Rental expenses for the years ended December 31, 2002, 2001 and 2000, was $1,022, $923, and $628, respectively.

6.    Deposits

Deposits are summarized as follows:

	March 31 2003	December 31
		2002	2001
	(Unaudited)
Checking accounts:
Noninterest-bearing	$114,288	$98,941	$96,362
Interest-bearing	138,864	149,008	137,317

	253,152	247,949	233,679
Money market accounts	352,056	351,433	335,946
Savings accounts	240,199	230,170	214,859
Certificate accounts:
Due within one year	662,918	681,339	934,378
After one but within two years	201,723	185,125	262,910
After two but within three years	212,889	216,002	57,514
After three but within four years	106,691	58,768	31,406
After four but within five years	114,384	155,869	19,748
After five years	—	—	—

	1,298,605	1,297,103	1,305,956

	$2,144,012	$2,126,655	$2,090,440

The aggregate amount of certificate accounts with balances of one hundred thousand dollars or more is approximately $169,088 (unaudited), and $166,864, and $144,955 at March 31, 2003, December 31, 2002 and 2001, respectively. Deposits in excess of one hundred thousand dollars are not federally insured by the Federal Deposit Insurance Corporation (“FDIC”).

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest expense on deposits was as follows:

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001	2000
	(Unaudited)
Interest-bearing checking accounts	$132	$213	$833	$1,208	$992
Money market accounts	1,346	1,686	6,673	12,200	12,208
Savings accounts	367	627	2,402	3,902	3,682
Certificate accounts	12,048	14,971	54,983	71,974	48,905

	$13,893	$17,497	$64,891	$89,284	$65,787

7.    Borrowings

Borrowings consist of the following:

	March 31 2003		December 31
			2002		2001
	Balance	Weighted- Average Rate	Balance	Weighted- Average Rate	Balance	Weighted- Average Rate
	(Unaudited)
Federal Home Loan Bank advances maturing:
2002	—	—	—	—	$116,339	6.21%
2003	$58,421	5.51%	$60,888	5.50%	60,905	5.50
2004	231,771	5.61	231,765	5.61	231,773	5.61
2005	17,994	5.20	17,990	5.21	17,995	5.20
2006	7,948	4.85	7,946	4.86	7,947	4.85
2007	—	—	—	—	—	—
Thereafter	13,710	5.65	13,710	5.65	7,066	5.71
Other borrowings	—	—	22,679	0.99	23,335	1.39

	$329,844		$354,978		$465,360

Advances that mature in the year 2004 consist of borrowings that are redeemable at the option of the FHLB.

The Banks are required to maintain unencumbered mortgage loans in their portfolios aggregating at least 167% of the amount of outstanding advances from the FHLB as collateral. The Banks’ borrowings at the FHLB are limited to the lesser of 35% of total assets or 60% of the book value of certain mortgage loans. In addition, these notes are collateralized by FHLB stock of $33,818 (unaudited), $32,885 and $31,233 at March 31, 2003 and December 31, 2002 and 2001, respectively.

The Banks are a Treasury Tax & Loan (“TT&L”) depository for the Federal Reserve Bank (“FRB”), and as such, they accept TT&L deposits. The Banks are allowed to borrow these deposits from the FRB until they are called. The interest rate is the federal funds rate less 25 basis points. U.S. Treasury Securities with a face value greater than or equal to the amount borrowed are pledged as a condition of borrowing TT&L deposits. At March 31, 2003, there were no TT&L deposits (unaudited), and TT&L deposits were $22,679 and $23,335, as of December 31, 2002 and 2001, respectively.

The Bank has a line of credit with two financial institutions which totals $10.0 million. At March 31, 2003 (unaudited) and December 31, 2002 and 2001, no draws were outstanding.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Shareholders’ Equity

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators, that, if undertaken, could have a direct material effect on Bank Mutual Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by federal regulation to ensure adequacy require the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as these terms are defined in regulations) to risk-weighted assets (as these terms are defined in regulations), and of Tier I capital (as these terms are defined in regulations) to average assets (as these terms are defined in regulations). Management believes, as of March 31, 2003 and December 31, 2002, that the Banks meet all capital adequacy requirements to which they are subject.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Unaudited)
The Bank
As of March 31, 2003:
Total risk-based capital (to risk-weighted assets)	$251,777	16.76%	$120,171	8.00%	$150,214	10.00%
Tier I capital (to risk-weighted assets)	240,324	16.00%	60,085	4.00%	90,128	6.00%
Tier I capital (to average assets)	240,324	8.64%	111,269	4.00%	139,086	5.00%

Mutual Savings Bank
As of December 31, 2002:
Total capital (to risk-weighted assets)	$152,715	17.42%	$70,129	8.00%	$87,661	10.00%
Tier 1 capital (to risk-weighted assets)	146,111	16.67%	35,064	4.00%	52,596	6.00%
Tier 1 capital (to average assets)	146,111	7.77%	75,214	4.00%	94,017	5.00%

First Northern Savings Bank
As of December 31, 2002:
Total capital (to risk-weighted assets)	$94,324	14.80%	$50,995	8.00%	$63,743	10.00%
Tier 1 capital (to risk-weighted assets)	89,851	14.10%	25,497	4.00%	38,246	6.00%
Tier 1 capital (to average assets)	89,851	9.62%	37,360	4.00%	46,700	5.00%

Mutual Savings Bank
As of December 31, 2001:
Total capital (to risk-weighted assets)	$145,141	15.46%	$75,085	8.00%	$93,856	10.00%
Tier 1 capital (to risk-weighted assets)	138,300	14.74%	37,542	4.00%	56,314	6.00%
Tier 1 capital (to average assets)	138,300	7.19%	76,955	4.00%	96,193	5.00%

First Northern Savings Bank
As of December 31, 2001:
Total capital (to risk-weighted assets)	$85,851	13.50%	$50,805	8.00%	$63,507	10.00%
Tier 1 capital (to risk-weighted assets)	80,677	12.70%	25,403	4.00%	38,104	6.00%
Tier 1 capital (to average assets)	80,677	8.55%	37,748	4.00%	47,185	5.00%

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Bank Mutual Corporation is not aware of any conditions or events, which would change the Banks’ status as well capitalized. There are no conditions or events since that notification that management believes have changed the Banks’ category.

Following are reconciliations of the Banks’ equity under generally accepted accounting principles to capital as determined by regulators:

	Bank Mutual
	Risk- Based Capital	Tier I (Core) Capital
	(Unaudited)
As of March 31, 2003:
Equity per Bank records	$303,280	$303,280
Unrealized gains on investments	(5,140)	(5,140)
Goodwill and deposit base intangibles, net of deferred taxes	(55,851)	(55,851)
Investment in “nonincludable” subsidiaries	(1,774)	(1,774)
Disallowed servicing assets	(191)	(191)
Equity investments required to be deducted	(1,565)	—
Allowance for loan losses	13,018	—

Regulatory capital	$251,777	$240,324

	Mutual Savings Bank		First Northern Savings Bank
	Risk-Based Capital	Tier I (Core) Capital	Risk-Based Capital	Tier I (Core) Capital
As of December 31, 2002:
Equity per bank records	$166,399	$166,399	$138,758	$138,758
Unrealized gains on investments	(9,625)	(9,625)	(1,002)	(1,002)
Goodwill and intangibles	(8,372)	(8,372)	(47,635)	(47,635)
Investment in “nonincludable” subsidiaries	(2,089)	(2,089)	(208)	(208)
Disallowed servicing assets	(202)	(202)	(62)	(62)
Equity investments required to be deducted	(21)	—	(1,645)	—
Allowance for loan losses	6,625	—	6,118	—

Regulatory capital	$152,715	$146,111	$94,324	$89,851

	Risk-Based Capital	Tier I (Core) Capital	Risk-Based Capital	Tier I (Core) Capital
As of December 31, 2001:
Equity per bank records	$154,430	$154,430	$129,928	$129,928
Unrealized gains on investments	(5,281)	(5,281)	(894)	(894)
Goodwill and intangibles	(8,726)	(8,726)	(47,873)	(47,873)
Investment in “nonincludable” subsidiaries	(2,123)	(2,123)	(354)	(354)
Disallowed servicing assets	—	—	(130)	(130)
Equity investments required to be deducted	—	—	(230)	—
Allowance for loan losses	6,841	—	5,404	—

Regulatory capital	$145,141	$138,300	$85,851	$80,677

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The computation of basic and diluted earnings per share is presented in the following table.

	Three months ended March 31		Year ended December 31
	2003	2002	2002	2001	2000
	(Unaudited)
Basic earnings per share
Net income	$5,869	$6,331	$26,545	$20,283	$14,705

Weighted average shares outstanding	20,705,959	21,247,745	20,995,707	21,320,080	21,570,803
Allocated ESOP shares for the period	22,297	22,297	89,188	89,188	—
Vested MRP shares for the period	16,266	16,449	65,580	31,366	—

	20,744,522	21,286,491	21,150,475	21,440,634	21,570,803

Basic earnings per share	$0.28	$0.30	$1.26	$0.95	See Note 1

Diluted earnings per share
Net income	$5,869	$6,331	$26,545,000	$20,283,000	$14,705,000

Weighted average shares outstanding used in basic earnings per share	20,744,522	21,286,491	21,150,475	21,440,634	21,570,803
Net dilutive effect of:
Stock option shares	435,335	267,911	352,985	129,471	—
Unvested MRP shares	88,359	50,100	75,934	25,385	—

	21,268,216	21,604,502	21,579,394	21,595,490	21,570,803

Diluted earnings per share	$0.28	$0.29	$1.23	$0.94	See Note 1

9.    Employee Benefit Plans

Bank Mutual Corporation

Bank Mutual Corporation has a discretionary, defined-contribution savings plan (the “Savings Plan”). The Savings Plan is qualified under Sections 401 and 401(k) of the Internal Revenue Code and provides employees meeting certain minimum age and service requirements the ability to make contributions to the Savings Plan on a pretax basis. Bank Mutual Corporation then matches a percentage of the employee’s contributions. Matching contributions made by Bank Mutual Corporation or Mutual Savings Bank were $46 (unaudited) in the first quarter of 2003, $43 (unaudited) in the first quarter of 2002, $103 in 2002, $89 in 2001 and $76 in 2000. Effective December 31, 2001, First Northern Savings Bank’s 401(k) Plan, described below, was combined with the Savings Plan which was formerly maintained by Mutual Savings Bank. Effective January 1, 2002, the Savings Plan became a defined contribution 401(k) plan for employees of Bank Mutual and its subsidiaries.

Bank Mutual Corporation also has a defined-benefit pension plan covering employees meeting certain minimum age and service requirements and a supplemental pension plan for certain qualifying employees. The supplemental pension plan is funded through a “rabbi trust” arrangement. The benefits are generally based on years of service and the employee’s average annual compensation for five consecutive calendar years in the last ten calendar years which produces the highest average. Bank Mutual Corporation’s funding policy is to contribute annually the amount necessary to satisfy the requirements of the Employee Retirement Income Security Act of 1974. Prior to January 1, 2002, this plan was maintained by Mutual Savings Bank. As of January 1, 2002, First Northern Savings Bank employees meeting certain minimum age and service requirements entered the defined benefit plan; for those First Northern Savings Bank employees, only years of service after that date are counted for funding. However, for vesting purposes, First Northern Savings Bank employees received credit under the defined benefit plan for their years of service since joining First Northern.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables set forth the defined benefit pension plan’s funded status and net periodic benefit cost:

	2002	2001
Change in Benefit Obligation
Benefit obligation at beginning of year	$16,435	$15,024
Service cost	1,251	803
Interest cost	1,163	1,096
Amendment	—	34
Actuarial loss (gain)	497	(209)
Benefits paid	(364)	(313)

Benefit obligation at end of year	$18,982	$16,435

Change in Plan Assets
Fair value of plan assets at beginning of year	$18,435	$16,221
Actual return on plan assets	1,266	2,417
Employer contributions	1,733	110
Benefits paid	(364)	(313)

Fair value of plan assets at end of year	$21,070	$18,435

Funded Status
Funded status at end of year	$2,088	$2,000
Unrecognized net actuarial loss	(1,511)	(2,079)
Unrecognized prior service cost	591	720
Unrecognized net transition asset	—	—

Prepaid benefit cost	$1,168	$641

Weighted-average assumptions used in cost calculations:
Discount rate	7.00%	7.50%
Rate of increase in compensation levels	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.50%

	2002	2001	2000
Components of Net Periodic Benefit Cost
Service cost	$1,251	$803	$819
Interest cost	1,163	1,096	1,032
Expected return on plan assets	(1,266)	(1,196)	(1,049)
Amortization of transition asset	—	(50)	(51)
Amortization of prior service cost	129	146	195
Recognized actuarial loss (gain)	(4)	16	18
Amortization of gain from prior periods	(68)	—	—

Total net periodic benefit cost	$1,205	$815	$964

Pension plan assets which consist primarily of immediate participation guarantee contracts with an insurance company are actively managed by investment professionals.

Mutual Savings Bank

Mutual Savings Bank has a deferred retirement plan for non-officer directors who have provided at least five years of service. Four of the six existing eligible directors’ benefits have vested. In the event a director dies prior to completion of these payments, payments will go to the director’s heirs. Mutual Savings Bank has funded these arrangements through “rabbi trust” arrangements, and based on actuarial analyses believes these obligations are adequately funded.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

First Northern Savings Bank

Prior to January 1, 2002, First Northern Savings Bank had a participatory defined-contribution 401(k) plan. The plan covered all employees with at least one year of service and who attained age 21. First Northern Savings Bank annually contributed 3% of an employee’s gross earnings and had funded an additional discretionary dollar amount to the plan. First Northern Savings Bank also matched 50% of the first 4% of the amount of each employee’s contribution. In addition, each employee may contribute amounts in excess of 4%, up to the lesser of 15% of compensation or federal tax limits, with no First Northern Savings Bank participation. Total expense relating to this plan for the year ended December 31, 2001 was $498 and for the two months ended December 31, 2000, was $53. Effective December 31, 2001, the First Northern Savings Bank’s participatory defined-contribution 401(k) plan was combined with Mutual Savings Bank’s defined contribution 401(k) plan and as of January 1, 2002, a new combined Bank Mutual Corporation defined contribution 401(k) plan was established, as discussed above.

First Northern Savings Bank also has an unfunded deferred retirement plan for the Bank’s non-employee directors. All members of First Northern Savings Bank’s board of directors are eligible under the plan. Directors of predecessor institutions who are members of an advisory board are eligible at the discretion of First Northern Savings Bank. At December 31, 2002, there are four retired advisory board members in the plan. First Northern Savings Bank also has supplemental retirement plans for several executives. Total expense relating to these plans for the three months ended March 31, 2003 and 2002 was $38 (unaudited) and $48 (unaudited), respectively. For the year ended December 31, 2002 and 2001 the expense was $191 and $225 and for the two months ended December 31, 2000 the expense was $17.

10.    Stock-Based Benefit Plans

In conjunction with the reorganization, Bank Mutual Corporation established an ESOP for the employees of Bank Mutual Corporation and the Banks. The ESOP is a qualifying plan under Internal Revenue Service guidelines. It covers all full-time employees who have attained at least 21 years of age and completed one year of service. At November 1, 2000, the ESOP borrowed $609 from Bank Mutual Corporation and purchased 60,910 shares of common stock issued in the public offering. Subsequent to this initial purchase, through December 31, 2000, the ESOP borrowed an additional $8,362 and purchased an additional 828,000 shares. In January 2001, the ESOP bought an additional 2,969 shares. Expense is recognized based on the fair value (average stock price) of shares scheduled to be released from the ESOP trust. One-tenth of the shares are scheduled to be released each year which started in 2001. Also, additional shares may be released as the ESOP Trust receives cash dividends from the unallocated shares held in the Trust. In 2002 and 2001, such additional shares were released. ESOP expense for the three months ended March 31, 2003 and 2002 was $523 (unaudited) and $486 (unaudited) respectively; for the year ended December 31, 2002 was $2,414 and for the year ended December 31, 2001 was $1,461. There was no ESOP expense during the year ended December 31, 2000. ESOP shares not committed to be released are not considered outstanding for the purposes of computing EPS.

The following table summarizes shares of Bank Mutual Corporation common stock held by the ESOP.

	March 31		December 31
	2003	2002	2002	2001	2000
	(Unaudited)
Shares allocated to participants	233,175	113,936	233,175	113,936	—
Unallocated and unearned shares	658,704	777,943	658,704	777,943	888,910
Fair value of unearned ESOP shares	$16,645	$13,225	$15,236	$11,887	$8,445

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.    Income Taxes

The provision for income taxes consists of the following:

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001	2000
	(Unaudited)
Current:
Federal	$3,066	$3,261	$13,703	$10,768	$8,732
State	237	57	(43)	(113)	(230)

	3,303	3,318	13,660	10,655	8,502
Deferred expense (benefit):
Federal	(90)	(1)	(895)	1,125	(129)
State	(30)	(42)	191	304	335

	(120)	(43)	(704)	1,429	206

	$3,183	$3,275	$12,956	$12,084	$8,708

For state income tax purposes, certain subsidiaries have net operatings loss carryovers of $13,525 (unaudited) at March 31, 2003 and $13,251 at December 31, 2002 available to offset against future income. The carryovers expire in the years 2003 through 2019 if unused.

The income tax provision differs from the provision computed at the federal statutory corporate rate as follows:

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001	2000
	(Unaudited)
Income before provision for income taxes	$9,052	$9,606	$39,501	$32,367	$23,414

Tax expense at federal statutory rate	$3,168	3,362	$13,825	$11,328	$8,195
Increase (decrease) in taxes resulting from:
State income taxes—net of federal tax benefit	134	10	(521)	124	70
Nondeductible intangible amortization	—	—	—	1,177	466
Bank Owned Life Insurance	(109)	(144)	(317)	(381)	—
Other	(10)	47	(31)	(164)	(23)

Provision for income taxes	$3,183	$3,275	$12,956	$12,084	$8,708

A reconciliation of statutory and effective tax rates follows:

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001	2000
	(Unaudited)
Income before provision for income taxes	100.0%	100.0%	100.0%	100.0%	100.0%

Tax expense at federal statutory rate	35.0%	35.0%	35.0%	35.0%	35.0%
Increase (decrease) in taxes resulting from:
State income taxes—net of federal tax benefit	1.5	0.1	(1.3)	0.4	0.3
Nondeductible intangible amortization	—	—	—	3.6	2.0
Bank Owned Life Insurance	(1.2)	(1.5)	(0.8)	(1.2)	—
Other	(0.1)	0.5	(0.1)	(0.5)	(0.1)

Provision for income taxes	35.2%	34.1%	32.8%	37.3%	37.2%

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The significant components of Bank Mutual Corporation’s deferred tax assets and liabilities are summarized as follows:

	March 31 2003	December 31
		2002	2001
	(Unaudited)
Deferred tax assets:
State net operating losses	$695	$693	$829
Loan loss reserves	5,028	4,938	4,386
Pension	2,336	2,336	2,140
Deferred compensation	1,282	1,283	1,350
Other	402	322	97

Total deferred tax assets	9,743	9,572	8,802
Valuation allowance	(791)	(784)	(769)

Net Deferred tax assets	8,952	8,788	8,033
Deferred tax liabilities:
Property and equipment depreciation	1,205	1,204	1,189
FHLB stock dividends	3,029	2,884	2,077
Deferred loan fees	136	172	520
Purchase accounting adjustments	5,800	5,866	6,289
Unrealized gain on investment securities	3,221	5,859	3,183

Total deferred tax liabilities	13,391	15,985	13,258

Net deferred tax asset (liability)	$(4,439)	$(7,197)	$(5,225)

The Bank and certain predecessor banks qualified under provisions of the Internal Revenue Code that permitted them to deduct from taxable income an allowance for bad debts that differed from the provision for such losses charged to income for financial reporting purposes. Accordingly, at March 31, 2003 (unaudited), December 31, 2002 and December 31, 2001, no provision for federal income taxes has been made for approximately $64,475 of retained income. If, in the future, the Bank no longer qualifies as a bank for tax purposes, income taxes of approximately $25,874 would be imposed.

12.    Financial Instruments with Off-Balance-Sheet Risk

Bank Mutual Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition. The contract amounts reflect the extent of involvement Bank Mutual Corporation has in particular classes of financial instruments and also represents the Company’s maximum exposure to credit loss.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bank Mutual Corporation evaluates the collateral needed and creditworthiness of each customer on a case by case basis. Bank Mutual Corporation generally extends credit only on a secured basis. Collateral obtained varies, but consists principally of one-to-four family residences.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial instruments whose contract amounts represent credit risk are as follows:

	March 31 2003	December 31
		2002	2001
	(Unaudited)
Unused consumer lines of credit	$157,865	$145,306	$130,269
Unused commercial lines of credit	11,056	29,106	21,376
Commitments to extend credit:
Fixed rate	43,514	40,920	14,979
Adjustable rate	11,165	8,055	26,164
Credit enhancement under the Federal Home Loan Bank of Chicago Mortgage Partnership Finance program	11	16	34

Forward commitments to sell mortgage loans of $104,580 (unaudited) and $73,792 at March 31, 2003 and December 31, 2002, respectively, represent commitments obtained by Bank Mutual Corporation from a secondary market agency to purchase mortgages from the Company. Commitments to sell loans expose the Bank to interest rate risk if market rates of interest decrease during the commitment period. Commitments to sell loans are made to mitigate interest rate risk on commitments to originate loans and loans held for sale. Forward commitments at December 31, 2001 were $41,314. At March 31, 2003, interest rates on fixed rate commitments ranged from 4.80% to 7.00% (unaudited). At December 31, 2002 and 2001, interest rates on fixed rate commitments ranged from 5.25% to 8.125% and 6.125% to 9.25%, respectively.

Bank Mutual Corporation participates in the FHLB Mortgage Partnership Finance Program (the “Program”). In addition to entering into forward commitments to sell mortgage loans to a secondary market agency, the Company enters into firm commitments to deliver loans to the FHLB through the Program. Under the Program, loans are funded by the FHLB and Bank Mutual Corporation receives an agency fee reported as a component of gain on sale of loans. The Company had no firm commitments outstanding to deliver loans through the Program at March 31, 2003 (unaudited) and December 31, 2002. Once delivered to the Program, Bank Mutual Corporation provides a contractually agreed-upon credit enhancement and performs servicing of the loans. Under the credit enhancement, Bank Mutual Corporation is liable for losses on loans delivered to the Program after application of any mortgage insurance and a contractually agreed-upon credit enhancement provided by the Program subject to an agreed-upon maximum. Bank Mutual Corporation received a fee for this credit enhancement. Bank Mutual Corporation does not anticipate that any credit losses will be incurred in excess of anticipated credit enhancement fees.

13.    Fair Value of Financial Instruments

Disclosure of fair value information about certain financial instruments, whether or not recognized in the consolidated financial statements, for which it is practicable to estimate the value, is summarized below. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

Certain financial instruments and all nonfinancial instruments are excluded from this disclosure. Accordingly, the aggregate fair value of amounts presented does not represent the underlying value of the Company and is not particularly relevant to predicting Bank Mutual Corporation’s future earnings or cash flows.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following methods and assumptions are used by Bank Mutual Corporation in estimating its fair value disclosures of financial instruments:

Cash and Cash Equivalents:    The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets’ fair values.

Investment and Mortgage-Related Securities:    Fair values for these securities are based on quoted market prices or such prices of comparable instruments.

Loans Receivable and Loans Held-for-Sale:    The fair value of one-to-four family fixed-rate mortgage loans was determined based on the current market price for securities collateralized by similar loans. For variable rate one-to-four family mortgage, consumer and other loans that reprice frequently and with no significant change in credit risk, carrying values approximate fair values. The fair value for fixed-rate commercial real estate, rental property mortgage, consumer and other loans was estimated by projecting cash flows at market interest rates.

Mortgage Servicing Rights:    Bank Mutual Corporation has calculated the fair market value of mortgage servicing rights for those loans that are sold with servicing rights retained. For valuation purposes, loans are stratified by product type and, within product type, by interest rates. The fair value of mortgage servicing rights is based upon the present value of estimated future cash flows using current market assumptions for prepayments, servicing cost and other factors.

Federal Home Loan Bank Stock:    Federal Home Loan Bank stock is carried at cost, which is its redeemable (fair) value, since the market for this stock is restricted.

Accrued Interest Receivable:    The carrying value of accrued interest receivable approximates fair value.

Deposits and Advance Payments by Borrowers for Taxes and Insurance:    Fair values for deposits are estimated using a discounted cash flow calculation that applies current market borrowing interest rates to a schedule of aggregated expected monthly maturities on deposits. The advance payments by borrowers for taxes and insurance are equal to their carrying amounts at the reporting date.

Borrowings:    The fair value of long-term borrowings is estimated using discounted cash flow calculations with the discount rates equal to interest rates currently being offered for borrowings with similar terms and maturities. The carrying value on short-term borrowings approximates fair value.

	March 31 2003		December 31 2002		December 31 2001
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Unaudited)
Cash and cash equivalents	$209,218	$209,218	$241,759	$241,759	$251,912	$251,912
Investment and mortgage-related securities	707,285	707,285	691,349	691,349	614,143	614,143
Loans receivable, net	1,693,898	1,761,281	1,685,662	1,743,105	1,831,155	1,870,581
Loans held for sale	55,859	55,859	46,971	46,971	32,321	32,321
Mortgage servicing rights	3,175	3,175	3,060	3,060	4,251	4,251
Federal Home Loan Bank stock	33,818	33,818	32,885	32,885	31,233	31,233
Accrued interest receivable	10,795	10,795	11,396	11,396	13,588	13,588
Deposits and accrued interest	2,144,012	2,148,336	2,126,655	2,168,534	2,090,440	2,107,022
Advance payments by borrowers . .	11,792	11,792	3,060	3,060	3,499	3,499
Borrowings	329,844	356,841	354,978	374,533	465,360	489,484

The above table does not include any amount for the value of any off-balance-sheet items (see Note 12) since the fair value of these items is not significant.

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    Subsequent Event

On March 16, 2003, Bank Mutual Corporation’s two savings bank subsidiaries combined under Mutual Savings Bank’s charter and formed one savings bank named “Bank Mutual.” At that time, all of the subsidiaries of the two savings banks became subsidiaries of Bank Mutual. Estimated costs incurred with the combination are as follows: Marketing costs of $1.3 million of which $900,000 is anticipated to be expensed in the first six months of 2003 and $350,000 of signage which will be capitalized and then amortized over its useful life. In addition, systems upgrades of approximately $1.8 million of which the majority was capitalized in late 2002 and will be amortized over five years.

15.    Condensed Parent Company Only Financial Statements

STATEMENTS OF FINANCIAL CONDITION

	March 31 2003	December 31
		2002	2001
	(Unaudited)
Assets
Cash and cash equivalents	$10,537	$15,576	$20,241
Investment in subsidiaries	303,280	305,157	284,358
Receivable from ESOP	6,647	6,647	7,850
Other assets	153	17	1

	$320,617	$327,397	$312,450

Liabilities and shareholders’ equity
Liabilities:
Due to subsidiaries	$2,737	$3,455	$6,948
Other liabilities	2,561	867	1,404

	5,298	4,322	8,352
Shareholders’ equity
Common stock—$.01 par value:
Authorized—100,000,000 shares Issued—22,341,665 shares in 2003, 2002 and 2001 Outstanding—21,408,971 shares in 2003, 21,752,971 shares in 2002 and 22,337,165 in 2001	223	223	223
Additional paid-in capital	109,299	109,074	108,043
Retained earnings	229,778	224,932	201,777
Unearned ESOP shares	(6,350)	(6,647)	(7,850)
Accumulated other comprehensive income	5,140	10,487	6,018
Unearned deferred compensation	(2,871)	(3,133)	(4,047)
Treasury stock—932,694 in 2003, 588,694 shares in 2002, 4,500 in 2001	(19,900)	(11,861)	(66)

	315,319	323,075	304,098

	$320,617	$327,397	$312,450

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENTS OF INCOME

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001
	(Unaudited)
Interest income	$177	$267	$989	$1,560
Equity in earnings of subsidiaries	5,870	6,268	26,330	19,668
Other	3	1	3	139

Total income	6,050	6,536	27,322	21,367
Total expenses	180	163	634	667

Income before provision for income taxes	5,870	6,373		20,700
Provision for income taxes	(1)	42	143	417

Net income	$5,869	$6,331	$26,545	$20,283

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31		Year Ended December 31
	2003	2002	2002	2001
	(Unaudited)
Cash flows from operating activities
Net income	$5,869	$6,331	$26,545	$20,283
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(5,870)	(6,268)	(26,330)	(19,668)
Amortization of cost of stock benefit plans	757	708	3,770	1,849
Decrease in due to subsidiaries	(718)	(681)	(3,493)	(2,011)
Change in other operating activities and liabilities	1,557	2,124	(553)	1,758

Net cash used in operating activities	1,595	2,214	(61)	2,211
Cash flows from investing activities:
Transfer from subsidiary resulting from restructuring	—	—	—	—
Business acquisition, net of cash and cash equivalents	—	—	—	—
Dividends from Company subsidiaries	2,400	1,000	10,000	3,120

Net cash provided by investing activities	2,400	1,000	10,000	3,120
Cash flows from financing activities:
Sale of stock	—	—	—	—
Purchase of ESOP shares	—	—	—	(29)
Cash dividends	(1,022)	(890)	(3,390)	(2,857)
Purchase of treasury stock	(8,012)	(594)	(12,417)	(4,920)
Payments received on ESOP	—	—	1,203	1,150

Net cash provided by financing activities	(9,034)	(1,484)	(14,604)	(6,656)

Increase (decrease) in cash and cash equivalents	(5,039)	1,730	(4,665)	(1,325)
Cash and cash equivalents at beginning of year	15,576	20,241	20,241	21,566

Cash and cash equivalents at end of year	$10,537	$21,971	$15,576	$20,241

BANK MUTUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.    Recent Developments (unaudited)

The boards of directors of Bank Mutual Corporation and Bank Mutual Bancorp, MHC (the “MHC”) adopted on April 21, 2003 a Plan of Restructuring for the conversion and restructuring of the MHC and Bank Mutual Corporation into a full stock organization (the “Conversion”). After the transaction, the mutual holding company form of ownership will end, and Bank Mutual Corporation will be fully owned by public shareholders. At May 30, 2003 the MHC owns approximately 52.3% of the outstanding common stock of Bank Mutual Corporation, and public shareholders own the remaining Bank Mutual Corporation shares.

Under the Plan of Restructuring, existing shares of Bank Mutual Corporation’s common stock held by its public shareholders will be exchanged for new shares of a successor company, at an exchange ratio based on the ownership percentage and an independent appraisal. Under that plan, immediately after the Conversion, public shareholders of Bank Mutual Corporation will own the same percentage of the successor company as they will own at the time of the Conversion.

The successor company simultaneously will conduct a subscription offering of common stock to eligible MHC members, who generally are depositors of Bank Mutual. Shares not subscribed for in the subscription offering are expected to be available for sale in a community offering to our local communities and the general public. The number and price of shares to be issued in the Conversion offering (the “Offering”), and the exact exchange ratio for current Bank Mutual Corporation shareholders, will be based on an independent appraisal that has yet to be performed.

The Plan of Restructuring provides for the establishment, upon the completion of the Conversion, of a special “liquidation account” for the benefit of certain depositors of Bank Mutual. The liquidation account will be in an amount equal to the greater of the MHC’s ownership interest in the shareholders’ equity of Bank Mutual Corporation as of the date of its latest balance sheet contained in the prospectus relating to the offering being conducted as part of the Conversion; and the retained earnings of the Bank at the time that the Bank reorganized into the MHC on November 1, 2000. The amount of the liquidation account is subject to adjustment by reduction upon changes in account balances after the Conversion. Following completion of the Conversion, under the rules of the Office of Thrift Supervision, Bank Mutual will not be permitted to pay dividends on its capital stock to Bank Mutual Corporation, it sole shareholder, if Bank Mutual’s shareholders’ equity would be reduced below the amount of the liquidation account.

The cost of the Conversion will be deferred and reduce the proceeds from the sale of shares in the offering. If the Conversion and Offering are not completed, all costs will be charged to expense in the period in which the Conversion is terminated. As of June 30, 2003, approximately $284 of Conversion costs have been incurred and deferred.

The Conversion and the Offering are expected to be completed in the third quarter of 2003, subject to regulatory reviews. After completion of the Conversion, the MHC will cease to exist, and the mutual form of ownership will cease.

The Conversion is subject to approval by the Office of Thrift Supervision, as well as approval by the public shareholders of Bank Mutual Corporation and by the MHC’s members. Proxy materials providing detailed information relating to the Conversion and related transactions will be sent to the members of the MHC and the shareholders of Bank Mutual Corporation for their consideration. The transactions are also subject to other customary conditions which are included in the Plan of Restructuring.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of the Bank or Bank Mutual Corporation may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Up to 31,050,000

Shares of

Common Stock

PROSPECTUS

July 31, 2003

Until the later of August 25, 2003 or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Supplement

to Prospectus dated July 31, 2003

BANK MUTUAL CORPORATION

BANK MUTUAL CORPORATION 401(K) PLAN

Bank Mutual Corporation is providing this prospectus supplement to participants in the Bank Mutual Corporation 401(k) Plan, a 401(k) retirement plan (the “Plan”). As a participant in this Plan, you will be able to direct the Plan to purchase common stock of Bank Mutual Corporation in its common stock offering with amounts allocated to your account under the Plan.

This prospectus supplement relates to your election to direct that all or a portion of your account be invested in a fund made up of Bank Mutual Corporation common stock (the “Bank Mutual Stock Fund”). If the offering is oversubscribed and the total amount you allocate cannot be used to purchase Bank Mutual Corporation common stock, the amount that cannot be used for purchase will be reinvested in the other funds available under the Plan. If you cannot acquire all the Bank Mutual Corporation common stock you want in the offering, you may direct the investment of your account in the Bank Mutual Stock Fund after the offering is completed.

The prospectus of Bank Mutual Corporation dated July 31, 2003, which accompanies this prospectus supplement, includes detailed information with respect to the stock offering and the financial condition, results of operations and business of Bank Mutual Corporation. You should read this prospectus supplement, which provides information with respect to the Plan, only in conjunction with the prospectus.

Please see “Risk Factors” beginning on page 20 of the prospectus.

These shares of stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, are not guaranteed by Bank Mutual, and are subject to investment and market risk.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement may be used only in connection with offers and sales by Bank Mutual Corporation of interest or shares of common stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Bank Mutual Corporation and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Bank Mutual Corporation or any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is July 31, 2003.

i

THE OFFERING

Securities Offered

Bank Mutual Corporation is offering participants in the Bank Mutual Corporation 401(k) Plan (the “Plan”) the opportunity to use their participation interests to elect to purchase shares of Bank Mutual Corporation’s common stock through the Plan. At March 31, 2003, there were sufficient funds in the Plan to purchase up to approximately one million shares of Bank Mutual Corporation common stock in the offering. This number excludes the new shares of Bank Mutual Corporation which may be received in exchange for all of the shares of Bank Mutual Corporation common stock presently held in the Plan through the Bank Mutual Stock Fund.

The shares of Bank Mutual Corporation common stock currently held in the Plan will be exchanged for shares of Bank Mutual Corporation pursuant to an exchange ratio, as is more fully discussed in “The Conversion” section of the accompanying prospectus.

Only employees of Bank Mutual Corporation or its subsidiaries may become participants in the Plan. Your investment in the common stock of Bank Mutual Corporation through the Plan in the offering is subject to the priorities listed below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Bank Mutual Corporation is contained in the accompanying prospectus. The address of the principal executive office of Bank Mutual Corporation is 4949 West Brown Deer Road, Brown Deer, WI 53223. Bank Mutual Corporation’s telephone number is (414) 354-1500.

Election to Purchase Common Stock in the Offering

In connection with the stock offering, you may elect to transfer, in increments of $10.00, all or part of your account balances in the Plan (other than the amounts you currently have invested in the Bank Mutual Stock Fund) to the Bank Mutual Stock Fund, to be used to purchase common stock issued in the offering. The trustee of the Bank Mutual Stock Fund will purchase common stock in accordance with your directions. However, such directions are subject to purchase priorities in the plan of restructuring of Bank Mutual Bancorp, MHC.

The shares of common stock are being offered in a subscription offering and community offering. The purchase priorities are listed in the prospectus under “The Conversion-Subscription Offering and Subscription Rights.” In the event we receive orders in the stock offering exceeding the number of shares available for sale, we will allocate available shares according to procedures described in the prospectus, in the subsections “Subscription Offering and Subscription Rights,” “Community Offering” and “Limitations on Common Stock Purchases” under “The Conversion.”

If you are an eligible depositor of Bank Mutual, you have received or will soon receive a package of stock offering materials with a Stock Order Form and return envelope provided. You may place an order for common stock, at $10.00 per share, outside the Plan by submitting a Stock Order Form and payment for the stock, using the return envelope. You may also order stock, at $10.00 per share, with funds in your Plan account. You may do so by submitting a One-Time Special Election Form directing the investment of additional funds in the Bank Mutual Stock Fund, in the manner described on page 2 of this prospectus supplement. If you elect to transfer a dollar amount from a particular fund and, at the time that the transfer is made, you do not have a sufficient dollar amount in that fund to process your entire election due to market price fluctuations, the trustee will withdraw up to 100% of your balance in that fund (rounded down to the nearest $10.00 increment) and apply only the amount withdrawn to the purchase of stock for your account.

No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest-bearing account pending the closing of the offering.

At the close of the offering the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase (unless we need to reduce that amount due to an oversubscription). Common stock so purchased will be placed in the Bank Mutual Stock Fund and allocated to your Plan account. Any earnings on the amount that you elected to apply towards the purchase of stock in the offering will be reinvested in the investment funds of the Plan in accordance with your then existing investment allocation percentages for new contributions.

1

If the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock and any interest your account earned pending investment will be reinvested in the investment funds of the Plan in accordance with your then existing investment allocation percentages for new contributions.

Once the offering is concluded, any amounts that you elected to apply towards the purchase of stock in the offering will again appear as part of your account balance when you access your account.

If you choose not to direct the investment of your account balances towards the purchase of any additional shares in the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

For a description of participation limits restricting the number of shares for which you and the Plan may subscribe, see “The Conversion—Limitations on Common Stock Purchases” in the prospectus.

Value of the Plan Assets

As of March 31, 2003, the market value of the assets of the Plan was approximately $18.9 million, excluding participant loans. The Plan administrator last informed each participant of the value of his or her account balance under the Plan as of March 31, 2003.

Method of Directing Transfer

Enclosed is a special election form, referred to as the Special One-Time Election Form, on which you can elect to transfer all or a portion of your account balance in the Plan to the Bank Mutual Stock Fund for the purchase of stock in the offering (other than amounts you currently have invested in such fund). If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering (other than amounts you currently have invested in the Bank Mutual Stock Fund), you should indicate that decision on the Special One-Time Election Form. If you do not wish to purchase Bank Mutual Corporation stock in the offering through the Plan, you need not complete the Special One-Time Election Form.

Deadline for Delivering the Election Form.

If you wish to purchase common stock with your Plan account balances, your Special One-Time Election Form must be received by Eugene H. Maurer, a representative of the Plan Administrator, at the principal office of Bank Mutual Corporation, 4949 West Brown Deer Road, Brown Deer, WI 53223, no later than 1:00 p.m., Wisconsin time, on September 2, 2003.

Irrevocability of Transfer Direction

You may not revoke your Special One-Time Election Form to transfer amounts credited to your account in the Plan to the Bank Mutual Stock Fund for the purchase of stock in the offering. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering among all of the other investment funds, including the Bank Mutual Stock Fund, on a daily basis.

Direction to Purchase Common Stock after the Offering

Whether you choose to purchase stock in the offering, you will also be able to purchase stock after the offering through your investment in the Bank Mutual Stock Fund. After the offering, you may direct that a certain percentage of your account balance in the Plan be transferred to the Bank Mutual Stock Fund and invested in common stock, or to the other investment funds available under the Plan. After the offering, you may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Bank Mutual Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Bank Mutual Corporation.

2

Purchase Price of Common Stock

The trustee will use the funds transferred to the Bank Mutual Stock Fund to purchase common stock in the offering, subject to the priorities discussed above, except in the event of an oversubscription. The price per share is $10.00, the same price paid by all other persons in the offering. No sales commission will be charged for shares purchased in the offering.

After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

Nature of a Participant’s Interest in the Common Stock

The trustee will hold the common stock, in trust, for the participants of the Plan. Shares of common stock acquired by the trustee at your direction will be allocated to your account. Therefore, investment decisions of other participants should not affect in any significant way the earnings allocated to your account.

Voting Rights of Common Stock

The trustee of a trust holding Plan assets generally will exercise voting rights attributable to all common stock held by the Bank Mutual Stock Fund as directed by participants with accounts invested in the fund. When Shareholders have a right to vote on a matter, you will have voting instruction rights reflecting your proportionate interest in the fund. The trustee will vote the common stock according to the voting instructions the trustee receives from the participants. Shares with respect to which the trustee receives no voting instructions from participants will be voted in the same proportion as shares for which the trustee receives voting instructions unless the trustees direct the vote of the unvested shares in a different manner.

Questions?

If you have questions about completing the Special One-Time Election Form, please call Eugene H. Maurer at (414) 362-6115. If you have questions about the stock offering, call our Stock Information Center toll-free at 1-866-793-8255 between 9:00 a.m. and 4:00 p.m., Wisconsin time, Monday through Friday.

DESCRIPTION OF THE PLAN

Introduction

The Bank Mutual Corporation 401(k) Plan is a tax-qualified plan. It contains a 401(k) feature which permits participants to defer current compensation to their account balances. The Plan also permits participant direction of investment. The Plan permits investment by participants in stock of Bank Mutual Corporation. Up to 100% of the assets of the Plan can be invested in Bank Mutual Corporation common stock.

Bank Mutual Corporation intends that the Plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, commonly referred to as ERISA. Bank Mutual Corporation may amend the Plan from time to time in the future, as it sees fit or to maintain compliance with Federal law. Since the Plan is governed by ERISA, Federal law provides you with various rights and protections as a participant in the Plan. However, your benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

3

Reference to Full Text of Plan

The following statements are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. You may obtain copies of the Plan by filing a request with Bank Mutual Corporation, Attention: Linda T. Finger, Benefits Administrator. You should carefully read the full text of the Plan document and your summary plan description to understand your rights and obligations under the Plan.

Eligibility and Participation

Any employee of Bank Mutual Corporation and its subsidiaries, who is not an Excluded Employee as defined in the Plan, is eligible to become a participant in the Plan on the first day of the month coinciding with or next following completion of one year of service and attainment of age 21. You are considered to have completed one year of service if you remain employed on the first anniversary of your date of employment and completed 1,000 hours of service during the 12 month period ending on that date. If you do not earn 1,000 hours of service during that period, you will be considered to have completed one year of service once you complete the required hours of service during any plan year, beginning with the plan year that includes the first anniversary of your employment date.

The Plan year is January 1 to December 31. As of March 31, 2003, there were 543 active employees eligible to participate in the Plan.

Contributions Under the Plan

Elective Deferral Contributions.  As a participant in the Plan, you are permitted to defer a portion of your compensation on a pre-tax basis, and to have that amount contributed to the Plan on your behalf. You may defer up to 100% of your compensation, subject to the limitations on contributions discussed below. For purposes of the Plan, “compensation” means any earnings reportable on Internal Revenue Service Form W-2 as wages for Federal income tax purposes (exclusive of reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits), plus elective contributions, for the plan year. Elective contributions are amounts excludable from your gross income and contributed to this Plan or a section 125 cafeteria plan. In 2003, the maximum amount of your annual compensation that can be taken into account under the Plan is limited to $200,000 per the Internal Revenue Code. This limit is subject to increase pursuant to an annual cost of living adjustment. You may elect to modify the amount contributed to the Plan on the date(s) indicated in your salary deferral agreement by filing a new elective deferral agreement with the Plan administrator which will be effective as soon as administratively feasible. You may discontinue your elected deferrals at any time.

Employer Contributions.  If you make elective deferral contributions, your employer will at the same time make matching contributions to the Plan equal to 20% of your elective deferral, on deferrals of up to 5% of your compensation. Your elective contributions in excess of 5% of your compensation will not be matched. In addition, your employer may contribute an additional profit sharing contribution for any plan year. This additional profit sharing contribution would be allocated among the accounts of those Plan participants who remain in the employ of Bank Mutual Corporation or its subsidiaries on the last day of the plan year and who had completed 1,000 hours of service during the plan year in proportion to their compensation.

Limitations on Contributions

Limitation on employee elective deferrals.  The amount of your elective deferral contributions may not currently exceed $12,000 per calendar year for 2003. The Internal Revenue Service will periodically increase this annual limitation. If you defer salary in excess of this limitation, your gross income for Federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for Federal income tax purposes, as earned and received by the participant in the tax year in which the distribution is made. Participants over the age of 50 can make additional catch-up salary deferral contributions to the Plan. These catch-up contributions are over and above those

4

that would otherwise be permitted by Internal Revenue Code limits discussed above. For 2003, the maximum catch-up contribution is $2,000.

Limitations on annual additions and benefits.  In any plan year the contributions and forfeitures you receive under the Plan and Bank Mutual Corporation’s employee stock ownership plan, in the aggregate, cannot exceed the lesser of $40,000 or 100% of your compensation, as defined in the Plan. To the extent contributions and forfeitures exceed these limitations, correction will be made in the Plan by having the Plan administrator:

(1)	distribute any elective deferrals and gains attributable to those elective deferrals, to the extent that the distribution or return would reduce the “excess amount” in the participant’s accounts;

(2)	allocate any “excess amount” remaining after the return of any elective deferrals to Plan participants in the same manner as employer matching contributions, excluding any participant whose allocation would otherwise exceed these limitations; and

(3)	hold any excess amount remaining after the return of elective deferrals and reallocation in a “Section 415 Suspense Account” to be used to reduce employer contributions to the Plan for the next year.

Limitation on plan contributions for highly compensated employees.  The Internal Revenue Code contains an actual deferral percentage test which limits the amount of elective deferral contributions and an actual contribution percentage test which limits the amount of matching contributions that may be made to the Plan in any plan year on behalf of highly compensated employees. Under each test the average contributions on behalf of highly compensated participants may not exceed the average contributions for all other participants by more than a percentage specified in the Internal Revenue Code. Bank Mutual Corporation will advise you if these rules limit a contribution or allocation which would otherwise be made for you. In that case, we urge you to carefully review how these rules apply to your situation.

Also, Bank Mutual Corporation may exercise its discretion to make special additional contributions for individuals who are not highly compensated in order to facilitate passage of the actual deferral percentage and actual contribution percentage tests. Bank Mutual Corporation will notify you if any special additional contribution is made on your behalf.

Vesting Under the Plan

At all times, you have a fully vested, nonforfeitable interest in your accounts holding elective deferral contributions, rollover contributions, special additional contributions and employer matching and profit sharing contributions made on your behalf. However, for former participants in the First Northern Savings Bank 401(k) plan, employer matching and nonelective contributions under that plan will vest according to the following schedule:

Whole Years of Service	Vesting Percentage
Less than 2	0
2	25
3	50
4	100

Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are held in trusts which are administered by trustees appointed by Bank Mutual Corporation’s board of directors.

You may elect to have both past contributions and earnings, as well as future contributions to your account, in one or more funds. These funds from which you currently may choose, including the Bank Mutual Stock Fund, are listed below.

5

You may change your investment election at any time. Changes are implemented as soon as administratively practicable. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. If you make an election to direct investment of assets into the Bank Mutual Corporation Common Stock fund, you may change your investment at a future date. This may be done by: (1) by calling 1-800-258-2715; or (2) by the Internet at http://www.retirementplan.wellsfargo.com. The proceeds of the sale will be allocated to your account and reinvested in the other funds as you direct.

Funds and Performance History

The following table lists the currently available funds under the Plan, as well as their performance for the periods indicated.

	Annual Rate of Return (%) for the 12 month period ended on December 31, of the year shown
	2002	2001	2000	1999

Bank Mutual Certificate of Deposit Fund	4.83	8.01	6.43	5.37

Bank Mutual Corporation Common Stock *	53.6	63.8	(5.0)	N/A

Dreyfus Premier International Value	(11.2)	(12.9)	(4.1)	25.7

Managers Special Equity	(22.0)	(8.1)	(2.6)	54.1

AIM Mid-Cap Equity A	(11.1)	0.5	18.8	37.1

Strong Advisor Small Cap Value Z	(6.1)	18.0	26.3	28.1

American Century Equity Income Advisor	(5.3)	11.1	21.6	(0.3)

Wells Fargo Large Company Growth	(28.1)	(21.6)	(3.6)	33.2

ABN AMRO/Growth Fund N	(19.4)	(13.1)	2.1	23.3

Wells Fargo Outlook 2040 I	(19.8)	(13.5)	(9.7)	21.0

Wells Fargo Outlook 2030 I	(16.7)	(10.0)	(5.7)	16.3

Wells Fargo Outlook 2020 I	(13.8)	(6.3)	(4.0)	13.8

Wells Fargo Outlook 2010 I	(9.0)	(.8)	0.4	8.9

Dreyfus Appreciation	(17.1)	(10.8)	1.8	10.1

MFS Value A	(13.7)	(7.8)	29.4	6.8

Wells Fargo Diversified Bond	6.1	5.1	13.2	(1.2)

Wells Fargo Stable Return	5.2	5.9	6.5	6.2

*	The closing price reported for Bank Mutual Common Stock is as reported on The Nasdaq® Stock Market, Inc. on the last day of the year shown is the number used for determining the rate of return on our common stock. The results for the Bank Mutual Stock Fund may be slightly different than the results shown in the table because the Fund holds some cash amounts in addition to our common stock.

Past performance is no guarantee of future results. Actual investment performance may differ from what is reflected above based upon your beginning account balance, transfers within your account and the timing of deposits to your account. Investment return and principal value of the mutual funds will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

6

Please see the prospectuses and/or further descriptions for each of the above funds (other than the Bank Mutual CD fund) for more detailed information. You can obtain additional copies of any of these prospectuses from Eugene H. Maurer, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, WI 53223. Phone: (414) 354-1500.

Upon request you are entitled to receive the following information with respect to the Plan’s investment funds:

(i)	a description of the annual operating expenses of each investment alternative (e.g., investment management fees, administrative fees, transaction costs) which reduce the rate of return to participants and beneficiaries, and the aggregate amount of such expenses expressed as a percentage of average net assets of the investment alternative;

(ii)	copies of any prospectuses, financial statements and reports, and of any other materials relating to the investment alternatives available under the plan, to the extent such information is provided to the plan;

(iii)	a list of the assets held in the portfolio of each common or collective fund (that is not a registered mutual fund) and for each fixed rate investment contract, name of the issuer, the contract term and the rate of return;

(iv)	information concerning the current value of, as well as the past and current investment performance of, each available investment alternative, determined, net of expenses, on a reasonable and consistent basis; and

(v)	information concerning the value of any investment alternatives held in your account.

To receive any of the information above, contact Eugene H. Maurer, Bank Mutual Corporation, 4949 West Brown Deer Road, Brown Deer, WI 53223. Phone: (414) 354-1500.

The historical performance of Bank Mutual Corporation Common Stock is set forth under “Market for the Common Stock” in the Prospectus. Performance of the Bank Mutual Stock Fund will be dependent upon a number of factors, including the financial condition and profitability of Bank Mutual Corporation and its subsidiaries and market conditions for the common stock generally. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

For a discussion of material risks, you should see “Risk Factors” beginning on page 20 of the attached Prospectus.

Withdrawals and Distributions from the Plan

Federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to your termination of employment with Bank Mutual Corporation or a participating subsidiary. A Federal tax penalty equal to 10% of the withdrawal, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether the withdrawals occur during your employment with Bank Mutual Corporation or a participating subsidiary or after termination of employment.

Distribution upon termination of employment.  Payment of your account balance will be made upon your termination of employment in a lump-sum cash payment. Alternatively, the lump-sum payment may be directly rolled over to another qualified employee benefit plan or individual retirement account. Payment generally is made within a reasonable time after termination of your employment. However, if your vested benefit exceeds $5,000, distribution will be made within a reasonable time after you terminate employment and consent to the distribution.

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Distribution upon death.  If you die prior to distribution of your account balance, your account balance will be paid to your beneficiary in a lump sum as soon as administratively practicable following your death. Alternatively, if your spouse is your beneficiary, your account balance may be directly rolled over to an individual retirement account.

Withdrawals prior to termination of employment.  You may withdraw amounts from your account during employment only under limited circumstances: (i) if you are still employed after you attain age 70½; or (ii) if you suffer a financial hardship, provided that the amount you withdraw does not exceed the amount actually needed. Hardship distributions may only be made to you from your elective contribution account balance. Hardship distributions may not be made from your matching contribution account balance. If you receive a hardship distribution, you will not be permitted to make any additional elective contributions (or receive matching contributions with respect thereto) for a period of six months after your receipt of the hardship distribution, and you will be required to reduce the maximum amount of salary deferrals the law permits for the calendar year following the calendar year in which you receive the hardship distribution by the amount of salary deferrals that you made in the year you received the hardship distribution.

Nonalienation of benefits.  Except for a qualified domestic relations order, or to the extent that you are found liable to the Plan, your benefits payable under the Plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

Trustees

All money that is contributed to the Plan is held in a trust fund. The Trustee is responsible for the safekeeping of the trust fund and must hold and invest Plan assets in a prudent manner and in the best interest of you and your beneficiaries. The trust fund established by the Plan’s Trustee will be the funding medium used for accumulation of assets from which benefits will be distributed.

The names and address of the Plan’s trustees are:

Michael T. Crowley, Jr.

Eugene H. Maurer, Jr.

Rick B. Colberg

4949 West Brown Deer Road

Brown Deer, Wisconsin 53223

Plan Administrator

The Plan is administered by the Bank as the plan administrator. The Bank’s address is 4949 West Brown Deer Road, Brown Deer, WI 53223, telephone number (414) 354-1500. The plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

Reports to Plan Participants

The plan administrator, or its designee, will furnish you with a quarterly statement showing:

(1)	the current market value of each fund as of the end of the quarter; and
(2)	the amount of contributions and earnings allocated to your account for that period.

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Amendment and Termination

It is the intention of Bank Mutual Corporation to continue the Plan indefinitely. Nevertheless, Bank Mutual Corporation may terminate the Plan at any time. Bank Mutual Corporation reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Bank Mutual Corporation may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is no less than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax principles applicable to the Plan and supplements the Tax Considerations section in the Summary Plan Description.

The Plan is a “qualified plan” meeting the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the “Code”). The trust established under the Plan is exempt from federal income tax under Section 501(a) of the Code. Bank Mutual has received a determination letter from the Internal Revenue Service as to the qualified status of the Plan.

Based on current federal income tax law, federal income tax consequences regarding the Plan will, in general, be as follows:

Contributions to a Participant’s Plan Account.  Deposits to your tax-sheltered account, employer contributions and earnings and appreciation of assets in your Plan account are not subject to federal income tax until you withdraw them or they are distributed to you or your beneficiary.

Employer Deductions.  Bank Mutual is entitled to deduct contributions to your tax-sheltered account, employer contributions and reasonable costs of operating the Plan in computing its federal taxable income.

Plan Withdrawals and Distributions.  Withdrawals and distributions of assets from your Plan account, excluding prior after-tax contributions, are subject to federal income tax as ordinary income in the year you receive them. Under certain circumstances, you may (a) defer federal taxation by rolling-over a distribution from the Plan to another qualified retirement plan or to an individual retirement account (“IRA”) within the requisite 60 day period or (b) elect special income averaging rules. Amounts rolled-over into an IRA are not eligible for the special income averaging treatment. Withdrawals and distributions are generally subject to federal income tax withholding unless transferred directly to an IRA or other qualified plan. Plan withdrawals and distributions, under certain circumstances, may be subject to certain additional taxes described below.

Penalty and Excise Taxes.  If you make a withdrawal or receive a distribution of Plan assets prior to age 59½ (including any loan defaults declared by the Loan Administrator), the amount withdrawn or distributed may be subject to an early distribution penalty for federal income tax purposes equal to 10% of the taxable portion of the withdrawal or distribution. This 10% excise tax penalty on early distributions is in addition to any federal tax due on the amount withdrawn or distributed. Withdrawals or distributions due to your death, disability, large medical expenditures or retirement after age 55 and certain other exceptions are not subject to the additional 10% excise tax penalty.

The brief description provided above is only a general description of the federal income tax consequences based on normal operations of the Plan and upon the currently applicable provisions of the Code and is subject to

9

change in the event of a change in circumstances, the Code, the regulations thereunder or interpretations thereof, as the laws concerning the federal income tax consequences of distributions from qualified plans are extremely complex and always subject to change. In addition, the above does not describe state or other tax consequences for you. Therefore, you are urged to consult your personal tax advisor as to the tax effects of your participation in the Plan, including the effects under state income tax or other tax laws which may be applicable.

ADDITIONAL ERISA CONSIDERATIONS

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as your employer, the plan administrator, or a plan trustee is liable under the fiduciary responsibility provisions of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Bank Mutual Corporation common stock, the regulations under section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights. Under these procedures, only those individuals who are actively involved in the processing of participant investment elections, the maintenance and distribution of account information and compliance with the reporting and disclosure requirements of ERISA would have access to information relating to participant directed transactions involving employer securities, including purchase, holding and sale and the exercise of voting, tender and similar rights. Those persons would be charged with the responsibility not to use or divulge that information in any way except in carrying out such responsibilities. Further, no other officers or employees of Bank Mutual or its affiliates shall be permitted access to such information (except as it relates to the requesting person’s own account). Eugene H. Maurer, Bank Mutual, 4949 West Brown Deer Road, Brown Deer, WI 53223 (phone: 414-354-1500) is the plan fiduciary responsible for monitoring compliance with these confidentiality procedures. In addition Mr. Maurer shall appoint an independent fiduciary to carry out any activities relating to any situations that Mr. Maurer determines have a potential for undue employer influence on participants with respect to the exercise of their rights as shareholders with respect to Bank Mutual Corporation stock such as, for example, tender offers, exchange offers and contested board elections.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY OF OFFICERS AND DIRECTORS

If you are an executive officer or director of Bank Mutual Corporation or are otherwise considered an affiliate of Bank Mutual Corporation at the time of sale, you may sell such shares:

(a)    only (i) pursuant to an effective registration statement (other than the registration statement to which this prospectus relates) under the Securities Act; (ii) in compliance with Rule 144 under the Securities Act, or (iii) in a transaction otherwise exempt from registration under the Securities Act; and

(b)    you must comply with Section 16 of the Securities Exchange Act, as applicable.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Legal Fees and Expenses	$ 450,000
Accounting Fees and Expenses	50,000
Appraisal/Business Plan Fees	150,000
Conversion Agent	100,000
Printing Fees and Expenses	310,000
Logistics Expenses	15,000
Postage and Mailing Expenses	325,000
Stock Certificate Expenses	15,000
Transfer Agent Fees	75,000
Processing Expenses	20,000
Marketing Agent Fees and Expenses	2,855,000
Filing Fees:
OTS	9,000
Nasdaq Stock Market	50,000
SEC	55,000
NASD	15,000
Other	6,000

*Total	$ 4,500,000

*	All amounts, other then filing fees, are estimated. Assumes middle point of the range, and no syndicated community offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is being incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to

1

perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

The Registrant’s Bylaws contain provisions that generally parallel the indemnification provisions of the WBCL, make mandatory certain of the permissive indemnities and cover certain procedural matters which are not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Not Applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Brown Deer, State of Wisconsin, on July 30, 2003.

BANK MUTUAL CORPORATION (Registrant)

By:	/s/ MICHAEL T. CROWLEY, JR.
Michael T. Crowley, Jr. Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated and on the date indicated.*

Signature and Title

/s/ MICHAEL T. CROWLEY, JR.	RAYMOND W. DWYER, JR.**
Michael T. Crowley, Jr., Chairman, Chief Executive Officer and Director (Principal Executive Officer)	Raymond W. Dwyer, Jr., Director

/s/ MICHAEL D. MEEUWSEN	THOMAS J. LOPINA, SR.**
Michael D. Meeuwsen, President, Chief Operating Officer and Director	Thomas J. Lopina, Sr., Director

/s/ RICK B. COLBERG	WILLIAM J. MIELKE**
Rick B. Colberg, Chief Financial Officer (Principal Financial Officer)	William J. Mielke, Director

/s/ MARLENE M. SCHOLZ	ROBERT B. OLSON**
Marlene M. Scholz, Senior Vice President (Principal Accounting Officer)	Robert B. Olson, Director

THOMAS H. BUESTRIN**	DAVID J. ROLFS**
Thomas H. Buestrin, Director	David J. Rolfs, Director

MICHAEL T. CROWLEY, SR.**	JELMER G. SWOBODA**
Michael T. Crowley, Sr., Director	Jelmer G. Swoboda, Director

MARK C. HERR**
Mark C. Herr, Director

* Each of the above signatures is affixed as of July 30, 2003.

**By:	/s/ MICHAEL T. CROWLEY, JR.
Michael T. Crowley, Jr., Attorney-in-fact

S-1

BANK MUTUAL CORPORATION

(the “Registrant”)

EXHIBIT INDEX

TO

FORM S-1,

as amended

The following exhibits are filed with, or incorporated by reference in, this Registration Statement on Form S-1:

Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith	Previously Filed
1.1	Form of Agency Agreement between the Registrant and Ryan Beck			X

1.2	Letter agreement among Bank Mutual Corporation*, Bank Mutual Bancorp, MHC and Ryan Beck, signed April 22, 2003			X

2.1	Plan of Restructuring of Bank Mutual Corporation and Bank Mutual Bancorp, MHC dated April 21, 2003, as amended and restated on July 7, 2003 (the “Plan”)			X

2.2	Plan of Restructuring from Mutual Savings Bank to Mutual Holding Company of Mutual Savings Bank, as amended and restated July 31, 2000**	Exhibit 2.1 to Bank Mutual Corporation’s Registration Statement on Form S-1, Registration No. 333-39362 (the “2000 S-1”)

3(i)	Articles of Incorporation of the Registrant			X

3(ii)	Bylaws of the Registrant			X

4.1	Articles of Incorporation of the Registrant	Exhibit 3(i) above

4.2	The Plan	Exhibit 2.1 above

5.1	Opinion of Quarles & Brady LLP on the legality of the securities being registered			X

8.1	Opinion of Quarles & Brady LLP on certain federal income tax matters			X

10.1	Mutual Savings Bank*** Benefit Restoration Plan	Exhibit 10.1 to 2000 S-1

10.2	Mutual Savings Bank Outside Directors’ Retirement Plan	Exhibit 10.2 to 2000 S-1

10.3	Mutual Savings Bank Executive Excess Benefit Plan	Exhibit 10.3 to 2000 S-1

10.4	Agreement regarding deferred compensation Agreement dated May 16, 1988 between Mutual Savings Bank and Michael T. Crowley, Sr.	Exhibit 10.4 to 2000 S-1

10.5(a)	Employment Agreement between Mutual Savings Bank and Michael T. Crowley Jr.	Exhibit 10.5(a) to 2000 S-1

10.5(b)	Amendment thereto dated February 17, 1998	Exhibit 10.5(b) to 2000 S-1

E-1

Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith	Previously Filed
10.6(a)	Employment Agreement between Mutual Savings Bank and Michael T. Crowley, Sr. dated December 31, 1993	Exhibit 10.6(a) to 2000 S-1

10.6(b)	Amendment thereto dated February 17, 1998	Exhibit 10.6(b) to 2000 S-1

10.7	Form of Employment Agreements of Mr. Maurer and Ms. Scholz with Mutual Savings Bank, each dated as of January 1, 2001	Exhibit 10.7 to 2000 S-1

10.8(a)	Employment Agreement between First Northern Savings Bank and Michael D. Meeuwsen dated as of January 2, 1990	Exhibit 10.8(a) to Bank Mutual Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (“2000 10-K”)

10.8(b)	Amendments No. 1 thereto, dated as of September 20, 1995	Exhibit 10.8(b) to 2000 10-K

10.8(c)	Resignation and Separation Agreement dated as of June 6, 2003 between Bank Mutual Corporation and Michael D. Meeuwsen	Exhibit 10.1, to Bank Mutual Corporation’s Report on Form 8-K dated June 6, 2003

10.9	Employment Agreement between First Northern Savings Bank and Rick B. Colberg dated as of November 1, 2000	Exhibit 10.9 to 2000 10-K

10.10(a)	Non-Qualified Deferred Retirement Plan for Directors of First Northern Savings Bank	Exhibit 10.10(a) to 2000 10-K

10.10(b)	Amendment No. 1 thereto	Exhibit 10.3.2 to First Northern Capital Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (“FNCC 1998 10-K”)

10.11(a)	Form of Supplemental Retirement Agreements dated as of January 1, 1994 between First Northern Savings Bank and each of Michael D. Meeuwsen and Rick B. Colberg	Exhibit 10.11(a) to 2000 10-K

10.11(b)	Form of Amendment No. 1 thereto dated as of September 20, 1995	Exhibit 10.11(b) to 2000 10-K

10.11(c)	Form of Amendment No. 2 thereto, dated as of October 15, 1998	Exhibit 10.6.4 to FNCC 1998 10-K

10.12(a)	Mutual Savings Bank Management Incentive Compensation Plan (MIP) (superceded)	Exhibit 10.12(b) to 2000 10-K

10.12(b)	Mutual Savings Bank/First Northern Savings Bank Management Incentive Compensation Plan			X

10.13	First Northern Savings Bank Management Incentive Compensation Plan (superceded)	Exhibit 10.13 to 2000 10-K

10.14	Bank Mutual 2001 Stock Incentive Plan, as amended May 7, 2002	Exhibit 10.1 to Bank Mutual Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

21.1	Subsidiaries of the Registrant			X

23.1	Consent of Ernst & Young LLP		X

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Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith	Previously Filed
23.2	Consents of Quarles & Brady LLP	Contained in Exhibits 5.1 and 8.1

23.3	Consent of RP Financial, LC			X

24.1	Powers of Attorney			X

99.1	RP Financial Preliminary Appraisal, dated as of May 16, 2003 †			X

99.2	Forms of Marketing Materials			X

99.3	Form of Bank Mutual Corporation proxy material		X

99.4	Form of Bank Mutual Bancorp, MHC proxy material		X

99.5	Form of 401k Plan Special Election Form			X

*	As used in this Exhibit Index, “Bank Mutual Corporation” refers to Bank Mutual Corporation, a federal corporation and predecessor to the Registrant.
**	Without exhibits or schedules, which will be furnished to the Commission upon request.
***	Mutual Savings Bank is now known as “Bank Mutual.”
†	Portions of this exhibit have been filed through EDGAR. The entire exhibit has been filed in paper format.

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